 As filed with the Securities and Exchange Commission on February 18, 1997




                                                       Registration No. 33-60403
                                                       =========================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              COMFORCE CORPORATION
                        (FORMERLY THE LORI CORPORATION)
             (Exact name of registrant as specified in its charter)

          DELAWARE                               7361                              36 - 2262248
---------------------------------     ----------------------------      -----------------------------------
(State or other jurisdiction          (Primary Standard Industrial      (I.R.S Employer Identification No.)
of incorporation or organization)      Classification Code Number)

                             COMFORCE CORPORATION
                              2001 MARCUS AVENUE
                         LAKE SUCCESS, NEW YORK 11042
                                (516) 328-7300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ____________________

                             CHRISTOPHER P. FRANCO
                            EXECUTIVE VICE PRESIDENT
                              COMFORCE CORPORATION
                               2001 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042

                                 (516) 328-7300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________

                                    Copy to:

                           DAVID G. EDWARDS, ESQUIRE
               DOEPKEN KEEVICAN & WEISS PROFESSIONAL CORPORATION
                             37TH FLOOR, USX TOWER
                                600 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15219-2703
                                 (412) 355-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________

                             (Cover page continued)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   _____


                        CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities    Amount to be     Proposed Maximum Offering      Proposed Maximum Aggregate       Amount of
 to be Registered                    Registered(1)        Price Per Share (2)            Offering Price (2)        Registration Fee
                                                                                                                          (2)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                             11,096,157                        $ 2.375                    $ 2,734,266         $   942.85


                                                                           $13.375                    $74,182,270         $25,579.92


                                                                           $16.625                    $51,721,987         $17,835.16


                                                                           $12.813                    $12,011,534         $ 3,639.86

                                                                           $ 8.50                     $ 2,975,026         $   901.52
------------------------------------------------------------------------------------------------------------------------------------


(1) Includes certain shares of common stock (the "Common Stock"), of COMFORCE Corporation ("COMFORCE" or the "Company") issuable upon the exercise of the Company's warrants to purchase Common Stock or upon the conversion of the Company's convertible preferred stock or notes.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Company's shares of Common Stock traded on the American Stock Exchange within five business days prior to the filing of this Registration Statement. The per share price of $2.375 represents such average on June 16, 1995, a date within five business days prior to the filing of the original Registration Statement under which 1,151,270 shares were included for registration (the fee as to which ($942.85) was previously paid). The per share price of $13.375 represents such average on May 6, 1996, a date within five business days prior to the filing of Amendment No. 1 under which 5,546,338 shares were included for registration (the fee as to which ($25,579.92) was previously paid). The per share price of $16.625 represents such average on October 14, 1996, a date within five business days prior to the filing of Amendment No. 2 under which 3,111,097 shares were included for registration (the fee as to which ($17,835.16) was previously paid). The per share price of $12.813 represents such average on January 8, 1997, a date within five business days prior to the filing of Amendment No. 3 under which 937,449 shares were included for registration (the fee as to which ($3,639.86) was previously paid).

     The per share price of $8.50 represents such average on January 29, 1997, a date within five business days prior to the filing of Amendment No. 4 under which 350,003 shares were included for registration (the fee as to which $901.52 was previously paid).

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION DATED FEBRUARY 14, 1997

     PROSPECTUS

                               11,096,157 SHARES
                              COMFORCE CORPORATION
                                  COMMON STOCK


          COMFORCE Corporation, a Delaware corporation (the "Company" or "COMFORCE") is a provider of staffing, consulting and outsourcing solutions that address the high technology needs of businesses.

          All of the 11,096,157 shares of common stock ("Common Stock") of the COMFORCE Corporation (the "Company" or "COMFORCE") offered hereby are being offered for sale, from time to time by or for the account of certain existing security holders of the Company ("Selling Stockholders"). See "Selling Stockholders." The Common Stock is listed on the American Stock Exchange. The Selling Stockholders have indicated that they propose from time to time to offer their shares, if any, for sale in regular way brokerage transactions on the American Stock Exchange or in privately negotiated transactions; and that sales on or through the facilities of the American Stock Exchange will be effected at such prices as may be obtainable and are satisfactory to the respective Selling Stockholders. Michael Ferrentino, President and a Director of the Company, Christopher P. Franco, an Executive Vice President and Secretary of the Company, James L. Paterek, a principal consultant to the Company, and Kevin W. Kiernan, a Vice President of COMFORCE Telecom, collectively are registering 3,888,084 shares hereby.

          In certain cases the Selling Stockholders, brokers executing sales orders on their behalf and dealers purchasing shares from the Selling Stockholders for resale, may be deemed to be "underwriters," as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

          The Company will not receive any proceeds from sales of shares to which this Prospectus relates. However, insofar as the holders of warrants to purchase shares of the Common Stock are expected to exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds.


     SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


          On _______, 1997, the closing price of the Common Stock on the American Stock Exchange was $___ per share. The Company will bear certain of the expenses of this offering, estimated to be $485,000.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is ____________, 1997.

                               PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus concerning the Company's operations is presented on an unaudited pro forma basis as if the following transactions (the "Recent Transactions") had been completed as of January 1, 1994: (i) the transactions (including the acquisition financing transactions) described under "Acquisition History" in this Prospectus Summary including those that have occurred since September 30, 1996 and the proposed RHO Company Incorporated acquisition and acquisition financing, (ii) the amendment of the Company's Certificate of Incorporation in October 1996 to increase the number of authorized shares of Common Stock and Preferred Stock as described under "Description of the Company's Securities," and (iii) the automatic conversion in October 1996 of the Company's Series E Preferred Stock into 887,100 shares of Common Stock as described under "Description of the Company's Securities." References in this Prospectus to the "Company" mean COMFORCE Corporation, its predecessors and its and their subsidiaries, unless the context otherwise requires.


                                  THE COMPANY

          COMFORCE Corporation is a provider of technical staffing, consulting and outsourcing solutions focused on the high technology needs of businesses. The Company provides services to over 725 customers through its highly-skilled labor force that includes computer programmers, engineers, technicians, scientists and researchers. The Company's customers include telecommunication equipment manufacturers, telecommunication service providers (wireline and wireless), computer software and hardware manufacturers, aerospace and avionics firms, utilities and national research laboratories such as Los Alamos National Laboratory, Sandia National Laboratory and Lawrence Livermore National Laboratory. The Company maintains its headquarters in Lake Success, NY and has 31 branch offices in 15 states across the United States to enable it to meet the needs of national as well as local customers. The Company employs approximately 3,700 persons with a ratio of billable to non-billable employees of 18.9 to 1 (as compared to a reported overall industry-wide ratio of 14.2 to 1 for comparably-sized staffing companies), and maintains a proprietary database of over 110,000 prospective employees with expertise in the technical disciplines served by the Company.

          The Company serves customers in three principal sectors -- telecommunications, information technology ("IT") and technical services -- which represent 14%, 24% and 62%, respectively, of pro forma sales for the nine months ended September 30, 1996. In the telecommunications sector, the Company provides staffing for wireline and wireless communications systems development, satellite and earth station deployment, network management and plant modernization. In the information technology sector, the Company provides staffing for specific projects requiring highly specialized skills such as applications programming and development, client/server development, systems software architecture and design, systems engineering and systems integration. In the technical services sector, the Company provides staffing for national laboratory research in such areas as environmental safety, alternative energy source development and laser technology, and provides highly-skilled labor meeting diverse commercial needs in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields.

          The Company's objective is to be the leading provider of technical staffing, consulting and outsourcing solutions for the high technology needs of businesses. The Company will seek to achieve its objective by pursuing the following strategy:

     Focus on High Technology Markets. In the telecommunications, IT and technical service sectors which the Company serves, dynamic technology needs of businesses can effectively be met through the use of staffing, consulting and outsourcing services. The Company is focused on servicing the high technology markets because management believes that providing staffing in the high technology sectors offers greater growth opportunities over providing staffing in the lower-skilled labor sectors, including a higher growth in demand for services, lower turnover rates, generally higher profit margins and more stable customer and employee relationships

     Pursue Acquisitions as Key Element of Growth.   A key element of the
     Company's expansion strategy is to continue acquiring staffing companies with profitable track records and recognized local or regional presence. Management believes that such acquisitions will enable the Company to more rapidly achieve significant economies of scale and maintain greater financial resources which will allow it to secure larger contracts and enhance its leverage for negotiating contracts.

     Expand Geographic Presence. The Company will seek to increase revenues and enhance earnings stability by continuing to expand geographically in the United States and internationally. Management believes that further increasing the Company's geographic diversity will better enable it to increase its customer base, weather regional economic and business cycles and provide an advantage when pursuing contracts with national accounts, particularly for customers with a national or international presence and a wide variety of staffing needs.

     Develop Innovative Staffing Solutions.   Management continually seeks to
     develop new staffing solutions that provide its customers with maximum value and flexibility. By offering innovative and flexible service packages to customers, management believes that it will be better able to attract new customers as well as increase sales to existing customers.

     Capitalize on Operational Efficiencies. The Company considers its management information systems responsible for administrative, accounting and other "back office" operations to be capable of supporting additional levels of business in the future at low incremental costs. The Company currently intends to integrate the administrative functions of its recent and future acquisitions into the systems of previously acquired companies to improve operating efficiencies.

          The Company was incorporated in Illinois in 1954 and became a Delaware corporation through its merger with a Delaware subsidiary in 1969. It maintains its headquarters at 2001 Marcus Avenue, Lake Success, New York 11042. The Company's telephone number is (516) 328-7300 and its address on the World Wide Web is www.comforce.com.


                              ACQUISITION HISTORY

               In October 1995, the Company acquired all of the capital stock of Spectrum Global Services, Inc. (formerly d/b/a YIELD Global and subsequently renamed COMFORCE Telecom, Inc.) ("COMFORCE Telecom"), which was engaged in the telecommunications technical staffing business.
     COMFORCE Telecom had been formed in 1987 by Michael Ferrentino, currently the President of the Company, and James L. Paterek, currently a principal consultant to the Company. In September 1995, the Company discontinued its then existing jewelry business. As shown in the table below, the Company acquired five additional technical staffing businesses in 1996 and has entered into a definitive agreement to acquire RHO Company Incorporated ("RHO"). Since September 30, 1996, the recent acquisitions have been funded principally from proceeds received by the Company from its sale of 3,250 shares of Series F Preferred Stock and 460,000 shares of Common Stock and related payment rights and its issuance of 111,111 shares of Common Stock upon the exercise of a warrant. See "Description of the Company's Securities." The agreement to acquire RHO requires that the transaction be closed by February 28, 1997. The Company will seek to raise net proceeds of $15.0 million through debt financing to provide the balance of the funds needed to consummate the RHO acquisition. The Company is seeking to raise between $11.4 million to $17.0 million through the private placement of debt instruments bearing interest at 8% per annum. Such private placement of debt will require additional redemption premiums ranging from 2.5% to 15% based upon, among other factors, the timing of the redemptions, which premimums are not reflected in the unaudited pro forma data presented. See "Risk Factors -- Future Capital Needs; Uncertainty of Financing; Potential Dilution" and "Business--Acquisitions" and "Discontinued Operations."

                                                      FISCAL 1995
                              YEAR     ACQUISITION      REVENUE     CURRENT
ACQUIRED COMPANY             FOUNDED       DATE        (MILLIONS)   OFFICES  HEADQUARTERS        MARKET SERVED
----------------             -------       ----        ----------   -------  ------------        -------------
COMFORCE Telecom              1987     October 1995      $11.4         5     Lake Success,     Telecommunications
                                                                             NY

Williams                      1991      March 1996       $ 4.2         1     Englewood,        Telecommunications
 Communications                                                              FL
Services, Inc.
 ("Williams")

RRA, Inc., Project            1964       May 1996        $52.0         8     Tempe, AZ         Technical Services
Staffing Support Team,
Inc. and DataTech
Technical Services, Inc.
(collectively, "RRA")

Force Five, Inc.              1993     August 1996       $ 7.1         4     Dallas, TX        Information Technology
 ("Force Five")

AZATAR Computer               1980       November        $ 7.1         2     Rochester,        Information Technology
 Systems, Inc.                             1996                              NY
 ("AZATAR")

Continental Field             1965       November        $ 9.9         2     Elmsford, NY      Telecommunications
Service Corporation and                    1996
Progressive Telecom,
Inc. (collectively,
"Continental")

RHO                           1971     Proposed to be    $83.6         9     Redmond,          Technical Services and
                                       February 1997                           WA              Information Technology

                                  THE OFFERING

          The Company is required under certain agreements it has entered into with stockholders and warrantholders to register the shares of Common Stock held by such persons or issuable upon the exercise of warrants or conversion of convertible Preferred Stock held by them.

         Existing securityholders of the Company are offering 11,096,157 shares of Common Stock held by them or issuable to them. The Selling Stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and, as a result, such Selling Stockholders may be subject to the liability provisions of Section 11 thereunder in connection with any sales of shares of Common Stock pursuant to the registration statement of which this prospectus is a part.


   Common Stock Offered by the Selling Stockholders....... 11,096,157 shares
   Common Stock Outstanding............................... 12,761,934 shares
   Common Stock Issuable Under Warrants...................  1,445,608 shares
   Common Stock Issuable Under Options....................  2,005,850 shares
   Common Stock Issuable Upon Conversion of
    Convertible Preferred Stock...........................    879,695 shares (1)
   Total Common Stock..................................... 17,093,087 shares (2)
    American Stock Exchange Symbol.....................................  CFS


 _________________________________

     (1) Includes (i) 583,500 shares of Common Stock issuable upon conversion of the outstanding shares of the Company's Series D Preferred Stock based on a conversion price of $12.00 per share and (ii) 296,195 shares of Common Stock issuable upon conversion of the outstanding shares of the Company's Series F Preferred Stock based on a conversion price of 83% of the closing price of the Common Stock on December 31, 1996, $14.25 per share. The number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock is based on a specified percentage of the average closing bid price of the Common Stock for the five trading days preceding conversion. The closing price on December 31, 1996 approximates this average closing bid price. The number of shares of Common Stock issuable upon conversion of shares of Series F Preferred Stock will increase if the closing bid price of the Common Stock decreases and, conversely, will decrease if the closing bid price of the Common Stock increases. See "Description of the Company's Securities -- Preferred Stock."

     (2) Excludes shares of Common Stock which may become issuable (i) as contingent consideration in connection with the AZATAR and RHO acquisitions, or (ii) at the Company's option (in lieu of making a cash payment) under payment rights on the Common Stock described under "Description of the Company's Securities -- Warrants and Payment Rights." See "Business -- Acquisitions." In addition, dividends on the Company's Series D and F Preferred Stock are payable in cash or Common Stock at the Company's option and any accrued and unpaid amounts are added to the respective conversion values of those shares. See "Description of the Company's Securities -- Preferred Stock."


                                USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders. However, if the holders of warrants to purchase shares of Common Stock exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes. See "Plan of Distribution."



            SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA


          The following information reflects (i) the treatment of the operation of the Company's jewelry business prior to September 1995 as a discontinued operation and (ii) the acquisition of COMFORCE Telecom in 1995, the other five acquisitions completed in 1996, and the proposed acquisition of RHO as if such acquisitions had occurred on January 1, 1994 (other than unaudited pro forma balance sheet data at September 30, 1996, which has been prepared as if all such acquisitions were consummated as of such date). The unaudited pro forma balance sheet data also reflects the sale in December 1996 of 350,000 shares of the Company's Common Stock and related payment rights, the proceeds of which were not required in connection with any acquisition, and net proceeds of $15.0 million related to contemplated debt financing to be used for the acquisition of RHO. The Company is seeking to raise between $11.4 million to $17.0 million through the private placement of debt instruments bearing interest at 8% per annum. Such private placement of debt will require additional redemption premiums ranging from 2.5% to 15% based upon, among other factors, the timing of the redemptions, which premiums are not reflected in the unaudited pro forma data presented. For more detailed information as to the pro forma data, see "Selected Unaudited Pro Forma Financial and Operating Data," and for historical data as to the Company, see "Discontinued Operations -- Selected Historical Financial Information."

UNAUDITED PRO FORMA                       Nine Months Ended September 30              Year Ended December 31
STATEMENT OF OPERATIONS DATA:               1996                  1995                   1995        1994
                                         -----------           ----------             ---------   ---------
                                                (In thousands, except per share and operating data)
Revenues                                   $138,282             $129,639               $175,202    $142,447
Cost of revenues                            121,136              113,980                153,493     126,930
                                           --------             --------               --------    --------
Gross profit                                 17,146               15,659                 21,709      15,517

Operating expenses:
Selling, general and administrative          11,878               10,133                 14,461      12,124
Depreciation and amortization                 1,214                1,195                  1,618       1,593
Non-recurring items:
Stock compensation                               --                3,000                  3,425          --
Management fees to former parent
  company                                        --                1,140                  1,140         803
                                           --------             --------               --------    --------
Income (loss) from operations                 4,054                  191                  1,065         997

Other (income) expense                         (106)                (121)                  (176)       (128)
Interest expense                              1,604                1,435                  2,730       3,463
                                           --------             --------               --------    --------
                                              1,498                1,314                  2,554       3,335
                                           --------             --------               --------    --------

Income (loss) before income taxes             2,556               (1,123)                 1,489      (2,338)
Provision (credit) for income taxes           1,218                  834                    833          --
                                           --------             --------               --------    --------
Net income (loss)                             1,338               (1,957)                (2,322)     (2,338)

Dividends on preferred stock                   (323)                (148)                  (197)       (197)
Dividends on Common Stock
  equivalents                                    26                   --                     --          --
                                           --------             --------               --------    --------
Income available for Common
  Stock                                    $  1,041             $ (2,105)              $ (2,529)   $ (2,535)
                                           ========             ========               ========    ========
Income (loss) per share                       $0.07               $(0.22)                $(0.26)     $(0.26)
                                           ========             ========               ========    ========
Weighted average shares
  outstanding                                14,067                9,741                  9,876       9,615
                                           ========             ========               ========    ========

PRO FORMA OPERATING
DATA AT PERIOD END:
  Number of branches                             31                   22                     24          22
  Total employees                             3,642                3,690                  3,528       3,322

                                                                                 September 30, 1996
                                                                                 ------------------
                                                                                     Pro Forma
                                                                                     ---------
                                                                                    As Adjusted
                                                                                    -----------
UNAUDITED PRO FORMA
BALANCE SHEET DATA:
Working capital.................................................................        7,238
Total assets....................................................................       61,986
Total short term debt...........................................................        8,914
Total long term debt............................................................       15,000
Shareholders' equity............................................................       31,094

                                  RISK FACTORS


          Prospective purchasers of the Common Stock offered hereby should consider carefully the factors set forth below, as well as other information contained in this Prospectus, before making a decision to purchase the Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected or suggested in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

     DILUTION AND DEPRESSION OF MARKET PRICE OF COMMON STOCK

          During November 1996, the daily average number of shares of Common Stock traded on the American Stock Exchange was approximately 20,000 shares. If such trading levels continue, it may be difficult for Selling Stockholders to effect sales of their shares on the American Stock Exchange and the placement of a substantially larger number of sell orders could materially and adversely impact the market price of the Common Stock.

          As of December 31, 1996, there were 17,093,087 shares of Common Stock issued and outstanding or issuable upon the exercise of options or warrants or the conversion of convertible Preferred Stock. Of such shares, 1,770,000 were believed to be in the public float. Assuming that all shares registered hereby (including shares issuable upon the exercise of warrants and the conversion into Common Stock of convertible Preferred Stock) will be sold into the market, an additional 11,096,157 previously restricted shares will enter the public float. In addition, the exercise of warrants and the conversion into Common Stock of convertible Preferred Stock at prices below the market price will result in substantial dilution to existing stockholders.

          An additional 1,770,000 shares of Common Stock are freely tradeable under federal securities laws but are not in the public float due to contractual restrictions on resale of from six to 12 months. The 2,540,000 remaining shares are "restricted securities" as that term is defined under Rule 144. Restricted securities may not be resold unless they are registered under the Securities Act of 1933 or are sold pursuant to an applicable exemption from such registration, such as is contained in Rule
     144. Under Rule 144, restricted shares are subject to restrictions on resale for three years (two years upon satisfaction of certain conditions). Of such restricted securities, 2,010,000 shares are issuable upon the exercise of stock options under the Company's Long-Term Stock Investment Plan. The Company may elect to register such shares at any time, in which such shares would become freely tradeable (subject, in certain circumstances, to volume restrictions on trading by affiliates). Of the remaining 530,000 shares, 290,000 shares are expected to become freely tradeable under Rule 144 from three to 12 months after the date of this Prospectus, and 240,000 shares are expected to become freely tradeable under Rule 144 more than 12 months after the date of this Prospectus.

          Although the Company is unable to predict the effect that sales of Common Stock may have on the then prevailing market price of the shares of the Common Stock, such sales may have a negative effect on such market price. See "Dilution and Depression of Market Price of Common Stock."

     ABSENCE OF COMBINED OPERATING HISTORY; POTENTIAL INABILITY TO INTEGRATE ACQUIRED BUSINESSES

          The Company's technical staffing business has been developed principally through the acquisition of established technical staffing businesses, all of which have been acquired since October 1995. Prior to their acquisition by the Company, each of these acquired companies operated as a separate independent entity. The unaudited pro forma financial and operating data of the Company set forth in this Prospectus includes the combined operating results of these recently acquired businesses during periods when they were not under common control or management and as such may not be indicative of the Company's future financial or operating results. There can be no assurance that the Company's management group will be able to adequately manage the combined entity and effectively implement the Company's strategy or effectively integrate the businesses acquired. If the Company is unable to integrate the management personnel needed to manage the acquired businesses, if such personnel are unable to achieve anticipated performance levels or if the Company is unable to implement effective controls, the Company's business, financial condition and results of operations could be adversely affected. Future operating results will depend upon many factors, including fluctuations in the economy, the degree and nature of competition, demand for the Company's services, and the Company's ability to integrate the operations of acquired businesses, to recruit and place staffing professionals, to expand into new markets, and to maintain margins in the face of pricing pressures. See "Business--Acquisitions."

     FUTURE CAPITAL NEEDS; UNCERTAINTY OF FINANCING; POTENTIAL DILUTION

          The Company expects to seek to raise funds through public or private debt or equity financing to fund its strategy of growth through acquisition, geographic expansion and market development, including contemplated debt financing to raise net proceeds of $15.0 million needed to consummate the acquisition of RHO. The Company can give no assurance that (i) additional financing will be available or, if available, that it will be available on terms acceptable to the Company, or that (ii) its existing capital resources, the amounts available for borrowing under its lines of credit with its lenders or its cash flow from operations, will either individually or collectively be sufficient to fund future acquisitions or satisfy its working capital requirements. There also can be no assurance that the Company or any of the acquired businesses will generate positive cash flow.

          If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. Further, such equity securities may have rights, preferences, or privileges senior to those of the Common Stock. To the extent the Company finances its activities by issuing debt securities, the Company may become subject to certain financial and other covenants which may restrict its ability to pursue its strategy of growth through acquisition. There can be no assurance that adequate equity or debt will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its market development and acquisition projects and could have a material adverse effect on the Company's business, financial condition and results of operations. The pro forma financial presentation in this Prospectus assumes that the Company will be successful in raising net proceeds of $15.0 million through debt financing to provide the balance of the funds needed to consummate the RHO acquisition. No assurance can, however, be given that the Company will be successful in raising such funds. The inability of the Company to raise such funds could have a material adverse effect on the Company's business.


     RELIANCE ON BORROWINGS TO FINANCE OPERATIONS

          The Company's primary sources of funds to meet working capital needs are from operations and borrowings under a $10.0 million credit facility (the "Chase Credit Facility") with The Chase Manhattan Bank ("Chase"). Although the Company believes that funds provided by operations and available borrowings under the Chase Credit Facility will be sufficient to meet its present level of business activity, such facility is not expected to be adequate to fund the Company's operations following the RHO acquisition. Consequently, the Company is currently in discussions with lenders to obtain a new revolving credit facility providing for borrowings of at least $25.0 million to replace the Chase Credit Facility to be used to fund operations and capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     RELIANCE ON ACQUISITIONS FOR COMPANY GROWTH AND RISKS ASSOCIATED WITH ACQUISITIONS

          The ability of the Company to achieve growth through acquisition will depend on a number of factors, including the availability of attractive acquisition opportunities, the availability of funds needed to complete acquisitions, the availability of working capital needed to fund the operations of acquired businesses and the effect of existing and emerging competition on operations. See "-- Future Capital Needs; Uncertainty of Financing; Potential Dilution." The Company has recently consummated several acquisitions. These acquisitions may not achieve levels of revenue, profitability or productivity comparable to those of the Company's existing operations or may not otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The Company is actively seeking additional acquisition opportunities, although the Company has no agreements, understandings or plans regarding any material acquisitions (other than RHO) at this time. There can be no assurance that the Company will be able to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations. See "Business--Growth Strategy."

     LIMITED EXPERIENCE IN MANAGING RAPID GROWTH

          The Company's officers have had limited experience in managing companies as large and as rapidly growing as the Company. The Company's strategy of continuing its growth and expansion will place additional demands upon the Company's current management and will require additional information systems and management, operational and other financial resources. Not all factors affecting the Company's growth are within the control of the Company. The Company's ability to manage growth successfully will require the Company to continue to enhance its operational, management, financial and information systems and controls. No assurance can be given that the Company will be able to manage its expanding operations and, if the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected.

     RISKS RELATED TO THE LOSS OF KEY CUSTOMERS

          As is common in the staffing industry, the Company's engagements to provide services to its customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice. For the first nine months of fiscal year 1996, sales to the Company's ten largest customers accounted for approximately 50% of the Company's pro forma revenues, with sales to Microsoft Corporation accounting for approximately 14% of the Company's pro forma revenues. The loss of or a material reduction in the revenues from any of the Company's significant customers could have an adverse effect on the Company's business, results of operations and financial condition. See "Business-- Customers."


     EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY

          Demand for staffing services is significantly affected by the general level of economic activity in the country. Companies use staffing services to manage personnel costs and changes in staffing needs due to business fluctuations. When economic activity increases, employees from staffing companies are often added before full-time employees are hired. As economic activity slows, many companies reduce their usage of employees from staffing companies before undertaking layoffs of their regular employees. In addition, the Company may experience more competitive pricing pressure during such periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on the Company's business.

     LIABILITIES FOR CUSTOMER AND EMPLOYEE ACTIONS

          Staffing service providers are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims by customers of employee misconduct or negligence, including claims of discrimination and harassment, employment of illegal aliens and other similar claims. The Company has policies and guidelines in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future. The Company is also exposed to liability with respect to actions taken by its employees while on assignment, such as damages caused by employee errors, misuse of customer proprietary information or theft of customer property. Although the Company maintains insurance, due to the nature of the Company's assignments, in particular its access to customer information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that insurance coverage will continue to be available or that it will be adequate to cover any such liability. See "Business--Legal Proceedings" for a discussion of the insurance coverage maintained by the Company.

     INCREASES IN UNEMPLOYMENT INSURANCE PREMIUMS AND WORKERS' COMPENSATION
     RATES

          The Company is required to pay unemployment insurance premiums and workers' compensation benefits for its billable employees. Unemployment insurance premiums are set annually by the states in which employees perform services and could increase as a result of, among other things, increased levels of unemployment and the lengthening of periods for which unemployment benefits are available. Workers' compensation costs have increased as various states in which the Company conducts operations have raised levels of compensation and liberalized allowable claims. The Company may incur costs related to workers' compensation claims at rates higher than anticipated due to higher than anticipated losses from known claims or an increase in the number or the severity of new claims. In addition, the Company's costs could increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its customers in a sufficient amount to cover increased costs related to workers' compensation and unemployment insurance. Further, there can be no assurance that the Company will be able to obtain or renew workers' compensation insurance coverage in amounts and types desired at reasonable premium rates.

     POTENTIAL IMPAIRMENT OF INTANGIBLE ASSETS

          As of September 30, 1996, approximately $14 million, or 53%, on a historical basis and approximately $37 million, or 59%, on a pro forma basis, of the Company's total assets were intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with the Company's acquisitions and are being amortized over a five to forty year period, resulting in a pro forma annual charge of $1.1 million. Various factors could impact the Company's ability to generate the earnings necessary to support this amortization schedule, including fluctuations in the economy, the degree and nature of competition, demand for the Company's services, and the Company's ability to integrate the operations of acquired businesses, to recruit and place staffing professionals, to expand into new markets and to maintain gross margins in the face of pricing pressures. The failure of the Company to generate earnings necessary to support the amortization charge may result in an impairment of the asset. The resulting write-off could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE ON AVAILABILITY OF QUALIFIED STAFFING PERSONNEL

          The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing requirements of its customers. Competition for individuals with proven skills in certain areas, particularly information technology and telecommunications, is intense. The Company competes for such individuals with other providers of technical staffing services, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with changing customers' needs and emerging technologies. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on economic terms acceptable to the Company. In addition, although the Company's employment agreements contain non-compete covenants, there can be no assurance that the Company can effectively enforce such agreements against its former employees. See "Business -- Recruiting of Billable Employees."

     HIGHLY COMPETITIVE MARKET; LIMITED BARRIERS TO ENTRY

          The staffing services industry is highly competitive and has low barriers to entry. Heightened competition for customers as well as for technical personnel could adversely impact the Company's margins. Heightened competition for customers could result in the Company being unable to maintain its current fee scales without being able to reduce the personnel costs of its billable employees. Shortages of qualified technical personnel, which currently exist in some technical specialties and could occur in the future, may result in the Company being unable to fulfill its customers' needs. Moreover, customers could employ technical staff directly (rather than using the Company's services) to ensure the availability of such personnel. Many of the Company's competitors have greater marketing, financial and personnel resources than the Company does and could provide increased competition to the Company. The Company expects that the level of competition will remain high in the future, which could have a material adverse effect on the Company. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors. See "Business--Competition."

     DEPENDENCE ON KEY PERSONNEL

          The Company is highly dependent on its management. The Company's success depends upon the availability and performance of its President, Michael Ferrentino, its Executive Vice President, Christopher P. Franco and its principal consultant, James L. Paterek. The loss of services of any of these key persons could have a material adverse effect upon the Company. The Company has entered into employment agreements with Messrs. Ferrentino and Franco, both expiring in December 1997. The Company has entered into a three year consulting agreement with Tarek Corporation ("Tarek"), a corporation wholly owned by Mr. Paterek, whereby Tarek agreed to engage Mr. Paterek to perform services for the Company. The Company does not maintain key man life insurance on any of these individuals. See "Management."

     CONTROL BY INSIDERS

          Current management of the Company currently controls approximately one third of the Company's outstanding shares of Common Stock. As a result, such persons are expected to have the ability to significantly influence all issues submitted to the Company's stockholders including with respect to its management and the selection of its Board of Directors. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Principal and Selling Stockholders."

     ANTI-TAKEOVER PROVISIONS

          Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "blank check" Preferred Stock and the establishment of advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. For example, the Company could issue shares of Preferred Stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquiror to gain control of the Company. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of common stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on common stock, and the right to approve certain extraordinary corporate matters. See "Description of the Company's Securities."

     NO CASH DIVIDENDS

          The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends on its Common Stock. In addition, the Company's revolving credit facility prohibits the payment of cash dividends on the Common Stock without the lender's consent. See "Dividend Policy."

     POTENTIAL ENVIRONMENTAL LIABILITY

          The Company, through a predecessor company that was engaged in manufacturing activities, has been named as one of 80 defendants in a case alleging that the defendants disposed of hazardous substances at a site in Gary, Indiana. Although the Company is entitled to be indemnified for any environmental liabilities in connection with disposal of hazardous substances at this site, no assurance can be given that the Company will be effectively indemnified or will not otherwise ultimately sustain liability for disposing of hazardous substances. See "Discontinued Operations-- Environmental Liability."

     POSSIBLE VOLATILITY OF STOCK PRICE

          From time to time, there has been and may continue to be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company or of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. See "Price Range of the Company's Common Stock."

           SELECTED UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

          The following information reflects (i) the treatment of the operation of the Company's jewelry business prior to September 1995 as a discontinued operation and (ii) the acquisition of COMFORCE Telecom in 1995, the other five acquisitions completed in 1996, and the proposed acquisition of RHO as if such acquisitions had occurred on January 1, 1994 (other than the unaudited pro forma balance sheet data at September 30, 1996, which has been prepared as if all such acquisitions were consummated as of such date).

          Prior to its acquisition by the Company, each of these acquired businesses operated as a separate independent entity. Since the unaudited pro forma financial data of the Company set forth below and elsewhere in this Prospectus shows the combined financial condition and operating results of these recently acquired businesses during periods when they were not under common control or management, the data presented may not be indicative of the results which would have actually been obtained had such acquisitions been completed on the dates indicated, or of the Company's future financial or operating results.

          The unaudited pro forma information presented below is a summary of the full unaudited pro forma financial statements presented under "Index to Financial Statements." This unaudited pro forma financial information has been derived from the financial information for the various acquired businesses which is also presented under "Index to Financial Statements." The unaudited pro forma financial statements should be read in conjunction with the full unaudited pro forma financial statements and historical financial statements of the Company and the various acquired businesses, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information and statements included elsewhere in this Prospectus.


                     Unaudited Pro Forma Balance Sheet Data
                     (in thousands, except per share data)


                                                            September 30,1996
                                                            -----------------
                                                                Pro Forma
                                                                ---------
                                                             As Adjusted (1)
                                                             ---------------

Cash.......................................                           $ 4,409
Working capital............................                             8,739
Total assets...............................                            63,487
Total short term debt......................                             8,914
Total long term debt.......................                                --
Shareholders' equity.......................                            47,595


     See notes to selected unaudited pro forma financial and operating data.

                  Unaudited Pro Forma Statement of Operations
              for the Nine Month Period Ended September 30, 1996
                     (in thousands, except per share data)


                                                                                PRO FORMA
                                          COMFORCE      ACQUISITIONS     RHO    ADJUSTMENTS
                                        CORPORATION (2)  COMPLETED (2)   (2)        (3)       PRO FORMA
                                        --------------- -------------- -------  ------------  ----------

Revenues                                      $33,514        $41,212   $63,556                 $138,282

Cost of revenues                               28,690         35,790    56,656                  121,136
                                        --------------- -------------- -------                ----------
Gross profit                                    4,824          5,422     6,900                   17,146

Operating expenses

Selling, general and
 administrative                                 2,891          4,070     5,321         (404)     11,878


Depreciation and amortization
                                                  343             87       226          558       1,214
                                        --------------- -------------- -------  ------------  ----------
Income (loss) from operations                   1,590          1,265     1,353         (154)      4,054

Other (income) expense

Other                                             (29)           (77)      197         (197)       (106)

Interest expense                                  102             75       984          443       1,604
                                        --------------- -------------- -------  ------------  ----------
                                                   73             (2)    1,181          246       1,498
                                        --------------- -------------- -------  ------------  ----------
Income (loss) before income taxes               1,517          1,267       172         (400)      2,556

Provision (credit) for income taxes               610            244         -          364       1,218
                                        --------------- -------------- -------  ------------  ----------
Net income (loss)                                 907        $ 1,023   $   172        $(764)      1,338
                                                        ============== =======  ============
Less dividends on preferred stock                (193)                                             (323)
 (7)

Add dividends on Common Stock
 equivalents (7)                                   18                                                26
                                        ===============                                       ==========

Income available for Common
 Stock                                        $   732                                          $  1,041
                                        ===============                                       ==========

                                                                                                  $0.07
Income (loss) per share                         $0.06
                                        ===============                                       ==========
Weighted average shares
 outstanding (6)                               12,661                                            14,067
                                        ===============                                       ==========

     See notes to selected unaudited pro forma financial and operating data.

                  Unaudited Pro Forma Statement of Operations
              for the Nine Month Period Ended September 30, 1995
                     (in thousands, except per share data)

                                                                                        PRO FORMA
                                              COMFORCE      ACQUISITIONS       RHO     ADJUSTMENTS
                                            CORPORATION (2) COMPLETED (2)      (2)          (3)        PRO FORMA
                                            --------------- ------------    ---------  -----------    -----------
Revenues                                                         $66,806     $62,833                    $129,639

Cost of revenues                                                  57,499      56,481                     113,980

Gross profit                                                       9,307       6,352                      15,659

Operating expenses

Selling, general and administrative                   265          5,403       4,465                      10,133

Depreciation and amortization                           -            292         178       725             1,195

Non-recurring items:

Stock compensation (4)                              3,000             --          --        --             3,000

Management fees to former
 parent company (5)                                     -          1,140          --        --             1,140

                                            --------------- ------------    ---------  -----------    -----------
Income (loss) from operations                      (3,265)         2,472       1,709       (725)             191

Other (income) expense

Other                                                               (121)                                   (121)

Interest expense                                      410            204       1,249       (428)           1,435
                                            --------------- ------------    ---------  -----------    -----------
                                                      410             83       1,249       (428)           1,314
                                            --------------- ------------    ---------  -----------    -----------
Income (loss) before income taxes                  (3,675)         2,389         460       (297)          (1,123)

Provision (credit) for income taxes                    --            517           -        317              834
                                            --------------- ------------    ---------  -----------    -----------
Net income (loss)                                  (3,675)       $ 1,872     $   460    $  (614)          (1,957)
                                                            ============    =========  ===========
Dividends on preferred stock (7)                       --                                                   (148)
                                            ---------------                                           -----------
Income available for common stock                 $(3,675)                                              $ (2,105)
                                            ===============                                           ===========
Income (loss) per share                            $(1.11)                                                $(0.22)
                                            ===============                                           ===========
Weighted average shares outstanding (6)             3,321                                                  9,741
                                            ===============                                           ===========

See notes to selected unaudited pro forma financial and operating data.

                  Unaudited Pro Forma Statement of Operations
                     for the Year Ended December 31, 1995
                     (in thousands, except per share data)

                                                                                   PRO FORMA
                                          COMFORCE      ACQUISITIONS              ADJUSTMENTS
                                       CORPORATION (2)  COMPLETED (2)   RHO (2)      (3)       PRO FORMA
                                       ---------------  -------------  --------   -----------  ----------
Revenues                                      $ 2,387        $89,184    $83,631                 $175,202

Cost of revenues                                1,818         76,697     74,978                  153,493
                                       ---------------  -------------  --------                ----------
Gross profit                                      569         12,487      8,653                   21,709

Operating expenses

Selling, general and
 administrative                                   765          7,413      6,283                   14,461


Depreciation and amortization
                                                   58            344        227          989       1,618

Non-recurring items:

Stock compensation (4)                          3,425             --         --           --       3,425

Management fees to former
 parent company (5)                                --          1,140         --           --       1,140

                                       ---------------  -------------  --------   -----------  ----------
Income (loss) from operations                  (3,679)         3,590      2,143         (989)      1,065

Other (income) expense

Other                                              33           (209)        --           --        (176)

Interest expense                                  585            323      1,643          179       2,730
                                       ---------------  -------------  --------   -----------  ----------
                                                  618            114      1,643          179       2,554
                                       ---------------  -------------  --------   -----------  ----------
Income (loss) before income taxes              (4,297)         3,476        500       (1,168)     (1,489)

Provision (credit) for income taxes                35            852          -          (54)        833
                                       ---------------  -------------  --------   -----------  ----------
Net income (loss)                              (4,332)       $ 2,624    $   500      $(1,114)     (2,322)
                                                        =============  ========   ===========
Dividends on preferred stock (7)                   --                                               (197)
                                       ---------------                                         ----------
Income available for Common Stock             $(4,332)                                          $ (2,529)
                                       ===============                                         ==========
Income (loss) per share                        $(0.95)                                            $(0.26)
                                       ===============                                         ==========
Weighted average shares                         4,596                                              9,876
outstanding (6)
                                       ===============                                         ==========


See notes to selected unaudited pro forma financial and operating data.

                  Unaudited Pro Forma Statement of Operations
                     for the Year Ended December 31, 1994
                     (in thousands, except per share data)

                                                                                      PRO FORMA
                                              COMFORCE      ACQUISITIONS             ADJUSTMENTS
                                           CORPORATION (2)  COMPLETED (2)  RHO (2)       (3)      PRO FORMA
                                           ---------------  -------------  -------   -----------  ---------
Revenues                                                         $66,277   $76,170                 $142,447

Cost of revenues                                                  57,773    69,157                  126,930
                                                            ------------   -------                 ---------
Gross profit                                                       8,504     7,013                   15,517

Operating expenses

Selling, general and administrative
                                                      966          6,092     5,066                   12,124

Depreciation and amortization
                                                                     426       200          967       1,593

Non-recurring items:

Management fees to former
 parent company (5)                                                  803        --           --         803
                                           ---------------  ------------   -------   -----------   ---------
Income (loss) from operations                        (966)         1,183     1,747         (967)        997

Other (income) expense

Other                                                               (128)                              (128)

Interest expense                                    1,316            252     1,435          460       3,463
                                           ---------------  ------------   -------   -----------   ---------
                                                    1,316            124     1,435          460       3,335
                                           ---------------  ------------   -------   -----------   ---------
Income (loss) before income taxes                  (2,282)         1,059       312       (1,427)     (2,338)

Provision (credit) for income taxes                    --            383         -         (383)         --
                                           ---------------  ------------   -------   -----------   ---------
Net income (loss)                                  (2,282)       $   676   $   312      $(1,044)     (2,338)
                                                            ============   =======   ===========
Dividends on preferred stock (7)                       --                                              (197)

Dividends on Common Stock equivalents                  --
                                           ---------------                                         ---------
Income available for common stock                 $(2,282)                                         $ (2,535)
                                           ===============                                         =========
                                                   $(0.72)
Income (loss) per share                                                                              $(0.26)
                                           ===============                                         =========
Weighted average shares outstanding (6)             3,195                                             9,615
                                           ===============                                         =========

See notes to selected unaudited pro forma financial and operating data.

                          Notes to Selected Unaudited
                         Financial and Operating Data


     (1) The pro forma adjustments to the unaudited balance sheet data reflect the Company's contemplated debt financing which is anticipated to provide net proceeds of $15 million, $14.8 million of which is to be applied to acquire RHO, with the remaining cash available for working capital. The Company is seeking to raise between $11.4 million to $17.0 million through the private placement of debt instruments bearing interest at 8% per annum. Such private placement of debt will require additional redemption premiums ranging from 2.5% to 15% based upon, among other factors, the timing of the redemptions, which premiums are not reflected in the unaudited pro from data presented. In addition, the pro forma balance sheet adjustments eliminate assets not acquired of $5 million and liabilities not assumed of $11.2 million as part of the related acquisitions. The unaudited pro forma balance sheet data also reflects the sale in December 1996 of 350,000 shares of the Company's Common Stock and certain related payment rights, the proceeds of which were not required in connection with any acquisition.

     (2) The unaudited pro forma statements of operations include the statements of operations for the companies noted below for the periods prior to their acquisition by the Company. The unaudited pro forma statement of operations for the period ended September 30, 1996 presents the financial statements of the Company, AZATAR, Continental and RHO for their respective 1996 nine month periods and the results of operations for companies acquired during the nine month period ended September 30, 1996 as follows: Williams (January 1 through March 3, 1996), RRA (January 1 through May 10, 1996) and Force Five (January 1 through July 31, 1996). The unaudited pro forma financial statements for the year ended December 31, 1995 include the annual 1995 results of operations of each entity, except for COMFORCE Telecom which reflects results of operations for the period January 1 through September 30, 1995, prior to its acquisition on October 16, 1995. The financial statements for all companies for the nine month period ended September 30, 1995 and year ended December 31, 1994 present the nine and 12 month results of operations of the respective companies. All periods presented exclude the revenues and expenses related to the jewelry business of COMFORCE which was discontinued in September 1995. The unaudited pro forma results of operations are presented as if these companies were acquired on January 1, 1994 and do not purport to be an indication of the results of operation had these acquisitions been made as of that date or of results which may occur in the future.

     (3) Pro forma adjustments include the following:

                                               Nine months ended          Year Ended
                                                 September 30,           December 31,
                                              ------------------       -----------------
                                              1996          1995         1995     1994
                                              ----          ----         ----     ----
                                                 (in thousands)
Non-recurring officer compensation         $     601         --        $             --
Additional amortization of intangibles          (558)      (725)         (989)     (967)

(Interest) decrease in interest expense         (443)       428          (179)     (460)
(Increase) decrease in provision
for income taxes                                (364)      (317)           54       383
                                           ---------     ------        ------    ------
Total pro forma adjustments
                                           $    (764)    $ (614)      $(1,114)  $(1,044)
                                           =========     ======        ======    ======

     (4) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company to certain individuals to manage the Company's entry into, and development of, the telecommunications and computer staffing business.

     (5) Represent a non-recurring management fee paid by COMFORCE Telecom to its former parent company prior to its acquisition by the Company.

     (6) Pro forma weighted average shares of Common Stock outstanding includes
         (i) the historical weighted average shares outstanding for each period presented, (ii) shares of Preferred Stock convertible into Common Stock issued in connection with the acquisitions of AZATAR and Continental, and (iii) 316,000 shares of Common Stock which, based upon the December 31, 1996 market price of $14.25 per share, will be issuable as contingent consideration in connection with the AZATAR and RHO acquisitions.

         The effects of options, warrants and contingent shares are not included in the calculation in periods where their effects would be anti-dilutive.

     (7) The pro forma dividends on Preferred Stock include dividends on Series E and F Preferred Stock for all periods presented. Dividends on Series D Preferred Stock are included for the 1996 period during which they were outstanding and are not included in prior periods as the proceeds from the sale of such shares were utilized for 1996 working capital requirements. Certain discounts upon conversion of Series F Preferred Stock aggregating approximately $665,000 will be recorded as an additional dividend attributable to holders of Preferred Stock in the fourth quarter of 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       Except for the historical information contained herein, the matters discussed in the following Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company, and elsewhere in this Prospectus, contain forward-looking statements that involve risks and uncertainties, many of which may be beyond the Company's control. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. In particular, because the unaudited pro forma data of the Company set forth below and elsewhere in this Prospectus shows combined operating results of recently acquired technical staffing businesses during periods when they were not under common control or management, the unaudited pro forma data presented may not be indicative of the Company's future financial or operating results. Prospective investors should carefully consider the information under "Risk Factors" beginning on page 7 for a discussion of the risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements.

     OVERVIEW

       The October 1995 acquisition of COMFORCE Telecom marked the Company's entry into the technical staffing business, followed by the acquisition of five additional technical staffing businesses in 1996 and the pending acquisition of a seventh business expected to close in February 1997. See "--Acquisition History" and "Business--Acquisitions." Prior to its acquisition by the Company, each of these acquired businesses operated as a separate independent entity. All acquisitions made by the Company have been accounted for on a purchase basis and the results of operations of each of the businesses acquired have been included in the Company's consolidated financial statements from the date of acquisition

       The Company's results of operations and financial condition reflect its rapid growth through acquisitions. Amortization of intangibles, principally goodwill, has also increased as a result of acquisitions. The Company has made and continues to make investments in connection with the purchase and integration of its acquired businesses in order to realize long-term improvements in profitability; however, the costs of integration may have an adverse effect on short-term operating results. Management believes that, as the Company integrates its acquired businesses, the adverse effect of integration expenses on profitability are expected to decline as are operating expenses as a percentage of net sales. However, to the extent that the Company makes additional acquisitions in the future, there can be no assurance that the Company's results of operations will not be adversely affected by integration costs. See "Risk Factors -- Reliance on Acquisitions for Company Growth and Risks Associated with Acquisitions."

       The Company serves customers in three principal sectors -- telecommunications, information technology and technical services -- which represent 14%, 24% and 62%, respectively, of pro forma sales for the nine months ended September 30, 1996. In the telecommunications sector, the Company provides staffing for wireline and wireless communications systems development, satellite and earth station deployment, network management and plant modernization. In the information technology sector, the Company provides staffing for specific projects requiring highly specialized skills such as applications programming and development, client/server development, systems software architecture and design, systems engineering and systems integration. In the technical services sector, the Company provides staffing for national laboratory research in such areas as environmental safety, alternative energy source development and laser technology, and provides highly-skilled labor meeting diverse commercial needs in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields.

       Gross margins on staffing services can vary significantly depending on factors such as the specific services being performed, the overall contract size and the amount of recruiting required. Margins on the Company's sales in the technical services sector are typically significantly lower than those in the telecommunications and IT sectors, although the trend in the IT staffing sector has been toward lower gross margins generally as this sector matures and consolidates. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors. Consequently, changes in the Company's sales mix can be expected to impact the overall gross margins generated by the Company.

       Staffing personnel placed by the Company are Company employees. The Company is responsible for employee related expenses for its employees, including workers' compensation, unemployment compensation insurance,

     Medicare and Social Security taxes and general payroll expenses. The Company offers health, dental, disability and life insurance to its billable employees. See "Risk Factors--Increases in Unemployment Insurance Premiums and Workers' Compensation Rates."

       The Company's quarterly operating results are affected primarily by the number of billing days in the quarter and the seasonality of its customers' businesses. Demand for services in the technical services sector has historically been lower during the year-end holidays through January of the following year, showing gradual improvement over the remainder of the year. Although less pronounced than in technical services, the demand for services of the telecommunications and IT sectors is typically lower during the first quarter until customers' operating budgets are finalized. The Company believes that the effects of seasonality will be less severe in the future as revenues contributed by the information technology and telecommunications sectors continue to increase as a percentage of the Company's consolidated revenues.

     RESULTS OF OPERATIONS

       Historical financial information for the Company is presented under "Index to Financial Statements" and, on a selected basis, under "Selected Historical Financial Information." However, this historical information relates principally to operations discontinued September 30, 1995 and includes limited results of the Company's technical staffing operations (all of which, except for COMFORCE Telecom, were acquired during 1996). Consequently, a discussion and comparison of the Company's historical results of operations is not meaningful. Accordingly, the Company has presented below a discussion and comparison of unaudited pro forma results of operations of the Company for the years ended December 31, 1995 and December 31, 1994 and for the nine months ended September 30, 1996 and September 30, 1995. However, since the unaudited pro forma financial data of the Company set forth below and elsewhere in this Prospectus shows the combined operating results of the recently acquired businesses during periods when they were not under common control or management, the unaudited pro forma data presented may not be indicative of the Company's future financial or operating results.

       The following table sets forth, for the periods indicated, the percentage relationship to unaudited pro forma revenues of selected items in the Company's unaudited pro forma statement of operations:


                                       Nine Months Ended September 30,      Year Ended December 31,
                                           1996                1995             1995      1994
                                       -------------       ---------          ------    -------
Revenues                                      100.0%           100.0%         100.0%     100.0%
Cost of revenues                               87.6             87.9           87.6       89.1
                                              -----            -----          -----      -----
Gross profit                                   12.4             12.1           12.4       10.9

Operating expenses:
Selling, general and administrative             8.8              7.8            8.2        8.5
Depreciation and amortization                   0.9              0.9            0.9        1.1
Non-recurring items:
Stock compensation                                -              2.4            2.0          -
Management fees to former parent
   company                                        -              0.9            0.7        0.6
                                              -----            -----          -----      -----
Total operating expenses                        9.7             12.0           11.8       10.2
                                              -----            -----          -----      -----

Operating income (loss)                         2.7              0.1            0.6        0.7

Other income (expense), net                    (0.1)             0.1            0.1        0.1

Interest expense                               (1.2)            (1.1)          (1.6)      (2.4)
                                              -----            -----          -----      -----

Income (loss) before income taxes               1.4             (0.9)           0.9       (1.6)

Provision for income taxes                      0.7              0.6            0.5          -
                                              -----            -----          -----      -----

Net income (loss)                               0.7%           (1.5)%          (1.4)%     (1.6)%
                                              =====            =====           =====      =====

     Pro Forma Nine Months ended September 30, 1996 and Pro Forma Nine Months ended September 30, 1995

          Pro forma revenues of $138.3 million for the nine months ended September 30, 1996 were $8.6 million, or 6.7%, higher than pro forma revenues for the nine months ended September 30, 1995. The increase in 1996 pro forma revenues was principally attributable to growth in the Company's IT and technical services sectors. This growth was partially offset by the Company's decision to eliminate certain non-technical services contracts during the 1996 period.

          Pro forma cost of revenues for the nine months ended September 30, 1996 was 87.6% of pro forma revenues compared to pro forma cost of revenues of 87.9% for the nine months ended September 30, 1995. Although the pro forma cost of revenues increased by $7.1 million in the 1996 period as compared to the 1995 period due to increased revenues during the 1996 period, on a percentage basis, the 1996 pro forma cost of revenues decreased by 0.3% as a result of a more favorable sales mix in the 1996 period.

          Pro forma selling, general and administrative expenses for the nine months ended September 30, 1996 increased $2.1 million, or 20%, over the pro forma selling, general and administrative expenses for the nine months
     ended September 30, 1995.   The increase in selling, general and
     administrative expenses as a percent of pro forma revenues from 7.8% in 1995 to 8.8% in 1996 resulted from increased investment in infrastructure and marketing costs (including greater branch personnel and facility expenses incurred to open new offices) as well as the decision to eliminate certain non-technical services contracts discussed above.

          Pro forma operating results for the nine months ended September 30, 1995 were negatively impacted by two non-recurring charges totaling $4.1 million. These included stock compensation expense of $3.0 million and management fees of $1.1 million paid by COMFORCE Telecom to its former parent company prior to its acquisition by the Company.

          Pro forma operating income for the nine months ended September 30, 1996 was $3.7 million compared to pro forma income of $191,000 for 1995. The improvement of $3.5 million was principally attributable to the discontinuance in the 1996 period of the non-recurring charges of $4.1 million recorded in 1995. The 1996 pro forma operating income was also impacted by slightly increased margins on additional revenues offset by increased branch and corporate operating costs.

     The pro forma income tax provision for the nine months ended September
     30, 1996 was $978,000 (on pro forma income before income taxes of $2 million) compared with $834,000 (on pro forma loss before income taxes of $1.1 million) for the nine months ended September 30, 1995. The significantly higher tax provision as a percentage of pro forma income before income taxes (loss before income taxes for the 1995 period) was principally due to the non-tax deductible component of stock compensation expense in 1995. The pro forma income tax provision for both the 1995 and 1996 nine month periods includes the effects of state income taxes and the portion of intangible amortization not deductible for federal income tax purposes.

     Pro Forma Year ended December 31, 1995 and Pro Forma Year ended December 31, 1994

          Pro forma revenues of $175.2 million for the year ended December 31, 1995 were $32.8 million, or 23.0%, higher than pro forma revenues for year ended December 31, 1994. The increase in 1995 pro forma revenues is attributable to growth in all sectors serviced by the Company -- telecommunications, information technology and technical services.

          Pro forma cost of revenues for the year ended December 31, 1995 was 87.6% of pro forma revenues compared to pro forma cost of revenues of 89.1% for the year ended December 31, 1994. Although the pro forma cost of revenues increased by $26.6 million for year ended December 31, 1995 as compared to the year ended December

     31, 1994 due to increased revenues during 1995, on a percentage basis, the 1995 pro forma cost of revenues decreased by 1.5% as a result of a more favorable sales mix in 1995.

          Pro forma selling, general and administrative expenses for the year ended December 31, 1995 increased $2.3 million, or 19%, over the pro forma selling, general and administrative expenses for the year ended December 31, 1994. This increase was principally related to greater branch expenses referred to above related to the significant volume increase during the 1995 period. Selling, general and administrative expenses decreased from 8.5% of pro forma revenues in 1994 to 8.2% of pro forma revenues in 1995, principally due to certain components of selling, general and administrative expenses which do not increase in direct relation to revenues.

          Pro forma operating results for the year ended December 31, 1994 were negatively impacted by a non-recurring charge of $803,000 related to management fees paid by COMFORCE Telecom to its former parent company prior to its acquisition by the Company. Pro forma operating results for the year ended December 31, 1995 included a charge of $1.1 million for management fees paid by COMFORCE Telecom to its former parent company prior to its acquisition by the Company as well as a $3.4 million charge related to non-recurring stock compensation expense. The net impact of these non-recurring charges on the 1995 pro forma results was $4.5 million as compared to $803,000 for 1994.

          Pro forma operating income for the year ended December 31, 1995 was $1.1 million compared to pro forma operating income of $1.0 million for the year ended December 31, 1994. The increase in operating income of $200,000 was principally attributable to increased gross profit, net of additional operating expenses, of $4.3 million in the 1995 period offset by increased management fees and stock compensation charges of $3.8 million recorded in 1995 as compared to 1994.

          The pro forma income tax provision for the year ended December 31, 1995 was $833,000 (on pro forma loss before income taxes of $1.5 million). No tax provision was required for 1994 (on pro forma loss before income taxes of $2.3 million) for the year ended December 31, 1994. The significantly higher tax provision as a percentage of pro forma loss before income taxes was principally due to the non-tax deductible component of stock compensation expense in 1995. The pro forma income tax provision for both 1995 and 1994 includes the effects of state income taxes and the portion of intangible amortization not deductible for federal income tax purposes.

     LIQUIDITY AND CAPITAL RESOURCES

          The Company's primary sources of funds to meet working capital needs are from operations and borrowings under a $10.0 million Chase Credit Facility. The Company typically pays its billable employees weekly for their services before receiving payment from its customers. As new offices are established or acquired, or as existing offices expand and revenues are increased, there will be greater requirements for cash resources to fund current operations. On July 22, 1996, the Company and certain of its subsidiaries entered into the Chase Credit Facility to provide working capital for the Company's operations. See Note 8 to the consolidated financial statements of the Company for the nine months ended September 30, 1996. Although the Company believes that funds provided by operations and available borrowings under the Chase Credit Facility will be sufficient to meet its present level of business activity, such facility is not expected to be adequate to meet the Company's working capital needs following the RHO acquisition. Consequently, the Company is currently in discussions with lenders to obtain a new revolving credit facility providing for borrowings of at least $25.0 million to replace the Chase Credit Facility to be used for working capital and capital expenditures. The Company believes that funds provided by operations and available borrowings under a $25.0 million credit facility will be sufficient to meet its anticipated level of business activity following the acquisition of RHO funded by a debt placement to raise net proceeds of $15 million. No assurance can, however, be given that the Company will be successful in raising such funds. The inability of the Company to raise such funds could have a material adverse effect on the Company's business.

          The Company has also borrowed under the Chase Credit Facility and issued preferred stock to fund acquisitions. In addition to the Series D and E Preferred Stock, discussed below, the Company sold 3,250 shares of Series F Preferred Stock for $3.25 million and 460,000 shares of its Common Stock and certain related payment rights for $3.5 million, principally to fund a portion of the consideration in connection with the AZATAR, Continental and RHO transactions. The Company sold an additional 350,000 shares of its Common Stock and certain related payment rights for $3.5 million, principally for general corporate and working capital purposes. See "Description of the Company's Securities."

          The Company is obligated under various acquisition agreements to make earn-out payments to the sellers of acquired companies, subject to the acquired companies' achieving specified earnings targets. The maximum amount of these potential earn-out payments (in cash and stock) is $717,000 payable in 1997 and $9.5 million payable in the three-year period from 1998 to 2000. The Company cannot currently estimate whether it will be obligated to pay the maximum amount; however, the Company anticipates that the cash generated by the operations of the acquired companies will provide all or a substantial part of the capital required to fund the cash portion of the earn-out payments.

          Cash and cash equivalents increased $303,000 during the nine months ended September 30, 1996. Cash flows of $14,666,000 provided by financing activities exceeded cash flows of $4,321,000 used in operating activities and cash flows of $10,042,000 used by investing activities. Cash flows used by operating activities were principally attributable to the temporary need to fund Williams, RRA and Force Five accounts receivable and their carrying costs due to the purchase of Williams in March 1996, RRA in May 1996 and Force Five in August 1996 (effective July 31, 1996). Cash flows used in investing activities are principally related to the purchase of Williams, RRA and Force Five for a total of $9,442,000, including directly related costs, as well as loans made to certain officers of the Company pursuant to their employment contracts in the amount of $367,000 and the purchase of fixed assets in the amount of $183,000. Cash flows from financing activities were attributable to net borrowings under the revolving line of credit of $3,250,000, the exercise of warrants in the amount of $1,046,000, and the issuance of Series E Preferred Stock and Series D Preferred Stock in the amount of $4,636,000 and $6,416,000, respectively, offset by dividend payments of $105,000, repayments on notes of $500,000 and other miscellaneous payments of $77,000.

          In the technical staffing industry, administrative, accounting and other "back office" operations are often provided on a centralized basis. The Company believes that its management information systems responsible for these functions are capable of supporting additional levels of business in the future at low incrementatal costs. The Company currently intends to integrate the administrative functions of its recent and future acquisitions into the systems of previously acquired companies to seek to improve operating efficiencies.

          During the first nine months of 1996, the Company eliminated its working capital deficiency and, at September 30, 1996, had excess working capital of $4,553,000. The increase in working capital is principally attributable to the Company's increase in accounts receivable due to the acquisitions of Williams, RRA and Force Five, and the reduction in the liabilities assumed by ARTRA GROUP Incorporated ("ARTRA").

     OTHER MATTERS

          SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock-based compensation is not mandatory, the pronouncement requires companies that choose not to adopt the new fair value accounting to disclose the pro forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements and the Company will comply with the related disclosure requirements.

          See "Discontinued Operations" for a discussion of the Company's discontinued operations.

                                    BUSINESS

          COMFORCE Corporation is a provider of technical staffing, consulting and outsourcing solutions focused on the high technology needs of businesses. The Company provides services to over 725 customers through its highly-skilled labor force that includes computer programmers, engineers, technicians, scientists and researchers. The Company's customers include telecommunication equipment manufacturers, telecommunication service providers (wireline and wireless), computer software and hardware manufacturers, aerospace and avionics firms, utilities and national research laboratories such as Los Alamos National Laboratory, Sandia National Laboratory and Lawrence Livermore National Laboratory. The Company maintains its headquarters in Lake Success, NY and has 31 branch offices in 15 states across the United States to enable it to meet the needs of national as well as local customers. The Company employs approximately 3,700 persons with a ratio of billable to non-billable employees of 18.9 to 1 (as compared to a reported overall industry-wide ratio of 14.2 to 1 for comparably-sized staffing companies), and maintains a proprietary database of over 110,000 prospective employees with expertise in the technical disciplines served by the Company.

          The Company serves customers in three principal sectors -- telecommunications, information technology and technical services -- which represent 14%, 24% and 62%, respectively, of pro forma sales for the nine months ended September 30, 1996. In the telecommunications sector, the Company provides staffing for wireline and wireless communications systems development, satellite and earth station deployment, network management and plant modernization. In the information technology sector, the Company provides staffing for specific projects requiring highly specialized skills such as applications programming and development, client/server development, systems software architecture and design, systems engineering and systems integration. In the technical services sector, the Company provides staffing for national laboratory research in such areas as environmental safety, alternative energy source development and laser technology, and provides highly-skilled labor meeting diverse commercial needs in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields.

     MARKET OPPORTUNITIES


          The Growing Market for Staffing, Consulting and Outsourcing Services. The staffing services industry, once used predominately as a short-term solution for peak production periods and to temporarily replace workers absent due to illness, vacation, or abrupt termination, has evolved into a permanent and significant component of the staffing plans of many corporations. Corporate restructuring, downsizing, increased government regulations governing employee relations, advances in technology, and the desire by many companies to shift employee costs from a fixed to a variable expense have resulted in the use of a wide range of staffing alternatives by businesses. In addition, the reluctance of corporations to risk liability upon the discharge of employees has led to an increase in companies using staffing services as a means of evaluating the qualifications of personnel before hiring them on a full-time basis. In addition, entrants into the labor force increasingly look to such assignments as a way to build experience, make contacts, and get valuable exposure to a variety of work settings, and as a vehicle to gain full-time employment.

          Organizations have also begun using flexible staffing to reduce administrative overhead by strategically outsourcing operations that are not part of their core business functions, such as recruiting, training and benefits administration. By utilizing employees from personnel providers, businesses are able to avoid the management and administrative costs incurred when full-time personnel are employed. An ancillary benefit of staffing services, particularly for smaller businesses, is the shifting of certain employment costs and risks (e.g., workers' compensation and unemployment insurance) to the personnel provider, which can spread the costs and risks over a larger pool of employees.

          Opportunities for Consolidation in a Fragmented Industry. The Company believes that the staffing industry is highly fragmented and is currently experiencing a trend toward consolidation primarily due to the increasing demand by large companies for centralized staffing services and the difficulties faced by many smaller staffing companies in today's staffing services market. The growth of national and regional accounts resulting from the centralization of staffing decisions by national and regional companies has increased the importance of staffing companies being able to offer a wide range of services over a broad geographic area. In addition, many smaller staffing companies are experiencing increased difficulties due to factors such as significant working capital requirements, limited management resources and an increasingly competitive environment.

          Telecommunications Sector and the Growth of PCS. As businesses globalize and advance technologically, the demand for telecommunications-related services has increased. The Company believes that the recent enactment of the Telecommunications Act of 1996, which deregulates substantial portions of the telecommunications industry, has been the impetus for the recent and expected future growth in the industry.

          The growth of the telecommunications industry is being fueled by the rising demand for wireless telecommunications services which have increased dramatically since their commercial introduction in 1984. This demand is largely attributable to the widespread availability and increasing affordability of mobile telephone, paging and other emerging wireless telecommunications services. Technological advances and a regulatory environment more favorable to competition have also served to stimulate market growth. Currently, wireless penetration is estimated to be approximately 16% of the telephone market and, according to Paul Kagan Associates, Inc., is expected to exceed 47% by 2006.

          The Company believes that the demand for wireless telecommunications will continue to grow dramatically and that personal communications service ("PCS") will capture a significant share of the wireless market. PCS is a wireless digital system which translates telephone calls into computer language before transmitting. Spurred by federal deregulation and the recent auction of $18 billion of PCS licenses in early 1996, regional and national PCS companies are making substantial investments to bring their PCS networks into operation as quickly as possible. The Company believes the installation of these networks, which is labor-intensive and requires specialized technical personnel, will significantly increase the demand for staffing and outsourcing services.

          Information Technology Sector and the Year 2000 Challenge. The demand for qualified personnel is increasing significantly in computer-related disciplines such as technical project support, software development and documentation, systems and database management, and desktop publishing. As a result, information technology services is one of the most rapidly growing sectors of the staffing services industry.

          Management believes that the demand for IT services will continue to grow, principally as a result of accelerating technological advances requiring highly specialized expertise and the need for enterprise-wide integration of computer systems. The continuing transition, particularly by large corporations, from legacy systems to computer networks using client/server architecture is a key factor contributing to the demand for technical staffing services. Rapid technological change makes it increasingly difficult and expensive for businesses to employ full-time technicians with the leading edge expertise needed to maintain and upgrade advanced and complex computer systems. Companies are increasingly relying on outsourcing and staffing services to maintain and upgrade their systems and to train full-time employees in the use and support of their systems.

          The Company believes that the substantial increase in the use of sophisticated information technologies has coincided with economic factors that have led to reductions in corporate work forces and a return by businesses to a focus on their core competencies. Faced with the challenge of implementing and operating more complex information systems with substantially smaller corporate staffs, businesses are increasingly using specialty staffing services companies to augment their information technology operations. At the same time, an increasing number of technical professionals are choosing to operate as consultants, motivated by a desire for more flexible work schedules and an opportunity to work with emerging and challenging technologies in a variety of industries and work environments. Such consultants generally are able to maintain compensation levels comparable to or higher than those of similarly skilled, full-time employees. These factors have caused IT services to be one of the fastest growing segments of the specialty staffing services industry.

          With the approach of the Year 2000, management believes that over the next several years opportunities in the IT sector will increase as a result of the need to correct the Year 2000 problem. Virtually from the origins of the computer, dates have been programmed into computer applications as six-digit fields, with the last two digits representing the year. In many cases these fields are encrypted in basic or fundamental applications, often in obscure or obsolete computer languages. As a result, after December 31, 1999, many computer applications will lose the ability to distinguish dates and will cease to function or give erroneous results unless reprogrammed. Industry sources estimate that corporations and government agencies will spend from $200 to $600 billion to assess and correct this problem. Estimates indicate that up to 90% of these projected costs will be incurred for professional services, with the balance incurred for software tools. In 1995 only an estimated $50 million was spent rectifying the problem. However, the Year 2000 challenge is receiving increasing attention. Many companies and organizations requiring Year 2000 conversions do not have the internal personnel, resources or expertise that will be required to address the problem and instead will rely on the staffing industry to supply personnel, including programmers with skills in multiple computer languages or obscure languages that have not been used in many years.

          Technical Services. The technical services sector, the traditional market for staffing companies such as the Company, is a more mature sector than the more rapidly emerging telecommunications and IT sectors. However, the Company believes that this sector has experienced significant growth in recent years due principally to the factors that have contributed to the growth in the staffing services industry generally, including the increasing prevalence of corporate restructurings and downsizings, increased government regulations governing employee relations and the desire by many companies to shift employee costs from a fixed to a variable expense.

     STRATEGY

          The Company's objective is to be the leading provider of technical staffing, consulting and outsourcing solutions for the high technology needs of businesses. The Company will seek to achieve its objective by pursuing the following strategy:

          Focus on High Technology Markets.   In the telecommunications, IT and
     technical service sectors which the Company serves, dynamic technology needs of businesses can effectively be met through the use of staffing, consulting and outsourcing services. These services permit a company to access personnel with experience in the most current technologies. The Company intends to focus on servicing high technology markets because management believes that providing staffing in the high technology sectors offers greater growth opportunities over providing staffing in the lower-skilled labor sectors, including a higher growth in demand for services, lower turnover rates, generally higher profit margins and more stable customer and employee relationships. In the rapidly emerging high technology fields such as PCS network development and information technology, the Company's employees continually develop new marketable skills by working on projects that make use of the most advanced technology. As a result, these skills developed by the Company's staffing personnel while on an assignment continually expand the Company's ability to service more diverse and emerging technologies.

          Pursue Acquisitions as Key Element of Growth.   A key element of the
     Company's expansion strategy is to continue acquiring staffing companies with profitable track records and recognized local or regional presence in order to expand the Company's geographic service base, diversify its capabilities in the high technology sectors, strengthen its existing expertise and expand its proprietary database of highly skilled technical talent. Management believes that such acquisitions will enable the Company to more rapidly achieve significant economies of scale and maintain greater financial resources which will allow it to secure larger contracts and enhance its leverage for negotiating contracts. Management believes that its decentralized management philosophy and operating strategies will make it an attractive acquiror to the owners of regional and local staffing businesses.

          Expand Geographic Presence. The Company will seek to increase revenues and enhance earnings stability by continuing to expand geographically in the United States and internationally. The Company services its customers through a network of 31 branch offices located in 15 states across the United States and its corporate headquarters located in Lake Success, New York. Management believes that further increasing its geographic diversity will better enable it to increase its customer base, weather regional economic and business cycles and provide an advantage when pursuing contracts with national accounts, particularly for customers with a national or international presence and a wide variety of staffing needs.

          Develop Innovative Staffing Solutions.   Management continually seeks
     to develop new staffing solutions that provide its customers with maximum value and flexibility. By offering innovative and flexible service packages to customers, management believes it will be better able to attract new customers as well as increase sales to existing customers. Two examples of innovative staffing solutions are the Company's RightSourcing/(SM)/ and COMFORCE Homework/(SM)/ programs. Through its new RightSourcing/(SM)/ program, the Company evaluates the performance level of a particular department, function or project and recommends ways to increase cost-effectiveness and workforce efficiency through specific staffing strategies. The COMFORCE Homework/(SM)/ program, which is currently under development, will allow the Company's highly-skilled professionals to "telecommute," thus eliminating geographic barriers to meeting its customers' needs. The Company currently provides this service to customers on a limited basis.

          Capitalize on Operational Efficiencies.   In the technical staffing
     industry, administrative, accounting and other "back office" operations are often provided on a centralized basis. The Company believes that its management information systems responsible for these functions are capable of supporting additional levels of business in the future at low incremental costs. The Company believes that the administrative functions of acquired businesses can be integrated into those of the Company without proportionally increasing overhead expenses, resulting in increased profitability, improved operating efficiencies and an increase in the Company's ratio of billable-to-non-billable employees from the current ratio of 18.9 to 1, which is approximately 33% greater than the overall industry-wide ratio of 14.2 to 1 for comparably-sized staffing companies, as published in the NTSA 1996 Industry Profile and Company Norms Survey.

     ACQUISITIONS

          A key component of the Company's strategy is to continue to acquire established, profitable businesses in new markets that provide the Company with opportunities to expand its geographic service base and diversify and strengthen its service mix. In addition, the Company plans to acquire complementary companies located in both current and new markets which can be integrated into its existing businesses. Management believes that acquired businesses can be integrated into the Company at low incremental costs, enabling it to spread fixed costs over an increasingly larger revenue base.

          The Company evaluates acquisition opportunities based on such factors as market location, market share, services complementary to the Company's existing service offerings, efficiencies of operating systems, strength of management and cultural fit of management with the Company's decentralized, entrepreneurial environment. The Company generally attempts to retain the management of acquired companies. In cases in which the seller remains with the Company as part of the management team, the Company seeks where possible to pay a portion of the purchase price in stock to provide further incentives to management through ownership in the Company. Following an acquisition, the Company generally markets the services of the acquired company under the "COMFORCE" name, but may retain the former marketing identities of its acquired companies during a transition period if prudent for marketing purposes.

          Since October 1995, the Company has acquired six staffing services companies and has entered into a definitive agreement to purchase the capital stock of a seventh company expected to close in February 1997. Each of these companies is described briefly below.

          .COMFORCE Telecom, Inc.: On October 17, 1995, the Company acquired all of the capital stock of COMFORCE Telecom. COMFORCE Telecom provides staffing on a contract basis to customers in the telecommunications sector. The price paid by the Company for the COMFORCE Telecom stock and related acquisition costs was approximately $6.4 million, payable in $5.6 million cash and 500,000 shares of the Company's Common Stock. The Company added four branch offices with the acquisition of COMFORCE Telecom.

          .Williams Communication Services, Inc.: In March 1996, the Company acquired substantially all of the assets of Williams, a regional provider of technical staffing services to the telecommunications sector. The purchase price for the assets of Williams was $2 million in cash, plus a four year contingent payout based on future earnings of Williams payable in cash. The amount of the contingent payout cannot exceed $2 million, for a total purchase price not to exceed $4 million. The Company acquired one branch office with the acquisition of Williams.

          .RRA, Inc., Project Staffing Support Team, Inc. and DataTech Technical Services, Inc.: In May 1996, the Company acquired all of the stock of Project Staffing Support Team, Inc. and substantially all the assets of RRA, Inc. and DataTech Technical Services, Inc. for a purchase price of $5.1 million, payable in cash, plus a three year contingent payout based on future earnings of RRA payable in cash. The amount of the contingent payout cannot exceed $650,000, for a total purchase price not to exceed $5.75 million. RRA provides specialists for supplemental staffing assignments as well as outsourcing and vendor-on-premises programs,
     primarily in the technical services sector.    The Company added nine
     branch offices with the acquisition of RRA.

          .Force Five, Inc.: In August 1996, the Company purchased all of the stock of Force Five for a purchase price of $2 million, payable in $1.5 million cash and 27,398 shares of the Company's Common Stock, plus a three year contingent payout based on future earnings of Force Five payable in cash. The amount of the contingent payout cannot exceed $2 million, for a total purchase price not to exceed $4 million. Force Five provides information technology consulting services to leading companies nationwide. The acquisition of Force Five added one branch office to the Company.

          .AZATAR Computer Systems, Inc.: In November 1996, the Company acquired all of the stock of AZATAR, a provider of IT services, for a purchase price of $5.15 million, payable in $1.03 million cash and 243,211 shares of the Company's Common Stock, plus a three year contingent payout based on future earnings of AZATAR payable in stock. The maximum amount of the contingent payout in any year cannot exceed $400,000, which, if earned in full, would bring the total purchase price to $6.35 million. The number of shares to be issued as contingent payouts is based upon the average closing sales price of the Common Stock for the 10 business days immediately preceding December 31st of each earnout year. The Company added two branch offices with the acquisition of AZATAR.

          .Continental Field Services Corporation and Progressive Telecom, Inc.:
     In November 1996, the Company acquired substantially all of the assets of Continental and its affiliate, Progressive Telecom, Inc., providers of technical staffing services to the telecommunications sector, for a purchase price of $5 million, payable in $4.4 million cash and 36,800 shares of the Company's Common Stock, plus a three year contingent payout based on future earnings of Continental payable in cash in an aggregate amount not to exceed $1.02 million, for a total purchase price not to exceed $6.02 million. The Company added two branch offices with this acquisition.

          .RHO Company Incorporated: In November 1996, the Company entered into a definitive agreement to purchase all of the stock of RHO for $14.8 million payable in cash, plus a contingent payout to be paid over two or three years based on future earnings of RHO payable in stock in an aggregate amount not to exceed $3.3 million. The maximum amount of the contingent payout in any year cannot exceed $1.67 million, which, if earned in full, would bring the total purchase price to $18.1 million. The total number of shares issuable as contingent payouts is equal to the quotient of $3.3 million and the average value of the Common Stock for the 20 consecutive business days ending three business days prior to the closing of the RHO acquisition. The closing for RHO is to occur in February 1997. RHO provides specialists for its customers primarily in the technical services and IT sectors. The acquisition of RHO will add nine branch offices.

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

          The Company believes that there exist a substantial number of potentially attractive acquisition opportunities in the staffing services industry. The Company from time to time enters into discussions and non-binding letters of intent which may lead to potential acquisitions but no assurances can be given that future acquisitions will be consummated. The Company has no current agreements or letters of intent with respect to any acquisition other than the acquisition of RHO.

     SERVICES

          The Company provides a wide range of technical staffing, consulting and outsourcing services. The Company's extensive proprietary database and national presence enable it to draw from a wealth of resources to link highly-trained telecommunications and computer professionals with businesses that need highly skilled labor. The Company's services are designed to give its customers maximum flexibility and maximum choice. The Company's professionals are available on a short-term or long-term basis. The Company's services permit businesses to increase the volume of their work without increasing fixed overhead and permanent personnel costs.

          The Company's employees provide services ranging from basic equipment installation to sophisticated engineering skills to customers in the telecommunications sector, typically in support of telecommunications network expansion or modernization programs. To customers in the IT sector, the Company's employees provide computer programming services that include updating or modifying existing programs as well as developing new programs and integrating new programs with existing systems. The Company's employees offer both manufacturing and engineering support to customers in the technical services sector on research and development and product design projects that relate to, inter alia, energy research and aerospace design.

          The Company offers its customers four staffing alternatives: Project Support, Vendor-on-Premises, RightSourcing/(SM)/ and Needs Analysis. The staffing alternatives serve different customer needs, depending on the nature and length of the assignment and the degree of management responsibility the customer wishes to delegate. In addition, the Company is currently developing a new telecommuting service, COMFORCE Homework/(SM)/, to offer its customers even greater flexibility.

          Project Support. Through its Project Support program, the Company contracts with its customers to provide staffing for specific projects requiring highly specialized skills such as applications programming and development, client/server development, systems software architecture and design, systems engineering and systems integration. Generally, project staffing involves the commitment of a team of employees who remain at the site until a project is completed. However, the Company helps its customers complete their development projects by providing both short-term and long-term staffing. The Company has the resources and experience to plan and manage a project from conception through completion, as well as the ability to enter a project midstream, assess its status, develop a plan and successfully complete the project.

          Vendor-on-Premises.   Through its Vendor-on-Premises program, the
     Company coordinates personnel services by establishing an on-site office to assist in the procurement and management of the customer's workforce. The program facilitates customer use of staffing personnel and allows the customer to outsource a portion of its personnel responsibility. The Company designs and implements customized programs that can include services such as specialized testing, drug screening, selection and monitoring of secondary staffing vendors, enforcement of the customer's quality standards, and orientation of the workforce. The program can also provide permanent, full-time placement services through traditional staff selection and recruiting services.

          RightSourcing/(SM)/. Through the RightSourcing/(SM)/ program, the Company evaluates the performance level of a particular department, function, or project and recommends ways to increase cost-effectiveness and workforce efficiency through specific staffing strategies. The Company then tailors a program to meet specific staffing needs and established performance standards. Through the use of RightSourcing/(SM)/ software, the customer can access information and data regarding the cost, management and productivity of its contract and permanent personnel. The

     RightSourcing/(SM)/ program provides the customer with the option to transfer its workers from its payroll to the Company's payroll.

          Needs Analysis. Through its Needs Analysis service, the Company evaluates the specific objectives and requirements of a project or function and identifies needed staff positions and responsibilities. This is accomplished by the development of a work breakdown structure and other needs analysis techniques that define tasks, outputs, and interdependencies, establish task durations and milestones, and identify elements critical to the successful implementation of the function or completion of the project. The resulting staffing plan defines an organizational structure, identifies specific staff positions, numbers, responsibilities, and qualifications, defines the start and end date of each position, and indicates the employment category for each position (permanent full-time, temporary short-term, or contract). The staffing requirements can then be matched to the Company's proprietary database of more than 110,000 prospective employees.

          New Telecommuting Initiative. The Company's COMFORCE Homework/(SM)/ program is designed to allow highly-skilled professionals to telecommute from their homes, eliminating geographic barriers in order to provide the most qualified staff for specific customer requirements. The program is also designed to provide increased flexibility by allowing part-time staff to assist more than one customer over any given time period and by reducing overhead costs to the customer. The Company's staffing, consulting and outsourcing services are particularly well suited for telecommuting due to the highly skilled nature of its employee base.

     CUSTOMERS

          The Company's customers are typically Fortune 500 companies and other large organizations. During 1996, the Company provided technical staffing, consulting and outsourcing solutions to over 725 customers including telecommunication equipment manufacturers, telecommunication service providers (wireline and wireless), computer software and hardware manufacturers, aerospace and avionics firms, utilities and national laboratories engaged in such areas as environmental safety research and development of alternative energy sources and laser technology. The Company believes that its large customer base provides it with attractive opportunities for further marketing and cross-selling of its technical staffing solutions capabilities. In addition, the requirements of these organizations often provide opportunities for major projects that extend for multiple years or generate additional assignments. Generally, the Company's contracts with its customers provide that the Company will have the first opportunity to supply the personnel required by that customer. Other staffing companies not under contract with the customer are typically offered the opportunity to supply personnel only if the Company is unable to meet the customer's requirements.

          For the first nine months of 1996, sales to the Company's ten largest customers accounted for approximately 50% of the Company's pro forma revenues, with sales to Microsoft Corporation accounting for approximately 14% of the Company's pro forma revenues. Sales to no other customer accounted for more than 10% of the Company's pro forma revenues.

          The Company provides staffing for cellular and wireless technology communications system development, satellite and earth station deployment and network management services to customers engaged in the telecommunications industries. Sales to customers in the telecommunications sector accounted for 14% of the Company's pro forma revenues for the nine months ended September 30, 1996. Among the customers in this sector are ALCATEL, AT&T Wireless Services, Inc., Lucent Technologies, Inc., Northern Telecom, Inc. (NORTEL), Fujitsu Network Transmission Systems, Inc., Bell Atlantic Corporation and Motorola, Inc. Typically, customers from the telecommunications sector obtain the services of the Company on a purchase order basis and are invoiced weekly.

          Sales to the Company's customers in the information technology sector represented 24% of the Company's pro forma revenues for the first nine months of fiscal 1996. The major customers in this sector are Microsoft Corporation, Western Digital Corporation, NEC Technologies, Inc., Oracle Corporation, First Union Bank, Xerox Corporation, Eastman Kodak Company and Electronic Data Systems Corporation. The Company expects that revenues contributed by the IT sector will continue to increase as a percentage of its total revenues. IT customers generally obtain the services of the Company on a contract and purchase order basis and are typically invoiced weekly or bi-weekly.

          The customers in the technical services sector are principally quasi-public organizations, aerospace, electronics and petrochemical companies and public utilities. Sales to technical services customers generated 62% of the Company's pro forma revenues for the first nine months of 1996. The major customers in this sector include The Boeing Company, Cable Systems International, Gulfstream Aerospace Corporation, Honeywell, Inc., Westinghouse Electric Corporation, McDonnell Douglas Corporation and National Department of Energy Research Laboratories including Los Alamos National Laboratory, Sandia National Laboratory, Lawrence Livermore National Laboratory and Battelle Northwest Laboratory. Typically, customers in the technical services sector obtain the services of the Company on a long-term contract basis and are invoiced weekly.

     SALES AND MARKETING

          The Company services its customers through a network of 31 branch offices located in 15 states across the United States and its corporate headquarters located in Lake Success, New York. The Company's sales and marketing strategy is focused on expanding its business with existing customers through cross-selling and establishing relationships with new customers. The strategy focuses on national accounts that are primarily serviced on a local level through its branch locations.

          These accounts, as well as local accounts serviced by the Company, are targeted by account managers at the branch offices, permitting the Company to capitalize on the local expertise and established relationships of its branch office employees. Such accounts are solicited through personal sales presentations, telephone marketing, direct mail solicitation, referrals from customers, and advertising in a variety of local and national media including the Yellow Pages, magazines, newspapers, trade publications and through the Company's home page on the World Wide Web. The Company also sponsors public relations activities designed to enhance public recognition of the Company and its services. Local employees are encouraged to be active in civic organizations and industry trade groups to facilitate the development of new customer relationships.

          The Company's international and national sales and marketing effort is and will continue to be coordinated by management at the corporate level, enabling the Company to develop a consistent, focused strategy to pursue national and international account opportunities. This strategy allows the Company to capitalize on the desire of national and international customers to work with a limited number of preferred vendors for their staffing requirements. As larger customers consolidate their purchasing of staffing services, management believes that the Company's ability to provide a full range of services to national accounts will be a competitive advantage.

          In certain markets, the Company intends to cross-sell professional services. The Company has established long-term relationships with many of its customers. Most of these customers are currently serviced by the Company in a single sector in which they operate. The Company believes that the access and goodwill from these existing customer relationships provide it with significant advantages in marketing services to these customers in other sectors.

          In order to maximize its marketing effectiveness, the Company provides motivational training to empower its employees and instill a proactive, solution-based approach to problem solving. In addition, the Company offers additional compensation, in the form of cash and stock options, to certain of its employees as incentive to maximize their sales efforts.

     RECRUITING OF BILLABLE EMPLOYEES

          The Company's success is dependent upon its ability to effectively and efficiently match skilled technical personnel with specific customer assignments. As a result of continuous recruiting efforts, the Company has established an extensive national resume database of over 110,000 prospective employees with expertise in the technical disciplines served by the Company. The Company continuously updates its proprietary database to reflect changes in technical personnel skill levels and availability. Upon receipt of assignment specifications, the Company searches the database to identify suitable technical personnel. Once technical skills are matched to the specifications, the Company considers other selection criteria such as interpersonal skills, availability and geographic preferences to ensure there is a proper fit between personnel and the assignment being staffed. The Company's resume database, which may be accessed by appropriate personnel throughout the Company, can be searched by a number of different criteria, including specific skills or qualifications.

          To identify qualified personnel for inclusion in its proprietary database, the Company solicits referrals from its existing personnel and customers and places advertisements in local newspapers, trade magazines and on the Company's home page on the World Wide Web. As competition for the limited number of qualified technical personnel with certain "niche" skills intensifies, the Company intends to enhance its recruiting practices to attract technical personnel in areas of high demand.

          The Company believes it has a competitive advantage in attracting and retaining technical personnel as it provides assignments that make use of advanced technology and offer the employees the opportunity to obtain additional experience that can enhance their skills and overall marketability. In addition, in certain instances the Company provides its billable employees the opportunity to participate in a stock option purchase plan of the Company. The Company believes this plan distinguishes the Company from most of its competitors.

          The Company also offers flexible schedules, better-than-competitive wages and, depending on the contract or assignment, paid holidays, vacation, and certain benefit plan opportunities to attract and retain qualified technical personnel. In addition, the Company offers its billable employees a wide range of choices for custom designing a benefit package specific to each employee's needs and an opportunity for immediate participation in the Company's 401(k) savings plan. The Company also offers health insurance benefits to its billable employees at their cost through a national trade association to which the Company belongs.

     PAYROLL/BILLING/ACCOUNTING

          The Company believes that its management information ("MIS") systems are instrumental to the success of its operations and are technologically advanced. Its invoice customization and electronic billing features enable the Company to expedite its billing and collection functions and to meet payroll in a more timely and efficient manner. The Company's MIS systems also retain coded information regarding employment candidates' qualifications and skills, providing the Company with a competitive advantage in matching such skills and qualifications with customer needs.

          The Company seeks to increase its profitability by adding offices and employees without proportionately increasing overhead expenses. The Company believes that its MIS systems are well suited to facilitate that goal in that the administrative functions of the acquired businesses can be integrated into those of the Company at low incremental costs, allowing the Company to spread its fixed costs over a larger revenue base.

     COMPETITION

          The specialty staffing services industry is very competitive and fragmented. There are relatively limited barriers to entry and new competitors frequently enter the market. The Company's competitors vary depending on geographic region and the nature of the service(s) being provided. The Company faces substantial competition from both larger firms possessing substantially greater financial, technical and marketing resources than the Company and smaller, regional firms with a strong presence in their respective local markets. Large national firms that offer specialty staffing services include AccuStaff Incorporated, Corestaff, Inc., Butler International, Inc., CDI Corporation and TAD Technical Services. Local firms are typically operator-owned, and each market generally has one or more significant competitors. The Company believes that as it grows and expands geographically, it may compete with additional national, regional and local service providers.

          Management believes that the availability and quality of candidates, the effective monitoring of job performance, scope of geographic service and the price of service are the principal elements of competition. The availability of quality technical staffing personnel is an especially important facet of competition. In order to attract staffing candidates, the Company places emphasis upon its ability to provide permanent placement opportunities, competitive compensation, quality and varied assignments, and scheduling flexibility. The Company believes its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate skilled technical and management personnel and the extent of its competitors' responsiveness to customer needs. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors. Although the Company believes it competes favorably with respect to these factors, it expects competition to increase, and there can be no assurance that the Company will remain competitive.

     EMPLOYEES

          The Company employs approximately 184 full-time staff employees and has approximately 3,485 billable employees on assignment resulting in a ratio of billable to non-billable employees of 18.9 to 1. (At September 30, 1996 the comparable figures were 185 full-time staff employees, 3,457 billable employees and a ratio of billable to non-billable employees of
     18.7 to 1.) In addition to employees on assignment, the Company maintains a proprietary database of over 110,000 prospective employees with expertise in the technical disciplines served by the Company. Billable employees are employed by the Company on an as-needed basis dependent on customer demand and are paid only for time they actually work. Non-billable administrative personnel provide management, sales and marketing and other services in support of the Company's staffing services.

          For its non-billable employees, the Company offers a package of benefits which it believes to be competitive, including vacation and holiday pay and a 401(k) plan. All employees are covered by workers' compensation and general liability insurance. The Company is responsible for and pays the employer's share of Social Security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance and other costs for all employees. The Company also offers its billable employees the benefits described under "--Recruiting of Billable Employees."

     INTELLECTUAL PROPERTY

          The Company has applications pending with the Patent and Trademark Office for federal registration of the service marks "COMFORCE" and RightSourcing for job placement services for staffing personnel and permanent employees and telecommunications and computer consultation services and the service mark COMFORCE Homework for intent to use for job placement services for placing personnel from traditional work environments into a home environment.

     REGULATIONS

          Staffing services firms are generally subject to one or more of the following types of government regulation: (i) registration of the employer/employees; (ii) licensing, record keeping and recording requirements; and (iii) substantive limitations on its operations.
     Staffing services are the legal employers of their workers. Therefore, the Company is governed by laws regulating the employer/employee relationship, such as tax withholding or reporting, social security or retirement, antidiscrimination and workers' compensation.

     PROPERTIES

          The Company owns no real estate. It leases its corporate headquarters as well as its branch offices. The leases generally run for terms of one to five years. The Company believes that its facilities are adequate for its present and reasonably anticipated future business requirements, except to the extent of future acquisitions of existing businesses. In the case of such acquisitions, the Company expects to assume the leases of businesses acquired or, to the extent possible, consolidate such operations with existing offices. The Company does not anticipate difficulty locating additional facilities, if needed.

     LEGAL PROCEEDINGS

          In January 1997, Austin A. Iodice, formerly the Company's Chief Executive Officer, President and Vice Chairman, and Anthony Giglio, who formerly performed the functions of the Company's Chief Operating Officer, filed separate suits against the Company in the Connecticut Superior Court alleging that the Company had breached the terms of management agreements entered into with them by failing to honor options to purchase Common Stock awarded to them under the terms of such management agreements and the Company's Long-Term Stock Investment Plan. The suits allege that the plaintiffs are entitled to an unspecified amount of damages. The Company believes that the option to purchase 370,419 shares granted to Mr. Iodice (through Nitsua, Ltd., a corporation wholly-owned by him) and the option to purchase 185,210 shares granted to Mr. Giglio, each having an exercise price of $1.125 per share, expired in 1996, three months after Messrs. Giglio and Iodice ceased to be employed by the Company. Messers. Giglio and Iodice maintain that they were agents and not employees of the Company and the options continue to be exercisable. The Company intends to vigorously defend these suits.

          The Company is also involved in a proceeding described below under "Discontinued Operations--Environmental Matters."

          The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company. The Company maintains general liability insurance, property insurance, automobile insurance, employee benefit liability insurance, owner's and contractor's protective insurance and exporter's foreign operations insurance with coverage of $1 million on a per claim basis and $2 million aggregate (with $3 million umbrella coverage). The Company insures against workers' compensation in amounts required under applicable state law and in the amount of $500,000 in the case of foreign workers. The Company also maintains fidelity insurance in the amount of $25,000 per claim and directors' and officers' liability insurance in the amount of $2 million. The Company is presently soliciting quotations to obtain errors and omissions coverage.



                                DIVIDEND POLICY

          The Company anticipates that it will not pay cash dividends on the Common Stock for the foreseeable future and that it will retain its earnings to finance future growth. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors and compliance with applicable law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on the Company's financial condition and other factors the Company's Board of Directors may in the future consider relevant. Under the Chase Credit Facility, the Company is prohibited from paying cash dividends on its Common Stock and its Preferred Stock except to the extent required to pay dividends on the Company's Series D Senior Convertible Preferred Stock that was issued and outstanding as of the date of the Chase Credit Facility. No dividends have been declared or paid on the Common Stock during 1995 or 1996.

                   PRICE RANGE OF THE COMPANY'S COMMON STOCK

          The Company's Common Stock, $.01 par value, is traded on the American Stock Exchange. The high and low sales prices for the Company's Common Stock, as reported by the American Stock Exchange in the Monthly Market Statistics during the past two years and for the interim quarters in 1996, were as follows:

                                                 HIGH    LOW
                                                 ----    ---
Prior to Acquisition of COMFORCE Telecom:

FISCAL YEAR 1994

First Quarter..................................  $6       $5
Second Quarter.................................   7-1/8    3-1/8
Third Quarter..................................   8-1/8    5-1/4
Fourth Quarter  ...............................   6-3/8    1-7/8

FISCAL YEAR 1995
First Quarter..................................   3-7/8    1-15/16
Second Quarter.................................   3-1/2    2
Third Quarter                                     4-3/4    1-9/16
Fourth Quarter (through October 16, 1995)......   4-3/8    3-1/4

Following Acquisition of COMFORCE Telecom:

Fourth Quarter  (commencing October 17, 1995)..   9-1/4    3-1/4
FISCAL YEAR 1996
First Quarter..................................   10-3/8   6
Second Quarter.................................   34-1/8   9-3/8
Third Quarter..................................   28-1/2   15-1/2
Fourth Quarter ................................   18-3/8   11-1/2


               The last reported sale price of the Common Stock on the American Stock Exchange on January 31, 1997 was $8.75. As of January 31, 1997, there were 5,500 holders of record of the Company's Common Stock.

                    DESCRIPTION OF THE COMPANY'S SECURITIES

     GENERAL

               The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued in one or more series with such rights and preferences as determined by the Board of Directors. As of December 31, 1996, the Company had issued and outstanding capital stock consisting of 12,701,934 shares of Common Stock, 7,002 shares of Series D Preferred Stock and 3,250 shares of Series F Preferred Stock. In addition, as of the date of this Prospectus, there were options and warrants to purchase an additional 3,252,566 shares of Common Stock issued and outstanding.

               The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     COMMON STOCK

               The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. Cumulative voting is not permitted with respect to the election of directors.

               The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any shares of Preferred Stock are then outstanding, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

               The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. See "Dividend Policy."

     PREFERRED STOCK

               The Company's Certificate of Incorporation authorizes the Board of Directors to issue shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the Stockholders of the Company.

               On May 6, 1996, the Board authorized the issuance of up to 15,000 shares of Preferred Stock, par value $0.01 per share, designated the Series D Senior Convertible Preferred Stock ("Series D Preferred Stock"). The holder of each share of Series D Preferred Stock will have the right to convert such share into 83.33 shares of Common Stock at $12 per share at any time. If at any time after the first anniversary of the date of first issuance of the Series D Stock, the Common Stock of the Company has a closing sale price of at least $20 per share for a period of twenty consecutive trading days, the Company may convert all shares of the Series D Preferred Stock then outstanding into shares of Common Stock at $12 per share, without prior notice to the Stockholder. All shares of Series D outstanding on the fifth anniversary of the date of first issuance of the Series D Stock will automatically be converted into shares of Common Stock based on the conversion price of $12 per share. Holders of shares of Series D Preferred Stock are entitled to cumulative dividends of 6% per annum, payable quarterly in cash on the first day of February, May, August and November in each year. For the purposes of conversion, to the extent that the Company does not pay any accrued and unpaid dividends within fifteen days of the conversion with respect to those shares, such amount shall be added to the conversion value for those shares. Except as otherwise provided by law, the holders of Series D Preferred Stock will not be entitled to vote. As of December 31, 1996, there were 7,002 shares of Series D Preferred Stock outstanding.

               On October 25, 1996, the Board authorized the issuance of up to 10,000 shares of Preferred Stock, par value $0.01 per share, designated the Series F Convertible Preferred Stock ("Series F Preferred Stock"). As subsequently modified by agreement of the Company and the holders, each share of Series F Preferred Stock will, (i) at the option of the holder or
     (ii) automatically on the second anniversary of the date of issuance, be converted into such number of shares of Common Stock determined by dividing $1,000 plus all accrued, unpaid dividends thereon by the per share conversion price. The conversion price is 77% of the average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date, subject to certain limitations. Holders of shares of Series F Preferred Stock are entitled to cumulative dividends of 5% per annum, payable quarterly on the first day of March, June, September, and December in each year, payable in cash or Common Stock (valued at the closing price on the date of declaration), at the Company's election. The Series F Preferred Stock has a liquidation preference over the Common Stock in the event of any liquidation or sale of the Company. Except as otherwise provided by law, the holders of Series F Preferred Stock will not be entitled to vote. As of December 31 , 1996, there were 3,250 shares of Series F Preferred Stock outstanding.

               Except for the Series D Preferred Stock and the Series F Preferred Stock, there are no other series or classes of Preferred Stock with currently outstanding shares. All the shares of all other series or classes of Preferred Stock previously authorized by the Company's Board have been repurchased by the Company, canceled or converted to Common Stock and are not subject to reissue.

               The issuance of any additional series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. The issuance of additional series of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

WARRANTS AND PAYMENT RIGHTS

               As of the date of this Prospectus, there were warrants to purchase an aggregate of 1,246,716 shares of Common Stock issued and outstanding at exercise prices ranging from $2.00 to $24.00 per share. All warrants expire by June 1, 2001.

               In connection with the recent private placement of shares of its Common Stock, the Company granted certain payment rights. In December 1996, the Company sold 460,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors in either cash or Common Stock, at the Company's option, equal to the amount, if any, by which $10.00 per share exceeds the average closing bid price for the five trading days prior to a specified payment date (not later than May 1, 1997).

               In addition, in December 1996, the Company sold 350,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors in either cash or Common Stock, at the Company's option, equal to the amount, if any, by which $12.05 per share exceeds the average closing bid price for the five trading days prior to a specified payment date (not later than May 1, 1997). In lieu of this amount, a payment of $2.05 per share will be payable if, among other things, as of May 1, 1997, such average trading price is between $10.00 and $15.00 and the Company's daily trading volume does not meet specified levels.

DELAWARE LAW

               Certain provisions of the General Corporation Law of the State of Delaware, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

               Section 203 of the General Corporation Law of the State of Delaware prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66-2/3 of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

               Section 203 excludes from the definition of "interested stockholder" any stockholder of the Company that owned over 15% of the Company's stock on December 23, 1987, so long as such holder continues to own over 15% of the Company. Accordingly, ARTRA is not subject to the restrictions of Section 203.

TRANSFER AGENT

          The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services.

                                   MANAGEMENT

               Set forth below is information concerning each director, director designee and executive officer of the Company.


        Name                     Age  Position


        Michael Ferrentino        34  President and Director

        Christopher P. Franco     37  Executive Vice President and
                                      Secretary

        Dr. Glen Miller           59  Director

        Keith Goldberg            33  Director

        Richard Barber            36  Director

        Paul J. Grillo            44  Vice President - Finance and
                                      Chief
                                      Financial Officer

        Andrew Reiben             32  Chief Accounting Officer and
                                      Corporate Controller

        James L. Paterek          35  Principal Consultant


               MICHAEL FERRENTINO has served as the President and a Director of the Company since December 1995. Mr. Ferrentino was a founder of COMFORCE Telecom, and he served as COMFORCE Telecom's Executive Vice President from 1987 to 1995. From 1984 through 1987, he was employed by Dun & Bradstreet.

               CHRISTOPHER P. FRANCO has served as the Executive Vice President and Secretary of the Company since December 1995. From November 1993 to September 1995, Mr. Franco served as Vice President and General Counsel of Spectrum Information Technologies, Inc. (wireless transmissions, telecommunications and franchiser of computer stores). From 1985 to 1993, Mr. Franco practiced law, principally in the field of corporate securities, with the law firms of Fulbright & Jaworski (Houston), Cummings & Lockwood (Hartford) and Kelley Drye & Warren (New York).

               DR. GLEN MILLER has served as a Director since December 1995. He is a Vice President of Cybertel Network Systems, a telecommunications service company. From 1990 to 1994, Dr. Miller was responsible for strategic planning for the Harris Corporation. From 1984 to 1990, he was responsible for the direction and arrangement of business activities in various markets nationwide for GTE Telecom, a telecommunications company. Dr. Miller is a retired Colonel, U.S. Air Force.

               KEITH GOLDBERG has served as a Director since December 1995. He is a partner at J. Walter Thompson Advertising. Previously, he worked for BBDO Advertising as an Associate Creative Director from 1994 to 1995. From 1989 through 1994, he served as a Vice President at Young & Rubicam. Mr. Goldberg is the recipient of several advertising industry awards.

               RICHARD BARBER has served as a Director since December 1995. He is a partner at L.H. Friskoff & Company, a certified public accounting firm. Mr. Barber is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and served as a committee member of the New York State Real Estate Accounting Committee.

               PAUL J. GRILLO has served as Vice President - Finance and Chief Financial Officer of the Company since July 1996. From July 1991 to July 1996, Mr. Grillo provided business planning and acquisition advisory services to a number of industries including telecommunications, contract services, manufacturing, publishing and real estate management. From April 1980 to June 1991, Mr. Grillo served as Senior Vice President - Finance, Treasurer and Chief Financial Officer of Butler Service Group, Inc., an international contract technical staffing services company. Mr. Grillo is a certified public accountant.

               ANDREW REIBEN has served as Chief Accounting Officer and Corporate Controller of the Company since February 1996. From June 1993 to February 1996, Mr. Reiben served as Controller of Daystar Robinson, a C.H. Robinson company (New York). From September 1987 to June 1993, Mr. Reiben was a Senior Accountant with the accounting firm of Coopers & Lybrand LLP (New York). Mr. Reiben is a certified public accountant.

               JAMES L. PATEREK has served as Principal Consultant to the Company since December 1995. Mr. Paterek was a founder of COMFORCE Telecom, and he served as COMFORCE Telecom's President from 1987 to 1995.

               Directors are elected annually and hold office until the next annual meeting of the stockholders or until a successor shall have been duly elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among the executive officers and/or directors, nor are there any arrangements or understandings between any officer and another person pursuant to which he was appointed to office except as may be hereinafter described.

     COMMITTEES

               The Board of Directors has three standing committees -- the Audit Committee, the Compensation Committee and the Stock Option Committee. The Audit Committee has responsibility for reviewing matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company. Dr. Miller and Mr. Barber are members of this Committee. The Compensation Committee has responsibility for reviewing executive salaries, administering the bonus and incentive compensation of the Company, approving the salaries and other benefits of the executive officers of the Company and administering the Company's Long-Term Investment Plan. Mr. Ferrentino, Mr. Goldberg and Dr. Miller are members of the Compensation Committee. The Stock Option Committee has responsibility for administering the Company's Long-Term Investment Plan. Mr. Goldberg and Dr. Miller are members of the Stock Option Committee.

     DIRECTORS' COMPENSATION

               As of January 1, 1996, non-employee directors receive fees of $1,000 per quarter. In addition, pursuant to a plan adopted at the annual meeting of stockholders held on October 28, 1996, each non-employee director serving as a director on that date received, and annually thereafter on the date any such non-employee director is elected or re-elected by the stockholders will receive, options to purchase 10,000 shares of the Company's Common Stock, unless the plan is subsequently amended as permitted therein.

     EXECUTIVE OFFICER COMPENSATION

               The following table shows all compensation paid by the Company and its subsidiaries for the fiscal years ended December 31, 1996, 1995, and 1994, to each person who has served as the chief executive officer of the Company at any time since the beginning of the last completed fiscal year and to the Company's most highly compensated executive officers who served as executive officers during the last fiscal year whose income exceeded $100,000 (the "Named Executive Officers). No other executive officers of the Company received compensation in excess of $100,000 in 1996.

                                      SUMMARY COMPENSATION TABLE

     NAME AND POSITION                       YEAR      ANNUAL COMPENSATION  LONG TERM COMPENSATION
     -----------------                       ----      -------------------  ----------------------
                                                       SALARY     BONUS            AWARDS
                                                                                   ------
                                                        ($)          ($)       OPTIONS/SAR'S (#)
--------------------------------------------------------------------------------------------------

   Michael Ferrentino,                       1996      150,000                  281,250/2/
   Chief Operating                           1995       79,703  739,264/(1)/      -
   Officer and Treasurer                     1994           -      -              -

   Christopher P. Franco                     1996      150,000     -            112,500/2/
   Executive Vice                            1995       28,846  739,264/(1)/
   President and Secretary                   1994           -      -              -

---------------------------------------------

     (1) This amount represents the value of shares of Common Stock of the Company issued to Messrs. Ferrentino and Franco for agreeing to direct the Company's entry into the technical staffing business. Management valued the Company based on its discussions with market makers and other advisors, taking into account (i) that the business then conducted by the Company, which was discontinued during the third quarter of 1995, had a negligible value, and (ii) the value of the Company was principally related to the potential effect that a purchase of COMFORCE Telecom, if successfully concluded, would have on the market value of the Company's Common Stock. Management believes this value is a fair and appropriate value based upon the Company's financial condition as of the date the Company became obligated to issue these shares. See "Certain Transactions."

     (2) The options shown are currently exercisable options to purchase the Company's Common Stock at an exercise price of $6.75 per share. These options were granted pursuant to a letter agreement dated June 29, 1995 and subsequently amended as of October 6, 1995. These options terminate on January 10, 2006.

      Options Awards. The following table sets forth information concerning options to purchase the Company's Common Stock granted to Named Executives in 1996. No stock appreciation rights were awarded to any of the Named Executives in 1996

                     OPTION/SAR GRANTS IN FISCAL YEAR 1996

                                                                                            POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                                 STOCK PRICE
                                                                                               APPRECIATION FOR
                                        INDIVIDUAL GRANTS                                       OPTION TERM/2/
-----------------------------------------------------------------------------------------  --------------------------
                         NUMBER OF         % OF TOTAL
                         SECURITIES       OPTIONS/SARS
                         UNDERLYING        GRANTED TO         EXERCISE
NAME                     OPTION/SARS       EMPLOYEES        OR BASE PRICE     EXPIRATION
                        GRANTED(#)/1/    IN FISCAL YEAR         ($/SH)           DATE          5% ($)     10%($)
-----------------------------------------------------------------------------------------  --------------------------
Michael Ferrentino          281,250        22.6%                $6.75          1/10/06        1,193,916    3,025,620

Christopher P. Franco       112,500         9.0%                $6.75          1/10/06          477,563    1,210,275

----------
      (1) The options shown are currently exercisable options granted to purchase the Company's Common Stock at an exercise price of $6.75 per share. These options were granted pursuant to a letter agreement dated June 29, 1995 and subsequently amended as of October 6, 1995. These options terminate on January 10, 2006.

      (2) The potential realizable value shown is calculated based upon appreciation of the Common Stock issuable under options, calculated over the full term of the options assuming 5% and 10% annual appreciation in the value of the Company's Common Stock from the date of grant, net of the exercise price of the options.


          OPTION VALUES. The following table sets forth information concerning the aggregate number and values of options held by Named Executives Officers as of December 31, 1996. None of the Named Executives Officers hold stock appreciation rights and none of the Named Executives Officers exercised any options in 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                               NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED       IN-THE-MONEY
                                    OPTIONS AT              OPTIONS AT
                                FISCAL YEAR END (#)     FISCAL YEAR END ($)
                                   EXERCISABLE/            EXERCISABLE/
            NAME                   UNEXERCISABLE/1/        UNEXERCISABLE
---------------------------------------------------------------------------


Michael Ferrentino                  281,250/0              $2,109,375/0

Christopher P. Franco               112,500/0              $  843,750/0

----------
(1) This information is presented as of December 31, 1996. See Note 1 to the "Option/SAR Grants in Fiscal Year 1996" table and the notes to the "Summary Compensation Table" above for a description of the terms of the options listed in this table.


     EMPLOYMENT AGREEMENTS

       The Company entered into employment agreements in December 1995 with Michael Ferrentino, the President of the Company, and Christopher P. Franco, the Executive Vice President and the Secretary of the Company.
     Each agreement is for a term of two years and is terminable by the Company only for "just cause." "Just cause" includes the employee's consistent failure to follow written policies or directions, wrongful conduct which has or is expected to have a material adverse effect on the Company, material violations of the employment agreement and disruption of a harmonious work environment, except that, following a change in control of the Company, the term "just cause" is generally limited in application to criminal acts. Under these agreements, each of Messrs. Ferrentino and Franco is entitled to annual compensation of $150,000 plus such bonuses as are awarded by the Board, and each is entitled to participate in the Company's normal benefit programs. If the Company terminates either agreement, the employee shall be entitled to receive full compensation and to continue to participate in the Company's benefit programs for the greater of one year or the balance of the term of the agreement, payable in full at the time of termination. Each agreement contains customary confidentiality, non-disclosure and employee non-solicitation provisions. See also "Certain Transactions" for a description of the consulting agreement and management agreement entered into by the Company with a company controlled by James L. Paterek.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The 1996 compensation of Michael Ferrentino, the President of the Company, and Christopher P. Franco, the Executive Vice President and Secretary of the Company, was fixed pursuant to employment agreements negotiated with a former Vice President of the Company.

     Although the Company had a Committee on Compensation, this Committee did not meet in 1996. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals.


                              CERTAIN TRANSACTIONS

       On June 29, 1995, the Company entered into a letter agreement with Michael Ferrentino, the President of the Company, Christopher P. Franco, the Executive Vice President and Secretary of the Company, and James L. Paterek, a beneficial owner of more than 10% of the Company's Common Stock, subsequently amended as of October 6, 1995 (as amended, the "Letter Agreement"), pursuant to which Messrs. Ferrentino, Franco and Paterek agreed to direct the Company's entry into the technical staffing business. As consideration for agreeing to guide the Company's entry into the technical staffing business, the Company agreed, inter alia, to (i) issue to Messrs. Ferrentino, Franco and Paterek and one other individual who agreed to serve as a Vice President of COMFORCE Telecom, Kevin W. Kiernan (collectively, the "Designated Individuals"), such number of shares of Common Stock then equal to 35% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995; (ii) sell or otherwise dispose of all or substantially all of the Company's interest in the businesses it then operated; (iii) nominate four individuals selected by the Designated Individuals to serve on the Company's Board of Directors; and (iv) reserve for issuance to the Designated Individuals and other employees of the Company options or warrants to purchase 10% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995.

       In the aggregate, 3,888,084 shares of the Company's Common Stock were issued to the Designated Individuals in October 1995 and December 1996 in full satisfaction of the Company's obligations to issue its shares under the terms of the Letter Agreement, all as follows:

                                                       No. of Shares
                                                       -------------

              Michael Ferrentino                          999,794
              Christopher P. Franco                       999,794
              James L. Paterek                          1,666,322
              Kevin W. Kiernan                            222,174
                                                        ---------

                     Total                              3,888,084

       These shares have the same rights and privileges as all other shares of the Company's Common Stock.

       The Company made loans in 1995 and 1996 of $367,000 in the aggregate to the Designated Individuals to cover their tax liabilities resulting from these transactions. The obligations are evidenced by notes which bear interest at the rate of 6% per annum and mature on September 30, 1997.

       See "Management--Employment Agreements" for a description of the employment agreements entered into between the Company and each of Messrs. Ferrentino and Franco.

       In October 1995, the Company entered into a consulting agreement with Tarek Corporation ("Tarek"), which is a corporation wholly-owned by Mr. Paterek. Mr. Paterek, age 35, was a founder of COMFORCE Global and served as its President from 1985 to September 1995. Tarek has agreed to engage Mr. Paterek to perform the services required under the agreement, principally to advise the Company as to fundamental stategies and policies relating to its operations, as to acquisitions and the integration of acquired businesses and as to growth strategies generally. Under the terms of the agreement, Tarek has agreed to devote at least 50 hours per month performing services for the Company. The agreement is for a term of three years and is terminable by the Company only for

     "good cause." "Good cause" includes Paterek's fraud, misappropriation of Company assets, or the commission of a felony during the term of the agreement which is directly related to the Company and causes it material harm. Tarek has the right to terminate the agreement upon 30 days notice or immediately in the event of a change in control. Under this agreement, the consultant is entitled to compensation of $157,000 annually plus reimbursement for expenses incurred in performing its duties under the agreement. In addition, Mr. Paterek is entitled to participate in the Company's normal benefit programs. If the Company terminates the agreement without good cause, Tarek shall be entitled to receive full compensation for the balance of the term of the agreement. The agreement requires Tarek to enter into an agreement with Mr. Paterek under which he agrees not to compete with the Company during the term of the agreement and not to disclose confidential information.

       Yield Industries, Inc., a corporation wholly-owned by Messrs. Paterek and Ferrentino earned a fee of $500,000 related to its interest in COMFORCE Telecom in connection with the Company's acquisition of COMFORCE Telecom, $250,000 of which was paid in 1995 and the balance of which was paid in January 1996. Yield Industries, Inc. was not affiliated with COMFORCE Telecom.

       The Company paid L.H. Friskoff & Company, a certified public accounting firm at which Richard Barber, a Director of the Company, is a partner, approximately $91,000 in fees during the period from January 1, 1996 through September 30, 1996 for tax-related advisory services.

       See "Discontinued Operations" for a description of certain transactions involving the Company prior to its entry into the technical staffing business and persons who have ceased to be involved in the Company's on-going operations.


                            DISCONTINUED OPERATIONS

     HISTORY OF DISCONTINUED OPERATIONS

       The Company was incorporated in Illinois in 1954 and became a Delaware corporation through its merger with a Delaware subsidiary in 1969. From 1985 until September 1995, the Company, under the name The Lori Corporation, was engaged in the business of designing and distributing fashion jewelry (referred to as "Lori" as the context may require). Prior thereto, under the names American Photocopy Equipment Company and APECO Corporation, the Company engaged in various business activities, including the manufacture of photocopy machines.

       Due to continuing losses in the jewelry business and the erosion of the markets for its products, in September 1995, Lori adopted a plan to discontinue the jewelry business and determined to seek to enter into another line of business. In June 1995, Lori contracted with current management to direct its entry into the technical staffing business. On October 17, 1995, Lori acquired all of the capital stock of Spectrum Global Services, Inc. (formerly d/b/a YIELD Global and subsequently renamed COMFORCE Telecom, Inc.). In addition, in connection with its new business direction, Lori changed its name to COMFORCE Corporation. At the time of the acquisition, COMFORCE Telecom was one of several wholly-owned subsidiaries of Spectrum Information Technologies, Inc., a Delaware corporation ("Spectrum"), which had a Chapter 11 petition pending. The sale of COMFORCE Telecom, which was not a party to the Chapter 11 proceeding, was approved by the bankruptcy court in which Spectrum's bankruptcy was pending. Spectrum had acquired COMFORCE Telecom in 1993.

       In conjunction with the COMFORCE Telecom acquisition, the Company and ARTRA entered into an Assumption Agreement as of October 17, 1995 (the "Assumption Agreement"). Under the Assumption Agreement, ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all liabilities of the jewelry business from and after October 17, 1995, and is entitled to receive the net proceeds, if any, from the sale thereof. On April 12, 1996, ARTRA sold the business and certain of the assets of the Company's Lawrence Jewelry Company subsidiary ("Lawrence") for a selling price of $252,000 plus certain proceeds subsequently realized from the sale of existing inventory, which proceeds were applied to pay creditors of Lawrence or deposited in an escrow account to be applied for such purpose. ARTRA has advised the Company that none of the proceeds from the sale would remain following the payment of such creditors.

     SELECTED HISTORICAL FINANCIAL INFORMATION

       Following is a consolidated summary of selected financial data of the Company for each of the five years in the period ended December 31, 1995 and for the nine months ended September 30, 1996. Certain selected financial data for each of the four years in the period ended December 31, 1994 has been reclassified to reflect discontinuance of Lori's operations prior to its entering into the technical staffing business effective September 30, 1995. Selected financial data for the year ended December 31, 1995 includes the operations of COMFORCE Telecom from the date of its acquisition, completed on October 17, 1995. The selected historical information presented below includes limited results of the Company's technical staffing operations (all of which, except for COMFORCE Telecom, were acquired during or after the nine month period ending September 30,
     1996) and, in the case of information presented for each of the five years in the period ended December 31, 1995, related principally to operations discontinued by Lori in the third quarter of 1995. See "Selected Unaudited Pro Forma Financial and Operating Data" and "Discontinued Operations."

                   Selected Historical Financial Information

                                             Nine Months  Nine Months
                                                ended       ended                      Year ended December 31,
                                               Sept. 30,   Sept. 30,
--------------------------------------------------------------------------------------------------------------------------------
                                                 1996        1995       1995        1994       1993       1992         1991
                                                -------    --------   ---------   ---------  --------   ---------    ---------
                                                                        (thousands, except per share data)


Revenues (1)                                    $33,514         --    $  2,387    $          $          $     --     $     --

Stock compensation charge (2)                        --         --       3,425          --        --          --           --

Earnings (loss) from continuing operations          907     (3,675)     (4,332)     (2,282)   (1,456)       (421)      (5,129)

Loss from discontinued operations (3)                --    (16,611)    (17,211)    (16,220)     (216)    (34,198)      (1,970)

Earnings (loss) before extraordinary credits        907    (20,286)    (21,543)    (18,502)   (1,672)    (34,619)      (7,099)

Extraordinary credits (4)                            --      6,657       6,657       8,965    22,057          --           --

Net earnings (loss)                                 907    (13,629)    (14,886)     (9,537)   20,385     (34,619)      (7,099)

Dividends on Preferred Stock (7)                    193         --          --          --        --          --           --

Income available for Common Stockholders            714         --          --          --        --          --           --

Earnings (loss) per share:

   Continuing operations                            .06      (1.14)       (.95)       (.72)     (.39)       (.13)       (1.62)

   Discontinued operations                           --      (5.00)      (3.74)      (5.08)     (.06)     (10.86)        (.63)

   Earnings (loss) before extraordinary             .06      (6.14)      (4.69)      (5.80)     (.45)     (10.99)       (2.25)
    credits

   Extraordinary credits                             --       2.04        1.45        2.81      6.03          --           --

   Net earnings (loss)                              .06      (4.10)      (3.24)      (2.99)     5.58      (10.99)       (2.25)

Total assets (5)                                 26,674      5,278       8,536      18,704    40,174      42,818       66,877

Long-term debt                                       --         --          --          --        --       6,105       23,548

Receivable from (payable to) ARTRA(6)                --         76       1,046        (289)       --     (16,025)     (15,981)

Liabilities assumed by ARTRA (6)                    350         --       4,240          --        --          --           --

Liabilities subject to compromise                    --         --          --          --        --      41,500           --

Debt subsequently discharged                         --         --          --       7,105        --          --           --

Cash dividend                                        193        --           --         --        --          --           --

     ______________________________________________________________


     (1) Revenues for the year ended December 31, 1995 represent revenues of COMFORCE Telecom from the date of its acquisition, October 17, 1995. Revenues for the nine months ended September 30, 1996 represent revenues of COMFORCE Telecom, revenues from Williams from the acquisition date of March 3, 1996 through September 30, 1996, revenues from RRA from the acquisition date of May 10, 1996 through September 30, 1996, revenues from Force Five from the effective date of acquisition of July 31, 1996 through September 30, 1996. Selected financial data of Lori's operations prior to its entry into the technical staffing business for the nine months ended September 30, 1995 and for each of the four years in the period ended December 31, 1994 has been reclassified to discontinued operations.

     (2) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company to certain individuals to manage the Company's entry into the technical staffing services business.

     (3) The loss from discontinued operations for the year ended December 31, 1995 includes a charge to operations of $12,930,000 to write-off the remaining goodwill of Lori's discontinued operations effective June 30, 1995 and a provision of $1,600,000 for loss on disposal of these discontinued operations. The loss from discontinued operations for the year ended December 31, 1994 includes a charge to operations of $10,800,000 representing a write-off of goodwill of New Dimensions (formerly a subsidiary of Lori). The loss from discontinued operations for the year ended December 31, 1992 includes charges to operations of $8,664,000 representing an impairment of goodwill at December 31, 1992 and $8,500,000 representing increased reserves for markdown allowances and inventory valuation.

     (4) The 1995 and 1994 extraordinary credits represent gains from net discharge of indebtedness under terms of Lori's debt settlement agreement with its bank. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness due to the reorganization of Lori's New Dimensions subsidiary. See Note 7 to the Company's consolidated financial statements for the year ended December 31, 1995.

     (5) As partial consideration for a debt settlement agreement, in December 1994 Lori's bank lender received all of the assets of Lori's former New Dimensions subsidiary. See Note 7 to the Company's consolidated financial statements for the year ended December 31, 1995.

     (6) In conjunction with the COMFORCE Telecom acquisition, ARTRA, formerly the parent of Lori, agreed to assume substantially all pre-existing liabilities of the Company. During 1995, ARTRA received $399,000 of advances from Lori. Subsequent to December 31, 1995, ARTRA repaid the above advances and made net payments of $647,000 to reduce these pre-existing liabilities. Such payments have been included in the Company's consolidated financial statements at December 31, 1995 as amounts receivable from ARTRA and as additional paid-in capital. To the extent ARTRA makes subsequent payments, they will be recorded as additional paid-in capital. In the fourth quarter of 1995, ARTRA exchanged all of its shares of the Company's Series C cumulative preferred stock for 100,000 newly issued shares of the Company's Common Stock. During 1994, ARTRA made net advances to Lori of $2,531,000. Effective December 29, 1994, ARTRA exchanged $2,242,000 of its notes and advances for additional preferred stock of Lori. In February 1993, ARTRA transferred all of its notes to Lori's capital account. See Notes 9 and 15 to the Company's consolidated financial statements for the year ended December 31, 1995 and "Discontinued Operations."

     ENVIRONMENTAL MATTERS

       Prior to its entry into the jewelry business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemical and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, particularly before the enactment of laws governing the safe disposal of hazardous substances, at an indeterminable number of sites. Although the controlling stockholders and current management had no involvement in such prior manufacturing operations, the Company could be held to be responsible for clean-up costs if any hazardous substances were deposited at these manufacturing sites, or at off-site waste disposal locations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. However, except for the Gary, Indiana site described below, the Company has not been notified by the Federal Environmental Protection Agency (the "EPA") that it is a potentially responsible party for, nor is the Company aware of having disposed of hazardous substances at, any site.

       In December 1994, the Company was notified by the EPA that it is a potentially responsible party under CERCLA for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted operations as APECO Corporation (see "--History of Discontinued Operations"). In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean-up this site. The plaintiffs have estimated the cost of cleaning up this site to be $45 million, and have offered to settle the case with the Company for $991,445. This amount represents the plaintiffs' estimate of the Company's pro rata share of the clean-up costs. The Company declined to accept this settlement proposal, which was subsequently withdrawn.

       The evidence produced by the plaintiffs to date is the testamentary evidence of four former employees of a waste disposal company that deposited wastes at the Gary, Indiana site identifying the Company as a customer of such disposal company, and entries in such disposal company's bookkeeping ledgers showing invoices to the Company. The Company, however, has neither discovered any records which indicate, nor located any current or former employees who have advised, that the Company deposited hazardous substances at the site. Management and its counsel cannot state whether a negative outcome is probable regarding the Company's potential liability at this site.

       Under the terms of the Assumption Agreement and a subsequent agreement entered into between ARTRA and the Company, ARTRA has agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities at any sites at which the Company allegedly operated facilities or disposed of hazardous substances, whether or not the Company is currently identified as a potentially responsible party therefor. Consequently, the Company is entitled to indemnification from ARTRA for any environmental liabilities associated with the Gary, Indiana site. In addition, ARTRA has deposited 50,000 shares of the Common Stock in escrow to satisfy any judgment adverse to the Company or to pay any agreed upon settlement amount with respect to the Gary, Indiana site. No assurance can, however, be given that proceeds from the sale of the shares held in escrow will be sufficient to satisfy any such judgment or pay any such settlement amount, or that ARTRA will otherwise be financially capable of satisfying its obligations with respect to any liability in connection with the Gary, Indiana site or any other environmental liabilities. ARTRA has advised that it intends to vigorously defend this case.

     No assurance can, however, be given that proceeds from the sale of the shares held in escrow will be sufficient to satisfy any adverse judgment or pay any agreed upon settlement amount in connection with the Gary, Indiana case, or that ARTRA will otherwise be financially capable of satisfying any such judgment or settlement or its obligations with respect to any other environmental liabilities.

     TRANSACTIONS WITH ARTRA

       ARTRA owns less than 20% of the Company's issued and outstanding Common Stock after reflecting the Recent Transactions. ARTRA first acquired an interest in the Company in August 1982. As of October 6, 1995 (immediately prior to the issuance of stock to the Designated Individuals), ARTRA held an approximately 63% interest in the Company, and held 9,701 shares of Series C Preferred Stock (representing all of the then issued and outstanding Preferred Stock of the Company). In order to facilitate the COMFORCE Telecom acquisition, ARTRA agreed to exchange all of the Series C Preferred Stock of the Company then held by it (9,701 shares) for 100,000 shares of the Company's Common Stock. The liquidation value of the Series C Preferred Stock was $19.5 million in the aggregate as of the effective date of the exchange, December 15, 1995. The closing price of the Company's Common Stock on the American Stock Exchange on October 17, 1995, the date of the closing of the COMFORCE Telecom acquisition, was $4.50. Based on this price, the shares awarded to ARTRA had a value of $450,000.

       Lori made advances to ARTRA of $399,000 in 1995 and $54,000 in 1996. In the first quarter of 1996, ARTRA repaid these advances. In August 1994, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to Lori and used to fund amounts due Lori's bank. The loan, due June 30, 1995, was collateralized by 100,000 shares of Common Stock. In August 1995, these shares were transferred to the lender in consideration of extending the loan, and the carrying value of these 100,000 shares ($700,000) was transferred to ARTRA as reduction of amounts then due to ARTRA by Lori. In 1995, ARTRA provided certain financial, accounting and administrative services for
     Lori's corporate entity.   During 1995, the fees for these services
     amounted to $91,000.  These obligations have been fully discharged.

       See "Discontinued Operations -- History of Discontinued Operations" for a description of the Assumption Agreement entered into between the Company and ARTRA.

                             PRINCIPAL STOCKHOLDERS

     SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth the number of shares and percentage of Common Stock beneficially owned as of January 30, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the shares of Common Stock, (ii) each director and executive officer of the Company,
     (iii) all directors and executive officers of the Company as a group (seven persons). Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated. None of the officers or directors own any shares of the outstanding Series F Preferred Stock. There were 12,764,934 shares of Common Stock issued and outstanding as of January 30, 1997.



          NAME AND ADDRESS OF                NUMBER OF SHARES        PERCENTAGE OF SHARES
            BENEFICIAL OWNER              BENEFICIALLY OWNED/(1)/  BENEFICIALLY OWNED/(1)/
--------------------------------------------------------------------------------------------

   Management:

   Michael Ferrentino/(2)/                    2,503,012                     19.3%
   2001 Marcus Avenue
   Lake Success, New York  11042

   Christopher P. Franco/(3)/                 1,112,294                      8.7%
   2001 Marcus Avenue
   Lake Success, New York  11042

   Andrew Reiben/(4)/                            10,000                       *

   Paul Grillo                                      --                        --

   Dr. Glen Miller                               10,000                       *

   Richard Barber                                10,000                       *

   Keith Goldberg                                10,000                       *

   Directors, director designees
   and officers as a group
   ((7) persons)/(5)/                         2,655,512                     20.2%

   Other Significant Stockholders:

   ARTRA GROUP Incorporated                             1,969,703                     15.5%
   500 Central Avenue/(6)(7)/
   Northfield, Illinois 60093

   James L. Paterek/(8)/                                1,947,572                     15.0%
   2001 Marcus Avenue
   Lake Success, New York  11042

   Cypress Partners L.P./(9)/                             730,000                      5.7%
   P.O. Box 71289
   Atlantic Richfield Plaza Station
   Los Angeles, California  90071

   Dobbins Partners, L.P./(10)/                           714,215                      5.6%
   2651 North Harwood
   Suite 500
   Dallas, Texas 75201

   Manufacturers Indemnity and
    Insurance Company of America/(11)/                  1,212,876                      9.3%
   5775 Flat Iron Parkway
   No. 205
   Boulder, Colorado  80301

   Infinity Investors Ltd.                                800,004                      6.2%
   27 Wellington Road
   Cork, Ireland/2/

     _______________________

               (1) For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable."

               (2) The shares beneficially owned by Mr. Ferrentino, the President and a Director of the Company, include (i) 999,794 shares currently held of record by him, (ii) 281,250 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share, (iii) 999,794 shares held of record by Christopher P. Franco which are subject to a voting agreement among him, Mr. Ferrentino, and Kevin W. Kiernan, a Vice President of COMFORCE Telecom, under which Mr. Ferrentino has voting power (the "Voting Agreement"), and (iv) 222,174 shares held of record by Mr. Kiernan which are subject to the Voting Agreement.

               (3) The shares beneficially owned by Mr. Franco, the Executive Vice President and Secretary of the Company, include (i) 999,794 shares currently held of record by him and (ii) 112,500 shares issuable to him upon exercise of an option of an exercise price of $6.75 per share.

               (4) The shares beneficially owned by Mr. Reiben, the Chief Accounting Officer and Corporate Controller of the Company, are shares issuable upon the exercise of an option at an exercise price of $7.00 per share.

               (5) The shares shown to be beneficially owned by the directors and officers as a group include (i) 1,999,558 shares held of record by them, (ii) 222,174 shares held of record by Mr. Kiernan (under which Mr. Ferrentino has voting power), (iii) 10,000 shares issuable upon the exercise of an option at an exercise price of $7.00 per share and (iv) 423,750 shares issuable upon the exercise of an option at an exercise price of $6.75 per share.

               (6) John Harvey and Peter R. Harvey, each of whom formerly served as an officer and director of the Company, control the management and operations of ARTRA, which indirectly owns 15.5% of the Company's common stock. Insofar as each is deemed to be a beneficial owner of the Company's shares owned of record in each case by ARTRA, Peter R. Harvey owns 2,164,536 shares (17.0%) of the Company's Common Stock and John Harvey owns 2,045,036 shares (16.0%) of the Company's Common Stock. Each such person maintains a business address at 500 Central Avenue, Northfield, Illinois 60093.

               (7) ARTRA, a Delaware corporation, presently owns 200,000 shares of record in its name and 1,769,703 shares of record through a wholly-owned subsidiary, Fill-Mor Holding, Inc. ("Fill-Mor")(hereinafter all holdings of Fill-Mor are referred to as ARTRA's).

               (8) The shares beneficially owned by Mr. Paterek include (i) 1,666,322 shares currently held of record by him and (ii) 281,250 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share.

               (9) The shares beneficially owned by Cypress Partners L.P. include (i) 620,000 shares held of record by it and (ii) 110,000 shares held of record by Cypress International Partners Limited, an affiliate of Cypress Partners L.P.

               (10) The shares beneficially owned by Dobbins Partners L.P. consist of 489,215 shares held of record by Dobbins and 225,000 shares issuable upon the exercise of a warrant held by it.

               (11) The shares beneficially owned by Manufacturers Indemnity and Insurance Company of America ("MIICA") consist of (i) 927,876 shares held of record by MIICA and (ii) 285,000 shares issuable upon the exercise of a warrant held by MIICA.

               (12) The shares beneficially owned by Infinity Investors Ltd. consist of (i) 644,286 shares held of record by Infinity Investors Ltd. and
     (ii) 155,884 shares issuable upon the exercise of a warrant held by Infinity Investors.

                              SELLING STOCKHOLDERS

               The following table sets forth certain information regarding the shares of Common Stock held by, or issuable upon the exercise of warrants or the conversion of Preferred Stock of the Company, to the persons offering shares pursuant to this Prospectus ("Selling Stockholders"). In cases where the Selling Stockholder serves or has served within the past three years as an officer, director or employee of the Company or any of its subsidiaries, this relationship is noted. Because the Selling Stockholders may offer all or some part of the Common Stock that they hold pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten (on a firm commitment or any other basis), no estimate can be given as to the amount of Common Stock that will be held by Selling Stockholders upon termination of this offering.

               Michael Ferrentino, President and a Director of the Company, Christopher P. Franco, the Executive Vice President and Secretary of the Company, James L. Paterek and Kevin W. Kiernan, a Vice President of COMFORCE Telecom, collectively are registering 3,888,084 shares hereby. Such individuals have advised the Company that they will agree not to sell any such shares for at least 180 days from the effective date of the Registration Statement of which this Prospectus is a part.


                                                 NUMBER OF SHARES      SHARES
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED    OFFERED
                                                                       HEREBY


Arabella S.A. (1)                                            25,000      25,000


Avalon Corporation (2)                                      109,808     109,808


Charles E. Balis (1)                                          4,066       4,066

Robert Barker (1)                                            75,000      75,000

William Belzberg (3)                                         45,000      45,000

Ann W. Bensen (4)                                            10,000      10,000

Reed Berkey (4)(54)                                          11,250      11,250

Belmad Enterprises, L.P. (1)                                112,500     112,500

Boeckman Investments (5)                                     55,882      55,882

Salvatore Bova (4)                                            5,000       5,000

John Bramsen  (6)(52)                                        45,000      45,000

Elliott Broidy (7)(53)                                       30,000      30,000

Kenneth Buchanan (4)(53)                                     22,500      22,500

Luke Buse & Brent D. Richardson                              40,000      40,000
 JTWROS (4)

Callaway, an Arizona Partnership (4)                         15,000      15,000

Estate of Sanders H. Campbell (4)                            40,000      40,000

Woodrow Chamberlain  (8)(52)                                 56,250      56,250

Charles J. Christian  (9)(52)                                13,500      13,500

                                                 NUMBER OF SHARES      SHARES
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED    OFFERED
                                                                       HEREBY

Matthew D. Coleman  (1)                                       4,066       4,066

Howard Conant  (10)(52)                                     210,000     210,000

Cypress Int'l Partners Ltd. (7)(53)                         110,000     110,000

Cypress Partners L.P. (7)(53)                               620,000     620,000

James L.  Davis (4)                                          15,000      15,000

Delaware Charter Guarantee & Trust                           10,000      10,000
Company, Cust. fbo Mark S. Howells
SEP/IRA  (4)

Delaware Charter Guarantee & Trust                           16,000      16,000
Company, Cust fbo Jeffrey J. Puglisi
SEP/IRA (4)

Delaware Charter Guarantee & Trust                            1,500       1,500
Company, Cust. fbo Irving M.Rollingher
SEP/IRA (4)

Delta Traders (4)                                            60,000      60,000

Dan T. Doerge (1)                                             6,750       6,750

David J. Doerge Trust (11)(52)                               74,997      74,997

Dobbins Partners, L.P. (12)                                 714,215     714,215

Mark Dorian (13)(52)                                         45,000      45,000

Michael F. Dura (4)                                           5,000       5,000

Empire Metals Profit Sharing Plan (4)                         5,000       5,000

Stephen N. Engberg Associates Pension Plan                   45,000      45,000
and Trust  (14)(52)

Fairway Capital Ltd.  (15) (A)                               79,538      79,538


Michael Ferrentino (16)                                     999,794     999,794

Christopher P. Franco (16)                                  999,794     999,794

William A. Franke (4)                                        15,000      15,000

David Furth (7)(53)                                           4,000       4,000

Gifford Fund Ltd.  (17)                                      63,796      63,796

Matthew A. Gohd  (18)(54)                                    59,214      59,214

Matthew A. Gohd & Frann Setzer-Gohd (7)                      13,400      13,400

G.P.S. Fund Ltd. (17)                                         4,557       4,557

                                                 NUMBER OF SHARES      SHARES
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED    OFFERED
                                                                       HEREBY

Howard Grafman  (19)(52)                                     22,500      22,500

Thomas Gries  (20)(52)                                       11,250      11,250

Clark Gunderson (21)(54)                                     35,000      35,000

Peter Harvey  (1)                                           150,000     150,000

Parris H. Holmes, Jr.  (4)                                   10,000      10,000

Mark S. Howells  (4)                                          9,000       9,000

Infinity Investors, Ltd.  (15) (B)                          800,004     800,004

Irvine Capital Partners (4)                                  20,000      20,000

JMG Capital Partners  (17)                                   91,137      91,137

Robert Jones  (22)(54)                                       48,200      48,200

S. Houston Jones II (1)                                       1,000       1,000

Anna Gambrelle Jones (1)                                      1,000       1,000

Genin Quinn Jones (1)                                         1,000       1,000

Robert G. Jones (1)                                           1,000       1,000

Cynthia McGee (1)                                               300         300

Kevin Kiernan  (16)                                         222,174     222,174

KFT Ltd.  (4)                                                 5,000       5,000

Thomas E. Kigin  (23)(52)                                    22,500      22,500

Patrick Koo (24)(54)                                         70,000      70,000

Stephen M. Levy, FBO  (25)                                    5,000       5,000

David J. Lewittes  (1)                                        4,066       4,066

Levy S.D. (26)                                               10,000      10,000

Maynard Louis (27)                                           10,000      10,000

Philip P. Lovell (4)                                         10,000      10,000

Philip P. Lovell Pension Plan (4)                            15,000      15,000

C.G.E. Manolovici (7)(53)                                    20,000      20,000

Manufacturers Indemnity and Insurance                     1,212,876   1,212,876
Company of America (28)

James McGill  (29)(52)                                       22,500      22,500

                                                 NUMBER OF SHARES      SHARES
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED    OFFERED
                                                                       HEREBY

Johanna McGill  (30)(52)                                     22,500      22,500

MSAM Partners (31)                                           10,000      10,000

John and Else Muehlstein (32)(52)                            13,500      13,500

James L. Paterek (16)                                     1,666,322   1,666,322

Robert C. Pearson & Nancy L. Pearson                          5,000       5,000
JTWROS (4)

Porpoise Fund  (33)                                          49,999      49,999

Porpoise Investors I, L.P. (7)(53)                           26,700      26,700

Pro Futures Special Equities Fund, L.P. (17)                 91,137      91,137

Jeffrey J. Puglisi (4)                                       50,000      50,000

Ray Rashkin (34)                                             12,500      12,500

Stanley Rashkin (34)                                        100,000     100,000

Charles Reeder  (35)(52)                                     90,000      90,000

Julia L. Reynolds Trust #2  (36)(52)                         22,500      22,500

Evan D. Ritchie Living  Trust  (37)(52)                      22,500      22,500

Irving M.  Rollingher (4)                                     8,500       8,500

Rubenstein Family Ltd. Partnership #1 (4)                    15,000      15,000

Byron H. Rubin (4)                                           20,000      20,000

Gerald Rubin (4)                                             70,000      70,000

Jay Rubin (4)                                                20,000      20,000

Seymour Sacks & Star Sacks JTWROS (4)                         5,000       5,000

John M. Schottenstein Revocable Trust (4)                     7,500       7,500

Seacrest Capital Limited  (15) (C)                          129,350     129,350

Michael Dain Searle (38)(52)                                 13,500      13,500

Martha Seelbach (39)(52)                                      6,750       6,750

Aaron M. Shenkman & Cynthia Shenkman                         20,000      20,000
JTWROS (4)

Norman F. Siegel (40)                                        66,667      66,667

Paul Smeets  (41)(52)                                        45,000      45,000

Lillian D. Snow (4)                                          10,000      10,000

                                                 NUMBER OF SHARES      SHARES
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED    OFFERED
                                                                       HEREBY

Jim Sowell Construction Co., Inc. (4)                        20,000      20,000

John C. Stacey, DDC, SC, Pension Plan (4)                    10,000      10,000

A. E. Staley III Trust  (42)(52)                             45,000      45,000

Henry M. Staley Trust  (43)(52)                              51,300      51,300

Robert C. Staley Trust  (44)(52)                             22,500      22,500

STK&K Profit Sharing Plan & Trust (4)                         5,000       5,000

Avery Stone Trust  (45)(52)                                  27,000      27,000

Shephard C. Swift Trust (46)(52)                             45,000      45,000

Michael Targoff  (1)                                         41,765      41,765

Michael Targoff Family Foundation (1)                        11,765      11,765

E. B. Tarrson  (47)(52)                                      45,000      45,000

Ronald Tarrson  (48)(52)                                     45,000      45,000

Steve Tarrson  (49)(52)                                      45,000      45,000

Christiane L. Turner (7)(53)                                  3,000       3,000

Marc Werner (1)                                             100,000     100,000

Michael Werner (7)(53)                                       30,000      30,000

Ronald Werner (7)(53)                                        30,000      30,000

Westminster Capital  (50)(52)                                15,000      15,000

Whitney Holdings Incorporated (1)                            75,000      75,000

Whittier Ventures L.L.C.  (17)                               45,568      45,568

Diane Wilson (51)(52)                                         9,450       9,450

Timothy Wright (4)                                            6,000       6,000

Jack Zerelli & Ray Ann Zerelli JTWROS (4)                     5,000       5,000

Robert Calabrese (55)                                         5,000       5,000

Michael Laundrie (56)                                        35,000      35,000

Millison Investment Management (57)                          16,250      16,250
                                                         ----------  ----------
Total                                                    11,096,157  11,096,157

----------------------------

          (1) The shares offered by the named stockholder are owned of record by the stockholder.

          (2) The shares offered by Avalon Corporation are owned of record and were transferred to it by the David J. Doerge Trust.

          (3) The shares offered by William Belzberg are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable to him upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (4) The shares offered by the named stockholder are shares issuable to the stockholder upon conversion of Series D Preferred Stock held by the stockholder, such Series D Preferred Stock convertible at a ratio of 83.33 shares of Common Stock for each share of convertible Series D Preferred Stock pursuant to an offering under Regulation D in April and May 1996.

          (5) The shares offered by Boeckman Investments are (i) 16,667 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (ii) 39,215 shares owned of record by it.

          (6) The shares offered by John Bramsen are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable to him upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires on June 1, 2001.

          (7) The shares offered by the named stockholder are shares issued to the stockholder upon the automatic conversion of Series E Convertible Preferred Stock held by the stockholder as of October 28, 1996 at a ratio of 100 shares of Common Stock for each share of Series E Preferred Stock.

          (8) The shares offered by Woodrow Chamberlain are (i) 37,500 shares owned of record and (ii) 18,750 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (9) The shares offered by Charles J. Christian are (i) 9,000 shares owned of record and (ii) 4,500 shares issuable to him upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires on June 1, 2001.

          (10) The shares offered by Howard Conant are (i) 30,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 11, 2000, (ii) 50,000 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (iii) 130,000 shares owned of record by him.

          (11) The shares offered by David J. Doerge Trust are (i) 15,881 shares owned of record and (ii) 70,666 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires on June 1, 2001.

          (12) The shares offered by Dobbins Partners, L.P. are (i) 225,000 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (ii) 489,215 shares owned of record by it.

          (13) The shares offered by Mark Dorian are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires on June 1, 2001.

          (14) The shares offered by Stephen N. Engberg Associates Pension Plan and Trust are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires on June 1, 2001.

          (15) (A) The shares offered by Fairway Capital Ltd. are (i) 65,780 shares owned of record and (ii) 13,758 shares issuable to it upon exercise of a warrant at $19.00 per share, which warrant expires on December 26, 1999.

          (15) (B) The shares offered by Infinity Investors, Ltd. are (i) 644,120 shares owned of record, (ii) 155,884 shares issuable to it upon exercise of warrants at $19.00 per share, which warrants expire on December 26, 1999 the named stockholder are owned of record by such stockholder.

          (15) (C) The shares offered by Seacrest Capital Limited are (i) 110,000 shares owned of record and (ii) 29,250 shares issuable to it upon exercise of a warrant at $19.00 per share, which warrant expires on December 26, 1999.

          (16) The shares offered by the named stockholder are shares owned of record by the stockholder. The shares were issued to the named stockholder in consideration for agreeing to direct the Company's entry into the technical staffing business. James L. Paterek is Principal Consultant to to the Company, Michael Ferrentino is the

     President of the Company, Christopher Franco is the Executive Vice President and Secretary of the Company, and Kevin Kiernan is Vice President of COMFORCE Telecom.

          (17) The shares offered by the named stockholder are shares issuable upon conversion of Series F Preferred Stock held by the stockholder, convertible into such number of shares of Common Stock determined by dividing $1,000 plus all accrued, unpaid dividends thereon by the per share conversion rate, which for purposes of this disclosure we have assumed to be equal to $10.97 per share, representing 77% of the closing price of the Company's Common Stock on December 31, 1996. See "Description of the Company's Securities -- Preferred Stock."

          (18) The shares offered by Matthew Gohd are (i) 6,666 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, (ii) 33,333 shares issuable to him for payment of service and (iii) 19,215 shares owned of record by him.

          (19) The shares offered by Howard Grafman are (i) 15,000 shares owned of record and (ii) 7,500 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (20) The shares offered by Thomas Gries are (i) 7,500 shares owned of record and (ii) 3,750 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (21) The shares offered by Clark Gunderson are (i) 10,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires August 30, 2000 and (ii) 25,000 shares to be issued to him for conversion of a note in the amount of $50,000 at a price per share of $2.00.

          (22) The shares offered by Robert Jones are (i) 15,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires August 30, 2000, and (ii) 33,200 shares owned of record.

          (23) The shares offered by Thomas E. Kigin are (i) 15,000 shares owned of record and (ii) 7,500 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (24) The shares offered by Patrick Koo are (i) 20,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires October 3, 2000, and (ii) 50,000 shares to be issued to him for conversion of a note in the amount of $100,000 at a price per share of $2.00.

          (25) The shares offered by Stephen M. Levy are 5,000 shares issuable to it upon its exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 12, 2000.

          (26) The shares offered by Levy S.D. are 10,000 shares usable to it upon its exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 12, 2000.

          (27) The shares offered by Maynard Louis are 5,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 11, 2000 and 5,000 shares owned of record.

          (28) The shares offered by Manufacturers Indemnity and Insurance Company of America are (i) 174,000 shares issuable to it upon its exercise of a supplemental warrant at an exercise price of $9.00 per share, (ii) 927,876 shares held of record by it, and (iii) 111,111 shares issuable to it upon exercise of a supplemental warrant at an excerise price of $13.25 per share.

          (29) The shares offered by James McGill are (i) 15,000 shares owned of record and (ii) 7,500 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (30) The shares offered by Johanna McGill are (i) 15,000 shares owned of record and (ii) 7,500 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (31) The shares offered by MSAM Partners are 10,000 shares issuable to it upon its exercise of a warrant at an exercise price of $2.062 per share, which warrant expires July 16, 2000.

          (32) The shares offered by John and Else Muehstein are (i) 9,000 shares owed of record and (ii) 4,500 shares issuable to them upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires on June 1, 2001.

          (33) The shares offered by Porpoise Fund are (i) 26,666 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000 and (ii) 23,333 shares owned of record by it.

          (34) The shares offered by the named stockholder are shares issuable to the stockholder upon the exercise of an option at $7.375 per share, which option expires May, 2006.

          (35) The shares offered by Charles Reeder are (i) 60,000 shares owned of record and (ii) 30,000 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (36) The shares offered by Julia L. Reynolds Trust #2 are (i) 15,000 shares owned of record and (ii) 7,500 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (37) The shares offered by Evan D. Ritchie Living Trust are (i) 15,000 shares owned of record and (ii) 7,500 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (38) The shares offered by Michael Dain Searle are (i) 9,000 shares owned of record and (ii) 4,500 shares issuable to him upon the exercise price of $3.375 per share, which warrant expires on June 1, 2001.

          (39) The shares offered by Martha Seelbach are (i) 2,250 shares owned of record by her, and (ii) 4,500 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (40) The shares offered by Norman F. Siegel are (i) 40,000 shares held of record by him and (ii) 16,667 shares issuable to him upon his exercise of a supplemental warrant at an exercise price of $9.00 per share.

          (41) The shares offered by Paul Smeets are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (42) The shares offered by A.E. Staley III Trust are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (43) The shares offered by Henry M. Staley Trust are (i) 30,000 shares owned of record and (ii) 17,100 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (44) The shares offered by Robert C. Staley Trust are (i)15,000 shares owned of record and (ii) 7,500 share issuable upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (45) The shares offered by Avery Stone Trust are (i) 18,000 shares owned of record and (ii) 9,000 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (46) The shares offered by Shepard C. Swift Trust are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (47) The shares offered by E.B. Tarrson are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (48) The shares offered by Ronald Tarrson are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (49) The shares offered by Steve Tarrson are (i) 30,000 shares owned of record and (ii) 15,000 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001.

          (50) The shares offered by Westminster Capital are 15,000 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share.

          (51) The shares offered by Diane Wilson are (i) 6,300 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001, and (ii) 5,166 shares owned of record by her.

          (52) These shares were offered pursuant to a private placement during October and November 1995.

          (53) These shares were offered in connection with the sale of Series E Preferred Stock pursuant to an offering under Regulation D in April and May 1996.

          (54) The warrant or convertible note, as applicable, was issued in connection with extension of credit to the Company during the period from July through October 1995.

          (55) The shares offered by Robert A. Calabrese are 5,000 shares owned of record.


          (56) The shares offered by Michael Laundrie are (i) 10,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 8, 2000, and (ii) 25,000 shares owned of record.


          (57) The shares offered by Millison Investment Management are 16,250 shares issuable to it upon the exercise of a warrant at an exercise price of $4.00 per share.

                              PLAN OF DISTRIBUTION

          The manner in which the Common Stock covered by this Prospectus is to be distributed is set forth on the cover page hereof. Any sales effected through securities brokers or dealers will be on an "agency" basis, unless as a result of a privately negotiated transaction a broker or dealer enters into an agreement with a Selling Stockholder to purchase shares for its own account. At the date of this Prospectus, none of the Selling Stockholders contemplate entering into such a contractual relationship with a broker or dealer, although one or more of them may decide to do so in the future.

          To comply with certain states' securities laws, if applicable, the Common Stock will be sold in such states only through brokers or dealers. In addition, in certain states the Common Stock may not be sold unless they have been registered or qualify for sale in such states or an exemption from registration or qualification is available and is complied with. From time to time, to the extent required by the rules of the Securities and Exchange Commission, the Company will distribute Prospectus Supplements.

          The Selling Stockholders and any broker-dealers who participate in a sale of their shares of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

          All expenses of the registration of Common Stock offered hereby, estimated to be approximately $210,000, will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Normal commission expenses and brokerage fees, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

          Since the Selling Stockholders will be subject to the anti-manipulation rules promulgated under the Exchange Act, including Rule 10b-2, 10b-6 and 10b-7, in connection with transactions in the Common Stock during the effectiveness of the Registration Statement of which this Prospectus is a part, the Company advised the Selling Stockholders to consult competent securities counsel prior to initiating any such transaction. The Company will notify each Selling Stockholder of the Commission's rules and, as a condition to agreeing to register the shares of a Selling Stockholder, will require that such Selling Stockholder agree to comply with such rules.

          The Company will not receive any proceeds from the sale of the Common Shares offered hereby by the Selling Stockholders. However, insofar as the holders of warrants to purchase shares of the Common Stock are expected to exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes.



                                 LEGAL MATTERS

          The validity of the Common Stock being offered hereby will be passed upon for the Company by Doepken, Keevican &Weiss Professional Corporation, Pittsburgh, Pennsylvania.



                                    EXPERTS

          The consolidated balance sheets of COMFORCE Corporation and Subsidiaries as of December 31, 1994 and 1995 and September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 and for the nine month period ended September 30, 1996, the balance sheets of COMFORCE Telecom, Inc. (formerly COMFORCE Global, Inc.) as of December 31, 1994 and September 30, 1995 and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1994 and for the nine month period ended September 30, 1995, the balance sheets of Williams Communication Services, Inc. as of December 31, 1995 and March 3, 1996 and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1995 and for the period January 1, 1996 through March 3, 1996, the balance sheets of Force Five, Inc. as of December 31, 1995 and July 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period January 1, 1996 through July 31, 1996, the balance sheets of AZATAR Computer Systems, Inc. as of November 30, 1995 and August 31, 1996 and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1995 and for the nine month period ended August 31, 1996, the combined balance sheets of Continental Field Services Corporation and Progressive Telecom, Inc. as of December 31, 1995 and September 30, 1996 and the related combined statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1995 and for the nine month period ended September 30, 1996, and the combined balance sheets of RRA, Inc., Project Staffing Support Team, Inc. and DataTech Technical Services, Inc. as of May 10, 1996 and the related combined statements of income, changes in shareholders' equity and cash flows for the period January 1, 1996 through May 10, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

          The consolidated balance sheets of RRA Inc. and affiliates as of December 31, 1994 and 1995, and the related combined statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been incorporated herein in reliance on the report of Alexander & Devoley P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

          The balance sheets of RHO Company Incorporated as of December 31, 1995 and September 30, 1996, and the related statements of income, changes in shareholders' deficit and cash flows for the year ended December 31, 1995 and the nine month period ended September 30, 1996, included in this Prospectus, have been incorporated herein in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The statements of income and cash flows of RHO Company Incorporated for the year ended December 31, 1994, included in this Prospectus, have been incorporated herein in reliance on the report of Benson & McLaughlin, P.S., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                      ADDITIONAL INFORMATION

               The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained upon written request from the Public Reference Section of the Commission at the address set forth above upon payment of prescribed fees. The Commission also maintains a Web site at "http://www.sec.gov" which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the Public Reference Section of the Commission or the Commission's regional offices at the addresses set forth above or accessed through the Commission's Web site identified above, and copies of such material may be obtained upon written request from the Public Reference Section of the Commission upon payment of prescribed fees.

               The Common Stock of the Company is listed on the American Stock Exchange and such reports, proxy material and other information are also available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
     PRO FORMA



     Unaudited Pro Forma Financial Statements as of September 30, 1996 and

     for the years ended December 31, 1994 and 1995 and for the nine month periods ended September 30, 1995 and 1996......................  F-5

          Unaudited Pro Forma Balance Sheets..............................  F-6

          Unaudited Pro Forma Statements of Operations....................  F-7
          Unaudited Pro Forma Notes to Pro Forma Financial Statements.....  F-11


     COMFORCE CORPORATION AND SUBSIDIARIES



     Consolidated Financial Statements as of September 30, 1996 (audited) and for the nine month periods ended September 30, 1995 (unaudited) and 1996
     (audited)

          Report of Independent Accountants...............................  F-15
          Consolidated Balance Sheets.....................................  F-16
          Consolidated Statements of Operations...........................  F-17
          Consolidated Statements of Changes in Shareholders' Equity......  F-18
          Consolidated Statements of Cash Flows...........................  F-19
          Notes to Consolidated Financial Statements......................  F-21


     Consolidated Financial Statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995

          Report of Independent Accountants...............................  F-39
          Consolidated Balance Sheets.....................................  F-40
          Consolidated Statements of Operations...........................  F-42
          Consolidated Statements of Changes in Shareholders' Equity......  F-43
          Consolidated Statements of Cash Flows...........................  F-44
          Notes to Consolidated Financial Statements......................  F-46
          Schedules:

            II.  Valuation and Qualifying Accounts........................  F-65

     COMFORCE GLOBAL, INC. (NOW KNOWN AS COMFORCE TELECOM, INC.)


     Financial Statements as of September 30, 1995 and for the nine month period ended September 30, 1995 and as of December 31, 1994 and for the year then ended

          Report of Independent Accountants................................ F-67
          Balance Sheets................................................... F-68
          Statements of Operations and Retained Earnings
           (accumulated deficit)
                                                                            F-69
          Statements of Cash Flows......................................... F-70
          Notes to Financial Statements.................................... F-71


     WILLIAMS COMMUNICATION SERVICES, INC.



     Financial Statements as of March 3, 1996 and for the period January 1, 1996 to March 3, 1996 and as of December 31, 1995 and for the year then ended

          Report of Independent Accountants................................ F-76
          Balance Sheets................................................... F-77
          Statements of Operations and Retained Earnings................... F-78
          Statements of Cash Flows......................................... F-79
          Notes to Financial Statements.................................... F-80

     RRA, INC. AND AFFILIATES

     Combined Financial Statements as of May 10, 1996 and for the period January
     1, 1996 through May 10, 1996

         Report of Independent Accountants................................ F-83
         Combined Balance Sheet........................................... F-84
         Combined Statement of Income..................................... F-85
         Combined Statement of Changes in Shareholders' Equity............ F-86
         Combined Statement of Cash Flows................................. F-87
         Notes to Combined Financial Statements........................... F-88
     Combined Financial Statements as of December 31, 1994 and 1995 and for each of the three years for the period ended December 31, 1995

         Report of Independent Accountants................................ F-95
         Combined Balance Sheets.......................................... F-96
         Combined Statements of Income.................................... F-97
         Combined Statements of Changes in Shareholders' Equity........... F-99
         Combined Statements of Cash Flows................................ F-100
         Notes to Combined Financial Statements........................... F-102


     FORCE FIVE, INC.



     Financial Statements as of July 31, 1996 and for the period January 1, 1996 through July 31, 1996 and as of December 31, 1995 and for the year then ended

         Report of Independent Accountants................................ F-111
         Balance Sheets................................................... F-112
         Statements of Operations......................................... F-113
         Statements of Stockholders' Equity............................... F-114
         Statements of Cash Flows......................................... F-115
         Notes to Financial Statements.................................... F-116


     AZATAR COMPUTER SYSTEMS INC.

     Financial Statements as of September 30, 1996 and for the nine month period then ended and as of December 31, 1995 and for the year then ended

         Report of Independent Accountants................................ F-121
         Balance Sheets................................................... F-122
         Statements of Operations and Retained Earnings................... F-123
         Statements of Cash Flows......................................... F-124
         Notes to Financial Statements.................................... F-125


     CONTINENTAL FIELD SERVICES CORPORATION AND PROGRESSIVE TELECOM, INC.



     Financial Statements as of August 31, 1996 and for the nine month period then ended and as of

     November 30, 1995 and for the year then ended

         Report of Independent Accountants................................ F-129
         Combined Balance Sheets.......................................... F-130
         Combined Statements of Income.................................... F-131
         Combined Statements of Changes in Shareholders' Equity........... F-132
         Conbined Statements of Cash Flows................................ F-133
         Notes to Financial Statements.................................... F-134


     RHO COMPANY, INC.



     Financial Statements as of September 30, 1996 (audited) and for the nine month periods ended September 30, 1996 (audited) and September 30, 1995
     (unaudited) and as of December 31, 1995 and 1994 and for the years then ended

         Report of Independent Accountants................................ F-140
         Balance Sheets................................................... F-142
         Income Statements................................................ F-143
         Statements of Changes in Shareholders' Deficit................... F-144
         Statements of Cash Flows......................................... F-145
         Notes to Financial Statements.................................... F-146


     Schedules other than those listed are omitted as they are not applicable or required or equivalent information has been included in the financial statements or notes thereto.

                     COMFORCE Corporation and Subsidiaries

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS


        The following unaudited pro forma financial statements reflect (i) the treatment of the operation of the Company's jewelry business prior to September 1995 as a discontinued operation and (ii) the acquisition of business operating in the staffing industry, including COMFORCE Telecom, Inc. (for a purchase price of 6.7 million) in 1995, the acquisitions of Williams Communications Services, Inc. (for a purchase price of $2 million dollars and a contingent payout not to exceed $2 million dollars), RRA, Inc. (for a purchase price of $5.1 million and a contingent payout not to exceed $650,000), Force Five, Inc. (for a purchase price of $2 million and contingent payouts not to exceed $2 million), Continental Field Services Corp. (for a purchase price of $5 million and a contingent payout not to exceed $1.02 million) and AZATAR Computer Systems, Inc. (for a purchase price of $5.15 million and a contingent payout not to exceed $1.2 million), completed in 1996, and the proposed acquisition of RHO Company Incorporated (for a purchase price of $14.8 million and a contingent payout not to exceed $3.3 million) as if such acquisitions had occurred on January 1, 1994 (other than the unaudited pro forma balance sheet at September 30, 1996, which has been prepared as if all such acquisitions were consummated as of such date and accounted for by the purchase method). Prior to its acquisition by the Company, each of these acquired businesses operated as a separate independent entity. Since the unaudited pro forma financial statements set forth below show the combined financial condition and operating results of these recently acquired businesses during periods when they were not under common control or management, the information presented may not be indicative of the results which would have actually been obtained had such acquisitions been completed on the dates indicated, or of the Company's future financial or operating results.

                                               Unaudited Pro Forma Balance Sheet
                                                    As Of September 30, 1996

Current Assets:                        COMFORCE    AZATAR    Continental    RHO     Adjustments    Pro Forma
                                       --------    ------    -----------   -----    -----------    ---------
Cash and cash equivalents                   952       739            476      69            672  B    2,908
Restricted cash and equivalents              50                              394                        444
Accounts receivable, net                 10,081     1,502          1,611   8,362         (3,113) A   18,443
Prepaid expenses                             86         8             60     377                        531
Due from related party                                322                                  (322) A       --
Officer loans                               367                                                         367
Deferred income taxes                        54                                                          54
Other assets                                325                                                         328
                                       --------    ------    -----------   -----    -----------    --------
  Total current assets                   11,915     2,571          2,150   9,202         (2,763)     23,075
                                       --------    ------    -----------   -----    -----------    --------


Property and equipment, net of
  accumulated depreciation                  492       233             63     640                      1,428
Intangible assets, net of
  accumulated amortization               14,036                               13         23,152  F   37,201
Mortgage receivable                                                  331                   (331) A       --
Other assets                                231        32             39      51            (71) A      282
                                       --------    ------    -----------   -----    -----------    --------
  Total assets                           26,674     2,836          2,583   9,906         19,987      61,986
                                       ========    ======    ===========   =====    ===========    ========
Current liabilities:
Borrowings under revolving line
  of credit                               3,250                            5,664                      8,914
Current portion of long-term debt                                            395           (395) A       --
Accounts payable                            283        35          116       168           (151) A      451
Accrued expenses                          2,785        23          171       553           (194) A    3,338
Accrued payroll and payroll taxes                     119          143     2,090           (262) A    2,090
Income taxes                                694       601                                  (601) A      694
Notes payable                                                       13                      (13) A       --
Accrued interest                                      112                    114           (226) A       --
Liabilities to be assumed by ARTRA
  GROUP Incorporated                        350                                                         350
                                       --------    ------    -----------   -----    -----------    --------
  Total current liabilities               7,362       890          443     8,984         (1,842)     15,837
                                       --------    ------    -----------   -----    -----------    --------

Obligations to be settled by the
  issuance of Common Stock                  541                                            (541) C       --
Deferred income tax                          55                                                          55
Long-term debt                                                             9,360         (9,360) A       --
Borrowings for the purchase of RHO                                                       15,000  B   15,000

Commitments and contingencies

Stockholders equity:

Series E convertible preferred stock          1                                              (1) D       --
Series D Senior convertible preferred
  stock                                       1                                                           1
Series F Senior convertible preferred
  stock                                                                                       1  B        1
Common Stock                                 98         1            37       50            (52) E      134
Additional paid-in capital               17,902                                          12,342  G   30,244
Other capital                                                              2,180         (2,180) A       --
Deferred stock option charge net                                          (1,983)         1,983  A       --
Retained earnings, since January 1,
  1996                                      714                                                         714
Retained earnings (deficit)                         1,945         2,169   (8,685)         4,571  A       --
Treasury stock                                                      (66)                     66  A       --
                                       --------    ------    -----------   -----    -----------    --------
Total stockholders equity                18,716     1,946         2,140   (8,438)        16,730      31,094
                                       --------    ------    -----------   -----    -----------    --------
Total liabilities and stockholders
  equity                                 26,674     2,836         2,583    9,906         19,987      61,986
                                       ========    ======    ===========   =====    ===========    ========

            See notes to unaudited pro forma financial statements.

                                                       COMFORCE CORPORATION
                                            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                       FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996(2)


                                             COMFORCE                                            FORCE
                                           Corporation*       Williams*         RRA*             FIVE*         RHO*
                                           ------------       --------       ---------           ------    -----------

Revenues                                        $33,514           $657         $22,799           $4,589        $63,556
Cost of revenues                                 28,690            499          20,959            3,454         56,656
                                               --------       --------        --------         --------       --------
  Gross profit                                    4,824            158           1,840            1,144          6,900


Operating expenses:
  Selling, general and administrative             2,891             64           1,375            1,274          5,321
  Depreciation and amortization                     343              1              34               14            226
                                               --------       --------        --------         --------       --------
Income (loss) from operations                     1,590             93             431             (144)         1,353

Other (income) expenses:
  Other                                             (29)                                                           197
  Interest                                          102                             34                7            984
                                               --------       --------        --------         --------       --------
                                                     73             -               34                7          1,181
                                               --------       --------        --------         --------       --------

Income (loss) before income taxes                 1,517             93             397             (151)           172
Provision (credit) for income taxes                 610             39              -               (49)            -
                                               --------       --------        --------         --------       --------
Net income (loss)                                   907            $54            $397            $(102)          $172
                                                              ========        ========         ========       ========

Dividends on preferred stock                       (193)
Dividends on Common Stock equivalents                18
                                               --------

Income available for Common Stock                  $732
                                               ========

Income per share                                  $0.06
                                               ========

Weighted average shares outstanding
  and common stock equivalents                   12,661
                                               ========

                                                                               Pro Forma          Pro
                                            AZATAR***       Continental       Adjustments(3)     Forma
                                           ------------     -----------       ------------   --------------

Revenues                                         $5,781         $7,377                           $138,282
Cost of revenues                                  4,619          6,259                            121,136
                                               --------       --------        --------           --------
  Gross profit                                    1,162          1,118                             17,146


Operating expenses:
  Selling, general and administrative               555            802                             12,282
  Depreciation and amortization                      25             13             558              1,214
                                               --------       --------        --------           --------
Income (loss) from operations                       582            303            (558)             3,650

Other (income) expenses:
  Other                                             (54)           (23)                                91
  Interest                                           29              5             443              1,604
                                               --------       --------        --------           --------
                                                    (25)           (18)            443              1,695
                                               --------       --------        --------           --------

Income (loss) before income taxes                   607            321          (1,001)             1,955
Provision (credit) for income taxes                 254             -              124                978
                                               --------       --------        --------           --------
Net income (loss)                                  $353           $321          $1,125)               977
                                               ========       ========        ========

Dividends on preferred stock                                                                         (323)  (7)
Dividends on Common Stock equivalents                                                                  26
                                                                                                 --------
Income available for Common Stock                                                                  $  680
                                                                                                 ========

Income per share                                                                                    $0.05
                                                                                                 ========

Weighted average shares outstanding                                                                14,067   (6)
  and common stock equivalents                                                                   ========


  * The financial statements of these companies for the nine month period ended September 30, 1996 have been audited by Coopers & Lybrand L.L.P., which financial statements are included in this Prospectus.

  ** The financial statements of this company for the nine month period ended September 30, 1996 have been audited by Arthur Andersen L.L.P., which financial statements are included in this Prospectus.

  *** The financial statements of this company for the nine months ended August 31, 1996 have been audited by Coopers & Lybrand L.L.P., which financial statements are included in this Prospectus.

             See notes to unaudited pro forma financial statements

                                                       COMFORCE CORPORATION
                                            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                       FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1995(2)


                                             COMFORCE         COMFORCE
                                            Corporation       Telecom        Williams             RRA       FORCE FIVE
                                            -----------       --------       --------            ------     ----------

Revenues                                                        $9,007          $2,975          $37,441         $4,941
Cost of revenues                                                 6,765           2,120           34,559          3,761
                                               --------       --------        --------         --------       --------
  Gross profit                                                   2,242             855            2,882          1,180


Operating Expenses:
  Selling, general and administrative               265          1,017             418            2,016            849
  Depreciation and amortization                                    142               -               86             14
  Non-recurring items:
    Stock Compensation                            3,000   (4)
    Management fees to former parent
      company                                                    1,140  (5)

                                               --------       --------        --------         --------       --------

Income (loss) from operations                    (3,265)           (57)            437              780            317

Other (income) expenses:
  Other                                                             (7)                                            (36)
  Interest expense                                  410                              1              115             36
                                               --------       --------        --------         --------       --------
                                                    410             (7)              1              115              -
                                               --------       --------        --------         --------       --------

Income (loss) before income taxes                (3,675)           (50)            436              665            317
Provision (credit) for income taxes                   -             15             203                -             98
                                               --------       --------        --------         --------       --------
Net income (loss)                                (3,675)          $(65)           $233             $665           $219
                                                              ========        ========         ========       ========

Dividends on preferred stock                          -
                                               --------
Income available for common stock               $(3,675)
                                               ========

Loss per share from operations                   $(1.11)
                                               ========

Weighted average shares outstanding               3,321
                                               ========


                                                                                              Pro Forma           Pro
                                                RHO           AZATAR         Continental    Adjustments(3)       Forma
                                           ------------     ----------       -----------    --------------     ----------

Revenues                                        $62,833         $5,071          $7,371                        $129,639
Cost of revenues                                 56,481          4,196           6,098                         113,980
                                               --------       --------        --------                        --------
  Gross profit                                    6,352            875           1,273                          15,659


Operating Expenses:
  Selling, general and administrative             4,465            359             744                          10,133
  Depreciation and amortization                     178             21              29             $725          1,195
  Non-recurring items:
    Stock Compensation                                                                                           3,000
    Management fees to former parent
      company                                                                                                    1,140

                                               --------       --------        --------         --------       --------

Income (loss) from operations                     1,709            495             500             (725)           191

Other (income) expenses:
  Other                                                            (30)            (48)                           (121)
  Interest expense                                1,249             28              24             (428)         1,435
                                               --------       --------        --------         --------       --------
                                                  1,249             (2)            (24)            (428)         1,314
                                               --------       --------        --------         --------       --------

Income (loss) before income taxes                   460            497             524             (297)        (1,123)
Provision (credit) for income taxes                   -            201               -              317            834
                                               --------       --------        --------         --------       --------
Net income (loss)                                  $460           $296            $524            $(614)        (1,957)
                                               ========       ========        ========         ========

Dividends on preferred stock                                                                                      (148)(7)
                                                                                                              --------
Income available for common stock                                                                              $(2,105)
                                                                                                              ========

Loss per share from operations                                                                                  $(0.22)
                                                                                                              ========

Weighted average shares outstanding                                                                              9,741   (6)
                                                                                                              ========

             See notes to unaudited pro forma financial statements


                                                       COMFORCE CORPORATION
                                            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                              FOR THE YEAR ENDED DECEMBER 31, 1995(2)


                                             COMFORCE         COMFORCE
                                           Corporation*       Telecom*       Williams*           RRA***    FORCE FIVE*
                                           ------------       --------       ---------           ------    -----------

Revenues                                         $2,387         $9,007          $4,178          $52,011         $7,067
Cost of revenues                                  1,818          6,765           3,022           47,830          5,287
                                               --------       --------        --------         --------       --------
  Gross profit                                      569          2,242           1,156            4,181          1,780


Operating expenses:
  Selling, general and administrative               765          1,017             449            2,877          1,373
  Depreciation and amortization                      58            142               1              115             19
  Non-recurring expenses:
    Stock compensation                            3,425   (4)
    Management fees to former parent
      company                                                    1,140  (5)

                                               --------       --------        --------         --------       --------
Income (loss) from operations                    (3,679)           (57)            706            1,189            388

Other (income) expenses:
  Other                                              33             (7)                             (42)           (36)
  Interest                                          585                                             175             48
                                               --------       --------        --------         --------       --------
                                                    618             (7)              -              133             12
                                               --------       --------        --------         --------       --------

Income (loss) before income taxes                (4,297)           (50)            706            1,056            376
Provision (credit) for income taxes                  35             15             354                -            120
                                               --------       --------        --------         --------       --------
Net income (loss)                               $(4,332)          $(65)           $352           $1,056           $256
                                                              ========        ========         ========       ========

Dividends on preferred stock                          0
Income available for common stock               $(4,332)
                                               --------

Loss per share                                   $(0.95)
                                               ========

Weighted average shares outstanding               4,596
                                               ========


                                                                                              Pro Forma          Pro
                                           RHO**            AZATAR****       Continental*   Adjustments(3)      Forma
                                           ------------     ----------       ------------   --------------     ----------

Revenues                                        $83,631         $7,071          $9,850                        $175,202
Cost of revenues                                 74,978          5,578           8,125                         153,493
                                               --------       --------        --------                        --------
  Gross profit                                    8,653          1,493           1,635                          21,709


Operating expenses:
  Selling, general and administrative             6,283            571           1,126                          14,461
  Depreciation and amortization                     227             28              39              989          1,618
  Non-recurring expenses:
    Stock compensation                                                                                           3,425
    Management fees to former parent
      company                                                                                                    1,140

                                               --------       --------        --------         --------       --------
Income (loss) from operations                     2,143            894             470             (989)         1,065

Other (income) expenses:
  Other                                                            (44)            (80)                           (176)
  Interest                                        1,643             40              60              179          2,730
                                               --------       --------        --------         --------       --------
                                                  1,643             (4)            (20)             179          2,554
                                               --------       --------        --------         --------       --------

Income (loss) before income taxes                   500            898             490           (1,168)        (1,489)
Provision (credit) for income taxes                   -            363               -              (54)           833
                                               --------       --------        --------         --------       --------
Net income (loss)                                  $500           $535            $490          $(1,114)        (2,322)
                                               ========       ========        ========         ========

Dividends on preferred stock                                                                                      (197)(7)
                                                                                                              --------
Income available for common stock                                                                               (2,529)
                                                                                                              ========
Loss per share                                                                                                  $(0.26)
                                                                                                              ========

Weighted average shares outstanding                                                                              9,876   (6)
                                                                                                              ========


        * The financial statements of these companies have been audited for the periods referenced in footnote 2 by Coopers & Lybrand L.L.P., which financial statements are included in this Prospectus.

        ** The financial statements of this company for the year ended December 31, 1995 have been audited by Arthur Andersen L.L.P., which financial statements are included in this Prospectus.

        *** The financial statements of this company for the year ended December 31, 1995 have been audited by Alexander & Devoley, P.C., which financial statements are included in this Prospectus.

        **** The financial statements of this company for the year ended November 30, 1995 have been audited by Coopers & Lybrand L.L.P., which financial statements are included in this Prospectus.

             See notes to unaudited pro forma financial statements

                                                       COMFORCE CORPORATION
                                            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                              FOR THE YEAR ENDED DECEMBER 31, 1994(2)

                                             COMFORCE         COMFORCE
                                           Corporation*       Telecom*        Williams           RRA***     FORCE FIVE
                                           ------------       --------       ---------           ------     ----------

Revenues                                                        $8,245          $2,930          $38,559         $3,234
Cost of revenues                                                 6,417           2,107           35,601          2,485
                                                              --------        --------         --------       --------
  Gross profit                                                   1,828             823            2,958            749


Operating expenses:
  Selling, general and administrative               966            959             582            2,156            625
  Depreciation and amortization                                    175              15              133              5
  Non-recurring charges:
    Management fees to former parent
      company                                                      803  (4)
                                               --------       --------        --------         --------       --------
                                                   (966)          (109)            226              669            119
Income (loss) from operations

Other (income) expense                                              (9)                             (25)
Interest expense                                  1,316                             26              168             16
                                               --------       --------        --------         --------       --------
                                                  1,316             (9)             26              143             16
                                               --------       --------        --------         --------       --------

Income (loss) before income taxes                (2,282)          (100)            200              526            103
Provision (credit) for income taxes                                 15              78                -             48
                                               --------       --------        --------         --------       --------
Net income (loss)                                (2,282)         $(115)           $122             $526            $55
                                                              ========        ========         ========       ========

Dividends on preferred stock                          -
Dividends on common stock equivalents                 -
                                               --------
                                                $(2,282)
                                               ========

Income (loss) per share operations               $(0.72)
                                               ========

Weighted average shares outstanding               3,195
                                               ========


                                                                                            Pro Forma           Pro
                                           RHO**              AZATAR        Continental   Adjustments(3)        Forma
                                           ------------       --------      -----------   --------------     ----------

Revenues                                        $76,170         $4,923          $8,386                        $142,447
Cost of revenues                                 69,157          3,982           7,181                         126,930
                                               --------       --------        --------                        --------
  Gross profit                                    7,013            941           1,205                          15,517


Operating expenses:
  Selling, general and administrative             5,066            423           1,347                          12,124
  Depreciation and amortization                     200             24              74              967          1,593
  Non-recurring charges:
    Management fees to former parent
      company                                                                                                      803
                                               --------       --------        --------         --------       --------
                                                  1,747            494            (216)            (967)           997
Income (loss) from operations

Other (income) expense                                             (20)            (74)                           (128)
Interest expense                                  1,435             39               3              460          3,463
                                               --------       --------        --------         --------       --------
                                                  1,435             19             (71)             460          3,335
                                               --------       --------        --------         --------       --------

Income (loss) before income taxes                   312            475            (145)           1,427         (2,338)
Provision (credit) for income taxes                   -            242               -             (383)             -
                                               --------       --------        --------         --------       --------
Net income (loss)                                  $312           $233           $(145)         $(1,044)       $(2,338)
                                               ========       ========        ========         ========

Dividends on preferred stock                                                                                      (197)   (7)
Dividends on common stock equivalents                                                                                -
                                                                                                              --------
                                                                                                               $(2,535)
                                                                                                              ========

Income (loss) per share operations                                                                             $ (0.26)
                                                                                                              ========

Weighted average shares outstanding                                                                              9,615   (6)
                                                                                                              ========


        * The financial statements of these companies for the year ended December 31, 1994 have been audited by Coopers & Lybrand L.L.P., which financial statements are included in this Prospectus.

        ** The financial statements of this company for the year ended December 31, 1994 have been audited by Benson & McLaughlin, which financial statements are included in this Prospectus.

        *** The financial statements of this company for the year ended December 31, 1995, have been audited by Alexander & Devoley, P.C., which financial statements are included in this Prospectus.

             See notes to unaudited pro forma financial statements

                             COMFORCE Corporation
               Notes to Unaudited Pro Forma Financial Statements

(1) The pro forma adjustments of the unaudited pro forma balance sheet consist of:

     (A) Record acquisition by AZATAR, Continental, and Rhotech and related entries and the elimination of AZATAR, Continental and Rhotech assets and liabilities not purchased or assumed. (B) Record proceeds from the debt financing of 15,000,000, proceeds from the sale of 3,250 Shares of preferred stock Series F, proceeds from the sale of 460,000 shares of common stock and related payment right, and proceeds from the exercise of warrants amounting to $7,142,000 less payments for the purchase of AZATAR, Continental, and Rhotech of $20,255,000, and less cash not included as purchased assets of $1,215,000. The Company is seeking to raise between $11.4 million to $17.0 million through the private placement of debt instruments bearing interest at 8% per annum. Such private placement of debt will require additional redemption premiums ranging from 2.5% to 15% based upon, among other factors, the timing of the redemptions, which premiums are not reflected in the unaudited pro from data presented. (C) Record the settlement of obligations to be settled by the issuance of common stock. (D) Record the conversion of 8,871 shares of Series E preferred stock to 887,100 shares of common stock. (E) To record the net change on common stock outstanding. (F) to record the purchase price of AZATAR, Continental and RHO over the nets assets acquired over intangibles, primarily goodwill. (G) to record the transaction described in (A) through (D) above as follows: (i) proceeds from the sale of Series F Preferred, sale of 460,000 shares of common stock, and the issuance of 111,111 warrants, (ii) shares issued in connection with the acquisition of AZATAR and Continental with values of $4,120,000 and $575,000, respectively, (iii) value of shares issued to settle obligations to be settled by common stock of $541,000 (iv) less par value of common or preferred stock sold or issued upon conversion of Preferred Stock, or issued in settlement of obligations equal to $27,000.

(2) The unaudited pro forma statements of operations include the statements of operations for the companies listed for the periods prior to their acquisition by COMFORCE. The unaudited pro forma statement of operations for the period ended September 30, 1996 presents the financial statements of COMFORCE, AZATAR, Continental and RHO for their respective 1996 nine month periods and the results of operations for companies acquired during the nine month period ended September 30, 1996 as follows: Williams Communications Services, Inc. (Williams) (January 1 through March 3, 1996), RRA, Inc. (RRA) (January 1 through May 10, 1996) and Force Five, Inc., (Force five) (January 1 through July 31, 1996). The financial statements for the year ended December 31, 1995 includes the annual 1995 results of operations of each entity, except for COMFORCE Telecom, Inc. which reflects results of operations for the period January 1 through September 30, 1995 prior to its acquisition on October 16, 1995. The financial statements for all companies for the nine month period ended September 30, 1995 and year ended December 31, 1994 present the nine and twelve month results of operations of the respective companies. All periods presented exclude the revenues and expenses related to the jewelry business of COMFORCE which was discontinued in September 1995. The pro forma results of operations are presented as if these companies were acquired on January 1, 1994 and do not purport to be an indication of the results of operation had these acquisitions been made as of that date or of results which may occur in the future.

(3)  Pro forma adjustments include the following:


                                                           Nine months ended            Year ended
                                                            September 30,              December 31,
                                                           -----------------        -----------------
                                                             1996    1995             1995     1994
          (in thousands)
Additional amortization of intangibles (a)                   (558)   (725)            (989)    (967)
(Increase) decrease in interest expense (b)                  (443)    428             (179)    (460)
(Increase) decrease in provision for income taxes (c)        (364)   (317)             (54)     383
                                                             ----   -----            -----     ----
Total pro forma adjustments                                 $(764)  $(614)         $(1,114) $(1,044)

   (a) Amortization of intangibles assumes all of the acquisitions and proposed acquisitions occurred on January 1, 1994. The table below reflects the amortization of intangibles with lives ranging from 5 to 40 years:


                                      Nine months ended      Year ended
                                        September 30,        December 31,
                                      -----------------     --------------
                                        1996     1995       1995      1994
                                        ----     ----       ----       ----
                                                  (in thousands)
      Pro forma amortization

        Telecom                        $ 182    $ 182      $ 243      $ 243

        Williams                          39       39         52         52

        RRA                              123      123        164        164

        Force Five                        39       39         52         52

        Continental                       94       94        125        125

        AZATAR                            97       97        129        129

        RHO                              277      277        370        370

      Less: historical amortization     (293)    (126)      (146)      (168)
                                       ------    -----     ------     ------
      Pro forma adjustment             $ 558     $ 725     $ 989      $ 967
                                       ======    =====     ======     ======


   (b) Interest expense relates to the elimination of interest expense on notes and other liabilities assumed by ARTRA totaling $410,000 for September and December 1995, the elimination of interest expense on debt due to RHO shareholders which was not assumed, interest expense on the $15,000,000 debt financing for RHO at an interest rate of 8%, interest expense on the line of credit used to purchase Williams and Force Five (assuming all $3,350,000 was outstanding for 1994 and 1995 at an interest rate of 8.5%) and interest expense for 1996 on the line of credit used to purchase Williams and Force Five (assuming that $3,350,000 was outstanding from January 1, 1996 to March 3, 1996 and $1,450,000 was outstanding from March 3, 1996 to July 31, 1996). The interest expense eliminated in 1995 was for interest and notes directly related to The Lori Corporation activities and was incurred in 1996. The Company is seeking to raise between $11.4 million to $17.0 million through the private placement of debt instruments bearing interest at 8% per annum. Such private placement of debt will require additional redemption premiums ranging from 2.5% to 15% based upon, among other factors, the timing of the redemptions, which premiums are not reflected in the unaudited pro forma data presented.

   (c) The proforma adjustment for income taxes reflects the tax effect of the proforma adjustment (excluding non-deductible amortization), the tax effect of S Corporation earnings treated as C Corporation earnings and the tax benefit of losses by other entities within the pro forma combined group.

(4) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company to certain individuals to manage the Company's entry into, and development of, the telecommunications and computer staffing business.

(5) Represent a non-recurring management fee paid by Telecom to its former parent company prior to its acquisition by the Company.

(6)    Pro forma weighted average shares outstanding are calculated as follows:


                                                                              Nine months ended         Year ended
                                                                                September 30,          December 31,
                                                                                --------------         -------------
                                                                                 1996     1995         1995     1994
                                                                                 ----     ----         ----     ----
                                                                                     (In thousands of shares)
Historical weighted average shares outstanding                                   12,900   3,321        4,596    3,195
Shares issued as compensation                                                         *   3,091        2,464    3,091
Shares issued-Telecom acquisition                                                     *   2,562        2,049    2,562
Shares issued-Force Five acquisition                                                  *      27           27       27
Shares issued-AZATAR acquisition                                                    243     243          243      243
Shares issued-Continental acquisition                                                37      37           37       37
Common shares sold to fund Continental acquisition (a)                              460     460          460      460
Common stock equivalents Series E preferred                                           *      **           **       **
Common stock equivalents on Series D and F Preferred Stock                           **      **           **       **
Warrants issued in connection with the Continental acquisition                      111      **           **       **
Warrants issued in connection with the Telecom acquisition                            *      **           **       **
Shares issued to certain shareholders                                                 *      **           **       **
Contingent shares:
        AZATAR (b)                                                                   84      **           **       **
        RHO  (c)                                                                    232      **           **       **
                                                                                 ------  ------       ------   ------
        TOTAL PRO FORMA SHARES                                                   14,067   9,741        9,876    9,615
                                                                                 ======  ======       ======   ======


*       Included in historical weighted average shares outstanding.

**      Excluded as the effect would be anti-dilutive.


(a) In December 1996, the Company sold 460,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors equal to the amount, if any, by which $10.00 per share exceeds the average closing bid price for the five trading days prior to a specified date (not later than May 1, 1997).

(b) AZATAR's contingent purchase price of $1,200,000 is payable in stock at a rate of $400,000 per year for a three year period, if certain earnings criteria are met. The stock price is based on the average stock price for the last ten days in each year such shares are earned. The per share price at December 31, 1996 of $14.25 has been utilized to calculate contingent shares for pro forma purposes. Such shares actually earned may differ from these calculations.

(c) RHO's contingent purchase price of up to $3,300,000 is payable in stock if certain earnings criteria are being met. The conversion price to calculate shares to be issued is based upon the price of the Company's common stock at the closing of the acquisition. The per share price at December 31, 1996 of $14.25 has been utilized to calculate contingent shares for pro forma purposes. Such shares actually earned and the price per share may differ from this calculation.

(7)     The following summarizes the pro forma dividends on Preferred Stock

                                               Nine Months ended                    Year Ended
                                                  September 30,                     December 31,
                                                  1996    1995                   1995          1994
                                                (In thousands)                    (In thousands)
        Series D Preferred Stock                   175         *                    *             *
        Series E Preferred Stock                    26        26                   35            35
        Series F Preferred Stock (a)               122       122                  162           162
                                                  ----      ----                 ----          ----
                                                   323       148                  197           197
                                                  ====      ====                 ====          ====

(a) Certain discounts upon conversion of Series F Preferred Stock aggregating approximately $665,000 will be recorded as an additional dividend attributable to holders of Preferred Stock in the fourth quarter of 1996.

* Series D not deemed issued in prior periods as proceeds were utilized in 1996 for working capital requirements.

                     COMFORCE CORPORATION AND SUBSIDIARIES

                             FINANCIAL STATEMENTS

                           AS OF SEPTEMBER 30, 1996

Report of Independent Accountants

To the Shareholders and Board of Directors of Comforce
Corporation, Inc.:

We have audited the accompanying consolidated balance sheet of Comforce Corporation and Subsidiaries (the "Company") as of September 30, 1996, and the related consolidated statement of operations and shareholders' equity and cash flows for the nine month period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comforce Corporation and Subsidiaries as of September 30, 1996, and consolidated the results of their operations and their cash flows for the nine month period ended September 30, 1996, in conformity with generally accepted accounting principles.

Melville, New York                          /s/ Coopers and Lybrand L.L.P.
November 16, 1996, except as to Note 18
for which the date is December 26, 1996.

Comforce Corporation and Subsidiaries
Consolidated Balance Sheet
as of September 30, 1996 (in thousands)

                    ASSETS:


Current assets:

        Cash and cash equivalents                              $   952
        Restricted cash                                             50
        Receivables, including $315 unbilled receivables, less
          allowance for doubtful accounts of $75,000            10,081
        Prepaid expenses                                            86
        Officer loans                                              367
        Other assets                                               325
        Deferred income tax                                         54
                                                                ------
          Total current assets                                  11,915


Property and equipment, net of accumulated depreciation of $95     492

Intangible assets, net of accumulated amortization of $341      14,036

Other assets                                                       231
                                                                ------
      Total assets                                             $26,674
                                                                ======


      LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
        Borrowings under revolving line of credit              $ 3,250
        Accounts payable                                           283
        Accrued expenses                                         2,785
        Income taxes                                               694
        Liabilities to be assumed by ARTRA GROUP Incorporated      350
                                                                 -----
             Total current liabilities                           7,362


Obligations expected to be settled by the issuance of common
 stock                                                             541
Deferred income tax                                                 55
                                                                 -----
  Total liabilities                                              7,958
                                                                 -----
Commitments and contingencies

Stockholders' equity:
        Series E convertible preferred stock, $.01 par value;
         10,000 shares authorized, 8,871 shares issued and
         outstanding, liquidation value of $100 per share
         ($887,100)                                                   1

        Series D senior convertible preferred stock, $.01 par
         value; 15,000 shares authorized, 7,002 shares issued
         and outstanding, liquidation value of $1,000 per
         share ($7,002,000)                                           1

        Common stock, $.01 par value; 100,000,000 shares
         authorized, 9,817,000 shares issued and outstanding         98

        Additional paid-in capital                               17,902
        Retained earnings,  since January 1, 1996                   714
                                                                 ------
              Total stockholders' equity                         18,716
                                                                 ------
              Total liabilities and stockholders' equity        $26,674
                                                                 ======


The accompanying notes are an integral part of the financial statements.

Comforce Corporation and Subsidiaries

Consolidated Statements of Operations

for the nine month period ended September 30, 1996 and 1995
(unaudited) (in thousands, except per share data)



                                                  September 30,
                                             ----------------------
                                              1996           1995
                                                         (Unaudited)

Net sales                                    $33,514
                                              ------        ------
Costs and expenses:
 Cost of goods sold                           28,690
 Selling, general and administrative expenses  2,891       $ 3,265

Depreciation and amortization                    343
                                              ------        ------
     Total costs and expenses                 31,924         3,265

Operating income (loss)                        1,590        (3,265)

Other income (expense):
        Interest expense                        (102)         (410)
        Other income, net                         29
                                              ------        ------
                                                 (73)         (410)

Income from continuing operations before
 income taxes and extraordinary credit         1,517        (3,675)

Provision for income taxes                       610
                                              ------        ------

Income (loss) from continuing operations         907        (3,675)
Loss from discontinued operations                          (16,611)
                                              ------        ------
Income (loss) before extraordinary credit        907       (20,286)

Extraordinary credit, net discharge of
 indebtedness                                                6,657
                                              ------        ------
        Net income                               907       (13,629)

Dividends on Preferred Stock                     193
                                              ------        ------
        Income available to common
         shareholders                        $   714      $(13,629)
                                              ======        ======

Earnings (loss) per share:
  Continuing operations                      $   .06      $  (1.11)
  Discontinued operations                                    (5.00)
                                              ------       -------
  Income (loss) before extraordinary credit      .06         (6.11)

Extraordinary credit                                          2.01
                                              ------        ------
         Net income (loss)                   $   .06       $ (4.10)
                                              ======        ======

Weighted average number of shares of common
 stock and common stock equivalent
 outstanding                                  12,661         3,321
                                              ======        ======


The accompanying notes are an integral part of the financial statements.

Comforce Corporation and Subsidiaries
Consolidated Statement of Stockholders' Equity for the nine month period ended September 30, 1996 (in thousands, except share amounts)


                                                                                                           Retained
                                           Series E        Series D                                        Earnings
                         Common  Stock   Preferred Stock  Preferred Stock    Additional                      Since        Total
                        --------------  ---------------  ---------------       Paid-In      Accumulated    January 1,  Stockholders'
                        Shares   Amount  Shares  Amount  Shares   Amount       Capital        Deficit         1996        Equity


Balance at December
 31, 1995              9,309,198 $  92                                     $ 95,993         $(93,847)                  $ 2,238
Quasi-Reorganization
 as of January 1,
 1996                                                                       (93,847)          93,847
Exercise of stock
 options                   4,500                                                 23                                         23
Exercise of stock
 warrants                338,334     4                                        1,042                                      1,046
Issuance of Series E
 convertible preferred
 stock                                   8,871   $ 1                          4,635                                      4,636
Issuance of Series D
 senior convertible
 preferred stock                                        7,002   $ 1           6,415                                      6,416
Registration costs                                                             (101)                                      (101)
Common stock issued as
 consideration for
 the purchase of Force
 Five                     27,398     1                                          499                                         500
Common stock issued to
 pay liabilities         137,500     1                                          275                                         276
Liabilities assumed by
 ARTRA                                                                        2,968                                       2,968
Net income                                                                                                  $907            907
Dividends
 Series E. preferred
  stock                                                                                                      (18)           (18)
 Series D preferred
  stock                                                                                                     (175)          (175)
                        ========  ====  ======   ===   ======  ==========  ========       =====         ========        =======
Balance at September
 30, 1996              9,816,930  $ 98   8,871   $ 1   7,002   $ 1         $ 17,902        $ -             $ 714        $18,716

The accompanying notes are an integral part of the financial statements.

Comforce Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the nine month period ended September 30, 1996 and 1995
(unaudited) (in thousands)

                                                                                                            September 30,
                                                                                                    1996                    1995
                                                                                                                        (Unaudited)
Cash flows from operating activities:
 Net income                                                                                   $       907               $  (13,629)

 Adjustments to reconcile net income to cash flows from operating activities:
   Depreciation of property, plant and equipment                                                       54                       76
   Amortization of excess of cost over net assets acquired                                            289                      267
   Allowance for doubtful accounts                                                                     75                    1,600
   Extraordinary gain from net discharge of indebtedness                                                                    (6,657)
   Impairment of goodwill                                                                                                   13,140
   Common stock compensation                                                                                                 2,742
   Changes in assets and liabilities, net of the effects of the acquisition of Williams, RRA and Force Five:
       (Increase) decrease in receivables                                                          (8,402)                     814
       Decrease in receivable from ARTRA                                                              400
       (Increase) decrease in prepaid expenses and other current assets                              (194)                     269
       Increase in other noncurrent assets                                                           (107)                    (145)
       Increase (decrease) in payables and accrued expenses                                         2,177                   (3,115)
       Increase in income taxes                                                                       480
       Decrease in inventories                                                                                               2,105
                                                                                                 --------                 --------
         Net cash used by operating activities                                                     (4,321)                  (2,533)
                                                                                                 --------                 --------

Cash flows from investing activities:
  Acquisition of Williams, RRA and Force Five                                                      (9,442)
  Additions to property, plant and equipment                                                         (183)                     (20)
  Increase in receivable from officers                                                               (367)
  Increase in restricted cash                                                                         (50)
  Payment of liabilities with restricted cash                                                                                  550
  Investment in Yield Global                                                                                                  (753)
  Retail fixtures                                                                                                             (631)
                                                                                                  --------                 --------
         Net cash used by investing activities                                                    (10,042)                    (854)
                                                                                                  --------                 --------

Cash flows from financing activities:
  Payment of note payable                                                                            (500)
  Proceeds from line of credit                                                                      4,150
  Repayment on line of credit                                                                        (900)
  Proceeds from issuance of preferred stock                                                        11,052
  Proceeds from exercise of stock options                                                              23
  Proceeds from exercise of warrants                                                                1,046
  Payment of registration costs                                                                      (100)
  Dividend paid                                                                                      (105)
  Net increase in short-term debt, including liability of discontinued operations                                            3,356
  Reduction of long-term debt                                                                                                 (750)
                                                                                                 --------                 --------
         Net increase provided by financing activities                                             14,666                    2,606


Continued

Comforce Corporation and Subsidiaries
Consolidated Statements of Cash Flows, continued for the nine month period ended September 30, 1996 and 1995 (unaudited) (in thousands)


                                                                                                            September 30,
                                                                                                    1996                    1995
                                                                                                                        (Unaudited)
Increase (decrease) in cash and cash equivalents                                                      303                    (781)

Cash and cash equivalents, beginning of year                                                          649                     783
                                                                                              -----------               ---------
Cash and cash equivalents, end of period                                                      $       952               $       2
                                                                                              ===========               =========
Supplemental cash flow information:
  Cash paid during the year for:
    Interest                                                                                  $       103               $     131
    Income taxes                                                                                      119                       9

Supplemental schedule of noncash investing and financing activities:
  Quasi-reorganization                                                                            (93,847)
  Common stock issued for purchase of Force Five, Inc.                                                500
  Common stock issued to settle liabilities                                                           276
  Net change in ARTRA receivables and liabilities                                                   2,968
  Dividends accrued but not yet paid                                                                   88
  Common stock issued as consideration for debt restructuring and
    short-term loans                                                                                                    $     567
  Common stock issued as consideration for acquisition guarantee                                                              168
  Common stock issued as additional consideration for
    short-term borrowings                                                                                                     700

The accompanying notes are an integral part of the financial statements.

Comforce Corporation and Subsidiaries
Notes to Consolidated Financial Statements


1.  Basis of Presentation:

    COMFORCE Corporation ("COMFORCE" or the "Company"), formerly The Lori Corporation ("Lori"), is a provider of telecommunications and computer technical staffing and consulting services worldwide and maintains an extensive global database of technical specialists. As discussed in Note 4, in September 1995, the Company adopted a plan to discontinue its jewelry business ("Jewelry Business") conducted by its two wholly-owned subsidiaries, Lawrence Jewelry Corporation ("Lawrence") and Rosecraft, Inc. ("Rosecraft").

    Effective January 1, 1996, the Company effected a quasi-reorganization through the application of $93,847,000 of its $95,993,000 additional paid-in capital account to eliminate its accumulated deficit. The Company's Board decided to effect a quasi-reorganization given that the Company achieved profitability following its entry into the technical staffing business and discontinuation of its unprofitable Jewelry Business. The Company's accumulated deficit at December 31, 1995 is primarily related to the discontinued operations and is not, in management's view, reflective of the Company's current financial condition.

    ARTRA Group Incorporated ("ARTRA"), a public company whose shares are traded on the New York Stock Exchange, was formerly the Company's parent prior to October 17, 1995. At September 30, 1996, ARTRA owned less than 20% of the Company's stock.

    On October 17, 1995, Lori acquired one hundred percent of the capital stock of COMFORCE Telecom Inc. ("COMFORCE Telecom"), formerly Spectrum Global Services, Inc., d/b/a Yield Global, a wholly-owned subsidiary of Spectrum Information Technologies, Inc. ("Spectrum"). In connection with the re-focus of Lori's business, Lori changed its name to COMFORCE Corporation. Since October 17, 1995, the Company has acquired a number of staffing and consulting business throughout the United States. See Note 3.



2.  Summary of Significant Accounting Policies:

    Principles of Consolidation

    The consolidated financial statements include the accounts of COMFORCE Corporation, COMFORCE Telecom, Inc. ("Telecom"), COMFORCE Technical Services, Inc. ("CTS") and COMFORCE Information Technology, Inc. ("CIT"). All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

Revenue for providing staffing services is recognized at the time such services are rendered.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid short-term investments with an original maturity of three months or less.
Cash equivalents consists primarily of money market funds.

Accounts Receivable and Unbilled Accounts Receivable

Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. Accrued revenue consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet date.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided primarily on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the lease or of the improvement. Maintenance and repairs are charged to income as incurred and betterments that extend the useful life are capitalized. Upon retirement or sale, the cost and accumulated depreciation are eliminated from the respective accounts, and the gain or loss, if any, is included in income.

If events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived asset, an impairment loss is recognized.

Intangibles

The net assets of a purchased business are recorded at their fair value at the date of acquisition. At September 30, 1996, the excess of purchase price over the fair value of net assets acquired (primarily goodwill) is reflected as an intangible asset and amortized on a straight-line basis over a period of 25-40 years.

The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through forecasted future operations. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset.

Income Taxes

The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to the realizability of accounts receivable, long-lived assets and deferred tax assets. Actual results could differ from those estimates.

Fair Values of Financial Instruments

Cash and cash equivalents and fixed rate debt obligations are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value.

Management is not aware of any factors that would significantly affect the value of these amounts.

Unaudited Information

The unaudited financial statements as of September 30, 1995 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. These unaudited financial statements reflect, in the opinion of Company management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

Recently Issued Accounting Pronouncements

On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset.

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, the pronouncement requires companies that choose not to adopt the new fair value accounting, to disclose the pro forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements and will comply with the disclosure requirements.



3. Certain Acquisitions:

   On October 17, 1995, Lori acquired one hundred percent of the capital stock of COMFORCE Telecom. The price paid by the Company for the COMFORCE Telecom stock and related acquisition costs was approximately $6.4 million, net of cash acquired. This consideration consisted of cash to the seller of approximately $5.1 million, fees of approximately $700,000, including a fee of $500,000 to a related party, and 500,000 shares of the Company's common stock valued at $843,000 (at a price per share of $1.68) issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to a then unrelated party for guaranteeing the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the purchase price to the seller and agreeing to enter into the Assumption Agreement,
   (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. Additionally, in conjunction with the COMFORCE Telecom acquisition, ARTRA has agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation.

   COMFORCE Telecom provides telecommunications and computer technical staffing services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists with an emphasis on wireless communications capability. The acquisition of COMFORCE Telecom was accounted for by the purchase method and, accordingly, the assets and liabilities of COMFORCE Telecom were included in the Company's financial statements at their estimated fair market value at the date of acquisition and COMFORCE Telecom's operations are included in the Company's statement of operations from the date of acquisition. The excess purchase price over the fair value of COMFORCE Telecom's net assets acquired (goodwill) of $4,864,000 is being amortized on a straight-line basis over 20 years. In connection with the re-focus of the Company's business, Lori changed its name to COMFORCE Corporation.

   The acquisition of COMFORCE was funded principally by private placements of approximately 1,950,000 shares of the Company's common stock at $3.00 per share plus detachable warrants to purchase approximately 970,000 shares of the Company's common stock at $3.375 per share. The warrants expire five years from the date of issue.

   On March 3, 1996, the Company acquired all of the assets of Williams Communications Services, Inc. ("Williams"), a regional provider of telecommunications and technical staffing services. The purchase price for the assets of Williams was $2 million with a four year contingent payout based on earnings of Williams. The value of the contingent payouts will not exceed $2 million, for a total purchase price not to exceed $4 million. The acquisition of Williams was accounted for by the purchase method and, accordingly, Williams' operations are included in the Company's statement of operations from the date of acquisition. The excess purchase price over the fair value of Williams' net assets acquired (goodwill) of $2,000,000 plus related direct costs of the acquisition of $93,000 are being amortized on a straight-line basis over 40 years.

On May 10, 1996, the Company purchased all of the stock of Project Staffing Support Team, Inc. and substantially all of the assets of RRA Inc. and Datatech Technical Services, Inc. (collectively, "RRA") for an aggregate purchase price of $5,100,000, plus acquisition costs and contingent payments payable over three years in an aggregate amount not to exceed $650,000. The acquisition of RRA was accounted for by the purchase method and, accordingly, RRA operations are included in the Company's statement of operations from the date of acquisition. The excess purchase price over the fair value of RRA net assets acquired (goodwill) of $5,410,000 plus related acquisition costs, are being amortized on a straight-line basis over 40 years. RRA is in the business of providing contract employees to other businesses. The Company's headquarters are located in Tempe, Arizona. The acquisition of RRA enables the Company, through its COMFORCE Technical Services, Inc. subsidiary, to provide specialists for supplemental staffing assignments as well as outsourcing and vendor-on-premises programs, primarily in the electronics, avionics, telecommunications and information technology business sectors.

Effective July 31, 1996, the Company purchased all of the stock of Force Five, Inc. ("Force Five") for an aggregate purchase price of $2,000,000, payable in $1,500,000 cash, $500,000
Comforce stock (27,398 shares), plus a three-year contingent payout based on future earnings of Force Five in an aggregate amount not to exceed $2,000,000. The acquisition of Force Five was accounted for under the purchase method and, accordingly, Force Five's operations are included in the Company's statement of operations from the date of acquisition. The excess purchase price over the fair value of net assets acquired (goodwill) of $2,100,000 plus related acquisition costs, are being amortized on a straight-line basis over 40 years. Force Five, renamed COMFORCE Information Technologies, Inc., located in Dallas, Texas, provides information technology consulting services to leading companies nationwide.

The aforementioned acquisitions were acquired through funding raised from the issuance of common stock, preferred stock and bank borrowings.

The following unaudited proforma summary presents the consolidated results of operations as if the acquisition has occurred on January 1, 1995 and does not purport to be an indication of what would have occurred had the acquisition been made as of that date or of results which may occur in the future
(in thousands).

                                                Nine-month
                                               Period Ended    Year Ended
                                               September 30,  December 31,
                                                   1996          1995

Revenue                                         $   61,568    $   74,650
Income (loss) from continuing operations             2,176        (1,621)
Net income (loss) from continuing operations         1,095        (2,580)
Loss from discontinued operations                                (17,211)

Notes to Consolidated Financial Statements, Contined


  Extraordinary credits, net discharge of indebtedness  6,657
  Net income (loss)                                   (13,134)    1,095
  Income (loss) per share from continuing operations (.29) .07 Income (loss) per share from discontinued operations (1.89)
  Extraordinary credits                                   .73
  Net income (loss)                                     (1.45)      .07


The above proforma data assume the issuance of Series E preferred stock and the borrowing under the revolving line of credit to finance these transactions. Proforma adjustments include a reduction of interest expense of $126,000 and $98,000 in the 1995 and 1996 periods and additional goodwill amortization of $368,000 and $94,000 in the 1995 and 1996 periods, respectively, a reduction of non-recurring officers' compensation of $200,000 in 1995 and $300,000 in 1996 and the related income effect.


4.  Discontinued Operations:

In September 1995, the Company adopted a plan to discontinue its Jewelry Business. Additionally, in conjunction with the Comforce Global acquisition (see Note 3), ARTRA agreed to assume substantially all pre-existing liabilities of the Company and its discontinued Jewelry Business and indemnify Comforce in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Accordingly, the Company's consolidated balance sheet reports separately the remaining net liabilities to be assumed by ARTRA, including net liabilities of the discontinued Jewelry Business (see Note 9). In April 1996, ARTRA sold the business and certain assets of the Jewelry Business. ARTRA is entitled to realize the proceeds of such sale and will pay assumed liabilities of the Jewelry Business.



5.  Fixed Assets:

Fixed assets consist of (in thousands):
                                                Estimated
                                               Useful Lives
                                                 in Years      1996

        Office equipment                           3-5         $ 140
        Furniture, fixtures and vehicles           3-7           374
        Leasehold improvements                     3-7            73
                                                               -----
                                                                 587
           Less, accumulated depreciation and
             amortization                                         95
                                                               -----
                                                               $ 492
                                                               =====

        6.      Accrued Expenses:

Accrued expenses consist of the following (in thousands):

        Payroll and payroll taxes             $       1,577
        Pension plan                                    396
        Other                                           812
                                              -------------
                                              $       2,785
                                              =============
        7.      Income Taxes:

The provision (benefit) for income taxes as of September 30, 1996 consists of (in thousands):

        Current:
                Federal                       $       487
                State                                 122
        Deferred                                        1
                                              -----------
                                              $       610
                                              ===========

The difference between the statutory Federal income tax rate and the effective income tax rate is reconciled as follows (in thousands):
                                                  Earnings
                                                   Before
                                               Income Taxes

Statutory Federal tax rate provision           $       515
State and local taxes, net of Federal benefit           86
Amortization of goodwill                                39
Other                                                  (30)
                                               -----------
                                               $       610
                                               ===========

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liabilities and deferred tax assets at September 30, 1996 (in thousands) are as follows:

        Deferred tax assets:
                Bad debt reserve               $       30
                Accrued liabilities                    24
                                               ----------
                                                       54
                                               ----------
        Deferred tax liability:
                Deductible intangibles                 55
                                               ----------
        Net deferred tax liability             $        1
                                               ==========

        8.      Notes Payable:

On July 22, 1996, the Company and certain subsidiaries entered into a $10 million Revolving Credit Agreement (the "Credit Agreement") with the Chase Manhattan Bank ("Chase") to provide working capital for the Company's operations. The Company, COMFORCE Telecom and COMFORCE Technical Services, Inc. are co-borrowers under the Credit Agreement and Project Staffing Support Team, Inc. ("PSST") is a guarantor of the obligations. Principal outstanding under the Credit Agreement is due June 30, 1998. Chase agrees to make revolving credit loans outstanding as prime rate loans or LIBOR loans, provided that, during the occurrence and continuance of an event of default, the Company and its subsidiaries may not elect, and Chase shall have no obligation to make, LIBOR loans. Interest on LIBOR loans is payable in the amount of the LIBOR rate plus 2.0% per annum. Interest on the prime rate loans is payable in the amount of Chase's prime rate as announced from time to time (8.25% at September 30, 1996). Amount outstanding at September 30, 1996 was $3,250,000.

Chase may also issue letters of credit, not to exceed $250,000 in the aggregate, to support off-site payroll services, as security in connection with operating leases, and for other general corporate purposes with the consent of Chase. Interest on drawings under letters of credit shall be calculated at the prime rate of interest. One percent of the face amount of each letter of credit is payable to Chase per annum and certain fees on each letter of credit issued, payable at the time of issuance.

Available advances under the Credit Agreement are based upon the amount equal to 80% of eligible receivables of COMFORCE Telecom and COMFORCE Technical Services, Inc., less the aggregate amount of accrued payroll taxes due by those companies.

The Credit Agreement contains certain affirmative and negative covenants, including restrictions on the creation of indebtedness or liens, the sale of assets, the acquisition of stock or assets of another entity, the payment of dividends, capital expenditures, and other financial covenants. Borrowings under the Credit Agreement are secured by all goods, equipment, inventory, accounts, contract rights, chattel paper, notes receivable, instruments, documents, general intangibles, credits, claims, and obligations of the Company and its subsidiaries. Additionally, all of the issued and outstanding stock of COMFORCE Telecom, COMFORCE Technical Services, Inc. and PSST are pledged as security.

As of September 30, 1996, the Company was not in compliance with certain loan covenants. In addition, due to certain acquisitions in November 1996 (see Note 3), the Company was not in compliance with additional loan provisions. In November 1996, Chase modified certain loan provisions and waived compliance with other provisions, subject to payment of certain outstanding amounts which was made in November 1996.



 9.             Liabilities to be Assumed by ARTRA Group Incorporated:

Under the Assumption Agreement between the ARTRA and the Company in October 1995 (the "Assumption Agreement") entered into in connection with the COMFORCE Telecom acquisition (see Note 3), ARTRA had agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Additionally, ARTRA agreed to acquire all of the assets and assume all liabilities of the Company's discontinued Jewelry Business aggregating a net liability of $4,240,000 as of December 31, 1995. In April 1996, ARTRA sold the business and certain assets of the Jewelry Business.

As of September 30, 1996, remaining pre-existing Lori liabilities assumed by ARTRA are $350,000. To the extent ARTRA is able to make subsequent payments, they will be recorded as additional paid-in capital. The ability of ARTRA to satisfy these obligations is uncertain. The financial statements of ARTRA include an explanatory paragraph indicating substantial doubt about the ability of ARTRA to continue as a going concern.
 (See Note 18.)



10.     Related Party Transactions:

Effective July 4, 1995, Lori's management agreed to issue up to a 35% common stock interest in the Company to certain individuals to manage the Company's entry into the technical staffing business (approximately 3,888,000 after certain anti-dilutive provisions. In October 1995, the Company issued approximately 3,100,000 shares of its common stock to such individuals. The remaining common shares due these individuals will be issued in 1996 after shareholder approval of an increase in the Company's authorized common shares. The Company recognized a non-recurring compensation charge of $3,425,0000 in 1995 related to the issuance of this stock since these stock awards were 100% vested when issued, and were neither conditioned upon these individuals' service to the Company as employees nor the consummation of the COMFORCE Telecom's acquisition. The cost of the remaining common shares to be issued in 1996 is classified in the Company's consolidated balance sheet at September 30, 1996 as obligations expected to be settled by the issuance of common stock.

The Company made loans of $367,000 in the aggregate to Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, Kevin W. Kiernan, an employee of the Company, and James
L. Paterek, a consultant to the Company, to cover their tax liabilities resulting from the issuance of the Company's common stock to them as inducements to direct the Company's entry into the technical staffing business. Of this amount, $55,000 was advanced in 1995, $38,000 was advanced in February 1996, $238,000 was advanced in April 1996, and $36,000 was advanced in July 1996. Yield Industries, Inc., a corporation wholly-owned by Messrs. Paterek and Ferrentino, earned a delivery fee of $500,000 in connection with the Company's acquisition of COMFORCE Telecom, $250,000 of which was paid in 1995 and the balance of which was paid in January 1996.

The Company paid L.H. Friskoff & Company, a certified public accounting firm at which Richard Barber, a Director of the Company, is a partner, approximately $91,000 in fees during the period from January 31, 1996 through September 30, 1996 for tax-related advisory services.

        11.     Equity:

In March 1996, 4,500 stock options were exercised at an average price of $5 per share.

In April 1996, 301,667 warrants were exercised at an average price of $3.12 per share.

In April 1996, in conjunction with the purchase of RRA, the Company sold 8,871 shares of Series E Preferred Stock at a selling price of $550 per share for 8,470 shares and $750 per share for 401 shares. Each share of Series E Preferred Stock will be automatically converted into 100 shares of common stock on the date the Company's Certificate of Incorporation is amended so that the Company has a sufficient number of authorized and unissued shares of common stock to effect the conversion and any accrued and unpaid dividends have been paid in full. Holders of shares of Series E Preferred Stock are entitled to dividends equal to those declared on the common stock, or if no dividends are declared on the common stock, nominal cumulative dividends payable only if the Series E Preferred Stock fails to be converted into common stock by September 1, 1996. The Series E Preferred Stock has a liquidation preference of $100 per share ($887,100 in the aggregate for all outstanding shares). Effective as of October 28, 1996, each share of Series E Preferred Stock was automatically converted into 100 shares of common stock (see
Note 18).

In May 1996, the Company sold 7,002 shares of Series D Preferred Stock at a selling price of $1,000 per share. The holder of each share of Series D Preferred Stock will have the right to convert such shares into 83.33 fully paid and nonassessable shares of common stock at any time subsequent to the date the Company's Certificate of Incorporation is amended so that the Corporation has sufficient number of authorized and unissued common stock to effect the conversion. Holders of the shares of Series D Preferred Stock are entitled to cumulative dividends of 6% per annum, payable quarterly in cash on the first day of February, May, August and November in each year. The Series D Preferred Stock has a liquidation preference of $1,000 per share ($7,002,000 in the aggregate for all outstanding shares).

In July 1996, the Company issued 137,500 shares of common stock to pay certain liabilities. Management believes that these liabilities were covered under the Assumption Agreement with ARTRA and in seeking reimbursement for such shares from ARTRA.

In August 1996, 20,000 warrants were exercised at an average price of $2.00 per share.

In September 1996, 27,398 common shares were issued as partial consideration for the purchase of Force Five. (See Note 3.)



12.     Earnings Per Share:

Earnings per common share is computed by dividing net earnings available for common shareholders, by the weighted average number of shares of common stock and common stock equivalents (stock options and warrants), outstanding during each period. Common stock equivalents relate to outstanding stock options, warrants, and the Series E Preferred Stock. For this computation, shares of the Series E Preferred Stock are considered common stock equivalents at a rate of one share of Series E Preferred Stock to 100 shares of common stock. The shares of Series

 D Preferred Stock are not considered common stock equivalents and are excluded from primary earnings per share. The dividends accrued or paid on the Series D Preferred Stock of $175,000 have been deducted for computing earnings available to common shareholders. Fully diluted earnings per share have not been presented as the result is anti-dilutive. Primary earnings per share is calculated as follows (in thousands):

        Earnings available for common shareholders       $       714
        Add: Dividends on Series E Preferred
          deemed a common stock equivalent                        18
                                                         -----------
                                                         $       732
                                                         ===========

        Weighted average number of shares outstanding
          for the period                                       9,548
        Dilutive effect of common stock equivalents            3,113
                                                         -----------
                                                              12,661
                                                         ===========
        Primary earnings per share                       $       .06
                                                         ===========




13.     Stock Options and Warrants:

Long-Term Stock Investment Plan

On December 16, 1993, Lori's stockholders approved the Long-Term Stock Investment Plan (the "1993 Plan"), effective January 1, 1993, which authorizes the grant of options to purchase the Company's common stock to executives, key employees and non-employee consultants and agents of the Company and its subsidiaries. The 1993 Plan authorizes the awarding of Stock Options, Incentive Stock Options and Alternative Appreciation Rights. The 1993 Plan reserved 1,500,000 shares of the Company's common stock for grant on or before December 31, 2002.

As of March 16, 1993, the Company's Board of Directors approved the issuance of non-qualified options to purchase an aggregate of 555,628 shares of the Company's common stock at an exercise price of $1.125 per share (the closing price of Lori common stock on March 15, 1993) to a corporation controlled by the former vice chairman, president and director of the Company and to an agent of the Company. The options were granted in connection with management agreements entered into with them pursuant to which they agreed to provide managerial and supervisory services to the Company and its discontinued fashion costume jewelry subsidiaries. Additionally, as of March 16, 1993, the Company's Board of Directors approved the issuance of options to purchase an aggregate of 370,000 shares of the Company's common stock at an exercise price of $1.125 per share (the closing price of the Company's common stock on March 15, 1993) to then certain executives, key employees, agents and a director of the Company. The options were granted under the Company's 1982 Stock Option Plan (the "1982 Plan"), subject to stockholder approval of the amendment of the 1982 Plan. Subsequent thereto, counsel to the Company advised the Board that the 1982 Plan, which had expired, could not be amended and extended.

Incentive Stock Option Plan

Options to purchase common shares of the Company have been granted to certain officers and key employees under the 1982 Incentive Stock Option Plan (the "Plan"), which initially reserved 250,000 shares of the Company's common stock. On December 19, 1990, the Company's stockholders approved an increase in the number of shares available for grant under the plan to 500,000. The plan expired in 1992. On October 28, 1996, the Stock Option Plan was amended to allow for the issuance of an additional 2,500,000 options under the plan for a total of 4,000,000 shares.

Summary of Options

A summary of stock option transactions for the year ended
September 30, 1996 is as follows:

        Outstanding at January 1, 1996:

                Shares                      940,128
                Prices                   $1.125 to $5.00

        Options granted:

                Shares                     1,627,350
                Price                    $6.00 to $18.38

        Options exercised:

                Shares                        (4,500)
                Price                          $5.00

        Options cancelled:

                Shares                       (557,128)
                Price                     $1.125 to $5.00

        Outstanding at September 30, 1996:

                Shares                       2,005,850
                                             =========
                Price                     $1.125 to $18.38

        Options exercisable at September
           30, 1996                            428,628
                                               =======
        Options available for future grant
           at September 30, 1996                  0
                                                  =




Approximately 555,628 of the options shown as cancelled were exercisable as of December 31, 1995 at an exercise price of $1.125 per share. The Company maintains that these options terminated in 1996. The former option holders maintain that these options continue to be exercisable. The Company is attempting to resolve this dispute.

Warrants

On November 23, 1988, Lori issued warrants to purchase 25,000 of its common shares, at $4.00 per share, to an investment banker as additional compensation for certain financial and advisory services. During 1993, the warrant holder exercised warrants to purchase 8,750 shares of the

 Company's common stock.  At
December 31, 1995, such warrants to purchase 16,250 shares of the Company's common stock at $4.00 per share remained outstanding.

Principally during the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated investors that provided for $1,800,000 of short-term loans that provide for interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 Lori common shares and certain lenders received warrants to an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per shares, the fair market value at the dates of grant. During the third quarter of 1996, 20,000 warrants were exercised for $42,500. The warrants expire five years from the date of issue.

The acquisition of COMFORCE Telecom was funded principally by private placements of approximately 1,950,000 of the Company's common shares at $3.00 per share (total proceeds of approximately $5,800,000) plus detachable warrants to purchase 973,333 Lori common shares at $3.375 per share. In 1996, 16,667 warrants were exercised for $56,251. The warrants expire five years from the date of issue.

In April 1996, the Company amended the warrants included above held by two stockholders to purchase 301,667 shares of the Company's Common Stock at exercise prices ranging from $2.125 to $3.375 per share to permit immediate exercise and to provide for the issuance of supplemental warrants to purchase 301,667 at an exercise price of $9.00 per share (market value) for each warrant exercised on or before April 12, 1996. Warrants to purchase all 301,667 shares were exercised in April 1996. The Company used the proceeds from the exercise of the warrants for working capital purposes.

At September 30, 1996, total warrants were outstanding to purchase a total of 1,147,249 of the Company's common shares at prices ranging from $2.00 per share to $9.00 per share. The warrants expire five years from the date of issue at various dates through 2000.



14.     Litigation:

Prior to its entry into the Jewelry Business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemical and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, particularly before the enactment of laws governing the safe disposal of hazardous substances, at an indeterminable number of sites. Although the controlling stockholders and current management had no involvement in such prior manufacturing operations, the Company could be held to be responsible for clean-up costs if any hazardous substances were deposited at these manufacturing sites, or at off-site waste disposal locations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. However, except for the Gary, Indiana site described below, the Company has not been notified by the Federal
Environmental Protection Agency (the "EPA") that it is a potentially responsible-party for, nor is the Company aware of having disposed of hazardous substances at any site.

In December 1994, the Company was notified by the EPA that it is a potentially responsible party under CERCLA for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted operations as APECO. In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean up this site. The plaintiffs have estimated that the cost of cleaning up this site to be $45 million and have offered to settle the case with the Company for $991,445. This amount represents the plaintiffs' estimate of the Company's pro rata share of the clean-up costs. The Company declined to accept this settlement proposal, which was subsequently withdrawn.

The evidence produced by the plaintiffs to date is the testamentary evidence of four former employees of a waste disposal company that deposited wastes at the Gary, Indiana site identifying the Company as a customer of such disposal company, and entries in such disposal company's bookkeeping ledgers showing invoices to the Company. The Company, however, has neither discovered any records which indicate, nor located any current or former employees who have advised, that the Company deposited hazardous substances at the site. Management and its counsel cannot determine whether a negative outcome is probable regarding the Company's potential liability at this site. Accordingly, no provision has been made for the potential liability related to this matter.

Under the terms of the Assumption Agreement and a subsequent agreement entered into between ARTRA and the Company, ARTRA has agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities at any sites at which the Company allegedly operated facilities or disposed of hazardous substances, whether or not the Company is currently identified as a potentially responsible party therefor. Consequently, the Company is entitled to indemnification from ARTRA for any environmental liabilities associated with the Gary, Indiana site. ARTRA has advised that it intends to vigorously defend this case. No assurance can, however, be given that ARTRA will otherwise be financially capable of satisfying any such judgment or settlement or its obligations with respect to any other environmental liabilities. (See Note 18.)

In September 1996, the Company received notice of litigation from a competitor who charged that RRA obtained and benefitted from a list of confidential data provided by a former employee of the competitor prior to the acquisition of RRA. RRA has denied such charges. The Acquisition Agreement provides for indemnification from any claims prior to the acquisition.

The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company.

15.     Savings Incentive and Profit Sharing Plan:

The Company participates in a savings incentive and profit sharing plan (the "Plan"). All eligible employees may make contributions to the Plan on a pre-tax salary reduction basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code.

The Company contributes annually an amount equal to a percentage, as determined by the Board of Directors, of participants' basic contributions made during the Plan year. As of September 30, 1996, no percentage was determined to date.
Expense for the period January 1, 1996 through September 30,
1996 totaled $1,000.



16.     Lease Commitments:

The Company leases certain office space and equipment in its telecommunications and computer staffing service business. Rent expense for all operating leases in 1996 approximated $133,058.

As of September 30, 1996, future minimum rent payments due under the terms of noncancelable operating leases excluding any amount that will be paid for operating costs are:

        Year ending                                  Total
        September                                (in thousands)

           1997                                    $       260
           1998                                            242
           1999                                            138
           2000                                             56
           2001                                              3
                                                   -----------
                                                   $       699
                                                   ===========



The aggregate commitment for future salaries at September 30, 1996, excluding bonuses, during the remaining term of all management and employment agreements, are approximately:

        Year ending                                    Total
         September                                  (in thousands)

           1996                                     $       1,411
           1997                                             1,421
           1998                                             1,421
           1999                                             1,421
                                                    -------------
                                                    $       5,674
                                                    =============

17.     Concentration of Credit Risk:

Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents and trade receivables.

The Company maintains cash in bank accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on their cash balances. The Company believes it mitigates such risk by investing its cash through major financial institutions.

The Company's accounts receivable as of September 30, 1996 consist primarily of amounts due from telecommunication companies. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition of the telecommunications industry. At September 30, 1996, the Company had 6 customers with accounts receivable balances that aggregated 42 % of the Company's total accounts receivable. Percentages of total revenues from significant customers for the nine month period ended September 30, 1996:



        Customer 1          18%

        Customer 2          10%

        Customer 3          5%


18.     Subsequent Events:

On October 5, 1996, the Board authorized the issuance of up to 10,000 shares of Preferred Stock, par value $0.01 per share, designated the Series F Convertible Preferred Stock ("Series F Preferred Stock"). As subsequently modified by agreement of the Company and the holders, each share of Series F Preferred Stock will, (i) at the option of the holder or (ii) automatically on the second anniversary of the date of issuance, be converted into such number of shares of Common Stock determined by dividing $1,000 plus all accrued, unpaid dividends thereon by the per share conversion price. The conversion price is 83% of the average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date, subject to certain limitations. Holders of shares of Series F Preferred Stock are entitled to cumulative dividends of 5% per annum, payable quarterly on the first day of March, June, September, and December in each year, payable in cash or Common Stock (valued at the closing price on the date of declaration), at the Company's election. The Series F Preferred Stock has a liquidation preference over the Common Stock in the event of any liquidation or sale of the Company. Except as otherwise provided by law, the holders of Series F Preferred Stock will not be entitled to vote. As of December 31, 1996, there were 3,250 shares of Series F Preferred Stock outstanding. The discount granted in connection with the conversion of the Series F Preferred Stock (issued in October and November 1996) into Common Stock of approximately $665,000 will be recorded as an additional dividend attributable to holders of preferred stock in the fourth quarter of 1996.

In connection with the sale of the Series F Preferred Stock, the Company issued warrants to purchase 15,000 shares of Common Stock at an exercise price of $24.00 per share as a placement fee, which warrants expire in October 1998.

At the Company's annual meeting held on October 28, 1996, the Company's stockholders ratified, among other matters, the Company's issuance of 3,091,302 shares of its common stock and its agreement to issue 796,782 additional shares to certain individuals in consideration of their agreement to direct the Company's entry into the technical staffing business; (ii) to ratify the Company's entering into the technical staffing business and exiting the fashion jewelry business and transactions related thereto, including (a) its acquisition of all of the capital stock of Spectrum Global Services, Inc. (formerly d/b/a/Yield Global and, following its acquisition by the Company, renamed COMFORCE Telecom, Inc.), (b) its issuance of 1,946,667 shares of its common stock plus detachable warrants to purchase 973,333 shares of its common stock in a private placement, (c) its issuance of 100,000 shares and 150,000 shares, respectively, of its common stock to ARTRA, and Peter R. Harvey, formerly a director of the Company, in consideration of their guarantees in connection with the transactions, (d) its exchange of 100,000 shares of its common stock to ARTRA for the 9,701 shares of the Company's Series C Preferred Stock held by ARTRA, and (e) its disposition of its discontinued fashion jewelry operations; (iii) to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock from 10,000,000 shares to 100,000,000 shares of common stock and from 1,000,000 shares to 10,000,000 shares of Preferred Stock (upon which approval, the 8,871 shares of Series E Preferred Stock which were outstanding automatically converted to 8,871,000 shares of common stock); (iv) to approve an amendment to the Company's Certificate of Incorporation to eliminate cumulative voting; (v) and to amend the Company's Long-Term Stock Investment Plan (a) to increase the maximum number of shares which may be issued under such Plan from 1,500,000 to 4,000,000 shares, (b) to provide for the grant of options to non-employee directors, and
(c) in various other respects, principally designed to permit the Plan administrator additional flexibility in structuring option grants.

On November 1, 1996, COMFORCE IT Acquisition Corp., a wholly-owned subsidiary of the Company, merged with Azatar Computer Systems, Inc. ("Azatar") pursuant to the terms of an Agreement and Plan of Reorganization entered into by such parties and W. Mark Holbrook, formerly the controlling stockholder of Azatar (the "Merger Agreement"). Under the terms of the Merger Agreement, the stockholders of Azatar received cash payments of $1.03 million, 243,211 shares of the Company's common stock valued at $4.12 million, and contingent payments payable over three years in an aggregate amount not to exceed $1.2 million payable in stock. Azatar is in the business of information technology consulting.

On November 4, 1996, the Company, through its subsidiary COMFORCE Technical Services, Inc., entered into a definitive agreement with RHO Company, Inc. ("RHO"), and J. Scott Erbe, formerly the controlling stockholder of RHO, to purchase all of the stock of RHO for $14.8 million in cash, plus a three year contingent payout based on future earnings of RHO payable in stock in an aggregate amount not to exceed $3.3 million. RHO provides specialists for its customers primarily in the technical services and information technology sectors.

On November 8, 1996, the Company, through its subsidiary, COMFORCE Telecom Inc., purchased, substantially all of the assets of Continental Field Services Corporation and its affiliate, Progressive Telecom, Inc., for a purchase price of $4.425 million in cash, 36,800 shares of the Company's common stock valued at $575,000, and contingent payments payable over three years in an aggregate amount not to exceed $1.02 million.

On December 26, 1996, the Company and ARTRA agreed to settle various differences in the interpretation of the Assumption Agreement dated October 1995 (Note 9). As a result, all shares due under that original agreement are to be issued. In addition, ARTRA has agreed to deposit into an escrow account 125,000 shares of COMFORCE common stock to collateralize its obligation with respect to (1) a warrant to a lender to purchase 50,000 shares of common stock at $5 per share with a put option for $500,000, which the Company and ARTRA believe is no longer effective, (2) potential liability for clean-up costs, if any, or other damages in connection with the Gary, Indiana site as discussed in Note 14, and (3) the remaining assumed liabilities of the jewelry operations of $350,000 due to certain creditors.

Effective December 26, 1996, the Company sold 460,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors in either cash or Common Stock, at the Company's option, equal to the amount, if any, by which $10.00 per share exceeds the average closing bid price for the five trading days prior to a specified payment date (not later than May 1, 1997).

In addition, effective December 26, 1996, the Company sold 350,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors in either cash or Common Stock, at the Company's option, equal to the amount, if any, by which $12.05 per share exceeds the average closing bid price for the five trading days prior to a specified payment date (not later than May 1, 1997). In lieu of this amount, a payment of $2.05 per share will be payable if, among other things, as of May 1, 1997, such average trading price is between $10.00 and $15.00 and the Company's daily trading volume does not meet specified levels.

In connection with this private placement of Common Stock, the Company issued warrants to purchase 99,464 shares of Common Stock at $19 per share which expire on December 26, 1999. In addition, the Company paid a placement fee of 8,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock at $14.25 per share (market price) which expire on December 26, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors COMFORCE Corporation

  We have audited the consolidated financial statements and the financial statement schedules of COMFORCE Corporation (formerly The Lori Corporation) and Subsidiaries as listed in the index on page F-1 of this Definitive Proxy Statement. These financial statements and financial statement schedules are the responsibility of COMFORCE Corporation's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COMFORCE Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

Chicago, Illinois April 15, 1996

                     COMFORCE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     DECEMBER 31, DECEMBER 31,
                                                         1995         1994
                                                     ------------ ------------
                       ASSETS
Current assets:
  Cash and equivalents..............................   $    649     $    783
  Restricted cash and equivalents...................        --           550
  Receivables, including $56 of amounts due from
   related parties and $151 of unbilled revenue in
   1995 and allowance for doubtful accounts and
   markdowns of $1,338 in 1994......................      1,754          814
  Inventories.......................................        --         2,105
  Other.............................................         61          260
  Receivable from ARTRA GROUP Incorporated..........      1,046          --
                                                       --------     --------
    Total current assets............................      3,510        4,512
                                                       --------     --------
Property and equipment
  Equipment.........................................         97        1,376
  Leasehold improvements............................        --           187
                                                       --------     --------
                                                             97        1,563
Less accumulated depreciation and amortization......          7        1,119
                                                       --------     --------
                                                             90          444
                                                       --------     --------
Other assets:
  Excess of cost over net assets acquired, net of
   accumulated amortization of $51 in 1995 and
   $3,415 in 1994...................................      4,801       13,140
  Other.............................................        135          608
                                                       --------     --------
                                                          4,936       13,748
                                                       --------     --------
                                                       $  8,536     $ 18,704
                                                       ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                     COMFORCE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                       LIABILITIES
                                                     DECEMBER 31, DECEMBER 31,
                                                         1995         1994
                                                     ------------ ------------
Current liabilities:
  Notes payable.....................................   $    500          --
  Current maturities of long-term debt..............        --      $    750
  Accounts payable, including $289 due to ARTRA
   GROUP Incorporated in 1994.......................         75        3,703
  Accrued expenses, including $250 due to a related
   party in 1995....................................        719          905
  Income Taxes......................................        214          --
  Liabilities to be assumed by ARTRA GROUP Incorpo-
   rated,
   and net liabilities of discontinued operations...      3,699          --
                                                       --------     --------
    Total current liabilities.......................      5,207        5,358
                                                       --------     --------
Debt subsequently discharged........................        --         7,105
                                                       --------     --------
Noncurrent liabilities to be assumed by ARTRA GROUP
 Incorporated.......................................        541          --
                                                       --------     --------
Obligations expected to be settled by the issuance
 of common stock....................................        550          --
                                                       --------     --------
Other noncurrent liabilities........................        --           963
                                                       --------     --------
Commitments and contingencies
                   SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, authorized 1,000
 shares, all series; Series C, issued 10 shares in
 1994, including accrued dividends..................        --        19,515
Common stock, $.01 par value; authorized 10,000
 shares; issued 9,309 shares in 1995 and 3,265
 shares in 1994.....................................         92           32
Less restricted common stock (100 shares)...........        --          (700)
Additional paid-in capital..........................     95,993       65,392
Accumulated deficit.................................    (93,847)     (78,961)
                                                       --------     --------
                                                          2,238        5,278
                                                       --------     --------
                                                       $  8,536     $ 18,704
                                                       ========     ========

                              COMFORCE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     1995      1994*    1993*
                                                   ---------  -------  --------
Revenues.........................................  $   2,387
                                                   ---------
Costs and expenses:
  Cost of revenues...............................      1,818
  Stock compensation.............................      3,425
  Selling, general and administrative............        823  $   966  $    701
                                                   ---------  -------  --------
                                                       6,066      966       701
                                                   ---------  -------  --------
Operating loss...................................     (3,679)    (966)     (701)
                                                   ---------  -------  --------
Other expense:
  Interest expense...............................       (585)  (1,316)     (754)
  Other expense, net.............................        (33)     --         (1)
                                                   ---------  -------  --------
                                                        (618)  (1,316)     (755)
                                                   ---------  -------  --------
Loss from continuing operations before income
 taxes...........................................     (4,297)  (2,282)   (1,456)
Provision for income taxes.......................        (35)     --        --
                                                   ---------  -------  --------
Loss from continuing operations..................     (4,332)  (2,282)   (1,456)
Loss from discontinued operations................    (17,211) (16,220)     (216)
                                                   ---------  -------  --------
Loss before extraordinary credits................    (21,543) (18,502)   (1,672)
Extraordinary credits, net discharge of indebted-
 ness............................................      6,657    8,965    22,057
                                                   ---------  -------  --------
Net earnings (loss)..............................  $(14,886)  $(9,537) $ 20,385
                                                   =========  =======  ========
Earnings (loss) per share:
  Continuing operations..........................  $   (0.95) $ (0.72) $  (0.39)
  Discontinued operations........................      (3.74)   (5.08)    (0.06)
                                                   ---------  -------  --------
  Loss before extraordinary credits..............      (4.69)   (5.80)    (0.45)
  Extraordinary credits..........................       1.45     2.81      6.03
                                                   ---------  -------  --------
    Net earnings (loss)..........................  $   (3.24) $ (2.99) $   5.58
                                                   =========  =======  ========
Weighted average number of shares
 of common stock and common
 stock equivalents outstanding...................      4,596    3,195     3,656
                                                   =========  =======  ========

--------
* As reclassified for discontinued operations.

   The accompanying notes are an integral part of the consolidated financial statements.

                     COMFORCE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                            PREFERRED                            RESTRICTED
                              STOCK          COMMON STOCK       COMMON STOCK
                          ---------------  ------------------ -----------------
                                                                                                           TOTAL
                                                                                ADDITIONAL             SHAREHOLDERS'
                                                                                 PAID-IN   ACCUMULATED    EQUITY
                          SHARES  DOLLARS   SHARES    DOLLARS  SHARES   DOLLARS  CAPITAL    (DEFICIT)    (DEFICIT)
                          ------  -------  ---------  ------- --------  ------- ---------- ----------- -------------
Balance at December 31,
 1992...................   7,459  $17,273  3,148,526    $31                      $44,626    ($89,809)    ($27,879)
Net earnings............     --       --         --     --                           --       20,385       20,385
Transfer of notes pay-
 able to ARTRA to Lori's
 capital account........     --       --         --     --                        15,990         --        15,990
Exercise of stock op-
 tions and warrants.....     --       --       9,250    --                            38         --            38
Common stock issued to
 pay liabilities........     --       --       5,532    --                            32         --            32
Fractional shares pur-
 chased.................     --       --        (536)   --                            (6)        --            (6)
                          ------  -------  ---------    ---   --------   -----   -------    --------     --------
Balance at December 31,
 1993...................   7,459   17,273  3,162,772     31                       60,680     (69,424)       8,560
Net loss................     --       --         --     --                           --       (9,537)      (9,537)
ARTRA capital contribu-
 tions..................     --       --         --     --                         4,000         --         4,000
Lori preferred stock is-
 sued in exchange for
 ARTRA notes and advanc-
 es.....................   2,242    2,242        --     --                           --          --         2,242
Common stock issued un-
 der terms of debt set-
 tlement agreement......     --       --     100,000      1                          699         --           700
Restricted common stock.     --       --         --            100,000   ($700)      --          --          (700)
Exercise of stock op-
 tions and warrants.....     --       --       2,500    --         --      --         13         --            13
Fractional shares pur-
 chased.................     --       --        (253)   --         --      --        --          --           --
                          ------  -------  ---------    ---   --------   -----   -------    --------     --------
Balance at December 31,
 1994...................   9,701   19,515  3,265,019     32    100,000    (700)   65,392     (78,961)       5,278
Net earnings............     --       --         --     --         --      --        --      (14,886)     (14,886)
Common stock issued as
 consideration for debt
 restructuring..........     --       --     150,000      2        --      --        335         --           337
Common stock issued as
 additional
 consideration for
 short-term borrowings..     --       --     141,176      1        --      --        229         --           230
Common stock issued to
 pay liabilities........     --       --     115,098      1        --      --        374         --           375
Common stock sold
 through private
 placements.............     --       --   1,946,667     19        --      --      5,820         --         5,839
Common stock issued un-
 der compensation agree-
 ments with individuals
 to manage the Company's
 telecommunications and
 computer technical
 staffing services busi-
 ness...................     --       --   3,091,304     31        --      --      2,844         --         2,875
Common stock issued as
 additional
 consideration for
 Global purchase
 guarantee..............     --       --     350,000      3        --      --        587         --           590
Common stock issued as
 compensation for Global
 acquisition fees.......     --       --     150,000      2        --      --        251         --           253
Common stock issued to
 ARTRA in
 exchange for the
 Company's entire
 preferred stock issue..  (9,701) (19,515)   100,000      1        --      --     19,514         --           --
Restricted common stock
 issued as additonal
 consideration for
 short-term borrowings..     --       --         --     --    (100,000)    700       --          --           700
Liabilities assumed by
 ARTRA..................     --       --         --     --         --      --        647         --           647
Fractional shares pur-
 chased.................     --       --         (66)   --         --      --        --          --           --
                          ------  -------  ---------    ---   --------   -----   -------    --------     --------
Balance at December 31,
 1995...................     --       --   9,309,198    $92        --      --    $95,993    ($93,847)    $  2,238
                          ======  =======  =========    ===   ========   =====   =======    ========     ========

                       (IN THOUSANDS, EXCEPT SHARE DATA)

   The accompanying notes are an integral part of the consolidated financial statements.

                              COMFORCE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                      1995     1994     1993
                                                    --------  -------  -------
Cash flows from operating activities:
 Net earnings (loss)............................... $(14,886) $(9,537) $20,385
   Adjustments to reconcile net earnings (loss) to
    cash flows from operating activities:
   Extraordinary gain from net discharge of indebt-
    edness.........................................   (6,657)  (8,965) (22,057)
   Provision for disposal of fashion costume jew-
    elry business..................................    1,600      --       --
   Depreciation of property, plant and equipment...      101      438      503
   Amortization of excess of cost over net assets
    acquired.......................................      261    1,018    1,018
   Impairment of goodwill..........................   12,930   10,800      --
   Amortization of other assets....................      374      648      217
   Common stock compensation.......................    3,657      --       --
 Changes in assets and liabilities, net of the ef-
  fects of the acquisition of
  COMFORCE Global and the discontinued fashion
  costume jewelry business:
   (Increase) decrease in receivables..............      857    2,117   (1,503)
   Decrease in inventories.........................    2,105    1,098    1,453
   Decrease in other current and noncurrent assets.      170      153      574
   Decrease in payables and accrued expenses.......   (2,127)    (513)    (616)
   Increase (decrease) in other current and
    noncurrent liabilities.........................     (408)    (468)    (521)
                                                    --------  -------  -------
Net cash flows used by operating activities........   (2,023)  (3,211)    (547)
                                                    --------  -------  -------
Cash flows from investing activities:
   Acquisition of COMFORCE Global, net of cash ac-
    quired.........................................   (5,580)     --       --
   Additions to property, plant and equipment......      (25)     (32)    (108)
   Retail fixtures.................................     (631)    (665)    (951)
   Payment of liabilities with restricted cash.....      550     (550)     --
                                                    --------  -------  -------
Net cash flows used by investing activities .......   (5,686)  (1,247)  (1,059)
                                                    --------  -------  -------
Cash flows from financing activities:
   Net increase in short-term debt.................    2,486     (138)     (12)
   Proceeds from long-term borrowings..............      --     1,241    4,863
   Reduction of long-term debt.....................     (750)    (444)  (3,587)
   Proceeds from private placement of common stock.    5,839      --       --
   ARTRA capital contribution......................      --     1,500      --
   Notes and advances from ARTRA...................      --     2,531      --
   Other...........................................      --        11       49
                                                    --------  -------  -------
Net cash flows from financing activities...........    7,575    4,701    1,313
                                                    --------  -------  -------
Increase (decrease) in cash and cash equivalents...     (134)     243     (293)
Cash and equivalents, beginning of year............      783      540      833
                                                    --------  -------  -------
Cash and equivalents, end of year.................. $    649  $   783  $   540
                                                    ========  =======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                              COMFORCE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                            1995  1994   1993
                                                            ---- ------ -------
Supplemental cash flow information:
  Cash paid during the year for:...........................
    Interest............................................... $273 $  435 $ 1,421
    Income taxes paid (refunded), net......................    7     24      12
Supplemental schedule of noncash investing and financing
 activities:
  Common stock issued as consideration for debt
   restructuring and short-term loans...................... $567    --      --
  Common stock issued for fees and costs in conjunction
   with the acquisition of COMFORCE Global.................  843    --      --
  Issue common stock to pay liabilities....................  374    --      --
  ARTRA common stock issued to Lori's bank lender under
   terms of the debt settlement agreement..................  --  $2,500     --
  Transfer New Dimensions assets, net of cash of $674, to
   Lori's bank lender under terms of the debt settlement
   agreement...............................................  --   6,475     --
  Lori preferred stock issued in exchange for ARTRA notes
   and advances............................................  --   2,242     --
  Notes payable to ARTRA transferred to Lori's capital
   account.................................................  --     --  $15,990
  Debt refinanced..........................................  --     --    6,105

   The accompanying notes are an integral part of the consolidated financial statements.

                     COMFORCE CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying consolidated financial statements of COMFORCE Corporation ("COMFORCE" or the "Company"), formerly The Lori Corporation ("Lori"), are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently operates in one industry segment as a provider of telecommunications and computer technical staffing and consulting services worldwide. As discussed in Note 4, in September 1995, the Company adopted a plan to discontinue its Jewelry Business ("Jewelry Business") conducted by its two wholly-owned subsidiaries Lawrence Jewelry Corporation ("Lawrence") and Rosecraft, Inc. ("Rosecraft").

  At December 31, 1994, ARTRA GROUP INCORPORATED ("ARTRA"), a public company whose shares are traded on the New York Stock Exchange, owned, through its wholly-owned subsidiary Fill-Mor Holding, Inc. ("Fill-Mor"), approximately 62.9% of the common stock and all of the outstanding preferred stock of the Company. As discussed in Note 15, at December 31, 1995, ARTRA owned approximately 25% of the Company's common stock.

  As discussed in Note 3, on September 11, 1995, Lori signed a stock purchase agreement to participate in the acquisition of one hundred percent of the capital stock of COMFORCE Global Inc. ("COMFORCE Global"), formerly Spectrum Global Services, Inc. d/b/a YIELD Global, a wholly-owned subsidiary of Spectrum Information Technologies, Inc. COMFORCE Global provides telecommunications and computer technical staffing and consulting services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists, with an emphasis on wireless communications capability. On October 17, 1995, Lori completed the acquisition of one hundred percent of the capital stock of COMFORCE Global. In connection with the re-focus of Lori's business, Lori changed its name to COMFORCE Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Intercompany accounts and transactions are eliminated.

B. Cash Equivalents

  Short-term investments with an initial maturity of less than ninety days are considered cash equivalents.

  As required under terms of a debt settlement agreement (see Note 7), at December 31, 1994, the Company maintained a deposit in trust of $550,000 to fund the installment payment due December 31, 1994 for unsecured claims arising from the May 3, 1993 reorganization of the Company's former New Dimensions Accessories, Ltd., ("New Dimensions") subsidiary. The installment payment was made in January, 1995.

C.  Accounts Receivable and Unbilled Accounts Receivable

  Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. Accrued revenue consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet date.

                     COMFORCE CORPORATION AND SUBSIDIARIES

D. Property and Equipment

  Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred and expenditures for major renovations are capitalized. Depreciation is computed on the basis of estimated useful lives principally by the straight line method for financial statement purposes and principally by accelerated methods for tax purposes. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the period covered by the lease.

  The costs of property retired or otherwise disposed of are applied against the related accumulated depreciation to the extent thereof, and any profit or loss on the disposition is recognized in earnings.

E. Intangible Assets and Other Assets

  The net assets of a purchased business are recorded at their fair value at the date of acquisition. At December 31, 1995, the excess of purchase price over the fair value of net assets acquired (goodwill) is reflected as an intangible asset and amortized on a straight-line basis over a period of 20 years.

  The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through forecasted future operations. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset.

F. Revenue Recognition

  Revenue for providing staffing services is recognized at the time such services are rendered.

G. Income Taxes

  Income taxes are accounted for as prescribed in Statement of Financial Accounting Standards No. 109--Accounting for Income Taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to recovered or settled.

H. Use of Estimates In Preparation of Financial Statements

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

I. Recently Issued Accounting Pronouncements

 Impairment of Long-Lived Assets

  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements.

 Stock-Based Compensation

  SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, the pronouncement requires companies that choose not to adopt the new fair value accounting, to disclose the pro-forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements as the Company will not adopt the new fair value accounting, but instead comply with the disclosure requirements.

3. COMFORCE GLOBAL ACQUISITION

  On September 11, 1995, Lori signed a stock purchase agreement to participate in the acquisition of one hundred percent of the capital stock of COMFORCE Global for consideration of approximately $6.4 million, net of cash acquired. This consideration consisted of cash to the seller of approximately $5.1 million, fees of approximately $700,000, including a fee of $500,000 to a related party, and 500,000 shares of the Company's Common Stock valued at $843,000 (at a price per share of $1.68) issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to an unrelated party for guaranteeing the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. Current management has questioned its obligation issue the 150,000 shares to Peter Harvey and the 100,000 shares to ARTRA in consideration of their guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement among the parties. Additionally, in conjunction with the COMFORCE Global acquisition, ARTRA has agreed to pay and discharge substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation.

  COMFORCE Global provides telecommunications and computer technical staffing services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists, with an emphasis on wireless communications capability. The acquisition of COMFORCE Global, completed on October 17, 1995, was accounted for by the purchase method and, accordingly, the assets and liabilities of COMFORCE Global were included in the Company's financial statements at their estimated fair market value at the date of acquisition and of COMFORCE Global's operations are included in the Company's statement of operations from the date of acquisition. The excess of purchase price over the fair value of COMFORCE Global's net assets acquired (goodwill) of $4,852,000 is being amortized on a straight-line basis over twenty years. In connection with the re-focus of the Company's business, Lori changed its name to COMFORCE Corporation.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The acquisition of COMFORCE Global was funded principally by private placements of approximately 1,950,000 shares of the Company's common stock at $3.00 per share (total proceeds of approximately $5,800,000) plus detachable warrants to purchase approximately 970,000 shares of the Company's common stock at $3.375 per share. The warrants expire five years from the date of issue.

  The following unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 1995 and 1994, present the Company's results of operations as if the acquisition of COMFORCE Global and the related private placement of the Company's common stock had been consummated as of January 1, 1994.

                     COMFORCE CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

                                                 COMFORCE   PRO FORMA
                                     HISTORICAL GLOBAL (A) ADJUSTMENTS  PRO FORMA
                                     ---------- ---------- -----------  ---------
Revenues...........................   $  2,387    $9,568                $ 11,955
                                      --------    ------                --------
Operating costs and expenses:
  Stock compensation (E)...........      3,425                             3,425
  Spectrum corporate management
   fees (D)........................                1,140                   1,140
  Other operating costs and
   expenses........................      2,641     8,575      $ 50 (B)    11,266
                                      --------    ------      ----      --------
                                         6,066     9,715        50        14,691
                                      --------    ------      ----      --------
Operating earnings (loss)..........     (3,679)     (147)      (50)       (2,736)
                                      --------    ------      ----      --------
Interest and other non-operating
 expenses..........................       (618)        7       410 (C)      (201)
                                      --------    ------      ----      --------
                                          (618)       (7)      410          (201)
                                      --------    ------      ----      --------
Earnings (loss) from continuing
 operations before income taxes....     (4,297)     (140)      360        (4,077)
(Provision) credit for income
 taxes.............................        (35)       21                     (14)
                                      --------    ------      ----      --------
Loss from continuing operations....   $ (4,332)   $ (119)     $360      $ (4,091)
                                      ========    ======      ====      ========
Loss per share from continuing
 operations........................     $ (.95)                           $ (.44)
                                      ========                          ========
Weighted average shares outstanding
 (F)...............................      4,596                             9,309
                                      ========                          ========

                     COMFORCE CORPORATION AND SUBSIDIARIES

                     COMFORCE CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1994
                                (IN THOUSANDS)

                                                COMFORCE   PRO FORMA
                                    HISTORICAL GLOBAL (A) ADJUSTMENTS  PRO FORMA
                                    ---------- ---------- -----------  ---------
Revenues..........................               $8,245                $  8,245
Spectrum corporate management fees
 (D)..............................                  803                     803
Operating costs and expenses......   $    966     7,551      $  68 (B)    8,585
                                     --------    ------      -----     --------
Operating earnings (loss).........       (966)     (109)       (68)      (1,143)
                                     --------    ------      -----     --------
Interest and other non-operating
 expenses.........................     (1,316)        9                  (1,307)
                                     --------    ------      -----     --------
                                       (1,316)       (9)                 (1,307)
                                     --------    ------      -----     --------
Loss from continuing operations
 before income taxes..............     (2,282)     (100)       (68)      (2,450)
Provision for income taxes........                  (15)                    (15)
                                     --------    ------      -----     --------
Loss from continuing operations...   $ (2,282)   $ (115)     $ (68)    $ (2,465)
                                     ========    ======      =====     ========
Loss per share from continuing
 operations.......................     $ (.72)                           $ (.28)
                                     ========                          ========
Weighted average shares
 outstanding (F)..................      3,195                             8,833
                                     ========                          ========

  Pro forma adjustments to the unaudited condensed consolidated statement of operations:

   (A) The pro forma data presented for COMFORCE Global's operations is for the periods prior to its acquisition on October 17, 1995, or January 1, 1995 through October 16, 1995 and January 1, 1994 through December 31, 1994, respectively.

   (B) Amortization of goodwill arising from the COMFORCE Global
       Acquisition. The table below reflects where amortization of goodwill has been recorded.
                                                                1995     1994
                                                              -------- --------
        Historical Lori (COMFORCE)........................... $ 51,000    $ --
        Historical COMFORCE Global                             142,000  175,000
        Pro forma Adjustments................................   50,000   68,000
        Adjusted pro forma per financial statements.......... $243,000 $243,000
                                                              ======== ========
   (C) Reverse interest expense on notes and other liabilities to be assumed by ARTRA. The interest adjustment in 1995 was for interest on notes directly related to Lori activities and were incurred in 1995. These liabilities were not outstanding during 1994 and, accordingly, a similar interest adjustment is not required.

   (D) Corporate management fees from COMFORCE Global's former parent, Spectrum Information Technologies,Inc. The amount of these management fees may not be representative of costs incurred by COMFORCE Global on a stand alone basis.

   (E) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing business.

   (F) Pro forma weighted average shares outstanding includes shares of the Company's common stock issued in the private placement that funded the COMFORCE Global transaction, including 100,000 shares issued to a non-related party, and 150,000 shares issued to Peter R. Harvey, then a Vice President of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees associated with the COMFORCE Global acquisition and shares issued certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing business. Current management of the Company has questioned its obligation to issue the 150,000 shares to Peter Harvey and the 100,000 shares to ARTRA in consideration of their guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement among the parties.

                     COMFORCE CORPORATION AND SUBSIDIARIES

4.  DISCONTINUED OPERATIONS

  In September 1995, the Company adopted a plan to discontinue its Jewelry Business. A provision of $1,000,000 was recorded in September 1995 and an additional provision of $600,000 was recorded during the fourth quarter of 1995 for the estimated costs to complete the disposal of the Jewelry Business.

  The Company's consolidated financial statements have been reclassified to report separately results of operations of the discontinued Jewelry Business. Additionally, in conjunction with the COMFORCE Global acquisition (see Note
3), ARTRA agreed to assume sustantially all pre-existing liabilities of the Company and its discontinued Jewelry Business and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Accordingly at December 31, 1995, the Company's consolidated balance sheet has been reclassified to report separately the net liabilities to be assumed by ARTRA, including net liabilities of the discontinued Jewelry Business (see Note 9). The December 31, 1994 consolidated balance has not been reclassified.

  The operating results of the discontinued Jewelry Business for the nine months ended September 30, 1995 and the years ended December 31, 1994 and 1993 (in thousands) consists of:

                                                    1995       1994      1993
                                                  ---------  ---------  -------
     Net sales................................... $  10,588  $  34,431  $46,054
                                                  =========  =========  =======
     Loss from operations before income taxes.... $ (15,606) $ (16,210)  $ (183)
     Provision for income taxes..................        (5)       (10)     (33)
                                                  ---------  ---------  -------
     Loss from operations........................   (15,611)   (16,220)    (216)
                                                  ---------  ---------  -------
     Provision for disposal of business .........    (1,600)       --       --
     Provision for income taxes .................       --         --       --
                                                  ---------  ---------  -------
     Loss on disposal of business ...............    (1,600)       --       --
                                                  ---------  ---------  -------
     Loss from discontinued operations........... $ (17,211) $ (16,620)  $ (216)
                                                  =========  =========  =======

  In April 1996, ARTRA sold the business and certain assets of the Jewelry Business. As discussed above, ARTRA agreed to assume any liabilities of the discontinued Jewelry Business and will be entitled to the net proceeds, if any from its disposition.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5.  INVENTORIES

  At December 31, 1994 inventories of the Company's discontinued Jewelry Business (in thousands) consisted of:

       Raw materials and supplies                $  115
       Work in process                               19
       Finished goods                             1,971
                                                 ------
                                                 $2,105
                                                 ======

  Inventories were stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.


6. CONCENTRATION OF RISK

  The accounts receivable of the Company's COMFORCE Global subsidiary at December 31, 1995 consist primarily of amounts due from telecommunication companies. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition of the telecommunications industry. At December 31, 1995, COMFORCE Global had 9 customers with accounts receivable balances that aggregated 67% of the Company's total trade accounts receivable. Percentages of total revenues from significant customers from the date of COMFORCE Global's acquisition (October 17, 1995) through December 31, 1995 are summarized as follows:

       Customer 1................................ 17.3%
       Customer 2................................ 12.6%
       Customer 3................................ 10.1%

  The Company's COMFORCE Global subsidiary maintains cash in bank accounts which at times may exceed federally insured limits. COMFORCE Global has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash balances. Management believes it mitigates such risk by investing its cash through major financial institutions.

7. EXTRAORDINARY GAINS RELATED TO DISCONTINUED OPERATIONS

  Per terms of a debt settlement agreement, borrowings due a bank under the loan agreements of Lori and its fashion costume jewelry subsidiaries and Fill-Mor (approximately $25,000,000 as of December 23, 1994), plus amounts due the bank for accrued interest and fees were reduced to $10,500,000 (of which $7,855,000 pertained to Lori's obligation to the bank and $2,645,000 pertained to Fill-Mor's obligation to the bank). Upon the satisfaction of certain conditions of the Amended Settlement Agreement in March 1995, as discussed below, the balance of this indebtedness was discharged.

  In conjunction with the debt settlement agreement, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to Lori and used to fund amounts due the bank as discussed below. The loan, due June 30, 1995, with interest payable monthly at 10%, was collateralized by 100,000 shares of the Company's common stock. The 100,000 shares of

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the Company's common stock, originally issued to the bank under terms of a debt settlement agreement, were carried in the Company's consolidated balance sheet at December 31, 1994 as restricted common stock. In August, 1995 the loan was extended until September 15, 1995 and the lender received the above mentioned 100,000 shares of the Company's common stock as consideration for the loan extension. The loan was repaid by ARTRA in February, 1996.

  The Company recognized an extraordinary gain of $8,965,000 ($2.81 per share) in December 1994 as a result of the reduction of amounts due the bank under the loan agreements of Lori and its operating subsidiaries and Fill-Mor to $10,500,000 (of which $7,855,000 pertained to Lori's obligation to the bank and $2,645,000 pertained to Fill-Mor's obligation to the bank) as of December 23, 1994. The 400,000 shares of ARTRA common stock issued as consideration for the debt settlement agreement (with a fair market value of $2,500,000 based upon the closing market price on the date of issue) were contributed by ARTRA to Lori's capital account. The extraordinary gain was calculated (in thousands) as follows:

        Amounts due the bank under loan agreements of Lori and its fashion costume jewelry subsidiaries.........................  $22,749
        Less amounts due the bank at December 29, 1994................   (7,855)
                                                                        -------
        Bank debt discharged..........................................   14,894
        Accrued interest and fees discharged..........................    3,635
        Other liabilities discharged..................................    1,985
        Less consideration to the bank per terms of the
         amended settlement agreement.................................
          Cash........................................................   (1,900)
          ARTRA common stock (400,000 shares).........................   (2,500)
          New Dimensions assets assigned to the bank at
           estimated fair value.......................................   (7,149)
                                                                        -------
          Net extraordinary gain......................................  $ 8,965
                                                                        =======

  On March 31, 1995 the $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to the Company of $6,657,000 ($1.45 per share) in the first quarter of 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. As consideration for assisting in the debt restructuring, the former director received 150,000 shares of the Company's common stock valued at $337,500 ($2.25 per share) based upon the Company's closing market value on March 30, 1995. The first quarter 1995 extraordinary gain was calculated (in thousands) as follows:

        Amounts due the bank under loan agreements of Lori and its operating subsidiaries.......................................  $ 7,855
        Less amounts due the bank applicable to Lori..................     (561)
                                                                        -------
        Bank debt discharged..........................................    7,294
        Less fair market value of the Company's common stock issued as
         consideration for the debt restructuring.....................     (337)
        Other fees and expenses.......................................     (300)
                                                                        -------
        Net extraordinary gain........................................  $ 6,657
                                                                        =======

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The reorganization of Lori's former New Dimensions subsidiary resulted in a 1993 extraordinary gain of $22,057,000 ($6.03 per share) from a net discharge of indebtedness calculated (in thousands) as follows:

      Amount due on New Dimensions' 12.75% Senior Notes, including accrued interest.............................................. $22,822
      Trade liabilities and accrued expenses.........................   3,231
                                                                      -------
        Total unsecured claims.......................................  26,053
      Less present value of payments due to unsecured creditors......  (2,725)
      Less present value of bank restructuring loan fee..............  (1,271)
                                                                      -------
        Net extraordinary gain....................................... $22,057
                                                                      =======

8. NOTES PAYABLE AND LONG-TERM DEBT

  Notes payable and long-term debt (in thousands) consists of:


                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1994
                                                      ------------ ------------
    Notes payable
      Amount due to a former related party, interest
       at the prime rate plus 1%.....................   $   750
      Accounts receivable credit facility,
       discontinued operations.......................     1,535
      Other, interest principally at 15%.............     1,736
                                                          4,021
      Less:
        Liabilities to be assumed by ARTRA...........    (1,986)
        Liabilities included with discontinued
         operations..................................    (1,535)
                                                        -------
                                                        $   500
                                                        =======
    Long-term debt
      Amounts due a bank term under terms of a debt
       settlement agreement..........................                $ 7,855
      Current scheduled maturities...................                   (750)
      Debt subsequently discharged...................                 (7,105)
                                                                     -------
                                                                     $  --
                                                                     =======

  In October 1995, COMFORCE Global entered into an agreement with a bank that provides for a revolving line of credt with interest at the prime rate plus 1/2%. Borrowings, collateralized by the assets of COMFORCE Global and an unlimited guarantee of COMFORCE, are limited to a borrowing base, as defined in the agreement, up to a maximum of $800,000. As of December 31, 1995, COMFORCE Global had not yet utilized any funds available under the revolving credit loan. The fair value of the Company's notes payable is estimated based on the quoted market prices of the same or similar issues or on the current rates offered to the Company for notes of the same remaining maturity.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  As discussed in Note 7, ARTRA, Fill-Mor, Lori and Lori's fashion costume jewelry subsidiaries entered into an agreement with Lori's bank lender to settle obligations due the bank. As partial consideration for the debt settlement agreement the bank received a $750,000 Lori note payable due March 31, 1995.

  The $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to Lori of $6,657,000 in 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. The loan provided for interest at the prime rate plus 1%. As consideration for assisting with the debt restructuring, the former director received 150,000 shares of the Company's common stock valued at $337,500 ($2.25 per share) based upon the closing market value on March 30, 1995. The $337,500 represented additional compensation for debt restructuring and as such was charged against the extraordinary gain from debt restructuring in 1995. The principal amount of the loan was reduced $750,000 at July 31, 1995. The remaining loan principal was not repaid on its scheduled maturity date of July 31, 1995. Per terms of the loan agreement, the former director received an additional 50,000 of the Company's common stock as compensation for the non-payment of the loan at its originally scheduled maturity. The additional 50,000 shares at a value of approximately $82,000 has been charged to interest expense in 1995. At December 31, 1995, the $750,000 note was classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA. The loan was paid in full in March 1996 by ARTRA pursuant to the assumption agreement as discussed in Note 9.

  During the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated lenders that provided for short-term loans with interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 shares of the Company's common stock valued at approximately $149,000 (which amount was included in interest expense in 1995) and certain lenders received warrants to purchase an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per share, the fair market value at the dates of grant. The warrants expire five years from the date of issue. The proceeds from these loans were used to fund the September $500,000 down payment on the COMFORCE Global acquisition, with the remainder used to fund working capital requirements of the Company's discontinued Jewelry Business. At December 31, 1995, short-term loans with an aggregate principal balance of $1,236,000 were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA.

  In August, 1995 Lori obtained a credit facility for the factoring of the accounts receivable of its discontinued Jewelry Business. The credit facility provides for advances of 80% of receivables assigned, less allowances for markdowns and other merchandise credits. The factoring charge, a minimum of 1.75% of the receivables assigned, increases on a sliding scale if the receivables assigned are not collected within 45 days. Borrowings under the credit facility are collateralized by the accounts receivable, inventory and equipment of Lori's discontinued fashion costume jewelry subsidiaries and guaranteed by Lori. At December 31, 1995 outstanding borrowings under this credit facility of $1,535,000, along with other net liabilities of the discontinued Jewelry Business, were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA and net liabilities of the discontinued Jewelry Business.

9. LIABILITIES TO BE ASSUMED BY ARTRA GROUP INCORPORATED AND NET LIABILITIES OF DISCONTINUED OPERATIONS

  In conjunction with the COMFORCE Global acquisition (see Note 3), ARTRA agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Additionally, ARTRA agreed to assume all of the assets and liabilities of the Company's discontinued Jewelry Business. In April 1996, ARTRA sold the business and certain assets of the Jewelry Business.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  At December 31, 1995 liabilities to be assumed by ARTRA GROUP Incorporated and net liabilities of the discontinued Jewelry Business (in thousands) consist of:

     Current:
       Liabilities to be assumed by ARTRA
         Notes payable.................................................. $1,986
         Court ordered payments.........................................    990
         Accrued expenses...............................................    349
                                                                         ------
                                                                          3,325
       Net liabilities of the discontinued Jewelry Business.............    374
                                                                         ------
                                                                         $3,699
                                                                         ======
     Noncurrent:
       Liabilities to be assumed by ARTRA Court ordered payments........ $  541
                                                                         ======

  As noted in the table above, as of December 31, 1995, ARTRA agreed to assume $3,866,000 of pre-existing Lori liabilities. Subsequent to December 31, 1995 ARTRA made net payments of $647,000 to reduce pre-existing Lori liabilities. Such payments have been included in the Company's consolidated financial statements at December 31, 1995 as amounts receivable from ARTRA and as additional paid-in capital. To the extent ARTRA is able to make subsequent payments, they will be recorded as additional paid-in capital. The ability of ARTRA to satisfy these obligations is uncertain. The financial statements of ARTRA include an explanatory paragraph indicating substantial doubt about the ability of ARTRA to continue as a going concern. The amounts receivable from ARTRA, exclusive of subsequent payments have not been reflected in the Company's financial statements at December 31, 1995. No collateral has been provided in support of these obligations.

  At December 31, 1995, liabilities to be assumed by ARTRA included $1,531,000 of court ordered payments arising from the May 3, 1993 reorganization of New Dimensions. As of April 15, 1996, the $541,000 installment payment due December 31, 1995 has not been paid.

10. PREFERRED STOCK

  The Company's Series C cumulative preferred stock, owned in its entirety by ARTRA, accrued dividends at the rate of 13% per annum on its liquidation value. Book value and accumulated dividends of $7,011,000 on this stock aggregated $19,515,000 at December 31, 1994. In the fourth quarter of 1995, ARTRA exchanged its Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. The issuance of these shares of the Company's common stock to ARTRA is subject to ratification by the Company's shareholders.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. STOCK OPTIONS AND WARRANTS

 Long-Term Stock Investment Plan

  On December 16, 1993 Lori's stockholders approved the Long-Term Stock Investment Plan (the "1993 Plan"), effective January 1, 1993, which authorizes the grant of options to purchase the Company's common stock to executives, key employees and non-employee consultants and agents of the Company and its subsidiaries. The 1993 Plan authorizes the awarding of Stock Options, Incentive Stock Options and Alternative Appreciation Rights. The 1993 Plan reserved 1,500,000 shares of the Company's common stock for grant on or before December 31, 2002.

  As of March 16, 1993, the Company's Board of Directors approved the issuance of non-qualified options to purchase an aggregate of 555,628 shares of the Company's common stock at an exercise price of $1.125 per share (the closing price of Lori common stock on March 15, 1993) to a corporation controlled by the former vice chairman, president and director of the Company and to an agent of the Company. The options were granted in connection with management agreements entered into with them pursuant to which they agreed to provide managerial and supervisory services to the Company and its discontinued fashion costume jewelry subsidiaries. Additionally, as of March 16, 1993, the Company's Board of Directors approved the issuance of options to purchase an aggregate of 370,000 shares of the Company's common stock at an exercise price of $1.125 per share (the closing price of the Company's common stock on March 15, 1993) to then certain executives, key employees, agents and a director of the Company. The options were granted under the Company's 1982 Stock Option Plan (the "1982 Plan"), subject to stockholder approval of the amendment of the 1982 Plan. Subsequent thereto, counsel to the Company advised the Board that the 1982 Plan, which had expired, could not be amended and extended.

  Accordingly, on October 12, 1993, the Board of Directors of the Company approved a proposed Long-Term Stock Investment Plan of the Company (the "Plan" or the "Option Plan") which authorizes the grant of options to purchase the Company's common stock to executives, key employees and agents of the Company and its subsidiaries. In connection with this approval, the Board approved the issuance under the Plan (subject to the approval and adoption of the Plan by the stockholders) of options on the same terms as the original March 16, 1993 options which it had previously authorized under the 1982 Plan. The Plan was approved by the stockholders at the December 16, 1993 annual meeting, effective as of January 1, 1993.

 Incentive Stock Option Plan

  Options to purchase common shares of the Company have been granted to certain officers and key employees under the 1982 Incentive Stock Option Plan ("the plan"), which initially reserved 250,000 shares of the Company's common stock. On December 19, 1990, the Company's stockholders approved an increase in the number of shares available for grant under the plan to 500,000. The plan expired in 1992. At December 31, 1995, options to purchase 4,500 shares of the Company's common stock at $5.00 per share were outstanding. The options expire June 9, 1998.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Summary of Options

  A summary of stock option transactions for the years ended December 31 is as follows:

                                                   1995      1994       1993
                                                  -------  ---------  ---------
     Outstanding at January 1:
       Shares...................................  959,378  1,098,544     19,416
       Prices...................................  $ 1.125  $   1.125  $    5.00
                                                       to         to         to
                                                  $  5.00  $   12.19  $   12.19
     Options granted:
       Shares...................................      --         --   1,079,628
       Prices...................................      --         --   $   1.125
                                                                             to
                                                                      $   3.125
     Options exercised:
       Shares...................................      --      (2,500)      (500)
       Price....................................      --   $    5.00  $    5.00
     Options canceled:
       Shares...................................  (19,250)  (136,666)       --
       Prices...................................  $ 3.125  $   3.125
                                                       to         to        --
                                                  $  5.00  $   12.19
     Outstanding at December 31:
       Shares...................................  940,128    959,378  1,098,544
                                                  =======  =========  =========
       Prices...................................  $ 1.125  $   1.125  $   1.125
                                                       to         to         to
                                                  $  5.00  $    5.00  $   12.19
       Options exercisable at December 31.......  940,128    940,710     18,916
                                                  =======  =========  =========
       Options available for future grant
         at December 31.........................  564,372    546,372    420,372
                                                  =======  =========  =========

                     COMFORCE CORPORATION AND SUBSIDIARIES

 Warrants

  At December 31, 1995, warrants were outstanding to purchase a total of 1,184,583 of the Company's common shares at prices ranging from $2.00 per share to $4.00 per share. The warrants expire five years from the date of issue at various dates through 2000.

  The acquisition of COMFORCE Global was funded principally by private placements of approximately 1,950,000 of the Company's common shares at $3.00 per share (total proceeds of approximately $5,800,000) plus detachable warrants to purchase 973,333 Lori common shares at $3.375 per share. The warrants expire five years from the date of issue.

  Principally during the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated investors that provided for $1,800,000 of short-term loans that provide for interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 Lori common shares and certain lenders received warrants to an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per share, the fair market value at the dates of grant. The warrants expire five years from the date of issue.

  On November 23, 1988, Lori issued warrants to purchase 25,000 of its common shares, at $4.00 per share, to an investment banker as additional compensation for certain financial and advisory services. During 1993, the warrant holder exercised warrants to purchase 8,750 shares of the Company's common stock. At December 31, 1995, warrants to purchase 16,250 shares of the Company's common stock at $4.00 per share remained outstanding.

12. COMMITMENTS AND CONTINGENCIES

  The Company's COMFORCE Global subsidiary leases certain office space and equipment used in its telecommunications and computer technical staffing services business. At December 31, 1995, future minimum lease payments under operating leases that have an initial or remaining noncancellable term of more than one year (in thousands) are:

       YEAR
       ----
       1996................... $ 62
       1997...................   64
       1998...................   65
       1999...................   63
       2000...................   38
                               ----
                               $292
                               ====

  Rental expense from continuing operations was $17,000 in 1995.

  The aggregate commitment for future salaries at December 31, 1995, excluding bonuses, during the remaining term of all management and employment agreements is approximately $700,000.

                     COMFORCE CORPORATION AND SUBSIDIARIES

13. INCOME TAXES

  A summary of the provision (credit) for income taxes relating to operations is as follows:

                                                          1995    1994    1993
                                                         ------  ------  ------
                                                            (IN THOUSANDS)
     Continuing operations:
       State............................................   $ 35    $ 10    $ 33
                                                         ======  ======  ======

  The 1995 and 1994 extraordinary credits represent net gains from discharge of bank indebtedness under the loan agreements of Lori and its discontinued fashion costume jewelry subsidiaries. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness at the Company's former New Dimensions subsidiary. No income tax expense is reflected in the Company's financial statements resulting from the extraordinary credits due to the utilization of tax loss carryforwards.

  The difference between the statutory Federal income tax rate and the effective income tax rate is reconciled as follows:

                                                         % OF EARNINGS (LOSS)
                                                         BEFORE INCOME TAXES
                                                         ----------------------
                                                          1995    1994    1993
                                                         ------  ------  ------
     Statutory Federal tax rate Provision (Benefit).....  (34.0)  (34.0)   35.0
     State and local taxes, net of Federal benefit......     .3      .1      .2
     Current year tax loss not utilized.................    4.7     --      --
     Amortization of goodwill...........................     .6     3.6      .8
     Impairment of goodwill.............................   30.0    38.6     --
     Previously unrecognized benefit from utilizing
      tax loss carryforwards............................    --     (8.2)  (35.8)
                                                         ------  ------  ------
                                                            1.6      .1      .2
                                                         ======  ======  ======

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liabilities and deferred tax assets at December 31, 1995 and 1994 and their approximate tax effects (in thousands) are as follows:

                                            1995                  1994
                                    --------------------- ---------------------
                                    TEMPORARY     TAX     TEMPORARY     TAX
                                    DIFFERENCE DIFFERENCE DIFFERENCE DIFFERENCE
                                    ---------- ---------- ---------- ----------
     Trade accounts receivable.....   $  500    $    200   $ 1,300    $    500
     Inventories...................      700         300       300         100
     Accrued other.................      900         300       400         200
     Net operating loss............   42,000      16,400    54,000      21,100
                                                ========              ========
       Total deferred tax asset....               17,200                21,900
                                                ========              ========
     Machinery and equipment.......     (200)       (100)     (400)       (200)
       Total deferred tax liabili-
        ty.........................                 (100)                 (200)
                                                ========              ========
       Valuation allowance.........              (17,100)              (21,700)
                                                ========              ========
       Net deferred tax asset......             $    --               $    --
                                                ========              ========

  The Company has recorded a valuation allowance with respect to the future tax benefits and the net operating loss reflected in deferred tax assets as a result of the uncertainty of their ultimate realization.

  At December 31, 1995, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $42,000,000 available to be applied against future taxable income, if any, expiring principally in 1996-2010.
Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs. The Company has recently issued a significant number of shares of its common stock in conjunction with the COMFORCE Global acquisition and certain related transactions. Accordingly, the Company is currently subject to significant limitations regarding the utilization of its Federal income tax loss carryforwards.

14. EARNINGS PER SHARE

  Earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of shares of common stock and common stock equivalents (options and warrants), unless anti-dilutive, outstanding during the year. Fully diluted earnings per share is not presented since the result is equivalent to primary earnings per share.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. RELATED PARTY TRANSACTIONS

  Effective July 4, 1995, Lori's management agreed to issue up to a 35% common stock interest in the Company to certain individuals to manage the Company's entry into the telecommunications and computer technical staffing business (approximatley 3,700,000 shares after ceratain anti-dilutive provisions). In October 1996, the Company issued approximately 3,100,000 shares of its common stock to the above individuals. The remaining common shares due the above individuals will be issued in 1996 after shareholder approval of an increase in Company's authorized common shares. The Company recognized a non-recurring charge of $3,425,000 related to this stock since these stock awards were 100% vested when issued, and were neither conditioned upon these individuals' service to the Company as employees nor the consumation of the COMFORCE Global acquisition. Accordingly, this compensation charge was fully recognized in 1995. The cost of the remaining common shares to be issued in 1996 ($550,000) is classified in the Company's consolidated balance sheet at December 31, 1995 as obligations expected to be settled by the issuance of common stock. The shares of the Company's common stock issued and to be issued in accordance with the above agreements were valued at $.93 per share. Management valued the Company based on its discussions with market makers and other advisors, taking into account (i) that the Jewelry Business, which was discontinued at the end of the second quarter of 1995, had a negligible value, and (ii) the value of the Company was principally related to the potential effect that a purchase of COMFORCE Global, if successfully concluded, would have market value of the Company's Common Stock. Management believes this value of $.93 per share to be a fair and appropriate value based upon the Company's financial condition as of the date the Company became obligated to issue these shares. After the issuance of these common shares, plus the effects of the issuance of common shares sold by private placements and other common shares issued in conjunction with the COMFORCE Global acquisition, ARTRA's common stock ownership interest in the Company was reduced to approximately 25% at December 31, 1995.

  In December 1995 the Company made loans totaling $56,000 to the above named individuals to cover income tax liabilities relating to the issuances of shares of the Company's common stock. Subsequent to December 31, 1995, the Company made additional loans to these individuals totaling $289,000. All loans are evidenced by notes which bear interest at 6% per annum and mature December 10, 1997.

  In connection with the COMFORCE Global acquisition, a $500,000 fee was earned by the above mentioned consultant, of which $250,000 was paid in 1995.

  In conjunction with an agreement (see Note 7) to settle borrowings due a bank under the loan agreements of Lori and its fashion costume jewelry subsidiaries and Fill-Mor, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to Lori and used to fund amounts due Lori's bank. The loan, due June 30, 1995, was collateralized by 100,000 shares of Lori common stock. These 100,000 Lori common shares, originally issued to the bank under terms of the August 18, 1994 Settlement Agreement, were carried in the Company's consolidated balance sheet at December 31, 1994 as restricted common stock. In August, 1995 the loan was extended until September 15, 1995 and the lender received the above mentioned 100,000 Lori common shares as consideration for the loan extension. The loan was repaid by ARTRA in February, 1996. Accordingly, the carrying value of these 100,000 Lori common shares was transferred to ARTRA as reduction of amounts due to ARTRA.

  In the fourth quarter of 1995, ARTRA exchanged its interest in the entire issue of the Company's Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. The issuance of these shares of the Company's common stock to ARTRA are subject to ratification by the Company's shareholders. During 1995, ARTRA received $399,000 of advances from the Company. In 1996, the Company advanced ARTRA an additional $54,000. ARTRA repaid the above advances and paid down $647,000 of the pre-existing Lori liabilities it assumed in conjunction with the COMFORCE Global acquisition as discussed in Note 9. The $399,000 advance to ARTRA and the $647,000 payment on pre-existing Lori liabilities made by ARTRA have been classified in the Company's consolidated financial statements at December 31, 1995 as amounts receivable from ARTRA.

  During 1994, ARTRA made net advances to Lori of $2,531,000. The advances consisted of a $1,850,000 short-term note with interest at 10%, the proceeds of which were used to fund the $1,900,000 cash payment to the bank in conjunction with the Amended Settlement Agreement with Lori's bank lender, and certain non-interest bearing advances used to fund Lori working capital requirements.

                     COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Effective December 29, 1994 ARTRA exchanged $2,242,000 of its notes and advances for additional Lori Series C preferred stock. Additionally, the August 18, 1994 Settlement Agreement required ARTRA to contribute cash of $1,500,000 and ARTRA common stock with a fair market value of $2,500,000 to Lori's capital account.

  In February, 1993, ARTRA transferred all of its notes (with a principal value of $15,990,000) to Lori's capital account.

  Through 1995, ARTRA had provided certain financial, accounting and administrative services for the Company's corporate entity. Additionally, the Company's corporate entity had leased its administrative office space from ARTRA. During 1995, 1994 and 1993 fees for these services amounted to $91,000, $151,000 and $115,000, respectively.

16. LITIGATION

  Prior to its entry into the Jewelry Business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemical and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, particularly before the enactment of laws governing the safe disposal of hazardous substances, at an indeterminable number of sites. Although the controlling stockholders and current management had no involvement in such prior manufacturing operations, the Company could be held to be responsible for clean-up costs if any hazardous substances were deposited at these manufacturing sites, or at off-site waste disposal locations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. However, except for the Gary, Indiana site described below, the Company has not been notified by the Federal Environmental Protection Agency (the "EPA") that it is a potentially responsible party for, nor is the Company aware of having disposed of hazardous substances at, any site.

  In December 1994, the Company was notified by the EPA that it is a potentially responsible party under CERCLA for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted operations as APECO. In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean-up this site. The plaintiffs have estimated the cost of cleaning up this site to be $45 million, and have offered to settle the case with the Company for $991,445. This amount represents the plaintiffs' estimate of the Company's pro rata share of the clean-up costs. The Company declined to accept this settlement proposal, which was subsequently withdrawn.

  The plaintiffs have produced only limited testamentary evidence, and no documentary evidence, linking the Company to this site, and the Company has neither discovered any records which indicate, nor located any current or former employees who have advised, that the Company deposited hazardous substances at the site. Based on the foregoing, management of the Company does not believe that it is probable that the Company will have any liability for the costs of the clean-up of this site. The Company intends to vigorously defend itself in this case.

  Under the terms of the Assumption Agreement, ARTRA agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities at any sites at which the Company allegedly operated facilities or disposed of hazardous substances, whether or not the Company is currently identified as a potentially responsible party therefor. Consequently, the Company is entitled to indemnification from ARTRA for any environmental liabilities associated with the Gary, Indiana site. No assurance can, however, be given that ARTRA will be financially capable of satisfying its obligations under the Assumption Agreement.

  The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company. The Company maintains general liability insurance, property insurance, automobile insurance, employee benefit liability insurance, owner's and contractor's protective insurance and exporter's foreign operations insurance with coverage of $1 million on a per claim basis and $2 million aggregate (with $3 million umbrella coverage). The Company insures against workers' compensation in amounts required under applicable state law and in the amount of $500,000 in the case of foreign workers. The Company also maintains fidelity insurance in the amount of $25,000 per claim and directors' and officers' liability insurance in the amount of $2 million. The Company is presently soliciting quotations to obtain and errors and omissions coverage.

17.  SUBSEQUENT EVENTS

  On March 1, 1996, COMFORCE Global, a wholly-owned subsidiary of COMFORCE, acquired substantially all of the assets of Williams Communication Services ("Williams"), a privately owned company engaged in the technical staffing, consulting and outsourcing business for consideration consisting of cash of $2,000,000 and contingent rights to future payments based on earnings over a four year period. The acquisition of Williams, funded principally by a $2.25 million revolving credit facility with a bank, will be accounted for by the purchase method.

  The Company has entered into an agreement to acquire the assets and business of RRA Inc. ("RRA"), a provider of technical staffing services in the electronics, telecommunications and information technology business sectors. The completion of the acquisition of RRA is subject to certain contingencies which include the completion of and satisfaction with due diligence, as well as satisfactory financing to complete the acquisition.

                     COMFORCE CORPORATION AND SUBSIDIARIES
                 SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        COLUMN A           COLUMN B         COLUMN C         COLUMN D    COLUMN E
--------------------------------------------------------------------------------
                                            ADDITIONS
                                      ---------------------
                                         (1)        (2)
                          BALANCE AT  CHARGED TO CHARGED TO             BALANCE AT
                         BEGINNING OF COSTS AND    OTHER    DEDUCTIONS    END OF
      DESCRIPTION           PERIOD     EXPENSES   ACCOUNTS  (DESCRIBE)    PERIOD
--------------------------------------------------------------------------------
For the year ended De-
 cember 31, 1995:
  Deducted from assets
   to which they apply:
    Allowance for inven-
     tory valuation.....    $  207      $   25                $  232      $  --
                            ======      ======                ======      ======
    Allowance for mark-
     downs..............    $  835      $  291                $1,126(A)   $  --
    Allowance for doubt-
     ful accounts.......       503         424                   927(A)      --
                            ------      ------                ------      ------
                            $1,338      $  715                $2,053      $  --
                            ======      ======                ======      ======
For the year ended De-
 cember 31, 1994:
  Deducted from assets
   to which they apply:
    Allowance for inven-
     tory valuation.....    $4,150      $  218                $4,161(B)   $  207
                            ======      ======                ======      ======
    Allowance for mark-
     downs..............    $2,499      $4,799                $6,463(C)   $  835
    Allowance for doubt-
     ful accounts.......       432         269                   198(D)      503
                            ------      ------                ------      ------
                            $2,931      $5,068                $6,661      $1,338
                            ======      ======                ======      ======
For the year ended De-
 cember 31, 1993:
  Deducted from assets
   to which they apply:
    Allowance for inven-
     tory valuation.....    $4,900      $  172                $  922(B)   $4,150
                            ======      ======                ======      ======
  Allowance for mark-
   downs................    $5,280      $5,722                $8,503(C)   $2,499
  Allowance for doubtful
   accounts.............       557         335                   460(D)      432
                            ------      ------                ------      ------
                            $5,837      $6,057                $8,963      $2,931
                            ======      ======      ===       ======      ======

--------
(A) Principally amounts reclassified to discontinued operations.
(B) Principally inventory written off, net of recoveries.
(C) Principally markdowns taken.
(D) Principally uncollectible accounts written off, net of recoveries.

                              COMFORCE GLOBAL, INC.

                   (FORMERLY SPECTRUM GLOBAL SERVICES, INC.)

                              FINANCIAL STATEMENTS

                 AS OF SEPTEMBER 30, 1995 AND DECEMBER 31, 1994

Report of Independent Accountants


To the Board of Directors of COMFORCE Global, Inc.:

We have audited the accompanying balance sheets of COMFORCE Global, Inc. (formerly Spectrum Global Services, Inc., the "Company") as of September 30, 1995 and December 31, 1994, and the related statements of operations and retained earnings (accumulated deficit) and cash flows for the nine month period ended September 30, 1995 and the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COMFORCE Global, Inc. as of September 30, 1995 and December 31, 1994, and the results of its operations and its cash flows for the nine month period ended September 30, 1995 and the year ended December 31, 1994, in conformity with generally accepted accounting principles.



                                             /s/ COOPERS & LYBRAND L.L.P.

Melville, New York
December 1, 1995.

COMFORCE Global, Inc.
Balance Sheets
as of September 30, 1995 and December 31, 1994

                                                 September 30,    December 31,
                ASSETS:                              1995             1994
                                                 ------------    ------------
Current assets:
  Cash and cash equivalents                      $  1,186,868    $    426,334
  Accounts receivable                               1,602,659       1,456,583
  Unbilled accounts receivable                        279,626         158,793
  Prepaid expenses and other assets                    23,173          32,664
                                                 ------------    ------------
          Total current assets                      3,092,326       2,074,374


Property and equipment, net                            93,708          55,877
Intangible assets                                   2,149,661       2,272,890
Other assets                                           14,491          25,477
                                                 ------------    ------------
          Total assets                           $  5,350,186    $  4,428,618
                                                 ============    ============



   LIABILITIES AND STOCKHOLDERS'EQUITY(DEFICIENCY):

Current liabilities (deficiency):
  Accounts payable                               $     42,792    $     27,714
  Accrued liabilities                                 423,580         229,703
  Income taxes payable                                                 24,453
  Accounts payable - parent                           978,855         178,106
  Accounts payable - affiliates                        30,980          30,086
                                                 ------------    ------------
          Total current liabilities                 1,476,207         490,062
                                                 ------------    ------------

Stockholders' equity (deficiency):
  Capital stock                                             1               1
  Additional paid-in capital                        3,919,999       3,919,999
  Retained earnings (accumulated deficit              (46,021)         18,556
                                                 ------------    ------------
          Total stockholders' equity                3,873,979       3,938,556
                                                 ------------    ------------
          Total liabilities and
            stockholders' equity (deficiency)    $  5,350,186    $  4,428,618
                                                 ============    ============


The accompanying notes are an integral part of the financial statements.

COMFORCE Global, Inc.
Statements of Operations and Retained Earnings (Accumulated Deficit)

                                                  Nine month
                                                 period ended     Year ended
                                                 September 30,    December 31,
                                                     1995             1994
                                                 ------------    ------------
Sales                                            $  9,007,461    $  8,244,721
                                                 ------------    ------------


Direct costs and expenses:
Cost of sales                                       6,764,942       6,417,395
Operating expenses                                  1,159,168       1,133,298
Overhead charges from parent (Note 9)               1,139,560         803,280
                                                 ------------    ------------
     Total direct costs and expenses                9,063,670       8,353,973
                                                 ------------    ------------

                                                      (56,209)       (109,252)
                                                 ------------    ------------

Other income (expense):
  Interest income                                       6,632           8,975
                                                 ------------    ------------
  Other income (expense)                                6,632           8,975
                                                 ------------    ------------

Loss before provision for income taxes                (49,577)       (100,277)

Income tax provision                                   15,000          14,740
                                                 ------------    ------------

     Net loss                                         (64,577)       (115,017)


Retained earnings, beginning of year                   18,556         133,573
                                                 ------------    ------------
     Retained earnings(accumulated deficit),
       end of period                             $    (46,021)   $     18,556
                                                 ============    ============


The accompanying notes are an integral part of the financial statements.

COMFORCE Global, Inc.
Statements of Cash Flows


                                                   Nine month
                                                  period ended    Year ended
                                                  September 30,   December 31,
                                                      1995            1994
                                                 ------------    ------------

Cash flows from operating activities:
 Net (loss) income                               $    (64,577)   $   (115,017)
 Adjustments to reconcile net income to cash
  flows provided by operating activities:
    Depreciation                                        18,836         10,173
    Amortization                                       123,229        164,305
    Changes in operating assets and liabilities:
     Accounts receivable                              (146,076)      (256,348)
     Unbilled accounts receivable                     (120,833)      (158,793)
     Prepaid expenses                                    9,491         (9,186)
     Deposits                                           10,986        (24,360)
     Accounts payable                                   15,078         22,645
     Accrued liabilities                               193,877        139,216
     Accounts payable - parent                         800,749        178,106
     Income taxes payable                              (24,453)       (18,657)
     Accounts payable - affiliate                          894         30,086
                                                  ------------   ------------
       Net cash provided by (used in)
         operating activities                          817,201        (37,830)
                                                  ------------   ------------

Cash flows from investing activities:
 Purchase of property and equipment                    (56,667)       (54,318)
                                                  ------------   ------------
       Net cash used in investing activities           (56,667)       (54,318)
                                                  ------------   ------------

       Net increase (decrease) in cash
         and cash equivalents                          760,534        (92,148)
                                                  ------------   ------------

Cash and cash equivalents, beginning of year           426,334        518,482
                                                  ------------   ------------

Cash and cash equivalents, end of period          $  1,186,868   $    426,334
                                                  ============   ============

Cash paid for:
 Income taxes                                     $     35,371   $     51,884
                                                  ============   ============


The accompanying notes are an integral part of the financial statements.

COMFORCE Global, Inc.
Notes to Combined Financial Statements


1.       Description of Business:

Comforce Global, Inc. (formerly Spectrum Global Services, Inc.) (the
"Company"), a Delaware Corporation, became a wholly owned subsidiary of Spectrum Information Technologies, Inc. through an acquisition of the Company's assets on October 31, 1993. On October 17, 1995, 100% of the stock of Spectrum Global Services, Inc. was sold to The Lori Corporation (now know as COMFORCE Corporation) ("Lori"), at which time the Company changed its name to COMFORCE Global, Inc.. The Company provides telecommunications and computing staffing and consulting services worldwide.

2.       Summary of Significant Accounting Policies:

Revenue Recognition

Revenue for providing staffing services is recognized at the time such services are rendered.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid short-term investments with an original maturity of three months or less. Cash equivalents consists primarily of money market funds.

Accounts Receivable and Unbilled Accounts  Receivable

Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. Accrued revenue consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet dates.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of disposal, with any resulting profit or loss included in income. Depreciation and amortization of assets are provided using the straight-line method over the estimated useful life of the asset.

Intangibles

Goodwill is amortized over 15 years on a straight line basis.

Income Taxes

Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to their expected realizable value. The cumulative effect of implementing SFAS No.
109 as of January 1, 1994 was not significant.

3.       Purchase of Assets:

On October 31, 1993, Spectrum Information Technologies, Inc. purchased the assets and assumed the liabilities of the Company (then known as Yield Industries, Inc.) and Wintec Corporation ("Wintec"). Subsequent to this, the name was changed to Spectrum Global Services, Inc. The acquisition has been accounted for as a purchase. The fair value of the assets acquired, including goodwill, was $4,120,000 and liabilities assumed totaled $199,000. Goodwill of approximately $2,465,000 is being amortized over 15 years on a straight-line basis.

4.       Property and Equipment:

Property and equipment are summarized as follows:

                                            Life of
                                           equipment       1995         1994
                                           ---------    ---------   ---------


     Office equipment                      3-5 years    $  61,311   $  37,211
     Furniture and fixtures                 5-years        65,144      32,577
                                                        ---------   ---------
                                                          126,455      69,788
       Less, accumulated depreciation                      32,747      13,911
                                                        ---------   ---------
                                                        $  93,708   $  55,877
                                                        =========   =========

5.       Income Taxes:
The provision for income taxes of $15,000 for the nine months ended September 30, 1995 and $14,740 for the year ended December 31, 1994 reflects minimum state and local income taxes as the Company has state net operating losses on separate Company returns. The Company files its federal income tax return as part of its parent's consolidated return. Due to significant losses of the parent, the Company has provided a full valuation on the potential future benefit from its federal net operating losses. Net losses for financial reporting purposes do not differ significantly from net losses for income tax purposes.

6.       Concentration of Credit Risk:
The Company's accounts receivable as of September 30, 1995 and December 31, 1994 consist primarily of amounts due from telecommunication companies. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition of the telecommunications industry. At September 30, 1995 and December 31, 1994, the Company had four customers with accounts receivable balances that aggregated 48% and 46%, respectively, of the Company's total accounts receivable. Percentages of total revenues from significant customers for the nine month period ended September 30, 1995 and the year ended December 31, 1994 are summarized as follows:

                                        September 30,  December  31,
                                            1995           1994
                                        ------------   ------------

          Customer 1                         19.2%         19.9%
          Customer 2                         12.9%         12.8%
          Customer 3                         10.5%          9.9%


The Company maintains cash in bank accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on their cash balances. The Company believes it mitigates such risk by investing its cash through major financial institutions.

7.      Accrued Expenses:

Accrued expenses consist of the following:
                                                  1995          1994
                                              ------------   ------------

  Payroll and payroll taxes                   $    274,864   $    143,449
  Workers' compensation                             70,000         70,000
  Professional fees                                 42,408          7,531
  Vacation                                          27,595          8,723
  Other                                              8,713
                                              ------------   ------------
                                              $    423,580   $    229,703
                                              ============   ============

8.       Commitments and Contingencies:

Leases

At  September  30,  1995,   future  minimum  annual  rental   commitments  under
noncancelable operating leases are as follows:

     1996                         $   57,388
     1997                             58,583
     1998                             60,703
     1999                             62,913
     2000                             54,111
                                  ----------
                                  $  293,698
                                  ==========

Total rent expense for the nine month period ended September 30, 1995 and the year ended December 31, 1994 was $25,627 and $46,498, respectively.

9.       Charges From Parent:

For the nine months ended September 30, 1995 and the year ended December 31, 1994, approximately $1,139,560 and $803,280, respectively, was charged to the Company by its parent, Spectrum Information Technologies, Inc. as a management charge which reflects an allocation of corporate overhead. Management expects that such charges will no longer continue as a result of the sale of the Company to Lori. Such charges may not represent expenses that would have been incurred had the Company operated as a stand-alone entity. In addition, the Company was charged by its parent company for insurance, rent, payroll, professional fees, and other miscellaneous office expenses. Such charges amounted to $236,808 and $506,113 for the nine month period ended September 30, 1995 and for the year ended December 31, 1994, respectively, and are included in general and administrative expenses. The Company purchased furniture and equipment and was charged miscellaneous office expenses from its affiliates. Such charges amount to $1,014 and $29,967 in 1995 and 1994, respectively.

10.      Other Matters:

On January 26, 1995, Spectrum Information Technologies, Inc., filed petition for relief under Chapter 11 of the Bankruptcy Code (the Company was not included in such filing). The sale of the stock of the Company to Lori on October 17, 1995 was formally approved by the bankruptcy court.

                     WILLIAMS COMMUNICATION SERVICES, INC.

                                   --------

                             FINANCIAL STATEMENTS,
                TOGETHER WITH REPORT OF INDEPENDENT ACCOUNTANTS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     AND FOR THE PERIOD ENDED MARCH 3, 1996
                             (DATE OF ACQUISITION)

[LETTERHEAD OF COOPERS & LYBRAND]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder
Williams Communication Services, Inc.
Englewood, Florida

We have audited the accompanying balance sheets of Williams Communication Services, Inc. as of December 31, 1995 and March 3, 1996 and the related statements of operations and retained earnings and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Williams Communication Services, Inc. as of December 31, 1995 and March 3, 1996 and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

                                              /s/ Coopers & Lybrand L.L.P.

Fort Myers, Florida
October 19, 1996

                     WILLIAMS COMMUNICATION SERVICES, INC.

                                 BALANCE SHEETS

                      DECEMBER 31, 1995 AND MARCH 3, 1996

                                                             MARCH 3,      DECEMBER 31
                                                               1996            1995
                                                          -- --------      ----------
                         ASSETS
CURRENT ASSETS
  Cash and cash equivalents..............................    $253,336        $      0
  Accounts receivable....................................     471,528         599,607
  Unbilled accounts receivable...........................     159,676         173,904
                                                             --------        --------
    Total current assets.................................     884,540         773,511
PROPERTY AND EQUIPMENT, net..............................      27,198          25,329
                                                             --------        --------
    Total assets.........................................    $911,738        $798,840
                                                             ========        ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.......................................    $ 97,866        $  1,500
  Accrued liabilities....................................      50,258          14,486
  Bank overdraft.........................................           0          49,313
  Income tax payable.....................................     309,960         326,475
                                                             --------        --------
    Total current liabilities............................     458,084         391,774
                                                             --------        --------
STOCKHOLDERS' EQUITY
  Common stock, 1,000 shares, issued and outstanding, $1
   par value.............................................       1,000           1,000
  Retained earnings......................................     452,654         406,066
                                                             --------        --------
    Total stockholders' equity...........................     453,654         407,066
                                                             --------        --------
    Total liabilities and stockholders' equity...........    $911,738        $798,840
                                                             ========        ========



   The accompanying notes are an integral part of these financial statements.

                     WILLIAMS COMMUNICATION SERVICES, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

          YEAR ENDED DECEMBER 31, 1995 AND PERIOD ENDED MARCH 3, 1996

                                                        PERIOD ENDED     YEAR ENDED
                                                          MARCH 3,      DECEMBER 31,
                                                            1996            1995
                                                        ------------    ------------
Sales.................................................    $656,708       $4,177,871
                                                          --------       ----------
Direct costs and expenses:
  Cost of sales.......................................     498,504        3,021,251
  General and administrative expenses.................      65,100          450,225
                                                          --------       ----------
    Total direct costs and expenses...................     563,604        3,471,476
                                                          --------       ----------
    Income before provision for income taxes..........      93,104          706,395
Income tax provision..................................      39,016          354,056
                                                          --------       ----------
    Net income........................................      54,088          352,339
Retained earnings, beginning..........................     406,066           53,727
Distributions to shareholder..........................      (7,500)               0
                                                          --------       ----------
Retained earnings, end................................    $452,654       $  406,066
                                                          ========       ==========




   The accompanying notes are an integral part of these financial statements.

                     WILLIAMS COMMUNICATION SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

          YEAR ENDED DECEMBER 31, 1995 AND PERIOD ENDED MARCH 3, 1996

                                                       PERIOD ENDED     YEAR ENDED
                                                         MARCH 3,      DECEMBER 31,
                                                           1996            1995
                                                       ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..........................................    $ 54,088       $ 352,339
 Adjustments to reconcile net income to net cash
  provided by operating activities
  Depreciation.......................................         173             723
  Changes in assets and liabilities
   (Increase) decrease in:
    Accounts receivable..............................     128,079        (293,361)
    Unbilled accounts receivable.....................      14,228         (68,761)
    Deposits.........................................           0           3,000
    Other assets.....................................           0             240
   Increase (decrease) in:
    Accounts payable.................................      96,366            (256)
    Accrued liabilities..............................      19,257         290,692
    Bank overdraft payable...........................     (49,313)         49,313
                                                         --------       ---------
    Net cash provided by operating activities........     262,878         333,929
                                                         --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment..................      (2,042)        (25,299)
                                                         --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distribution to shareholder.........................      (7,500)       (309,500)
                                                         --------       ---------
    Net increase (decrease) in cash and cash
     equivalents.....................................     253,336            (870)
    Cash and cash equivalents at beginning...........           0             870
                                                         --------       ---------
    Cash and cash equivalents at end.................    $253,336       $       0
                                                         ========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest..............................    $      0       $   1,586
                                                         ========       =========
 Cash paid for income taxes..........................    $ 47,900       $  27,580
                                                         ========       =========


   The accompanying notes are an integral part of these financial statements.

                     WILLIAMS COMMUNICATION SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS:

  Williams Communications Services, Inc. (the Company), a Florida corporation, provides a wide range of technical and consulting services to communication clients through the use of personnel who are designers, drafters, engineers, programmers and other types of technicians. The personnel are utilized by the clients on a temporary, project, or peak-period basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  REVENUE RECOGNITION: Revenue is recognized at the time such services are rendered to the client.

  ACCOUNTS RECEIVABLE AND UNBILLED ACCOUNTS RECEIVABLE: Accounts receivable consists of those amounts due to the Company for services rendered to various customers.

  Unbilled accounts receivable consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet date.

  PROPERTY AND EQUIPMENT: Property and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of disposal, with any resulting profit or loss included in income.

  Depreciation of assets have been computed using the straight-line method over the estimated useful lives of the assets.

  INCOME TAXES: The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  MANAGEMENT'S USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                          MARCH 3,     DECEMBER 31,
                                                            1996           1995
                                                          --------     ------------
   Office equipment...................................... $ 15,000       $ 15,000
   Furniture and fixtures................................    5,384          3,342
   Vehicle...............................................   25,300         25,300
                                                          --------       --------
                                                            45,684         43,642
   Less accumulated depreciation.........................  (18,486)       (18,313)
                                                          --------       --------
                                                          $ 27,198       $ 25,329
                                                          ========       ========

                     WILLIAMS COMMUNICATION SERVICES, INC.

4. CONCENTRATION OF CREDIT RISK:

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. During the normal course of business, the Company extends credit to customers located throughout the United States. At December 31, 1995 and March 3, 1996, the Company had approximately 90% or $699,000 and 99% or $631,000, respectively, of its billed and unbilled accounts receivable due from two customers. The payment history of each customer has been considered in determining the need for an allowance for doubtful accounts. The Company maintains substantially all of its cash investments with what it believes to be high quality financial institutions. The Company's investment policy is to limit concentrations of credit risk.

5. INCOME TAXES:

  The components of the Company's provision for income taxes are as follows:

                                                            MARCH 3,  DECEMBER 31,
                                                             1996        1995
                                                           --------  ------------
   Federal................................................ $32,365     $302,556
   State..................................................   6,651       51,500
                                                           -------     --------
                                                           $39,016     $354,056
                                                           =======     ========

  Deferred tax assets and liabilities have not been recorded since the amounts were immaterial to the financial statements at December 31, 1995 or March 3, 1996.

  The provision for income taxes does not bear the normal relationship to net income due to the following:

                                                          MARCH 3,   DECEMBER 31,
                                                            1996         1995
                                                          --------   ------------
   Expected state and federal income taxes............... $19,905      $279,026
   Increase due to non-deductibility of meals............  19,111        75,030
                                                          -------      --------
     Provision........................................... $39,016      $354,056
                                                          =======      ========

6. SUBSEQUENT EVENT:

  On March 3, 1996, all of the equipment and intangible assets used in the operation of the Company's business were acquired by Comforce Global, Inc.

                                   RRA, INC.

                     DATATECH TECHNICAL SERVICES, INC. AND

                      PROJECT STAFFING SUPPORT TEAM, INC.

                         COMBINED FINANCIAL STATEMENTS

                     AS OF MAY 10, 1996 AND FOR THE PERIOD

                      JANUARY 1, 1996 THROUGH MAY 10, 1996

Report of Independent Accountants

To the Shareholders of RRA, Inc., Datatech Technical Services, Inc. and Project Staffing Support Team, Inc.:


We have audited the accompanying combined balance sheet of RRA, Inc., Datatech Technical Services, Inc. and Project Staffing Support Team, Inc. (the "Companies") as of May 10, 1996, and the related combined statements of income, changes in shareholders' equity, and cash flows for the period January 1, 1996 through May 10, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of RRA, Inc., Datatech Technical Services, Inc. and Project Staffing Support Team, Inc. as of May 10, 1996, and the combined results of their operations and their cash flows for the period January 1, 1996 through May 10, 1996, in conformity with generally accepted accounting principles.

                                                 /s/ Coopers & Lybrand L.L.P.

Melville, New York
October 28, 1996.

RRA, Inc., Datatech Technical Services, Inc. and
Project Staffing Support Team, Inc.
Combined Balance Sheet
as of May 10, 1996


                            ASSETS:
     Current assets:
       Accounts receivable - trade                                            5,698,118
       Notes receivable from related parties                                    443,801
       Account receivable - related party                                        14,000
       Other receivables                                                         38,812
       Prepaid expenses and other current assets                                 99,923
                                                                         --------------
            Total current assets                                              6,294,654

       Fixed assets, net                                                        259,779
       Long-term note receivables from related parties                           10,124
       Other assets                                                              14,960
                                                                         --------------
            Total assets                                                 $    6,579,517
                                                                         ==============

       LIABILITIES AND SHAREHOLDERS' EQUITY:
     Current liabilities:
        Cash overdraft                                                    $      342,866
        Accounts payable                                                          44,238
        Note payable - bank                                                      575,000
        Accrued payroll and benefits                                           1,533,732
        Accrued expenses                                                         594,534
        Accrued pension                                                        1,149,648
        Note payable - related party                                              22,966
                                                                          --------------
             Total current liabilities                                         4,262,984
                                                                          --------------

    Shareholders' equity:
        Common stock                                                              19,560
        Additional paid-in capital                                               415,631
        Retained earnings                                                      1,881,342
                                                                          --------------
             Total shareholders' equity                                        2,316,533
                                                                          --------------

             Total liabilities and shareholders' equity                   $    6,579,517
                                                                          ==============

The accompanying notes are an integral part of the financial statements.

RRA, Inc., Datatech Technical Services, Inc. and
Project Staffing Support Team, Inc.
Combined Statement of Income
for the period January 1, 1996 through May 10, 1996

Revenue:

  Sales                                                      $    22,085,811
  Other revenue                                                      713,611
                                                             ---------------
       Total revenue                                              22,799,422

Expenses:
  Employee payroll and benefits                                   20,958,947
  General and administrative                                       1,174,592
  Depreciation and amortization                                       34,431
  Legal settlement                                                   200,000
                                                             ---------------
                                                                  22,367,970
                                                             ---------------

       Operating income                                              431,452

       Interest expense                                               34,310
                                                             ---------------

       Net income                                            $       397,142
                                                             ===============



The accompanying notes are an integral part of the financial statements.

RRA, Inc., Datatech Technical Services, Inc. and
Project Staffing Support Team, Inc.
Combined Statement of Changes in Shareholders' Equity for the period January 1, 1996 through May 10, 1996

                                                     Additional
                                       Common         Paid-in         Retained
                                        Stock         Capital         Earnings             Total
Balance, December 31, 1995         $    19,560    $    415,631    $    1,928,460       $     2,363,651

Distributions to shareholders                                           (444,260)             (444,260)

Net income for the period
  January 1, 1996
  through May 10, 1996                                                   397,142               397,142
                                   -----------    ------------    --------------       ---------------
Balance, May 10, 1996              $    19,560    $    415,631    $    1,881,342       $     2,316,533
                                   ===========    ============    ==============       ===============

The accompanying notes are an integral part of the financial statements.

RRA, Inc., Datatech Technical Services, Inc. and
Project Staffing Support Team, Inc.
Combined Statement of Cash Flows
for the period January 1, 1996 through  May 10, 1996

Cash flows from operating activities:
  Net income                                                 $     397,142
  Adjustments to reconcile net income to net cash
    provided from operating activities:
      Depreciation and amortization                                 34,431
      Changes in operating assets and liabilities:
         Increase in accounts receivable                          (405,339)
         Increase in other receivables                             (34,002)
         Increase in prepaid expenses and other assets             (45,780)
         Decrease in accounts payable                               (4,820)
         Increase in accrued payroll and benefits                  595,167
         Increase in accrued pension                               429,648
         Increase in accrued expenses                              366,910
                                                            --------------
           Net cash provided by operating activities             1,333,357
                                                            --------------

Cash flows from investing activities:
Capital expenditures                                              (25,330)
Net receipts (advances) on related party loans                      3,458
                                                            ---------------
              Net cash used in investing activities               (21,872)
                                                            ---------------

Cash flows from financing activities:
  Bank overdraft                                                 (154,013)
  Net payments under line of credit agreements                   (645,000)
  Principal payments on notes payable                            (121,874)
  Distributions to shareholders                                  (444,260)
                                                            --------------
              Net cash used in financing activities            (1,365,147)
                                                            --------------

              Net decrease in cash                                (53,662)

Cash, January 1, 1996                                              53,662
                                                            -------------

Cash, May 10, 1996                                          $       -
                                                            =============

  Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                $      34,310
                                                            =============


The accompanying notes are an integral part of the financial statements.


RRA, Inc., Datatech Technical Services, Inc. and
Project Staffing Support Team, Inc.
Notes to Combined Financial Statements

1. Significant Accounting Policies:

   Business Organization

   RRA, Inc. ("RRA") was incorporated in 1964 under the laws of the State of New York. Datatech Technical Services, Inc. ("DTS") was incorporated in 1991 under the laws of the State of Arizona and commenced operations in 1992. Effective January 1, 1992, certain customer accounts and property and equipment of RRA were transferred to DTS in exchange for a downpayment of $25,000 and a note for $150,000. All intercompany transactions have been eliminated in combination. The Companies are under common management and control.

   Project Staffing Support Team, Inc. ("PSST") was incorporated under the laws of the State of Arizona and commenced operations in 1994. At inception, PSST was owned in equal shares by Ray Rashkin and Stanley Rashkin.

   Principles of Combination

   These combined financial statements include the accounts of RRA, DTS, and PSST (the "Companies"). All significant intercompany transactions and balances have been eliminated in combination.

   Nature of Business

   The Companies provide individuals primarily to large corporate customers that contract with various governmental entities throughout the United States. The employees are provided on a temporary or semi-permanent basis. The individuals are employees of the Companies. The Companies maintain offices in Arizona, New York, Connecticut, New Mexico, Missouri, Washington, South Carolina and California.

   Cash and Cash Equivalents

   The Company considers investments with a maturity of three months or less when purchased to be cash equivalents.

   Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets.

   Income Taxes

   The Companies have elected under applicable sections of the Internal Revenue Code to be treated as "S" corporations for income tax purposes. Therefore, any income, loss and tax credits are reportable by the shareholders on their individual income tax returns. Certain states in which the Companies do business do not recognize the "S" corporation status or they impose minimum taxes which are included in administrative expenses in the accompanying combined statement of income.

   Management's Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that these estimates are adequate as of May 10, 1996, it is reasonably possible that actual results could differ from those estimates.

   Employee Benefit Plan

   The Companies maintain 401(k) plans and Section 125 cafeteria plans for the benefit of their employees. Employees elect to withhold specified amounts from their wages to contribute to the plans. The Companies have a fiduciary responsibility with respect to the plans.

   Estimated Health Self-Insurance Claims

   The Companies maintain a self-insurance plan for those employees who elect to participate. Under this plan, the Companies are responsible for paying claims up to $40,000 annually per individual. There are provisions for reinsurance in the plan. The financial statements include an estimate for claims to be paid under this policy.


2. Notes Receivable:

Notes receivable consists of the following:
  Note receivable - shareholder, due on demand
    with interest at 8%                                      $    217,332
  Note receivable - shareholder, due on demand
    with interest at 8%                                            11,819
  Promissory note - shareholder, due on demand
    with interest at 8%                                           214,650
  Promissory note from one employee; payable
    weekly with interest at 9.5%;
    note matures in June 2000; secured by automobile               10,124
                                                             ------------

      Total notes receivable ($443,801 current portion)      $    453,925
                                                             ============

3.  Property and Equipment:

    Property and equipment consists of the following:

     Property and equipment                                     $   486,350
     Leasehold improvements                                         132,803
                                                                -----------
                                                                    619,153
     Less accumulated depreciation                                 (359,374)
                                                                -----------
                                                                $   259,779
                                                                ===========

    Depreciation expense for the period ended May 10, 1996 was $29,485.


4.  Note Payable - Bank:

    Note payable-bank, consists of a revolving line of credit agreement which provides for borrowings up to the lesser of $4,000,000 or 80% of acceptable receivables as defined, with interest at prime plus .5%. The interest rate as of May 10, 1996 was 8.75%. The note is collateralized by accounts receivable, property and fixtures and inventory, and is personally guaranteed by the shareholders. The line of credit agreement contains certain restrictive covenants regarding the financial position of the Companies. On May 13, 1996, the revolving line of credit was paid in full.


5.  Note Payable - Related Party:

    Notes payable-related party, consists of the following:

     Uncollateralizeded note payable to an individual, due
       on demand with interest payable monthly at 11%           $    22,966
                                                                ===========

6.  Commitments:

    The following is a schedule by years of approximate future minimum rental payments on operating leases:



      Period ended
        May 12
         1997                                         $   77,193
         1998                                             64,801
         1999                                             62,521
         2000                                             22,500
         2001                                              -
                                                      ----------
                                                      $  227,015
                                                      ==========

    Total rent expense was $45,616 for the period ended May 10, 1996.

    The Companies are responsible for property taxes, insurance and maintenance on certain leases.

    The Companies currently lease their office facilities in Tempe, Arizona from one of the shareholders. The lease contains a five-year renewal option. The rent on this office was $19,710 in the period ended May 10, 1996.



7.  Concentration of Credit Risk:

    The Companies' trade accounts receivable as of May 10, 1996 consist primarily of amounts due from major companies requiring the use of technical specialists in the electronics, avionics, telecommunications and information technology business sectors. At May 10, 1996, the Companies had six customers with trade accounts receivable balances that aggregated 74% of the Companies' total accounts receivable. Percentages of total revenues from significant customers for the period from January 1, 1996 to May 10, 1996 are as follows:

      Customer 1                                    26%
      Customer 2                                    22%
      Customer 3                                    11%

    The Companies maintain cash in bank accounts which at times may exceed federally insured limits. The Companies have not experienced any losses in such accounts and believe they are not exposed to any significant credit risk on their cash balances. The Companies believe they mitigate such risk by investing cash through major financial institutions.

8.  Common Stock:

    Common stock consists of the following:

     Common stock, RRA, no par; authorized 200 shares;
      issued and outstanding 100 shares                           $   19,558


     Common stock, DTS, $.01 par; authorized 100 shares;
      issued and outstanding 100 shares                                    1


     Common stock, PSST, $.01 par; authorized 100 shares;
      issued and outstanding 100 shares (see below)                        1

                                                                  ----------
                                                                  $   19,560
                                                                  ==========

9.  Money Purchase Pension Plan:

    On June 1, 1993, the Company adopted a pension plan that contributes 10% to covered employees. This covered initially the Phoenix based administrative group. In December 1993, the plan was amended to include employees at Lawrence Livermore National Laboratory effective January 1, 1994. The administrative group was removed from the plan on January 1, 1995 and employees at Los Alamos were included as of May 1, 1995. The accrual as of May 10, 1996 was $1,149,648. Expense for the period ended May 10, 1996 was $429,648.

10. Litigation, Claims and Assessments:

    DTS complied with a client request to place a former client employee on the DTS payroll for the purpose of providing payrolling services. The individual was involved in an accident during his employment which resulted in the death of the individual, reported injuries to another individual, and damage to the client's property. A claim has been made against DTS on the theory that DTS is liable for the individual's alleged negligence in the accident.

    On September 30, 1996, DTS entered into a settlement agreement with its client whereby DTS has no further exposure in connection with the accident and will not be required to incur any additional costs. The settlement agreement provides that DTS shall pay the sum of $200,000 to its client in monthly installments of $30,000. The Company has recorded a liability of $200,000 as of May 10, 1996.

11. Subsequent Event:

    On May 10, 1996, the stock of PSST and substantially all of the assets of RRA and DTS were sold to Comforce Corporation for an aggregate purchase price of approximately $5,100,000 plus contingent payments payable over three years in an aggregate amount not to exceed $650,000.

    In September 1996, the Company received notice of litigation from a competitor who charged that the Company obtained and benefitted from a list of confidential data provided by a former employee of the competitor. The Company has denied such charges. Management and its legal counsel believe that the resolution of this matter will not result in a material adverse effect to the financial position of the Company or its operations.

                                   RRA, INC.
                     DATATECH TECHNICAL SERVICES, INC. AND
                      PROJECT STAFFING SUPPORT TEAM, INC.
                         Combined Financial Statements
                        as of December 31, 1995 and 1994
                         Together With Auditor's Report

To The Shareholders
RRA, Inc., Datatech Technical Services, Inc.
 and Project Staffing Support Team, Inc.



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

We have audited the accompanying combined balance sheets of RRA, Inc., Datatech Technical Services, Inc., and Project Staffing Support Team, Inc. as of December 31, 1995 and 1994, and the related combined statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RRA, Inc., Datatech Technical Services, Inc., and Project Staffing Support Team, Inc. as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The information included in the accompanying schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                 /s/ Alexander & Devoley P.C.

Phoenix, Arizona
February 1, 1996

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                    AND PROJECT STAFFING SUPPORT TEAM, INC.

                             COMBINED BALANCE SHEET

                 For the Years Ended December 31, 1995 and 1994

                                     ASSETS
                                     ------

                                                                    1995         1994
                                                                 -----------  -----------
CURRENT ASSETS:
  Cash                                                            $   53,662   $  426,312
  Accounts receivable - trade                                      5,292,779    3,434,704
  Other accounts receivable                                            4,810       10,411
  Note receivable - employee, current portion (Note 2)                 9,440        1,810
  Note receivable - related parties, current portion (Note 2)        237,114      148,050
  Prepaid expenses                                                    49,616       27,284
  Investments                                                          4,925           --
                                                                  ----------   ----------

       Total current assets                                        5,652,346    4,048,571
                                                                  ----------   ----------

PROPERTY AND EQUIPMENT (NOTE 1):
  Office furniture and equipment                                     438,607      346,395
  Leasehold improvements                                             131,325      114,435
  Vehicles                                                            23,912      215,330
                                                                  ----------   ----------
                                                                     593,844      676,160

  Less accumulated depreciation and amortization                     329,890      321,003
                                                                  ----------   ----------

                                                                     263,954      355,157
                                                                  ----------   ----------

OTHER ASSETS:
  Refundable deposits                                                  9,666       50,396
  Note receivable - employee, long-term portion (Note 2)               8,829        7,412
  Note receivable - related parties, long-term portion (Note 2)      216,000      216,000
  Deferred loan fee, less amortization of $3,333 in 1995 and
       $5,312 in 1994                                                  1,667        2,188
  Organizational costs, less accumulated amortization of
       $13,121 in 1995 and $9,841 in 1994 (Note 1)                     3,280        6,560
  Client lists, less amortization of $14,625 in 1995 and
       $8,125 in 1994 (Note 1)                                         4,875       11,375
                                                                  ----------   ----------
                                                                     244,317      293,931
                                                                  ----------   ----------

                                                                  $6,160,617   $4,697,659
                                                                  ==========   ==========

See accompanying notes to financial statements.

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                                        1995         1994
                                                     -----------  -----------
CURRENT LIABILITIES:
  Bank overdraft                                      $  496,879   $  148,474
  Accounts payable                                        49,058       42,572
  Notes payable (Note 4)                                  38,183       59,823
  Note payable - bank (Note 3)                         1,220,000    1,200,000
  Note payable - shareholder; due on demand at 9.5%      100,000           --
  Current portion of long-term debt                        6,657       62,978
  Accrued expenses:
       Wages, vacation, and holiday                      756,096      817,041
       Payroll taxes and withholdings                    182,469      170,283
       Gross receipts tax                                 78,141       64,565
       Self insurance claims (Note 1)                    140,000      120,000
       Interest                                            9,483       10,999
       Pension plan contributions (Note 8)               720,000      285,287
                                                      ----------   ----------

  Total current liabilities                            3,796,966    2,982,022
                                                      ----------   ----------

LONG-TERM DEBT (NOTE 5):                                      --       73,185
                                                      ----------   ----------

SHAREHOLDERS' EQUITY:

  Common stock (Note 7)                                   19,560       19,560
  Additional paid-in capital                             415,631      387,863
  Retained earnings                                    1,928,460    1,235,029
                                                      ----------   ----------

                                                       2,363,651    1,642,452
                                                      ----------   ----------

                                                      $6,160,617   $4,697,659
                                                      ==========   ==========

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                    AND PROJECT STAFFING SUPPORT TEAM, INC.

                          COMBINED STATEMENT OF INCOME

              For the Years Ended December 31, 1995, 1994 and 1993

                                           1995           1994           1993
                                       -------------  -------------  -------------
REVENUE (Note 1)                        $52,011,107    $38,559,163    $25,016,730

COST OF REVENUE                          47,830,459     35,601,360     23,313,171
                                        -----------    -----------    -----------

GROSS PROFIT                              4,180,648      2,957,803      1,703,559

GENERAL AND ADMINISTRATIVE EXPENSES       2,991,540      2,289,461      1,487,757
                                        -----------    -----------    -----------

INCOME FROM OPERATIONS                    1,189,108        668,342        215,802
                                        -----------    -----------    -----------

OTHER INCOME (EXPENSE):
  Interest expense                         (175,338)      (167,780)      (133,311)
  Interest income                            37,044         24,993         23,540
  Gain on sale of fixed assets                5,385             --             --
                                        -----------    -----------    -----------

                                           (132,909)      (142,787)      (109,771)
                                        -----------    -----------    -----------


NET INCOME                              $ 1,056,199    $   525,555    $   106,031
                                        ===========    ===========    ===========

See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                    AND PROJECT STAFFING SUPPORT TEAM, INC.

             COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 1995, 1994 and 1993

                                               Additional
                                      Common     Paid-in      Retained
                                      Stock      Capital      Earnings       Total
                                     --------  -----------  ------------  ------------
BALANCE, DECEMBER 31, 1992            $19,559    $240,264    $  662,843    $  922,666

CONTRIBUTION TO CAPITAL (NOTE 7)           --      85,000            --        85,000

DISTRIBUTION TO SHAREHOLDER                --          --        (7,500)       (7,500)

NET INCOME - 1993                          --          --       106,031       106,031
                                      -------    --------    ----------    ----------

BALANCE, DECEMBER 31, 1993             19,559     325,264       761,374     1,106,197

ISSUANCE OF 100 SHARES OF
  COMMON STOCK (NOTE 7)                     1          --            --             1

CONTRIBUTIONS TO CAPITAL (NOTE 7)          --      62,599            --        62,599

DISTRIBUTIONS TO SHAREHOLDERS              --          --       (51,900)      (51,900)

NET INCOME - 1994                          --          --       525,555       525,555
                                      -------    --------    ----------    ----------

BALANCE, DECEMBER 31, 1994             19,560     387,863     1,235,029     1,642,452

REDEMPTION OF STOCK AND CAPITAL
  (NOTE 7)                                 --     (25,000)           --       (25,000)

CONTRIBUTIONS TO CAPITAL (NOTE 7)          --      52,768            --        52,768

DISTRIBUTIONS TO SHAREHOLDERS              --          --      (362,768)     (362,768)

NET INCOME - 1995                                             1,056,199     1,056,199
                                                             ----------    ----------

BALANCE, DECEMBER 31, 1995            $19,560    $415,631    $1,928,460    $2,363,651
                                      =======    ========    ==========    ==========

See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                    AND PROJECT STAFFING SUPPORT TEAM, INC.

                        COMBINED STATEMENT OF CASH FLOWS

             For the Years Ended December 31, 1995, 1994, and 1993

                                                             1995           1994           1993
                                                         -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers                           $ 50,152,358   $ 37,544,620   $ 25,179,069
  Cash paid to suppliers and employees                    (50,220,197)   (36,842,673)   (24,664,840)
  Interest paid                                              (176,854)       (98,437)      (137,683)
  Interest received                                               674          3,544             51
                                                         ------------   ------------   ------------

NET CASH (USED IN) PROVIDED FROM OPERATING
  ACTIVITIES                                                 (244,019)       607,054        376,597
                                                         ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                       (109,101)      (321,652)       (55,553)
  Net receipts (advances) on related party loans               17,765        (17,845)      (115,820)
  Net receipts (advances) on employee loans                     2,953         (9,222)            --
  Purchase of investment stock                                 (4,925)            --             --
  Business list purchase                                           --             --        (19,500)
                                                         ------------   ------------   ------------

NET CASH USED IN INVESTING ACTIVITIES                         (93,308)      (348,719)      (190,873)
                                                         ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdraft                                              348,405        148,474             --
  Borrowings under line of credit agreements               32,330,000      8,433,040      6,500,000
  Payments under line of credit agreements                (32,310,000)    (8,474,700)    (6,669,856)
  Principal payments on notes payable - other                 (21,640)      (117,649)       (69,251)
  Proceeds from stock issuance or capital contributions        27,768         62,600         85,000
  Distributions to shareholders                              (362,768)       (51,900)        (7,500)
  Proceeds from long-term debt                                     --        190,285             --
  Proceeds from sale of fixed assets                           87,418             --             --
  Payments on long-term debt                                 (129,506)       (54,122)            --
  Payment of deferred loan fee                                 (5,000)        (7,500)            --
                                                         ------------   ------------   ------------

NET CASH (USED IN) PROVIDED FROM FINANCING
  ACTIVITIES                                                  (35,323)       128,528       (161,607)
                                                         ------------   ------------   ------------

NET (DECREASE) INCREASE IN CASH                              (372,650)       386,863         24,117

CASH AT BEGINNING OF YEAR                                     426,312         39,449         15,332
                                                         ------------   ------------   ------------

CASH AT END OF YEAR                                      $     53,662   $    426,312   $     39,449
                                                         ============   ============   ============

See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                    AND PROJECT STAFFING SUPPORT TEAM, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

             For the Years Ended December 31, 1995, 1994, and 1995

                                                         1995          1994         1993
                                                     ------------  ------------  ----------
RECONCILIATION OF NET INCOME TO NET CASH
  (USED BY) PROVIDED FROM OPERATING
  ACTIVITIES:

NET INCOME                                           $ 1,056,199   $   525,555    $106,031
                                                     -----------   -----------    --------

ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH (USED BY) PROVIDED FROM
  OPERATING ACTIVITIES:
       Depreciation and amortization                     114,743       133,454      57,819
       (Gain) Loss on abandonment and sale of fixed
          assets                                          (5,385)        2,067          --
       Increase in accounts receivable                (1,858,075)   (1,010,999)    162,339
       Decrease in other receivables                       5,601         6,883       7,220
       Decrease (Increase) in prepaid expenses and
          deposits                                        18,398       (19,887)         72
       (Decrease) Increase in accounts payable            (3,014)       23,764      (5,801)
       Increase in accrued expenses                      427,514       946,217      48,917
                                                        --------   -----------    --------

       Total adjustments                              (1,300,218)       81,499     270,566
                                                     -----------   -----------    --------

NET CASH (USED BY) PROVIDED FROM
  OPERATING ACTIVITIES                               $  (244,019)  $   607,054    $376,597
                                                     ===========   ===========    ========

See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                    AND PROJECT STAFFING SUPPORT TEAM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 For the Years Ended December 31, 1995 and 1994



(1)  SIGNIFICANT ACCOUNTING POLICIES:

     Business organization
     ---------------------

        RRA, Inc. (RRA) was incorporated in 1964 under the laws of the State of New York. Datatech Technical Services, Inc. (DTS) was incorporated in 1991 under the laws of the State of Arizona and commenced operations in 1992. Effective January 1, 1992, certain customer accounts and property and equipment of RRA were transferred to DTS in exchange for a down payment of $25,000 and a note for $150,000. The terms of the note call for 10 equal annual payments to RRA from DTS of $22,354, which includes principal and interest at 8%. The note receivable and note payable have been eliminated in combination. DTS charged RRA $225,350 in 1994 and $150,000 in 1993 for a management fee. Any income or expense related to these transactions have been eliminated in combination. The Companies remain under common management and control. Ray Rashkin owns 100% of RRA. Stanley Rashkin owns 100% of DTS.

        Project Staffing support Team, Inc. (PSST) was incorporated under the laws of the State of Arizona and commenced operations in 1994. At inception, PSST was owned in equal shares by Ray Rashkin and Stanley Rashkin. PSST had no revenue in 1994, and absorbed $41,327 in costs.

        In 1995, RRA charged PSST $208,607 for a management fee. Ray Rashkin redeemed his shares during the year, leaving Stanley Rashkin as the sole shareholder of PSST (see note 7).

     Principles of combination
     -------------------------
        These combined financial statements include the accounts of RRA, DTS, and PSST. All significant intercompany transactions and balances have been eliminated in combination.

     Nature of business
     ------------------

        The Companies provide highly trained individuals primarily to large corporate customers that contract with various governmental entities throughout the United States. The employees are provided on a temporary or semi-permanent basis. The individuals are employees of the Companies. The Companies maintain offices in Arizona, New York, Connecticut, New Mexico, Missouri, Washington, South Carolina, and California.

        The companies have two major contracts that are renewable. One of the contracts started early in 1994. Management is confident these contracts will continue. The largest of the two renewed for five years, and the other contract was extended for the second option year to January 1997.

     Use of Estimates
     ----------------

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from these estimates.

     Property and equipment
     ----------------------

        Property and equipment are stated at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets. Depreciation expense was $99,442, $118,362 and $52,914 in 1995 1994, and 1993 respectively.

     Organizational costs, client lists and deferred loan fees
     ---------------------------------------------------------

        Organizational costs for DTS are being amortized on a straight-line basis over five years. Client lists purchased for $19,500 are being amortized over three years. Deferred loan fees are being amortized over the term of the revolving line of credit agreement.

     Concentration of risks
     ----------------------

        Periodically during the year, the Companies maintain cash in financial institutions in excess of the amounts insured by the Federal government.

     Income taxes
     ------------

        The Companies have elected under applicable sections of the Internal Revenue Code to be treated as "S" Corporations for income tax purposes. Therefore, any income, loss and tax credits are reportable by the shareholders on their individual income tax returns. In 1995, the owners drew approximately $335,000 to pay estimated taxes on the earnings from these entities, with an additional $70,000 drawn in January 1996. Certain states in which the Companies do business do not recognize the "S" Corporation status or they impose minimum taxes. State income taxes are more of a license cost. They are included in administrative expenses in the accompanying combined statement of income. DTS reports to the Internal Revenue Service using the cash basis of accounting.

     Employee benefit plan
     ---------------------

        The Companies maintain 401(k) plans and Section 125 cafeteria plans for the benefit of their employees. Employees elect to withhold specified amounts from their wages to contribute to the plans. The Companies have a fiduciary responsibility with respect to the plans.

     Estimated health self-insurance claims
     --------------------------------------

        The Companies maintain a self-insurance plan for those employees who elect to participate. Under this plan, the Company is responsible for paying claims up to $40,000 annually per individual. The financial statements include an estimate for claims to be paid under this policy. See the accompanying supplementary schedule of Combined Cost of Revenue for the cost of healthcare benefits.

        There are provisions for reinsurance in the plan. Amounts for claims greater than $40,000 annually per individual are fully insured.

     Revenue
     -------

        Revenues are earned based upon negotiated contracts with large corporate customers. The negotiated wages are charged to the customers based on an employee's salary or the hours worked and the labor category that the employee holds. Revenue is recognized when earned, and billings are submitted weekly to encompass the proceeding week's income producing employee payroll.

(2)    NOTES RECEIVABLE:

       Notes receivable - related parties consists of the following:

                                                                       1995       1994
                                                                     ---------  ---------
       Note receivable - shareholder, is an informal, unsecured
       agreement due on demand with interest at 8%                    $  6,830   $ 57,604

       Note receivable - shareholder, is an informal, unsecured
       agreement due on demand with interest at 8%                     213,737     81,705

       Accrued interest on the above                                    16,547      8,741
                                                                      --------   --------
       Total shown as a current asset                                 $237,114   $148,050
                                                                      ========   ========

       Note receivable - shareholder, is an unsecured note
       which requires monthly interest only payments at prime
       plus 1.5% through 2005 when all principal and interest
       is due; 1995 and 1994 include $16,000 in accrued
       interest receivable                                            $216,000   $216,000
                                                                      ========   ========

       Note receivable - employee consists of the following:

                                                                        1995       1994
                                                                      --------   --------
       Promissory note from one employee; payable weekly
       with interest at 8%; note matures in July 1999; Upon
       termination, the note is immediately due and payable.          $  7,374   $  9,222

       Promissory note from one employee; payable weekly
       with interest at 9.5%; note matures in June 2000; secured
       by automobile.                                                   10,895         --
                                                                      --------   --------
       Less current portion                                             18,269      9,222
                                                                         9,440      1,810
                                                                      --------   --------
                                                                      $  8,829   $  7,412
                                                                      ========   ========

(3)    NOTE PAYABLE - BANK:

          Note payable - bank, consists of a revolving line of credit agreement which provides for borrowings up to the lesser of $4,000,000 or 80% of acceptable receivables as defined, payable in full May 1, 1996 with interest at prime plus .5%. The interest rate as of December 31, 1995 was 8.75%. The note is collateralized by accounts receivable, property and fixtures, and inventory, and is personally guaranteed by the shareholders. The line of credit agreement contains certain restrictive covenants regarding the financial position of the Companies. The Companies were in compliance with respect to the restrictive covenants as of December 31, 1995 and 1994.

(4)    NOTES PAYABLE - OTHER:

       Notes payable - other consists of the following:

                                                                        1995       1994
                                                                      --------   --------
       Unsecured note payable to an individual, due on demand
       with interest payable monthly at prime plus 1.5%.              $     --   $  3,346

       Unsecured note payable to an individual, due on demand
       with interest payable monthly at prime plus 1.5%.                    --     56,477
                                                                      --------   --------
                                                                      $     --   $ 59,823
                                                                      ========   ========

          A new agreement was entered at the end of 1995 with the party of the first note mentioned above. The note is due on demand with interest payable monthly at 11%. The balance on December 31, 1995 was $38,183.

(5)    LONG-TERM DEBT:

                                                                        1995       1994
                                                                      --------   --------
       6.75% notes payable to Toyota Motor Credit Corp;
       aggregate monthly payments of $5,854, including
       interest; original amount of $190,285 beginning in
       January 1994; matures in January 1997; secured by
       vehicles.                                                      $  6,657   $136,163

       Less current portion                                              6,657     62,978
                                                                      --------   --------

                                                                      $     --   $ 73,185
                                                                      ========   ========

          Eleven 1994 Toyota trucks were purchased in 1994 and were leased individually to a large customer for $550 per month. In 1995, ten of the vehicles were sold and the notes were paid off. The remaining note was paid off in January 1996.

(6)    COMMITMENTS:

          As of December 31, 1995, the Companies have the following commitments for operating facilities, which are accounted for as operating leases:

                                                                                        Approximate
                                                                  Expiration            base monthly
                                                                   of lease                 rent
                                                        ----------------------     -----------------
       Plainview, New York                                      Month-to-month         $       1,000
       Tempe, Arizona                                           January, 2000                  4,380
       Albuquerque, New Mexico                                  October, 1996                  1,185
       Stamford, Connecticut                                    Month-to-month                   145
       Greenville, S. Carolina                                  June, 1996                       419
       Kennewick, Washington                                    October, 1996                    705
       St. Louis, Missouri                                      December, 1996                   554
       Carlsbad, New Mexico                                     December, 1996                   450


          The Companies are responsible for property taxes, insurance and maintenance on certain leases.

          The Companies currently lease their office facilities in Tempe, Arizona from one of the shareholders. The lease contains a five-year renewal option. The rent on this office totalled $54,932 in 1995, $47,938 in 1994 and $42,864 in 1993.

          The following is a schedule by years of approximate future minimum rental payments on operating leases. The leases in New York, Connecticut, and Arizona are included through 2000:


                       Year ended
                      December 31,
                      ------------

                          1996                $ 99,762
                          1997                  66,300
                          1998                  66,300
                          1999                  66,300
                          2000                  66,300
                                              --------
                                              $364,962
                                              ========

          Total rent expense was $98,822 for the year ended December 31, 1995, $94,653 for 1994 and $89,059 for 1993.

(7)    COMMON STOCK AND CONTRIBUTIONS TO CAPITAL:

       Common stock consists of the following:

                                                                        1995       1994
                                                                      --------   --------
       Common stock, RRA, no par;
          authorized 200 shares;
          issued and outstanding 100 shares                           $19,558    $19,588

       Common stock, DTS, $.01 par;
          authorized 100 shares;
          issued and outstanding 100 shares                                 1          1

       Common stock, PSST, $.01 par;
          authorized 100 shares;
          issued and outstanding 100 shares (see below)                     1          1
                                                                      -------    -------
                                                                      $19,560    $19,560
                                                                      =======    =======

          A contribution to capital for $85,000 was made for the year ended December 31, 1993 as part of "S" Corporation tax planning.

          Contributions to capital for the year ended December 31, 1994 were used in part as equity for the new corporation (PSST) and totaled $49,999. An additional $12,600 was contributed to capital at the owner's discretion.

          In July 1995, PSST redeemed Ray Rashkin's fifty shares upon his resignation as president of the corporation. The shares were retired by the corporation at fifty-percent of the net equity of the corporation as of June 30, 1995.

          This transaction had the effect of lowering the issued and outstanding shares to fifty. Paid in capital of PSST was reduced by $25,000. Ray Rashkin used the proceeds from the redemption as additional paid in capital of RRA, Inc.

(8)    MONEY PURCHASE PENSION PLAN:

          On June 1, 1993, the Company adopted a pension plan that contributes 10% to covered employees. This covered initially the Phoenix based administrative group. In December, 1993, the plan was amended to include employees at Lawrence Livermore National Laboratory effective January 1, 1994. In 1995, the administrative group was removed from the plan on January 1, and employees at Los Alamos were included as of May 1. The accrual as of December 31, 1995 and 1994 was $720,000 and $285,287, respectively. Expense for 1995, 1994 and 1993 was $911,339, $269,913, and
       $9,089, respectively.

(9)    SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

          For purposes of the Statement of Cash Flows, management considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

       Bank overdrafts are included as a financing activity because of their direct relation to line of credit funding.

             Cash paid during the years ended December 31, 1995, and 1994 and 1993 was as follows:

                                                                1995       1994       1993
                                                               --------   --------  --------
       Interest                                                $176,854   $ 98,437  $137,683
                                                               ========   ========  ========

       Noncash investing and financing activities
       ------------------------------------------

          During 1994, the Washington and Texas offices were closed. Assets with a book value of $2,067 were written off.

          A financing arrangement for the purchase of trucks was entered in 1994. Assets were capitalized and loans were obtained totalling $190,285 in connection with this transaction.

          Common stock and paid in capital for PSST were made in 1994 through adjustments to retained earnings and notes receivable from related parties. In relation to this, the redemption of stock in 1995 for $25,000 was an adjustment to paid in capital and notes receivable (see note 7).

          In 1995, a truck owned by the company was purchased by an employee for a note for $12,000. A truck was purchased by a shareholder as a note receivable for $6829.

(10)   LITIGATION, CLAIMS, AND ASSESSMENTS:

          DTS complied with a client request to place a former client employee on the DTS payroll for the purpose of providing payrolling services. The individual was involved in an accident during his employment which resulted in the death of the individual, reported injuries to another individual, and damage to the client's property. A claim has been made against DTS on the theory that the company is vicariously liable for the individual's alleged negligence in the accident.

          The injured individual has filed a personal injury lawsuit against DTS and the client. A recent settlement demand was made for $1.2 million. In addition, the client has informally requested that DTS settle with it for the property damage that they approximate to be $1.58 million.

          DTS will vigorously defend the current lawsuit and any other legal action that is taken against it in relation to this occurrence.

          Due to the facts described above, the amount of possible loss to DTS cannot be reasonably estimated, although it is possible that a loss may occur as a result of this legal action. Any potential loss has not been recorded on the accompanying financial statements.

                 RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                    AND PROJECT STAFFING SUPPORT TEAM, INC.

                            COMBINED COST OF REVENUE

             For the Years Ended December 31, 1995, 1994, and 1993

                                        1995          1994          1993
                                    ------------  ------------  ------------
Salaries                             $38,288,202   $28,451,365   $18,864,072

Payroll Taxes                          3,335,931     2,493,840     1,642,875

Per Diem                               1,524,415       714,387       878,097

Healthcare Benefits                    1,173,836       986,378       348,047

Other                                     57,894       199,329       197,129

Subcontractors                                --        19,975         2,275

Vacation and Holiday Pay               2,276,145     2,231,270     1,216,704

Workman's Compensation Insurance         262,697       234,903       154,883

Pension Plan                             911,339       269,913         9,089
                                     -----------   -----------   -----------

                                     $47,830,459   $35,601,360   $23,313,171
                                     ===========   ===========   ===========

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                    AND PROJECT STAFFING SUPPORT TEAM, INC.

                  COMBINED GENERAL AND ADMINISTRATIVE EXPENSES

             For the Years Ended December 31, 1995, 1994, and 1993

                                    1995         1994         1993
                                 -----------  -----------  -----------
Salaries:
Officers                          $  462,217   $  326,333   $  179,148
Office                               897,526      619,640      468,159

Payroll Taxes                         97,141       72,113       54,095

Accounting                            23,221       10,850       26,991

Advertising                           85,984       37,844       19,738

Business Developments                 66,241        5,587        6,608

Commissions                           85,279       42,150       27,763

Depreciation and Amortization        114,743      133,454       57,819

Insurance                            129,973      105,860       65,248

Legal Fees                            82,644       89,082       45,291

Licenses and Fees                     12,873        3,150        5,182

Miscellaneous                         59,997      124,164       57,037

Office Expense                       165,433      117,798       73,279

Outside Services                     159,348      147,220       81,054

Property Taxes                        11,221        2,430        1,855

Rent                                 104,968       96,010       89,059

Repairs and Maintenance               25,242        9,821        9,321

Telephone                            104,230       90,802       82,997

Travel and Subsistence               287,473      237,242      124,032

Utilities                             15,786       15,844       13,081
                                  ----------   ----------   ----------

                                  $2,991,540   $2,287,394   $1,487,757
                                  ==========   ==========   ==========

                                FORCE FIVE, INC.

                                   --------

                              FINANCIAL STATEMENTS
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS

                 FOR THE SEVEN-MONTH PERIOD ENDED JULY 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1995

[LETTERHEAD OF COOPERS & LYBRAND]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Force Five, Inc.:

We have audited the accompanying balance sheets of Force Five, Inc. as of July 31, 1996 and December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the seven-month period ended July 31, 1996 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Force Five, Inc. as of July 31, 1996 and December 31, 1995, and the results of its operations and its cash flows for the seven-month period ended July 31, 1996 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                   /s/ Coopers & Lybrand L.L.P.

Dallas, Texas
October 23, 1996

                                FORCE FIVE, INC.

                                 BALANCE SHEETS

                                                             JULY 31,   DECEMBER 31,
                                                               1996         1995
                        ASSETS                              ----------  ------------
Current assets:
  Cash and cash equivalents................................ $   38,809   $      400
  Trade accounts receivable (net of allowance for doubtful
   accounts of
   $44,630 at July 31, 1996)...............................    966,760      988,326
  Advances receivable from employees.......................     23,359       26,487
  Prepaid expenses and other assets........................     27,947        4,120
                                                            ----------   ----------
    Total current assets...................................  1,056,875    1,019,333
Property and equipment, net................................     91,559       52,406
Deferred income taxes......................................      7,478        3,354
Other assets...............................................        387          387
                                                            ----------   ----------
    Total assets........................................... $1,156,299   $1,075,480
                                                            ==========   ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable................................... $   34,127   $   32,526
  Accrued liabilities......................................    380,850      362,322
  Deferred income taxes....................................    126,796      171,925
  Line of credit...........................................    400,000      100,000
  Note payable.............................................                  92,130
                                                            ----------   ----------
    Total current liabilities..............................    941,773      758,903
                                                            ----------   ----------
Stockholders' equity:
  Common stock, 100,000 shares authorized, 10,000 shares,
   $1.00 par value.........................................     10,000       10,000
  Retained earnings........................................    241,526      343,577
  Treasury stock, at cost..................................    (37,000)     (37,000)
                                                            ----------   ----------
    Total stockholders' equity.............................    214,526      316,577
                                                            ----------   ----------
      Total liabilities and stockholders' equity........... $1,156,299   $1,075,480
                                                            ==========   ==========


    The accompanying notes are an integral part of the financial statements.

                                FORCE FIVE, INC.

                            STATEMENTS OF OPERATIONS

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 31, 1996
                   AND FOR THE YEAR ENDED DECEMBER 31, 1995

                                                       JULY 31,    DECEMBER 31,
                                                         1996          1995
                                                      -----------  ------------
Sales................................................ $ 4,598,183  $ 7,066,900
                                                      -----------  -----------
Direct costs and expenses:
  Cost of sales......................................  (3,454,072)  (5,287,437)
  General and administrative expenses................  (1,288,273)  (1,391,784)
                                                      -----------  -----------
    Total direct costs and expenses..................  (4,742,345)  (6,679,221)
                                                      -----------  -----------
                                                         (144,162)     387,679
Other income.........................................                   36,000
Interest expense.....................................      (7,142)     (47,627)
                                                      -----------  -----------
Income (loss) before provision for income taxes......    (151,304)     376,052
Income tax benefit (provision).......................      49,253     (120,092)
                                                      -----------  -----------
    Net income (loss)................................ $  (102,051) $   255,960
                                                      ===========  ===========




    The accompanying notes are an integral part of the financial statements.

                                FORCE FIVE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 31, 1996
                   AND FOR THE YEAR ENDED DECEMBER 31, 1995

                           COMMON STOCK  RETAINED      TREASURY
                          -------------- ---------  ----------------  ---------
                          SHARES AMOUNT  EARNINGS   SHARES   AMOUNT     TOTAL
                          ------ ------- ---------  ------  --------  ---------
Balance at January 1,
 1995...................  10,000 $10,000 $  87,617                    $  97,617
Net income..............                   255,960                      255,960
Purchase of common stock
 for treasury...........                            (1,000) $(37,000)   (37,000)
                          ------ ------- ---------  ------  --------  ---------
Balance at December 31,
 1995...................  10,000  10,000   343,577  (1,000)  (37,000)   316,577
Net loss................                  (102,051)                    (102,051)
                          ------ ------- ---------  ------  --------  ---------
Balance at July 31,
 1996...................  10,000 $10,000 $ 241,526  (1,000) $(37,000) $ 214,526
                          ====== ======= =========  ======  ========  =========





    The accompanying notes are an integral part of the financial statements.

                                FORCE FIVE, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE SEVEN-MONTH PERIOD ENDED JULY 31, 1996
                   AND FOR THE YEAR ENDED DECEMBER 31, 1995

                                                        JULY 31,   DECEMBER 31,
                                                          1996         1995
                                                        ---------  ------------
Cash flows from operating activities:
  Net income (loss).................................... $(102,051)  $ 255,960
  Adjustments to reconcile net income (loss) to cash
   flows provided by operating activities:
    Provision for bad debt.............................    44,630
    Depreciation.......................................    13,978      18,593
    Gain on sale of intangible assets..................               (36,000)
    Deferred income taxes..............................   (49,253)    120,092
    Changes in operating assets and liabilities:
      Increase in trade accounts receivable............   (23,064)   (423,297)
      Decrease (increase) in advances receivable from
       employees.......................................     3,128     (17,400)
      Increase in prepaid expenses and other assets....   (23,827)     (3,162)
      Increase in trade accounts payable...............     1,601      23,002
      Increase in accrued liabilities..................    18,528     221,053
                                                        ---------   ---------
        Net cash (used in) provided by operating
         activities....................................  (116,330)    158,841
                                                        ---------   ---------
Cash flows from investing activities:
  Purchase of property and equipment...................   (53,131)    (55,769)
                                                        ---------   ---------
        Net cash used in investing activities..........   (53,131)    (55,769)
                                                        ---------   ---------
Cash flows from financing activities:
  Payments on line of credit, net......................               (75,000)
  Proceeds from new line of credit, net................   300,000     100,000
  Proceeds from note payable...........................               100,000
  Payments on note payable.............................   (92,130)     (7,870)
  Payments on loans from directors and their
   associates..........................................              (262,583)
  Purchase of treasury stock...........................                (1,000)
                                                        ---------   ---------
        Net cash provided by (used in) financing
         activities....................................   207,870    (146,453)
                                                        ---------   ---------
Net increase (decrease) in cash and cash equivalents...    38,409     (43,381)
Cash and cash equivalents, beginning of period.........       400      43,781
                                                        ---------   ---------
Cash and cash equivalents, end of period............... $  38,809   $     400
                                                        =========   =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest........................................... $   7,142   $  63,593
    Taxes.............................................. $  17,000         --

    The accompanying notes are an integral part of the financial statements.

                               FORCE FIVE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

  Force Five, Inc., a Texas corporation, provides contract data processing services to the information technology industry primarily in Arkansas, California and Texas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  REVENUE RECOGNITION: Revenue for providing staffing services is recognized at the time such services are rendered.

  CASH AND CASH EQUIVALENTS: Cash and cash equivalents include highly liquid, short-term investments with an original maturity date of three months or less.

  Trade accounts payable includes a book overdraft of $2,863 as of December 31, 1995.

  TRADE ACCOUNTS RECEIVABLE: Trade accounts receivable consist of those amounts due to the Company for staffing services rendered to various customers.

  PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized. The cost of assets sold or retired and the related amount of accumulated depreciation are eliminated from the accounts in the year of disposal, with any profit or loss included in income.

  Depreciation and amortization of assets are provided using the straight-line method over the estimated useful life of the asset.

  INCOME TAXES: The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when necessary to reduce deferred tax assets to their expected realizable value.

  USE OF ESTIMATES: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT:

  Property and equipment are summarized as follows:

                                                  LIFE OF  JULY 31, DECEMBER 31,
                                                 EQUIPMENT   1996       1995
                                                 --------- -------- ------------
  Office equipment..............................  4 years  $ 61,245   $41,694
  Furniture and fixtures........................ 10 years    14,566    10,071
  Automobiles...................................  4 years    53,085    24,000
                                                           --------   -------
                                                            128,896    75,765
  Less accumulated depreciation.................             37,337    23,359
                                                           --------   -------
                                                           $ 91,559   $52,406
                                                           ========   =======

                               FORCE FIVE, INC.

4. INCOME TAXES:

  The difference between the statutory federal income tax rate and the effective income tax rate is reconciled as follows:

                                                       PERCENTAGE OF EARNINGS
                                                        BEFORE INCOME TAXES
                                                     --------------------------
                                                      SEVEN-MONTH   YEAR ENDED
                                                     PERIOD ENDED  DECEMBER 31,
                                                     JULY 31, 1996     1995
                                                     ------------- ------------
  Statutory federal tax rate........................     (34.0)        34.0
  Nontaxable gain on sale of intangible assets......                   (3.4)
  Nondeductible expenses and life insurance
   premiums.........................................       1.5          1.3
                                                         -----         ----
                                                         (32.5)        31.9
                                                         =====         ====

  Temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liabilities and deferred tax assets at July 31, 1996 and December 31, 1995 and their approximate tax effects are as follows:

                                           1996                    1995
                                  -----------------------  ----------------------
                                   TEMPORARY      TAX      TEMPORARY      TAX
                                  DIFFERENCE   DIFFERENCE  DIFFERENCE  DIFFERENCE
                                  -----------  ----------  ----------  ----------
Property and equipment........... $    21,994  $   7,478   $   9,866   $   3,354
Accrued other....................     403,338    137,135     388,202     131,988
Net operating loss...............     190,495     64,768      94,459      32,117
Provision for bad debt...........      44,630     15,174
                                  -----------  ---------   ---------   ---------
    Total deferred tax asset..... $   660,457    224,555   $ 492,527     167,459
                                  ===========  ---------   =========   ---------
Trade accounts receivable........ $(1,011,390)  (343,873)  $(988,326)   (336,030)
                                  -----------  ---------   ---------   ---------
    Total deferred tax liability. $(1,011,390)  (343,873)  $(988,326)   (336,030)
                                  ===========  ---------   =========   ---------
      Net deferred tax liability.              $(119,318)              $(168,571)
                                               =========               =========

  At July 31, 1996 and December 31, 1995, the Company had a federal income tax loss carryforward of approximately $190,000 and $94,000, respectively, available to be applied against future taxable income, if any, expiring principally in 2008 - 2010. Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs.

                               FORCE FIVE, INC.

5. CONCENTRATION OF CREDIT RISK:

  The Company's trade accounts receivable as of July 31, 1996 and December 31, 1995 consist primarily of amounts due from major companies requiring the use of Information Technology contract consultants. As a result, the collectibility is spread across various industries and is not dependent on any particular industry sector. At July 31, 1996 and December 31, 1995, the Company had six and five customers, respectively, with trade accounts receivable balances that aggregated 50% and 60%, respectively, of the Company's total accounts receivable. Percentages of total revenues from significant customers for the seven-month period ended July 31, 1996 and the year ended December 31, 1995 are summarized as follows:

                                                           JULY 31, DECEMBER 31,
                                                             1996       1995
                                                           -------- ------------
  Customer 1..............................................   13.8%      20.0%
  Customer 2..............................................   10.4%      17.3%
  Customer 3..............................................    7.1%       7.7%

  In August 1996, a customer of the Company filed for Chapter 11 bankruptcy protection. The Company has recorded a reserve which management believes is adequate to reduce the pre-petition receivables to their net realizable amount.

  The Company maintains cash in bank accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believe they are not exposed to any significant credit risk on their cash balances. The Company believes it mitigates such risk by investing its cash through major financial institutions.

6. ACCRUED EXPENSES:

  Accrued expenses consist of the following:

                                                           JULY 31, DECEMBER 31,
                                                             1996       1995
                                                           -------- ------------
  Payroll and payroll expenses............................ $ 10,035   $125,000
  Bonuses, primarily to related parties...................  313,683    227,879
  Other...................................................   57,132      9,443
                                                           --------   --------
                                                           $380,850   $362,322
                                                           ========   ========

7. COMMITMENTS AND CONTINGENCIES:

  At December 31, 1995, future maximum annual rental commitments under noncancelable operating leases are as follows:

                                                                         AMOUNT
                                                                        --------
  1996................................................................. $ 75,752
  1997.................................................................   75,746
  1998.................................................................   90,912
  1999.................................................................    6,235
  2000.................................................................    6,235
  Thereafter...........................................................    1,559
                                                                        --------
                                                                        $256,439
                                                                        ========

  Total rent expense for the seven-month period ended July 31, 1996 and the year ended December 31, 1995 was $47,233 and $73,769, respectively.

                               FORCE FIVE, INC.

8. DEBT:

  Effective June 30, 1995, the Company entered into a credit agreement with a bank that provides a revolving line of credit and a note payable. The credit agreement is collateralized by substantially all of the Company's assets and is personally guaranteed by the two stockholders.

  As of July 31, 1996 and December 31, 1995, the revolving line of credit allowed borrowings up to $500,000 and $300,000, respectively. The Company does not pay a commitment fee on the unused portion. The line of credit bears interest on the outstanding balance at the bank's prime rate plus 1.5% (9.75% and 10% at July 31, 1996 and December 31, 1995, respectively). The commitment expired and the outstanding balance was paid in full in August 1996.

  The note payable bears interest at 10.5% and was paid in full in 1996.

  The fair value of the credit agreement approximates the carrying amount.

  During 1995, the Company paid in full a revolving line of credit with a bank that had an outstanding balance of $75,000 at the beginning of the year.

9. SUBSEQUENT EVENT:

  Effective July 31, 1996, Comforce Information Technologies, Inc. acquired all of the issued and outstanding common stock of the Company for a purchase price of $2,000,000, with a three-year contingent payout based on the future earnings of the Company. The value of the payout will not exceed $2,000,000.

10. RELATED PARTY TRANSACTIONS:

  During 1995, the Company paid in full loans to directors of the Company and their associates that had an outstanding balance of $262,583 at the beginning of the year. The Company paid $53,546 of interest related to these loans during the year.

  Bonuses of $304,350 and $190,000 accrued at July 31, 1996 and December 31, 1995, respectively, are payable to officers/stockholders of the Company.

  Effective June 1, 1995, the Company acquired 1,000 shares of its common stock for treasury for a purchase price of $1,000 and the assignment of certain contracts to the selling stockholder. The Company recorded this transaction at fair value and recognized a gain of $36,000, which is included in other income for the year ended December 31, 1995.

[COOPERS & LYBRAND LOGO]


                         AZATAR COMPUTER SYSTEMS, INC.

                                   --------

                              FINANCIAL STATEMENTS

                FOR THE NINE-MONTH PERIOD ENDED AUGUST 31, 1996
                    AND FOR THE YEAR ENDED NOVEMBER 30, 1995

[LETTERHEAD OF COOPERS & LYBRAND]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Azatar Computer Systems, Inc.

We have audited the accompanying balance sheets of Azatar Computer Systems, Inc. as of August 31, 1996 and November 30, 1995, and the related statements of operations and retained earnings, and cash flows for the nine-month period ended August 31, 1996 and for the year ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Azatar Computer Systems, Inc. as of August 31, 1996 and November 30, 1995, and the results of its operations and its cash flows for the nine-month period ended August 31, 1996 and for the year ended November 30, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand LLP

Rochester, New York
November 6, 1996

                         AZATAR COMPUTER SYSTEMS, INC.

                                 BALANCE SHEETS

                     AUGUST 31, 1996 AND NOVEMBER 30, 1995

                                                         AUGUST 31, NOVEMBER 30,
                                                            1996        1995
                                                         ---------- ------------
                         ASSETS
Current assets:
  Cash.................................................. $  738,837  $  880,100
  Accounts receivable...................................  1,501,948   1,166,339
  Due from related party................................    321,941     369,205
  Prepaid expenses......................................      8,399      16,520
                                                         ----------  ----------
                                                          2,571,125   2,432,164
Equipment and leasehold improvements, net...............    232,653     215,038
Other assets............................................     31,856      33,841
                                                         ----------  ----------
                                                         $2,835,634  $2,681,043
                                                         ==========  ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................... $   34,788  $    8,424
  Accrued payroll and payroll taxes.....................    118,993     178,067
  Other accrued expenses................................     22,771      39,021
  Due to related party..................................                 24,000
  Accrued federal and state income taxes................    601,263     755,867
  Interest payable......................................    112,000      83,000
                                                         ----------  ----------
    Total current liabilities...........................    889,815   1,088,379
                                                         ----------  ----------
Stockholder's equity:
  Common stock, No par value, 200 Shares authorized
   and 100 Shares issued and outstanding................        500         500
  Retained earnings.....................................  1,945,319   1,592,164
                                                         ----------  ----------
    Total stockholder's equity..........................  1,945,819   1,592,664
                                                         ----------  ----------
                                                         $2,835,634  $2,681,043
                                                         ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                         AZATAR COMPUTER SYSTEMS, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

               FOR THE NINE-MONTH PERIOD ENDED AUGUST 31, 1996
                   AND FOR THE YEAR ENDED NOVEMBER 30, 1995

                                                        AUGUST 31,  NOVEMBER 30,
                                                           1996         1995
                                                        ----------  ------------
Revenue:
  Contract Income...................................... $5,562,451   $6,833,671
  Placement Income.....................................    218,703      237,804
                                                        ----------   ----------
    Total revenue......................................  5,781,154    7,071,475
                                                        ----------   ----------
Direct costs and expenses:
  Employee payroll and benefits........................  3,954,973    4,947,219
  Outside services.....................................    663,633      631,237
  General and administrative...........................    556,141      569,933
  Depreciation and amortization........................     24,537       28,229
                                                        ----------   ----------
    Total direct costs and expenses....................  5,199,284    6,176,618
                                                        ----------   ----------
                                                           581,870      894,857
                                                        ----------   ----------
Other income (expense).................................     10,216       (3,732)
Interest income........................................     44,150       48,246
Interest expense.......................................    (29,098)     (40,504)
                                                        ----------   ----------
Income before provision for income taxes...............    607,138      898,867
                                                        ----------   ----------
Income tax provision...................................    253,983      363,251
                                                        ----------   ----------
  Net Income...........................................    353,155      535,616
Retained earnings--beginning of period.................  1,592,164    1,056,548
                                                        ----------   ----------
Retained earnings--end of period....................... $1,945,319   $1,592,164
                                                        ==========   ==========



    The accompanying notes are an integral part of the financial statements.

                         AZATAR COMPUTER SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

               FOR THE NINE-MONTH PERIOD ENDED AUGUST 31, 1996
                   AND FOR THE YEAR ENDED NOVEMBER 30, 1995

                                                        AUGUST 31, NOVEMBER 30,
                                                           1996        1995
                                                        ---------- ------------
Reconciliation of net income to net cash provided by
 (used in) operating activities:
  Net income..........................................   $353,155    $535,616
                                                         --------    --------
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization.....................     24,537      28,229
    Increase in accounts receivable...................   (335,609)   (330,305)
    Decrease (increase) in prepaid expenses...........      8,121     (10,276)
    Decrease (increase) in other assets...............      1,985      (5,002)
    Increase in accounts payable......................     26,364         339
    Increase (decrease) in accrued payroll and payroll
     taxes............................................    (59,074)     59,319
    Increase (decrease) in other accrued expenses.....    (16,250)      6,747
    Increase (decrease) in due to related party.......    (24,000)     24,000
    Increase (decrease) in federal and state income
     taxes............................................   (154,604)    323,738
    Increase in interest payable......................     29,000      38,000
                                                         --------    --------
      Total adjustments...............................   (499,530)    134,789
                                                         --------    --------
        Net cash provided by (used in) operating
       activities.....................................   (146,375)    670,405
                                                         --------    --------
Cash flows provided by (used in) investing activities:
  Capital expenditures................................    (42,152)    (35,468)
  Net receipts (advances) on related party loans......     47,264     (23,233)
                                                         --------    --------
        Net cash provided by (used in) investing
       activities.....................................      5,112     (58,701)
                                                         --------    --------
Cash flows used in financing activities:
  Repayment of line-of-credit.........................               (150,000)
                                                         --------    --------
        Net cash used in financing activities.........               (150,000)
                                                         --------    --------
Net increase (decrease) in cash.......................   (141,263)    461,704
Cash--beginning of period.............................    880,100     418,396
                                                         --------    --------
Cash--end of period...................................   $738,837    $880,100
                                                         ========    ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for taxes.................   $350,600    $ 31,500
                                                         ========    ========


    The accompanying notes are an integral part of the financial statements.

                         AZATAR COMPUTER SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

    FOR THE NINE-MONTH PERIOD ENDED AUGUST 31, 1996 AND FOR THE YEAR ENDED
                               NOVEMBER 30, 1995
1. DESCRIPTION OF BUSINESS

  Azatar Computer Systems, Inc. (Azatar) provides computer programming services, programmers/operators and analysts, to businesses primarily located in Central/Western New York State. The employees are provided on a temporary or semi-permanent basis. Azatar maintains offices in Rochester and Syracuse, New York.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REVENUE RECOGNITION: Revenue for providing programming services is recognized at the time such services are rendered.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred. Expenses for betterments and major renewals are capitalized.

  Depreciation and amortization of assets are provided using the straight-line method over the estimated useful life of the asset.

  RESTATEMENT: The financial statements as of November 30, 1996 and December 1, 1994, have been restated to reflect the Federal and State income taxes and certain other items applicable to those time periods.

  RECLASSIFICATION: Certain amounts in the financial statements have been reclassified to conform to the presentation format for the nine-months ended August 31, 1996.

  INCOME TAXES: Azatar recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when necessary to reduce tax assets to their expected realizable value. At August 31, 1996 and November 30, 1995, there were deferred tax assets of approximately $4,700 and $6,600, respectively, included in other assets.

  USE OF ESTIMATES: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                              LIFE OF   AUGUST 31, NOVEMBER 30,
                                             EQUIPMENT     1996        1995
                                            ----------- ---------- ------------
  Furniture and fixtures...................     7 years  $199,980    $190,505
  Equipment................................     5 years   126,440     115,405
  Vehicles.................................     5 years    34,411      34,411
  Leasehold improvements................... 31-39 years   190,045     168,403
                                            -----------  --------    --------
                                                          550,876     508,724
  Less: Accumulated depreciation and
   amortization............................               318,223     293,686
                                                         --------    --------
                                                         $232,653    $215,038
                                                         ========    ========

                         AZATAR COMPUTER SYSTEMS, INC.

3. PROPERTY AND EQUIPMENT--CONTINUED

   Depreciation and amortization charged to operations amounted to $24,537 and $28,229 for the nine-months ended August 31, 1996 and for the year ended November 30, 1995, respectively.

4. CONCENTRATION OF CREDIT RISK

   Azatar's trade accounts receivable as of August 31, 1996 and November 30, 1995, consist primarily of amounts due from major companies requiring the use of information technology contract consultants. As a result, the collectibility is spread across various industries and is not dependent on any particular industry sector. At August 31, 1996 and November 30, 1995, Azatar had five customers with trade accounts receivable balances that aggregated 59% and 65%, respectively, of Azatar's total accounts receivable.

   Percentages of total revenues from significant customers for the nine-month period ended August 31, 1996 and the year ended November 30, 1995 are summarized as follows:

                                                         AUGUST 31, NOVEMBER 30,
                                                            1996        1995
                                                         ---------- ------------
   Customer 1............................................   24.5%       10.5%
   Customer 2............................................   22.1%       11.4%
   Customer 3............................................   15.8%        8.0%
   Customer 4............................................     .2%       20.1%

   Azatar maintains cash in bank accounts which at times may exceed federally insured limits. Azatar has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on their cash balances. Azatar believes it mitigates such risk by investing its cash through major financial institutions.

5. COMMITMENTS

   At November 30, 1995, future maximum annual rental commitments for real property under noncancelable leases, certain of which are with a related party, for each of the years ended November 30, are as follows:

                                                           RELATED PARTY  OTHER
                                                           ------------- -------
   1996....................................................   $112,940    $17,512
   1997....................................................     85,440     12,624
   1998....................................................     85,440
   1999....................................................     85,440
   2000....................................................     85,440
   Thereafter..............................................     71,200

   Total rent expense for the nine-month period ended August 31, 1996 and the year ended November 30, 1995 was approximately $99,400 and $132,200, respectively, which included approximately $86,500 and $115,400 of payments to a related party for the respective time periods.

6. INCOME TAXES

   Income tax expense for the nine months ended August 31, 1996 and the year ended November 30, 1995, is comprised of the following:

                         AZATAR COMPUTER SYSTEMS, INC.

3. INCOME TAXES--CONTINUED

                                                         AUGUST 31, NOVEMBER 30,
                                                            1996        1995
                                                         ---------- ------------
   Federal...............................................  $189,984    $268,715
   State.................................................    63,999      94,536
                                                           --------    --------
                                                           $253,983    $363,251
                                                           ========    ========

   The provision for income taxes differs from the amount computed using the United States Federal Income tax rate as follows:

                                                         AUGUST 31, NOVEMBER 30,
                                                            1996        1995
                                                         ---------- ------------
   Expected tax at United States income tax rates........  $206,427    $305,615
   State income tax effect...............................    47,556      57,636
                                                           --------    --------
     Total provision for taxes...........................  $253,983    $363,251
                                                           ========    ========

7. RELATED PARTY TRANSACTIONS

   Azatar purchases computer equipment and computer programming services from a related party. Equipment purchases from the related party totaled $9,575 and $7,769, for the nine-month period ended August 31, 1996 and the year ended November 30, 1995, respectively.

   Computer programming services purchased from a related party were $92,650 and $81,000 for the nine-month period ended August 31, 1996 and for the year ended November 30, 1995, respectively.

   Azatar held various loans due from related parties that totaled $321,941 and $369,205 at August 31, 1996 and November 30, 1995, respectively. The loans were at interest rates ranging from 6% to 9% and were repaid during November 1996.

8. EMPLOYEE BENEFIT PLAN

   Azatar maintains a retirement plan under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to six percent of their earnings. Azatar will match employees' contributions at a rate of twenty percent of the employee contribution. For the nine-month period ended August 31, 1996 and the year ended November 30, 1995, Azatar made contributions to the plan of $20,745 and $22,227, respectively.

9. SUBSEQUENT EVENTS

   Effective November 3, 1996, Azatar merged into a subsidiary of Comforce Corporation.

                   CONTINENTAL FIELD SERVICE CORPORATION AND

                            PROGRESSIVE TELECOM INC.

                         COMBINED FINANCIAL STATEMENTS

               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996

                    AND FOR THE YEAR ENDED DECEMBER 31, 1995

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Continental Field Service Corporation and Progressive Telecom Inc.:


We have audited the accompanying combined balance sheets of Continental Field Service Corporation and Progressive Telecom Inc. (the "Companies") as of September 30, 1996 and December 31, 1995, and the related combined statements of income, changes in shareholders' equity, and cash flows for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Continental Field Service Corporation Inc. and Progressive Telecom Inc. as of September 30, 1996 and December 31, 1995, and the results of their operations and their cash flows for the nine month period ended September 30, 1996 and year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                  /s/ Coopers & Lybrand L.L.P.

Melville, New York
November 8, 1996.

CONTINENTAL FIELD SERVICE CORPORATION AND
PROGRESSIVE TELECOM INC.
COMBINED BALANCE SHEETS
September 30, 1996 and December 31, 1995

                                                                          SEPTEMBER 30,              DECEMBER 31,
                                 ASSETS:                                      1996                       1995
Current assets:
     Cash                                                                 $     476,312              $    308,265
     Accounts receivable trade                                                1,610,524                 1,851,364
     Prepaid expenses                                                            59,748                    51,821
     Employee advances                                                                                     45,190
     Other current assets                                                         3,243                     2,909
                                                                          -------------              ------------
              Total current assets                                            2,149,827                 2,259,549

     Fixed assets, net                                                           63,051                    61,624
     Mortgage receivable                                                        330,724                   338,690
     Other assets                                                                39,380                    38,838
                                                                          -------------              ------------
              Total assets                                                $   2,582,982              $  2,698,701
                                                                          =============              ============


                  LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
     Accounts payable                                                     $     116,236              $     86,438
     Accrued payroll                                                            143,168                   179,157
     Accrued expenses                                                           171,394                   213,798
     Note payable - related party                                                12,571                    67,571
                                                                          -------------              ------------
              Total current liabilities                                         443,369                   546,964
                                                                          -------------              ------------

Commitments

Shareholders' equity:
     Common stock (Note 7)                                                       36,700                    36,700
     Retained earnings                                                        2,169,334                 2,181,458
     Treasury stock (Note 7)                                                    (66,421)                  (66,421)
                                                                          -------------              ------------
              Total shareholders' equity                                      2,139,613                 2,151,737
                                                                          -------------              ------------

              Total liabilities and shareholders' equity                  $   2,582,982              $  2,698,701
                                                                          =============              ============

The accompanying notes are an integral part of the financial statements.

CONTINENTAL FIELD SERVICE CORPORATION AND
PROGRESSIVE TELECOM INC
COMBINED STATEMENTS OF INCOME
for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995

                                                                           SEPTEMBER 30,              DECEMBER 31,
                                                                               1996                      1995
Net sales                                                                  $   7,377,404              $  9,850,454

Costs and expenses:
  Cost of goods sold                                                           6,258,808                 8,215,923
  General and administrative expenses                                            802,395                 1,125,855
  Depreciation                                                                    13,011                    39,035
                                                                           -------------              ------------
                                                                               7,074,214                 9,380,813
                                                                           -------------              ------------

Other income (expense):
  Interest income                                                                 22,868                    29,544
  Interest expense                                                                (5,242)                  (60,339)
  Settlements                                                                                               50,000
  Other                                                                                                      1,487
                                                                           -------------              ------------
          Total other income                                                      17,626                    20,692
                                                                           -------------              ------------

          Net income                                                       $     320,816              $    490,333
                                                                           =============              ============

The accompanying notes are an integral part of the financial statements.

CONTINENTAL FIELD SERVICE CORPORATION AND
PROGRESSIVE TELECOM INC.
COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995

                                       COMMON         TREASURY               RETAINED
                                        STOCK           STOCK                EARNINGS              TOTAL
Balance, December 31, 1994          $    36,700     $      (66,421)      $     1,859,252      $   1,829,531

Distributions to shareholders                                                   (168,127)          (168,127)

Net income                                                                       490,333            490,333
                                    -----------     --------------       ---------------      -------------

Balance, December 31, 1995               36,700            (66,421)            2,181,458          2,151,737
                                    -----------------------------------------------------------------------

Distributions to shareholders                                                   (332,940)          (332,940)

Net income for the period
 January 1, 1996
     through September 30, 1996                                                  320,816            320,816
                                    -----------     --------------       ---------------      -------------

Balance, September 30, 1996         $    36,700     $      (66,421)      $     2,169,334      $   2,139,613
                                    ===========     ==============       ===============      =============

The accompanying notes are an integral part of the financial statements.

CONTINENTAL FIELD SERVICE CORPORATION AND
PROGRESSIVE TELECOM INC.
COMBINED STATEMENTS OF CASH FLOWS
for the nine-month period ended September 30, 1996 and for the year ended December 31, 1995

                                                                          SEPTEMBER 30,         DECEMBER 31,
                                                                              1996                 1995
Cash flows from operating activities:
  Net income                                                          $        320,816      $        490,333
  Adjustments to reconcile net income to net cash
    provided from operating activities:
      Depreciation                                                              13,011                39,034
      Decrease in cash surrender value                                                                 8,202
      Changes in operating assets and liabilities:
         Decrease (increase) in accounts receivable                            240,840               (95,509)
         Decrease (increase) in other receivables                               44,856               (20,033)
         (Decrease) increase in prepaid expenses                                (7,927)               72,755
         Increase (decrease) in accounts payable                                29,798                45,818
         (Decrease) increase in accrued payroll                                (35,989)               42,143
         Increase in other long-term assets                                       (542)                 (441)
         (Decrease) increase in accrued expenses                               (42,404)               34,749
         Gain on sale of fixed assets                                                                 (2,300)
                                                                      ----------------      ----------------
           Net cash provided by operating activities                           562,459               614,751
                                                                      ----------------      ----------------


Cash flows from investing activities:
  Capital expenditures                                                         (14,438)              (21,604)
  Decrease in mortgage receivable                                                7,966                 7,318
  Related party notes payable                                                  (55,000)             (161,864)
                                                                      ----------------      ----------------
           Net cash used in investing activities                               (61,472)             (176,150)
                                                                      ----------------      ----------------

Cash flows from financing activities:
  Net payments under line of credit agreements                                                       (70,000)
  Distributions to shareholders                                               (332,940)             (168,127)
                                                                      ----------------      ----------------
           Net cash used in financing activities                              (332,940)             (238,127)
                                                                      ----------------      ----------------

           Net increase in cash                                                168,047               200,474

Cash, beginning of period                                                      308,265               107,791
                                                                      ----------------      ----------------

Cash, ending of period                                                $        476,312      $        308,265
                                                                      ================      ================

  Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                          $         28,561      $         26,301
                                                                      ================      ================
    Taxes                                                             $          8,879      $         12,718
                                                                      ================      ================

The accompanying notes are an integral part of the financial statements.

CONTINENTAL FIELD SERVICE CORPORATION AND
PROGRESSIVE TELECOM INC
NOTES TO COMBINED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

   BUSINESS ORGANIZATION

   Continental Field Service Corporation ("Continental") was incorporated in 1965 under the laws of the State of Delaware. Progressive Telecom ("Progressive") was incorporated in 1991 under the laws of the State of New York. The Companies are under common management and control. Ray Hill owns 55% and Michael Hill owns 45% of Continental. Beth Wilson Hill owns 100% of Progressive.

   PRINCIPLES OF COMBINATION

   These combined financial statements include the accounts of Continental and Progressive (the "Companies"). All significant intercompany transactions and balances have been eliminated in combination.

   NATURE OF BUSINESS

   The Companies are principally engaged in telecommunications engineering, right of way acquisition and field services. The corporate headquarters are located in Elmsford, New York, with additional business being conducted throughout the United States.

   CASH AND CASH EQUIVALENTS

   The Company considers investments with a maturity of three months or less when purchased to be cash equivalents.

   The Company has cash in financial institutions which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 each. At various times throughout the year, the Company may have cash in financial institutions which exceeds the FDIC insurance limit.

   REVENUE RECOGNITION

   Revenue for providing staffing services is recognized at the time such services are rendered.

   ACCOUNTS RECEIVABLE AND UNBILLED ACCOUNTS RECEIVABLE

   Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. Accrued revenue consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet date. Unbilled revenue at September 30, 1996 and December 31, 1995, respectively, was $254,860 and $111,766.

   PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. Depreciation is provided primarily on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to income as incurred and betterments that extend the useful life are capitalized. Upon retirement or sale, the cost and accumulated depreciation are eliminated from the respective accounts, and the gain or loss, if any, is included in income.

   If events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived asset, an impairment loss is recognized. To date, no impairment losses have been recognized.

   ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to the realizability of accounts receivable. Actual results could differ from those estimates.

   INCOME TAXES

   The Companies have elected under applicable sections of the Internal Revenue Code to be treated as "S" corporations for income tax purposes. Therefore, any income, loss and tax credits are reportable by the shareholders on their individual income tax returns.

   EMPLOYEE BENEFIT PLAN

   The Companies maintains a 401(k) plan for the benefit of their employees. Employees elect to withhold specified amounts from their wages to contribute to the plans. The Companies have a fiduciary responsibility with respect to the plans.


2. MORTGAGE RECEIVABLE:

   On June 1, 1994, Continental sold its office building located at 37 East Main Street, Elmsford, New York to Atlantic Enterprise for $350,000. The mortgage is payable by Atlantic in monthly installments of $3,037 (including interest at 8.5%) through June 3, 1999. The note is collateralized by the building.


3. LINE OF CREDIT:

   The Companies have a revolving line of credit agreement which provides for borrowings up to $1,000,000 at September 30, 1996 and $750,000 at December 31, 1995, with interest at prime plus

   1/4% per annum. The interest rate as of September 30, 1996 and December 31, 1995 was 8.50%. The line is collateralized by a blanket lien on the Companies' assets and a personal guaranty of an officer and principal stockholder of the Company. At September 30, 1996 and December 31, 1995, there were no outstanding balances due. In addition, the Company was contingently liable at September 30, 1996 for $995,031 under a standby letter of credit under this agreement ($300,031 at December 31, 1995).


4. NOTE PAYABLE - RELATED PARTY:

   Notes payable-related party, consists of the following:

                                                                     SEPT. 30,     DEC. 31,
                                                                       1996          1995
   Uncollateralized note payable to an individual, due on demand
    with interest payable monthly at 5%                             $             $  35,000
                                                                    n
                                                                    p
   Uncollateralized note payable to an individual, due on demand
    with interest payable monthly at 8%                                 12,571       32,571
                                                                    -----------------------
                                                                    $   12,571    $  67,571
                                                                    =======================

5. PROPERTY AND EQUIPMENT:

   Property and equipment consists of the following:



                                        LIFE OF     SEPT. 30,     DEC. 31,
                                       EQUIPMENT      1996          1995
   Equipment                               5      $  128,032   $   116,756
   Transportation Equipment                5          90,403        90,403
   Furniture and fixtures                  7          20,488        17,326
                                                  ------------------------
                                                  $  238,923   $   224,485
   Less: accumulated depreciation                   (175,872)     (162,861)
                                                  ------------------------
                                                  $   63,051   $    61,624
                                                  ========================

6. COMMITMENTS:

   As of December 31, 1995, the Companies have lease commitments for operating facilities, which are accounted for as operating leases. The Companies are responsible for property taxes, insurance and maintenance on certain leases.

   Future maximum annual rental commitments for real property under non-cancelable leases are as follows:

    PERIOD ENDED
    DECEMBER 31,
       1996             $  46,304
       1997                12,416
       1998                     -
       1999                     -
       2000                     -
                        ---------
                        $  58,720
                        =========

   Total rent expense was $36,367 for the period ended September 30, 1996 and $69,146 as of December 31, 1995.


7. COMMON STOCK:

   Common stock consists of the following:

    Common stock, Continental, no par; authorized 30,000 shares;
      issued and outstanding 10,000 shares                          $  33,700

    Common stock, Progressive, no par; authorized 200 shares;
      issued and outstanding 200 shares                                 3,000

                                                                    ---------
                                                                    $  36,700
                                                                    =========
    Treasury stock, Continental, 11,985 shares at
      September 30, 1996 and December 31, 1995                      $  66,421
                                                                    =========

8. PENSION PLAN:

   On January 1, 1995, the Company adopted a pension plan that allows participants to contribute up to 15% of their pretax salary. Expense for the period ended September 30, 1996 and December 31, 1995 was $2,746 and $1,810, respectively.


9. SUBSEQUENT EVENT:

   On November 8, 1996, COMFORCE Telecom Inc., purchased substantially all of the assets of Continental Field Services Corporation and its affiliate, Progressive Telecom, Inc., for a price of $4.425 million in cash, 36,800 shares of the Company's common stock valued at $575,000, and contingent payments payable over three years in an aggregate amount not to exceed $1.2 million.

10. CONCENTRATION OF CREDIT RISK

    The companies trade accounts receivable as of September 30, 1996 and December 31, 1995, consist primarily of amounts due from major companies requiring the use of information technology contract consultants. At September 30, 1996 and December 31, 1995, the companies had four customers with trade accounts receivable balances that aggregated 29% and 35%, respectively, of the companies total accounts receivable.

    Percentages of total revenues from significant customers for the nine-month period ended September 30, 1996 and the year ended December 31, 1995, are summarized as follows:

                SEPTEMBER 30,   DECEMBER 31,
                     1996           1995

    Customer 1        25%            23%
    Customer 2        22%            19%
    Customer 3        18%            21%

11. COMMITMENTS:

    The Company is involved in outstanding litigation which management believes will not result in a material adverse effect on the financial position of the Company.

                           RHO COMPANY INCORPORATED

                                  -----------

                             FINANCIAL STATEMENTS
                AS OF SEPTEMBER 30, 1996 AND DECEMBER 31, 1995
                        TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


  The Board of Directors and Shareholders of
  Rho Company Incorporated:

     We have audited the accompanying balance sheets of Rho Company Incorporated (a Washington Corporation) as of December 31, 1995 and September 30, 1996, and the related statements of income and changes in shareholders' deficit and cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rho Company Incorporated as of December 31, 1995 and September 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

  /s/ Arthur Andersen LLP

  Seattle, Washington,
   October 29, 1996

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Rho Company Incorporated
Redmond, Washington

We have audited the accompanying statements of income and cash flows of Rho Company Incorporated for the year ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated March 2, 1995 we expressed an opinion that the 1994 financial statements did not fairly present financial position, results of operations, and cash flows in conformity with generally accepted accounting principles resulting from a departure from such principles because the company excluded its obligation for deferred compensation from liabilities in the balance sheet. The Company terminated its obligation for deferred compensation liability effective with restated employment agreements dated January 1, 1996. Accordingly, a liability for deferred compensation is no longer appropriate at December 31, 1994.

In addition, as described in Note 9, the Company has changed its method of accounting for accruing vacation earned but unpaid to its permanent employees and the portion of bonuses accrued but unpaid to its contract employees. The Company has restated its 1994 financial statements to reflect the adjustment for the correction of this error to conform with generally accepted accounting principles. Certain items in the balance sheet as of December 31, 1994 have also been reclassified to conform to the presentation used at December 31, 1995. Accordingly, our present opinion on the 1994 financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion, the statements of income and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Rho Company Incorporated for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                               /s/ Benson & McLaughlin, P.S.
                                               Seattle, Washington
March 2, 1995, except for Note 9 and termination of the deferred compensation agreement, as to which the date is October 25, 1996.

                            RHO COMPANY INCORPORATED

                                 BALANCE SHEETS
                                 --------------
                         (Dollar amounts in thousands)

                                          September 30,    December 31,
                 ASSETS                        1996            1995
                 ------                   --------------   -------------

CURRENT ASSETS:
   Cash                                         $    69         $   412
   Restricted cash                                  394             705
   Accounts receivable, less allowance
    for doubtful                                  8,362           8,725
      accounts of $180 and $200
   Prepaid expenses                                 377             167
                                          --------------   -------------
          Total current assets                    9,202          10,009
                                          --------------   -------------
   Furniture and equipment, less
    accumulated                                     640             513
      depreciation of $949 and $1,065

OTHER ASSETS
   Goodwill and organization costs,
    less accumulated                                 13              38
      amortization of $36 and $12
   Deposits and other                                51              94
                                          --------------   -------------
                                                $ 9,906         $10,654
                                          ==============   =============

     LIABILITIES AND SHAREHOLDERS' DEFICIT
     -------------------------------------

CURRENT LIABILITIES:
   Note payable - bank                          $ 5,664         $ 6,253
   Current portion of long-term debt                395             130
   Accounts payable                                 168             329
   Wages payable                                  1,224             844
   Payroll taxes and withholdings                   866           1,167
    payable
   Accrued interest                                 114             147
   Accrued vacations, bonuses and other             553             605
                                          --------------   -------------
          Total current liabilities               8,984           9,475
                                          --------------   -------------

LONG TERM DEBT                                    9,360           9,956
                                          --------------   -------------

SHAREHOLDERS' DEFICIT:
   Common stock; $1.00 par value;
    authorized 1,000,000
      and 500,000 shares,                            50              50
       respectively, issued and
       outstanding
      50,000 shares
   Other capital                                  2,180               -
   Deferred stock option charge                  (1,983)              -
   Retained deficit                              (8,685)         (8,827)
                                          --------------   -------------
          Total shareholders' deficit            (8,438)         (8,777)
                                          --------------   -------------
                                                $ 9,906         $10,654
                                          ==============   =============

                See accompanying notes to financial statements.

                           RHO COMPANY INCORPORATED

                               INCOME STATEMENTS
                               -----------------
                         (Dollar amounts in thousands)

                                         Nine Months Ended              Year Ended
                                           September 30,               December 31,
                                   ------------------------      ---------------------
                                       1996      1995              1995    1994
                                       ----      ----              ----    ----
                                              (unaudited)
REVENUES                              $63,556    $62,833          $83,631   $76,170
COST OF OPERATIONS                     56,656     56,481           74,978    69,157
                                      -------    -------          -------   -------
     Gross profit                       6,900      6,352            8,653     7,013
GENERAL AND ADMINISTRATIVE EXPENSES     5,547      4,643            6,510     5,266
                                      -------    -------          -------   -------
     Income from operations             1,353      1,709            2,143     1,747
OTHER EXPENSES:
   Stock option expense                   197          -                -         -
   Interest expense, net                  984      1,249            1,643     1,435
                                      -------    -------          -------   -------
     Total other expenses               1,181      1,249            1,643     1,435
                                      -------    -------          -------   -------
     Net income                       $   172    $   460          $   500   $   312
                                      =======    =======          =======   =======


                See accompanying notes to financial statements.

                           RHO COMPANY INCORPORATED

                STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
                ----------------------------------------------
                         (Dollar amounts in thousands)

                                                      Deferred
                                                        Stock                   Total
                                     Common   Other    Option    Retained   Shareholders'
                                     Stock   Capital   Charge     Deficit      Deficit
                                     ------  -------  ---------  ---------  --------------
BALANCE, December 31, 1994              $50   $    -         -    ($9,222)        ($9,172)
                                                                                      500
   Net income                             -        -         -        500
   Dividends paid                         -        -         -       (105)           (105)
                                        ---  -------  --------   --------         -------

BALANCE, December 31, 1995               50        -         -     (8,827)         (8,777)

   Net income                             -        -         -        172             172
   Dividends paid                         -        -         -        (30)            (30)
   Stock option granted                   -    2,180    (2,180)         -               -
   Amortization of deferred stock
      option charge                       -        -       197          -             197
                                        ---  -------  --------   --------         -------

BALANCE, September 30, 1996             $50   $2,180   ($1,983)  ($8,685)         ($8,438)
                                        ===  =======  ========   ========         ========




                See accompanying notes to financial statements.

                           RHO COMPANY INCORPORATED

                            STATEMENTS OF CASH FLOWS
                            ------------------------
                         (Dollar amounts in thousands)

                                               Nine Months Ended                  Year Ended
                                                 September 30,                    December 31,
                                          -----------------------------    -----------------------
                                           1996             1995             1995       1994
                                          -------    ------------------    -------- -------------
OPERATING ACTIVITIES:                                   (unaudited)
   Net income                             $  172               $   460     $   500       $   312
   Depreciation                              201                   175         223           196
   Amortization of intangible assets          25                     3           4             4
   Loss on retirement of furniture and         -                     -          17             -
      equipment
   Deferred income taxes                       -                     -           -           (37)
   Stock option expense                      197                     -           -             -
   Net change in operating assets and
       liabilities -
          Accounts receivable and other      403                (2,086)     (1,778)       (1,559)
          Prepaid expenses                  (210)                 (283)        (70)          214
          Accounts payable                  (161)                   13         200            60
          Wages payable                      380                   285           9           139
          Payroll taxes and withholdings    (301)                  494         296            72
             payable
          Accrued interest                   (33)                    3          15            40
          Accrued vacations, bonuses and     (52)                   96         110           (56)
             other                        ------               -------     -------       -------

           Cash flows from operating         621                  (840)       (474)         (615)
             activities                   ------               -------     -------       -------

INVESTING ACTIVITIES:
   Purchase of furniture and equipment      (328)                 (303)       (334)         (136)
   (Increase) decrease in other assets         3                   (19)        (24)           (8)
                                          ------               -------     -------       -------
          Cash flows from investing         (325)                 (322)       (358)         (144)
             activities                   ------               -------     -------       -------

FINANCING ACTIVITIES:
   Increase (decrease) in bank              (589)                  424       1,302         1,482
       borrowings
   Borrowings of long-term debt                -                   168         168           114
   Repayments of long-term debt             (331)                 (162)       (266)         (270)
   Dividends paid                            (30)                 (105)       (105)            -
                                          ------               -------     -------       -------
          Cash flows from financing         (950)                  325       1,099         1,326
             activities                   ------               -------     -------       -------

   Increase (decrease) in cash              (654)                 (837)        267           567
CASH, beginning of period                  1,117                   850         850           283
                                          ------               -------     -------       -------
CASH, end of period                       $  463               $    13     $ 1,117       $   850
                                          ======               =======     =======       =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
      Cash paid during the year for -
          Interest                        $1,017               $ 1,246     $ 1,628       $ 1,395
          Income taxes                        43                     6           8             8

                See accompanying notes to financial statements.

                           RHO COMPANY INCORPORATED

                         Notes to Financial Statements
                         -----------------------------

                         (Dollar amounts in thousands)


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Description of Business
     The Company markets the services of temporary technical and clerical people to various industries located primarily in the states of Washington and California.

Prepaid Expenses

     At September 30, 1996, prepaid expenses includes $177 related to prepaid payroll taxes. The Company recognizes payroll tax expenses based on an estimated annual effective rate, in accordance with interim reporting rules.

Furniture and Equipment

     Furniture and equipment are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line and accelerated methods over expected useful lives of three to seven years.

Income Taxes
     The Company has elected S-corporation status for reporting taxable income. Any income or loss from the corporation is reportable on the personal returns of the stockholders.

Use of Estimate

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and those differences could be significant.

Interim financial statements

     The interim financial statements included herein for the nine months ended September 30, 1995 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such financial statements have been included.

Reclassifications
     Certain reclassifications have been made to the prior year statements to conform to the current year format.


NOTE 2:  RESTRICTED CASH
------------------------

       Collections of accounts receivable are deposited in a restricted collateral account used for repayment of advances under the Company's bank line of credit. The balance in the collateral account at December 31, 1995 and September 30, 1996 was $705 and $394, respectively, shown as restricted cash in the accompanying balance sheets. The remaining cash balance is unrestricted.


NOTE 3:  NOTE PAYABLE - BANK
----------------------------

       The Company has available a line of credit for up to $7.5 million in borrowings, bearing interest at the bank's prime rate plus .875% (9.125% at September 30, 1996), collateralized by accounts receivable. The line of credit is limited to 75% of eligible accounts receivable and requires collections to be deposited in a restricted collateral account. The outstanding balance on the line of credit was $5,664 at September 30, 1996. The loan agreement contains various covenants, including minimum levels of working capital and net worth. The loan agreement expires June 15, 1997. Although there can be no assurances, the Company anticipates it will be able to renew its line of credit. If it were not able to renew the line of credit or obtain other acceptable financing, it then could have adverse consequences, including possible cessation of operations.

NOTE 4:  LONG-TERM DEBT
-----------------------

                  Long-term debt consists of the following:

                                                             Sept. 30,    Dec. 31,
                                                                1996        1995
                                                             ---------   ---------
                   Subordinated notes payable to former
                   stockholder in monthly installments
                   equal to 55% of average monthly net
                   income, as defined, or $50, whichever
                   is greater, with total minimum
                   payments of $195 per quarter,
                   including interest at 6.6% (10.5%
                   prior to January 1, 1996),
                   collateralized by a stock pledge
                   agreement with the shareholders of Rho
                   Company Incorporated...................      6,617       6,882

                   Subordinated note payable to former
                   stockholder, 9.875%, collateralized by
                   accounts receivable, subordinate to
                   the bank line of credit.  Due on
                   demand, but the noteholder has agreed
                   not to call the note before October 1,
                   1997...................................      1,548       1,548

                   Subordinated note payable to
                   stockholder, 9.875%, collateralized by
                   accounts receivable, subordinate to
                   the bank line of credit.  Due on
                   demand, but the noteholder has agreed
                   not to call the note before October 1,
                   1997...................................      1,369       1,369

                   Subordinated note payable to
                   stockholder, 9.875%, collateralized by
                   accounts receivable, subordinate to
                   the bank line of credit.  Due on
                   demand, but the noteholder has agreed
                   not to call the note before October 1,
                   1997...................................        178         178

                   Other..................................         43        109
                                                               ------     -------
                                                                9,755      10,086
                   Less:  Current portion.................       (395)      (130)
                                                               ------     -------
                                                               $9,360     $ 9,956
                                                               ======     =======

     All of the note payable agreements are with related parties. Total interest expense related to these notes was $987, $1,038 and $563 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996.

     Effective as of January 1, 1996, the Company's 10.5% subordinated notes were modified to provide for a new interest rate of 6.6% and for accelerated payments based on net income. The noteholder was granted an option to purchase up to 25% of the Company's common stock (after giving effect to the exercise of the option) at a price based on a formula. The noteholder has the right to use the interest calculated using the difference between the old interest rate and the new lower interest rate as a credit toward the option price. The Company has valued the option using the fair value method. The option was valued at $2,180 based on the net present value of the forgone interest payments under the modified note agreement. This amount is being amortized using the effective interest method over the life of the note payable.

               Debt maturities on these notes are as follows:

               Year ending December 31,
               1996 (Three months).......  $   89
               1997......................   3,492
               1998......................     383
               1999......................     409
               2000......................     436
               2001......................     466
               Thereafter................   4,480
                                           ------
                                           $9,755
                                           ======

NOTE 5:  LEASE COMMITMENTS
--------------------------

The Company leases office and storage space and equipment under noncancelable operating leases. Future minimum rentals are as follows:

               Year ending December 31,
               1996 (Three months).......  $  163
               1997......................     600
               1998......................     558
               1999......................     389
               2000......................     337
               2001......................      99
                                           ------
                                           $2,146
                                           ======

     Rental expense under operating leases totaled $316, $457 and $488 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively.


NOTE 6:  COMMITMENTS
--------------------

       The Company has covenant not-to-compete agreements with the former stockholders of an acquired/merged company. Payments under the agreements are the greater of: (a) $50 per year for five years; or (b) 8% of the gross margin (defined as gross billings minus temporary employee wages) generated by the merged company's clients.

     The minimum future payment under these covenant not-to-compete agreements is $50 for the year ending September 30, 1997.

     The Company expensed $236, $167 and $90 under these agreements for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996.


NOTE 7:  EMPLOYEE BENEFIT PLAN
------------------------------

       The Company has a qualified 401(k) profit sharing plan covering eligible employees. The plan provides for contributions by the Company without regard to current or accumulated earnings at the discretion of the Board of Directors.
The Company did not make any matching contributions to the plan for the years ended December 31, 1994 and 1995. Matching contributions totaling $35 were made during the nine months ended September 30, 1996.


NOTE 8:  MAJOR CUSTOMERS
------------------------

       During the nine months ended September 30, 1996, the Company had two customers with sales greater than 10% of the Company's revenues. Contracts with one customer in the software industry accounted for approximately $22,600, $29,000 and $19,900, of the Company's sales for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively. As of December 31, 1995 and September 30, 1996, this customer's accounts receivable balance was $1,540 and $1,048, respectively. Contracts with one customer in the aerospace industry accounted for approximately $7,600 of the Company's sales for the nine months ended September 30, 1996. As of September 30, 1996, this customer's accounts receivable balance was $1,722. Contracts with these two customers can be terminated at any time with 30 days' notice.


NOTE 9:  PRIOR PERIOD ADJUSTMENT
--------------------------------

       During 1995, the Company began accruing for vacations earned but unpaid to its permanent employees and the portion of bonuses earned but unpaid to its contract employees. The effect of this correction on the prior year financial statements was as follows:

               Net income, year ended December 31, 1994, as
                previously reported                                                $364
               Less:  Adjustment for correction of  error                          (52)
                                                                                   ----

               Net income, year ended December 31, 1994, as restated                312
                                                                                    ===

               Retained deficit, as previously reported for December 31, 1994  ($8,857)
               Less:  Adjustment for correction of error                          (365)
                                                                                  -----

               Retained deficit, as restated for December 31, 1994             ($9,222)
                                                                               ========

NOTE 10:  CONTINGENCIES
-----------------------

       The Company is the defendant in litigation with a previous insurer regarding a settlement paid by the insurer which the insurer alleges should be indemnified by the Company in the amount of approximately $1.6 million. The Company is vigorously defending the lawsuit and management, in consultation with legal counsel, believes it is more likely than not that the Company will prevail.


NOTE 11:  LETTER OF INTENT
--------------------------

       The Company has entered into a letter of intent whereby COMFORCE Corporation will acquire all of the outstanding stock of the Company. The letter of intent is subject to the execution of a definitive agreement.

================================================================================
          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ______________



                               TABLE OF CONTENTS

                                                              Page
                                                              ----

Prospectus Summary........................................

Risk Factors..............................................

Selected Unaudited Pro Forma
    Financial and Operating Data..........................

Management's Discussion and Analysis
    of Financial Condition and Results of Operations......

Business..................................................

Price Range of the Company's

    Common Stock..........................................

Dividend Policy...........................................

Description of the Company's Securities...................

Management................................................

Certain Transactions......................................

Discontinued Operations...................................

Principal Stockholders....................................

Selling Stockholders......................................

Plan of Distribution......................................

Legal Matters.............................................

Experts...................................................

Additional Information....................................

Index to Financial Statements.............................

                                 ______________



          UNTIL ________________, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================



                              ____________ SHARES



                                    COMFORCE

                                  CORPORATION



                                  COMMON STOCK



                              ____________________



                                   PROSPECTUS



                                     , 1997

                              ____________________



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The expenses estimated to be incurred (other than the fees of the Commission which are actual) in connection with the offering, all of which are payable by the Registrant, are as follows:


                  Description                       Amount
--------------------------------------------     ------------
                   SEC Registration Fee          $   48,900

                   Printing Costs                   112,000 *

                   Legal Fees                       111,000 *

                   Accounting Fees                  191,000 *

                   Blue Sky Fees and Expenses        20,000 *

                   Miscellaneous                      2,100
                                                   ---------

                   Total                           $485,000 *
                                                   =========
                   -------------

                   * Estimate

      ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               The Registrant's Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

               Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

               The Company has no present intention of entering into separate indemnification agreements with its current directors, officers, or employees but may do so in the future. It may also enter into contracts with anyone else it is permitted to indemnify under Delaware law, but has no present intention of doing so.

               The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

               There have been no sales of unregistered securities by the Company within the past three years, except as follows. Unless specifically noted otherwise, the securities were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4(2) of the Act. The factors that assured the availability of that exemption for each such transaction included the sophistication of the offerees and of the purchasers, their access to material information, the disclosures actually made to them by the Company and the absence of any general solicitation or advertising. Kwiatt, Silverman & Ruben, Ltd. previously advised the Company as to the availability of exemptions in certain cases.

               1. On December 28, 1993, 5,532 shares of the common stock of the Company were issued to Ross Llewelyn, Inc. in consideration of its discharge of $32,500 owed by the Company to it.

               2. The Company granted (i) to Nitsua, Ltd., a corporation wholly-owned by Austin A. Iodice, then the Chairman, President and Chief Executive Officer of the Company, an option to purchase 370,419 shares of the Company's common stock, and (ii) to Anthony Giglio, then a consultant to the Company, an option to purchase 185,209 shares of the Company's Common Stock, in each case at an exercise price of $1.125 per share, pursuant to written agreements with Messrs. Iodice and Giglio dated March 1993 whereby they agreed to provide management services to the Company when it was engaged in its discontinued jewelry business and known as The Lori Corporation. The options were delivered in February 1994 following the approval of the Company's Long-Term Incentive Plan by its stockholders in December 1993. Current management maintains that these options have expired. Mr. Iodice and Mr. Giglio dispute this claim.


               3. The Company, when operating as The Lori Corporation, did not have sufficient funds available to repay $750,000 due to a bank lender on March 31, 1995. Accordingly, on March 31, 1995, Alex Verde, a director of the Company, entered into an assignment agreement with the bank lender to purchase this indebtedness for $750,000, and advanced an additional $100,000 to the Company. In this connection, Mr. Verde and the Company also entered into an agreement whereby he reduced this indebtedness to $850,000 in consideration of the Company's issuance to him of 150,000 shares of its common stock valued at $337,500 ($2.25 per share) based upon closing market value of the shares on March 30, 1995. This loan, which was originally due July 31, 1995 (subsequently extended to September 15, 1995), was repaid in February 1996 by ARTRA, which had assumed the obligation to repay the loan under the terms of the Assumption Agreement. As compensation for agreeing to extend the maturity date of the loan, Mr. Verde received an additional 50,000 shares of the Company's Common Stock.

               4. On June 7, 1995, the Company issued 11,765 shares of its Common Stock to each of Manufacturers Indemnity and Insurance Co. of America and Michael Targoff and 5,882 shares of its Common Stock to each of Boeckman Investments, Matthew A. Gohd and Dobbins Partners, L.P., and on October 11, 1995, the Comany issued 50,000 shares of its Common Stock to Howard Conant, in each case as additional consideration for such persons agreeing to extend short-term loans to the Company. On December 15, 1995, the Company issued an additional 11,765 shares of its Common Stock to Michael Targoff as consideration for extension of the due date of the loan.

               5. On October 17, 1995, the Company agreed to issue 500,000 shares of the Company's Common Stock as partial consideration for various fees and guarantees associated with its acquisition of all of the capital stock of COMFORCE Telecom. The 500,000 shares to be issued by the Company consisted of (i) 100,000 shares to be issued to an unrelated party for guaranteeing the payment of the purchase price to the seller, (ii) 100,000 shares to be issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the payment of the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 to be issued to two unrelated parties for professional services in connection with the acquisition, and (iv) 150,000 shares to be issued to

     Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the $6.4 million purchase price to the seller. In addition, the Company issued 100,000 shares of the Company's Common Stock to ARTRA in exchange for all of the Series C Preferred Stock of the Company then held by it (9,701 shares) in order to facilitate the COMFORCE Telecom acquisition.

               6. On June 29, 1995, the Company entered into the Letter Agreement with Messrs. Paterek, Ferrentino and Franco, as amended October 6, 1995. Pursuant thereto, in exchange for their agreement to direct the Company's entry into and development of the technical staffing business, the Company agreed to issue to the Designated Individuals, such number of shares of Common Stock equal to 35% of the total of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995 and to reserve for issuance to the Designated Individuals and other employees of the Company options or warrants to purchase 10% of the total of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995. See "Certain Transactions."

               In the aggregate, 3,888,084 shares of the Company's Common Stock were issued to the Designated Individuals in October 1995 and December 1996 in full satisfaction of the Company's obligations to issue its shares under the terms of the Letter Agreement.

               7. From July 1995 to October 1995, the Company issued to various creditors of the Company in consideration of extending credit to the Company or in payment of interest or fees due to such creditors under obligations of the Company (i) warrants to purchase 130,000 shares of the Company at exercise prices ranging from $2.00 to $2.062 per share and (ii) notes evidencing indebtedness aggregating $375,500 in original principal amount convertible into Common Stock of the Company based on a price of $2.00 per share.

               8. In October and November 1995, the Company sold 1,946,667 shares of its Common Stock in a private placement to certain accredited investors. The shares were offered in units consisting of one share of Common Stock and a detachable warrant to purchase one-half share of Common Stock (973,333 shares in the aggregate) for a selling price of $3.00 per unit. The gross proceeds from the offering were $5,840,000. The warrants have an exercise price of $3.375 per share and are exercisable for a period of five years from the date of grant commencing June 1, 1996 (except for certain warrants which were subsequently amended to provide for immediate exercise, as described in Item 9, below).

               9. In December 1995, the Company issued to Dobbins Partners 33,333 shares of Common Stock upon conversion of a portion of a $100,000 convertible note and interest accrued thereon at a price per share of $2.00.

               10. In December 1995, the Company issued to Manufacturer's Insurance and Indemnity Company of America 70,000 shares of Common Stock upon conversion of a portion of a $200,000 convertible note and interest accrued thereon at a price per share of $2.00.

               11. In April 1996, the Company amended the warrants held by MIICA and Norman F. Siegel, both unaffiliated stockholders, to purchase 285,000 shares and 16,667 shares, respectively, of the Company's Common Stock at exercise prices ranging from $2.125 to $3.375 per share to permit immediate exercise (in the case of warrants to purchase 241,667 shares not immediately exercisable) and to provide for the issuance of one supplemental warrant at an exercise price of $9.00 per share for each warrant exercised on or before April 12, 1996. Warrants to purchase all 301,667 shares were exercised in April 1996 for an aggregate exercise price of $943,000.

               12. In April and May 1996, the Company sold 8,871 shares of its Series E Convertible Preferred Stock in a private placement to certain accredited investors. Of the shares offered, 8,470 were sold for $550.00 per share and 401 shares were sold for $750.00. The gross proceeds of the offering were $4,959,250. As of October 28, 1996, each share of Series E Convertible Preferred Stock automatically converted into 100 shares of Common Stock.

               13. In May 1996, the Company sold 7,002 shares of its Series D Convertible Preferred Stock in a private placement to certain accredited investors. The shares were sold for $1000.00 per share. The gross proceeds of the offering were $7,002,000. Under certain circumstances, each share of Series D Convertible Preferred Stock is convertible into
     83.33 shares of Common Stock.

               14. In May 1996, the Company granted to Raphael Rashkin and Stanley Rashkin options to purchase 12,500 and 100,000 shares of the Company's Common Stock, in each case at an exercise price of $7.38, in connection with the purchase of RRA, Inc. and affiliates.

               15. In July 1996, the Company issued to Patrick Koo 50,000 shares of Common Stock upon conversion of a portion of a $200,000 convertible note at a price per share of $2.00.

               16. In July 1996, the Company issued to Robert Jones 37,500 shares of Common Stock upon conversion of a portion of a $150,000 convertible note at a price per share of $2.00.

               17. In July 1996, the Company issued to Clark Gunderson 25,000 shares of Common Stock upon conversion of a portion of a $100,000 convertible note at a price per share of $2.00.

               18. In July 1996, the Company issued to Kwiatt, Silverman & Ruben, Ltd. 20,100 shares of Common Stock upon conversion of a convertible note and interest accrued thereon in the amount of $40,200 at a price per share of $2.00.

               19. In July 1996, the Company issued to Michael L. Laundrie 25,000 shares of Common Stock upon conversion of a portion of a $100,000 convertible note at a price per share of $2.00.

               20. In October 1996, the Company issued 27,398 shares of the Company's Common Stock as part of the purchase price of Force Five, Inc.


               21. In October 1996, the Company issued 243,211 shares of the Company's Common Stock in conjunction with the acquisition of AZATAR Computer Services, Inc.

               22. In October 1996, the Company issued 36,800 shares of the Company's Common Stock as part of the purchase price of Continental Field Services Corporation.

               23. In October and November 1996, the Company sold 3,250 shares of its Series F Convertible Preferred Stock in a private placement to certain accredited investors. The shares were sold for $1000.00 per share. The gross proceeds of the offering were $3,250,000. Under certain circumstances, each share of Series F Convertible Preferred Stock is convertible into shares of Common Stock. See "Description of the Company's Securities -- Preferred Stock." In connection with the sale of the Series F Preferred Stock, the Company issued warrants to purchase 25,000 shares of Common Stock at an exercise price of $24.00 per share as a placement fee, which warrants expire in October 1998.

               24. In November 1996, the Company issued 111,111 shares of the Company's Common Stock upon exercise of a warrant at an exercise price of $9.00 per share. In addition, the Company issued a new warrant to purchase 111,111 shares of the Company's Common Stock at $13.25 per share as additional considation upon exercise of the warrant.

               25. Effective December 1996, the Company sold 460,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors in either cash or Common Stock, at the Company's option, equal to the amount, if any, by which $10.00 per share exceeds the average closing bid price for the five trading days prior to a specified payment date (not later than May 1, 1997).

               26. Effective December 1996, the Company sold 350,000 shares of its Common Stock, together with a related payment right, for $3.5 million. This payment right requires the Company to make a payment to the investors in either cash or Common Stock, at the Company's option, equal to the amount, if any, by which $12.05 per share exceeds the average closing bid price for the five trading days prior to a specified payment date (not later than May 1, 1997). In lieu of this amount, a payment of $2.05 per share will be payable if, inter alia, as of May 1, 1997, such average trading price is between $10.00 and $15.00 and the Company's daily trading volume does not meet specified levels.

               27. In connection with the private placement of Common Stock indicated in item 18 and item 19, the Company issued warrants to purchase 99,446 shares of Common Stock at $19 per share which expire on December 26, 1999. In addition, the Company paid a placement fee of 8,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock at $14.25 per share (market price) which expire on December 26, 1999.

     ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

     2.1 Stock Purchase Agreement dated September 11, 1995 among Spectrum Technologies, Inc., the Company, COMFORCE Corporation, ARTRA Group Incorporated, Peter R. Harvey, Marc L. Werner, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

     2.2 Purchase Agreement among COMFORCE Telecom, Inc., Williams Communications Services, Inc. and Bruce Anderson (included as an exhibit to the Company's Current Report on Form 8-K dated March 13, 1996 and incorporated herein by reference).

     2.3 Stock Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     2.4 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., DataTech Technical Services, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     2.5 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     2.6 Letter Agreement dated May 6, 1996 amending Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     2.7 Letter Agreement dated April 19, 1996 among CTS Acquisition Co. I, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc. and RRA, Inc. (included as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference).

     2.8 Agreement and Plan of Reorganization dated October 22, 1996 between AZATAR Computer Systems, Inc. and the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

     2.9 Asset Purchase Agreement dated October 25, 1996 by and among Continental Field Services Corporation, Michael Hill, Roy Hill and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

     2.10 Asset Purchase Agreement dated October 25, 1996 between Progressive Telecom, Inc., Beth Wilson Hill and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

     2.11 Amendment to Escrow Agreement and Purchase Agreements dated November 8, 1996 by and among Continental Field Service Corporation, Progressive Telecom, Inc., Michael Hill, Roy Hill, Beth Wilson Hill, McCarthy, Fingar, Donovan, Drazen & Smith, and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

     2.12 Subscription Agreement dated October 28, 1996 by and among RHO Company, Inc., J. Scott Erbe, COMFORCE Corporation and COMFORCE Technical Services, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

     2.13 Stock Sale and Termination Agreement dated October 28, 1996 by and between James R. Ratcliff and RHO Company, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

     2.14 Letter Agreement dated November 4, 1996 amending Stock Sale and Termination Agreement between RHO Company, Inc. and James R. Ratcliff. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

     3.1** Restated Certificate of Incorporation of the Company, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991.

     3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into the Company (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     3.3** Bylaws of the Company, as amended and restated effective as of May
           9, 1996.

     3.4 Designation of Rights and Preferences of Series D Preferred Stock (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     3.5 Designation of Rights and Preferences of Series E Preferred Stock (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     3.6* Designation of Rights and Preferences of Series F Preferred Stock.

     3.7* Designation of Rights and Preferences of Series G Preferred Stock.

     3.8 Certificate of Ownership (Merger) of AZATAR into the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

     5.1**Opinion of Doepken Keevican & Weiss.

     10.1 Management Agreement dated as of April 9, 1993 between the Company and Nitsua, Ltd. (a corporation wholly-owned by Austin Iodice, formerly Lori's Chairman and Chief Executive Officer) (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

     10.2 Letter Agreement dated June 29, 1995, among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

     10.3 Amendment dated October 6, 1995 of Letter Agreement dated June 29, 1995, among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.4 Employment Agreement dated December 9, 1995 between the Company and Michael Ferrentino (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.5 Employment Agreement dated December 9, 1995 between the Company and Christopher Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.6 Assumption Agreement dated October 17, 1995 between the Company and ARTRA GROUP Incorporated respecting ARTRA's assumption of substantially all of the Company's pre-existing liabilities (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.7 Loan Agreement between COMFORCE Telecom, Inc. and Chase Manhattan Bank (included as an exhibit to the Company's Current Report on Form 8-K dated March 13, 1996 and incorporated herein by reference).

     10.8 Asset Purchase Agreement dated as of April 11, 1996 among Lawrence Jewelry Corporation, ARTRA GROUP Incorporated, the Company and Hanover Advisors, Inc. respecting the disposition of the assets of the Company's Jewelry Business (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     11.1 Computation of earnings per share and equivalent share of Common Stock for the three years ended December 31, 1995 (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     11.2 Computation of earnings per share and equivalent share of Common Stock for the nine month period ended September 30, 1996 (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference).

     21.1 List of Subsidiaries (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     23.1  Consent of Doepken Keevican & Weiss.

     23.2  Consent of Coopers & Lybrand L.L.P.

     23.3  Consent of Alexander & Devoley, P.C.

     23.4  Consent of Arthur Andersen LLP

     23.5  Consent of Benson & McLaughlin, P.S.

     23.6  Consent of Coopers & Lybrand L.L.P.  (Ft. Meyers, Florida)

     23.7  Consent of Coopers & Lybrand L.L.P.  (Rochester, N.Y.)

     23.8  Consent of Coopers & Lybrand L.L.P.  (Dallas, Texas)

     24.1** Powers of Attorney (included on page II-7 of Amendment No. 1 to the
            Registration Statement).

     99.1**  Consent of Kwiatt, Silverman & Ruben, Ltd.
     ________________
     *       To be filed by amendment.
     **      Previously filed.

     (b) Financial Statement Schedules. Set forth below is a list of the Financial Statement Schedules included as a part of the Registration Statement. Schedules not listed have been omitted because they are not applicable or the required information has been included in the financial statements or notes thereto.

             II.  Valuation and Qualifying Accounts


     ITEM 17.  UNDERTAKINGS.

     (a) The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereupon duly authorized, in the City of Lake Success, State of New York, on February 14, 1997.

                                            COMFORCE Corporation
                                            (Registrant)

                                       By:  /s/  Michael Ferrentino
                                            ----------------------------------
                                            Michael Ferrentino,
                                            President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                        TITLE                   DATE
  -------------------           ---------------------      ---------------


/s/ Michael Ferrentino  *       President and
-------------------------
    Michael Ferrentino          Director                   February 14, 1997

/s/ Paul Grillo         *       Chief Financial Officer
-------------------------
    Paul Grillo                 (Principal Financial
                                Officer)                   February 14, 1997

/s/ Andrew Reiben       *       Principal Accounting
-------------------------
    Andrew Reiben               Officer and Corporate
                                Controller                 February 14, 1997

/s/ Christopher P. Franco       Executive Vice
-------------------------
    Christopher P. Franco       President and Secretary    February 14, 1997


/s/  Richard Barber     *       Director                   February 14, 1997
-------------------------
     Richard Barber

/s/ Keith Goldberg      *       Director                   February 14, 1997
-------------------------
    Keith Goldberg

/s/ Glen Miller         *       Director                   February 14, 1997
-------------------------
    Glen Miller


* By:  /s/ Christopher P. Franco
-------------------------------------
           Christopher P. Franco, as
               Attorney-in-Fact


                                      S-2